As filed with the Securities and Exchange Commission on November 25, 2015

Registration No. 333-206989

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ON

FORM S-4

CAMBRIDGE HOLDCO CORP.

(Exact Name of Each Registrant as Specified in its Charter)

Cayman Islands	3669	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

(561) 932-1600

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Benjamin Gordon, Interim Chief Executive Officer

Cambridge Holdco Corp.

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

(561) 932-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Brian L. Ross, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881

Robert J. Mittman, Esq.

Brad L. Shiffman, Esq.

Kathleen A. Cunningham, Esq.

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 885-5555

Telecopy: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination contemplated by the merger agreement described in the included proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares(3)	10,719,625	$10.04	$107,625,035	$12,506.03
Warrants(3)	8,557,125	$0.25	$2,139,281	$248.58
Ordinary Shares issuable on exercise of warrants(4)	8,557,125	$11.50	$98,406,938	$11,434.89
Ordinary Shares(5)	1,467,000	$10.10	$14,816,700	$1,492.04
Total			$222,987,954	$25,681.54(6)

(1)	All securities being registered will be issued by Cambridge Holdco Corp., a Cayman Islands exempted company (“Holdco”). In connection with the merger of Cambridge Capital Acquisition Corporation (“Cambridge”), a publicly-traded Delaware corporation, with and into Holdco and exchange of 100% of the ordinary shares of Ability Computer & Software Industries Ltd. (“Ability”) for ordinary shares of Holdco, including the right to receive certain net income shares, and cash as described in the proxy statement/prospectus forming a part of this registration statement, all of the outstanding common stock and warrants of Cambridge will be converted into ordinary shares and warrants of Holdco. As a result of the merger and related transactions, Holdco will become the public company, and the current security holders of Cambridge will become security holders of Holdco.
(2)	Based on the market prices on September 15, 2015 of the common stock and warrants of Cambridge (the company to which the Registrant will succeed after the merger and resultant redomestication to Cayman Islands described in this registration statement and enclosed proxy statement/prospectus).
(3)	Includes ordinary shares and warrants issuable in exchange for outstanding units of Cambridge, each such unit consisting of one share of common stock and one warrant. Also includes (i) 150,000 ordinary shares which will be issued upon exchange for outstanding unit purchase options of Cambridge which represent the right to acquire up to 420,000 shares of common stock and 420,000 warrants of Cambridge upon consummation of the business combination and (ii) 35,000 ordinary shares and 35,000 warrants which will be issued upon exchange of outstanding promissory notes of Cambridge which are anticipated to be converted upon consummation of the business combination into the securities of Holdco pursuant to the terms of such promissory notes.
(4)	Represents ordinary shares issuable upon exercise of Cambridge warrants, which entitles Cambridge warrantholders to purchase one share of Cambridge common stock at a price of $11.50 per share upon Cambridge’s successful completion of a business combination. Accordingly, each such warrant will automatically entitle the holder to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock upon consummation of the business combination.
(5)	Represents ordinary shares issuable to (i) Eyal Tzur as a portion of the consideration he will receive in exchange for his interest in Ability Security Systems Ltd. and (ii) Migdal Underwriting & Business Initiatives Ltd. as a portion of its fees in connection with the business combination, in each case upon the closing of the business combination and upon Ability achieving certain net income targets as set forth in the merger agreement and as described in the Registration Statement. These shares are shares that otherwise would be issuable to the Ability shareholders under the merger agreement described in this registration statement.
(6)	The filing fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2015

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

NOTICE OF SPECIAL MEETING IN LIEU OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER [●], 2015

TO THE STOCKHOLDERS OF CAMBRIDGE CAPITAL ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of annual meeting of stockholders of Cambridge Capital Acquisition Corporation (“Cambridge”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on December [●], 2015, at the offices of Graubard Miller, Cambridge’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of September 6, 2015, by and among Cambridge, Cambridge Holdco Corp., Cambridge’s wholly-owned subsidiary (“Holdco”), Ability Computer & Software Industries Ltd. (“Ability”) and the shareholders of Ability (the “Ability shareholders”), which, among other things, provides for (a) a merger of Cambridge with and into Holdco, with Holdco surviving the merger and becoming a new public company, and (b) the subsequent exchange of 100% of the outstanding ordinary shares of Ability by the Ability shareholders for ordinary shares of Holdco and cash, and to approve the business combination contemplated by such agreement – we refer to this proposal as the “merger proposal”;

(2)	to consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Holdco and Cambridge’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Ability Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco has 200,000,000 authorized ordinary shares and 5,000,000 authorized preferred shares, as opposed to Cambridge having 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to Cambridge’s corporate existence terminating if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains — we refer to these proposals collectively as the “charter proposals”;

(3)	to consider and vote upon a proposal to approve the adoption of the 2015 Long-Term Incentive Equity Plan — we refer to this proposal as the “incentive compensation plan proposal”; and

(4)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge is not authorized to consummate the business combination — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Cambridge common stock at the close of business on November 24, 2015 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Cambridge’s board of directors has determined that the merger proposal, the charter proposals, the incentive compensation plan proposal and the adjournment proposal are fair to and in the best interests of Cambridge and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” each of the charter proposals, “FOR” the incentive compensation plan proposal and “FOR” the adjournment proposal, if presented.

Under the merger agreement, the approval of the charter proposals is not a condition to the consummation of the business combination. However, because Cambridge does not currently have a sufficient number of authorized shares to issue the entire amount of merger consideration to the Ability stockholders, the charter proposals must be approved to effectuate the business combination. Accordingly, the approval of the charter proposals is a condition to the adoption of the merger proposal and vice versa. Approval of the incentive compensation plan proposal is a condition to the consummation of the business combination.

All Cambridge stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Cambridge common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the charter amendments proposal, but will have no effect on the other proposals.

A complete list of Cambridge stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Cambridge for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Benjamin Gordon
Benjamin Gordon
Chief Executive Officer and Secretary

November [    ], 2015

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO CASH. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE MERGER PROPOSAL AND DEMAND THAT CAMBRIDGE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL BY CHECKING THE BOX ON THE PROXY CARD OR DELIVERING A CONVERSION NOTICE TO CAMBRIDGE’S CHIEF FINANCIAL OFFICER

AND TENDERING YOUR STOCK TO CAMBRIDGE’S TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF CAMBRIDGE STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated November [    ], 2015 and is first being mailed to Cambridge Capital Acquisition Corporation stockholders on or about [●], 2015.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2015

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 12,186,625 ORDINARY SHARES, 8,557,125 WARRANTS AND

8,557,125 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

CAMBRIDGE HOLDCO CORP.

The board of directors of each of Cambridge Capital Acquisition Corporation, a Delaware corporation (“Cambridge”), and Cambridge’s wholly-owned subsidiary, Cambridge Holdco Corp., a Cayman Islands exempted company (“Holdco”), has unanimously approved the merger of Cambridge and Holdco (“redomestication merger”), with Holdco surviving the merger. In the redomestication merger, Holdco will issue one ordinary share for each outstanding share of Cambridge and each outstanding warrant of Cambridge shall automatically represent the right to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock upon closing of the redomestication merger. Additionally, (i) the holders of outstanding unit purchase options of Cambridge which represent the right to acquire up to 420,000 ordinary shares and 420,000 warrants of Cambridge have agreed to exchange such unit purchase options for an aggregate of 150,000 ordinary shares of Holdco upon consummation of the business combination and (ii) the holder of outstanding promissory notes of Cambridge has indicated he intends to convert the entire principal amount of notes into an aggregate of 35,000 ordinary shares and 35,000 warrants of Holdco upon consummation of the business combination in accordance with the terms of such promissory notes. Accordingly, this prospectus covers an aggregate of 10,719,625 ordinary shares, 8,557,125 warrants and 8,557,125 ordinary shares issuable upon exercise of warrants which may be issued by Holdco in exchange for the outstanding securities of Cambridge.

Immediately following the redomestication merger, Cambridge and Holdco will engage in a share exchange (the “share exchange” and together with the redomestication merger, the “business combination”) with the shareholders (the “Ability shareholders”) of Ability Computer & Software Industries Ltd., an Israeli company (“Ability” or the “Company”), pursuant to which the Ability shareholders will exchange all of their ordinary shares of Ability for (i) ordinary shares of Holdco and (ii) cash pursuant to an agreement and plan of reorganization, dated as of September 6, 2015 (“merger agreement”), by and among Cambridge, Holdco, Ability and the Ability shareholders.

This proxy statement/prospectus is also registering 480,000 ordinary shares of Holdco being issued to Eyal Tzur as a portion of the consideration he will receive in exchange for the sale of his shares in Ability Security Systems Ltd. and up 253,500 ordinary shares Eyal Tzur may receive upon Ability achieving certain net income targets as set forth in the merger agreement and described herein. Additionally, this proxy statement/prospectus is also registering 480,000 ordinary shares of Holdco being issued to Migdal Underwriting & Business Initiatives Ltd. as a portion of its fees in connection with the business combination and up to 253,500 ordinary shares which it may receive upon Ability achieving certain net income targets as set forth in the merger agreement and described herein. Accordingly, this proxy statement/prospectus covers an aggregate of 1,467,000 ordinary shares of Holdco which may be issued to Eyal Tzur and Migdal Underwriting & Business Initiatives Ltd. as set forth above. Unlike the Ability shareholders, they may be freely sold immediately upon closing of the business combination (or upon receipt in the case of the net income target shares).

        As a result of the redomestication merger and subsequent share exchange, Holdco will become a new public company, Ability will become a wholly-owned subsidiary of Holdco, and the Ability shareholders will become the controlling shareholders of Holdco. The former securityholders of Cambridge also will become securityholders of Holdco. As a result of the business combination, assuming that no stockholders of Cambridge elect to convert their public shares into cash in connection with the redomestication merger as permitted by Cambridge’s amended and restated certificate of incorporation, the Ability shareholders and the other persons receiving ordinary shares of Holdco comprising a portion of the share exchange consideration (“New Shareholders”) will own approximately 61.6% of the ordinary shares of Holdco to be outstanding immediately after the business combination and the former Cambridge stockholders will own approximately 38.4% of Holdco’s outstanding ordinary shares. If 3,070,594 Cambridge public shares (the maximum number of Cambridge public shares that can be converted, such that at least $40 million is available from the trust account after giving effect to payments that Cambridge would be required to make to converting shareholders and certain other fees and expenses which meets the minimum cash requirements in order to consummate the business combination) are converted into cash, such percentages will be approximately 69.2% and 30.8%, respectively. The foregoing does not take into account the issuance of any net income shares. If no public shares are converted and thereafter the full net income shares are earned, the former Cambridge stockholders would own approximately 29.5% of the total outstanding stock and the New Shareholders would own approximately 70.5%, assuming that no other shares are issued. If the maximum number of public shares are converted and thereafter the full net income shares are earned, the former Cambridge stockholders would own approximately 23.0% of the total outstanding stock and the New Shareholders would own approximately 77.0%, assuming that no other shares are issued.

Proposals to approve the merger agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of Cambridge scheduled to be held on December [●], 2015.

Cambridge’s units, common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols CAMBU, CAMB and CAMBW, respectively. Holdco will apply for listing, to be effective at the time of the business combination, of its ordinary shares and warrants on Nasdaq under the proposed symbols ABIL and ABILW, respectively, and on the Tel-Aviv Stock Exchange under the symbols [●] and [●], respectively. Holdco will not have units traded following consummation of the business combination. It is a condition of the consummation of the business combination that Holdco receive confirmation from Nasdaq that the combined company meets the listing conditions of the exchange, except for the number of round lot holders, but there can be no assurance such listing conditions will be met or that Holdco will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, these transactions will not be consummated unless the Nasdaq condition set forth in the merger agreement is waived by the parties.

Each of Cambridge and Holdco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the business combination and other matters to be considered at the special meeting of Cambridge’s stockholders. We encourage you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November [    ], 2015, and is first being mailed to Cambridge securityholders on or about [●], 2015.

i

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

•	The parties to the merger agreement are Cambridge Capital Acquisition Corporation (“Cambridge”), Cambridge Holdco Corp., Cambridge’s wholly-owned subsidiary (“Holdco”), Ability Computer & Software Industries Ltd. (“Ability”) and Anatoly Hurgin, Ability’s Chief Executive Officer, and Alexander Aurovsky, Ability’s Chief Technology Officer, who are the two shareholders of Ability (the “Ability shareholders”). Pursuant to the merger agreement, (1) Cambridge will be merged with and into Holdco, with Holdco surviving as the public company (the “redomestication merger”) and (2) immediately subsequent thereto 100% of the ordinary shares of Ability will be exchanged by the Ability shareholders for ordinary shares of Holdco and cash (the “share exchange” and together with the redomestication merger, the “business combination”). See the section in this summary entitled “The Merger Proposal.”

•	Ability provides advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. See the section entitled “Business of Ability.”

•	Under the merger agreement, upon the consummation of the redomestication merger, each share of Cambridge common stock, including those contained in units of Cambridge, will be exchanged for one ordinary share of Holdco, except that holders, or “public stockholders,” of shares of Cambridge’s common stock sold in its initial public offering, or “public shares,” shall be entitled to elect instead to receive a pro rata portion of Cambridge’s trust account, as provided in Cambridge’s constitutional documents. Additionally, each outstanding Cambridge warrant will entitle the holder to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock.

•	Under the merger agreement, upon consummation of the share exchange, the holders of Ability’s capital stock will be entitled to receive, in their pro rata portion, (1) 17,173,267 ordinary shares of Holdco; (2) $18,150,000 in cash; and (3) an additional number of ordinary shares of Holdco to be issued upon and subject to Ability achieving certain net income targets following the share exchange, which we sometimes refer to as “net income shares,” as described elsewhere in this proxy statement/prospectus. An aggregate of 960,000 of the ordinary shares otherwise issuable to the Ability shareholders upon consummation of the share exchange shall instead be (i) issued to Migdal Underwriting & Business Initiatives Ltd (480,000 shares), as a portion of its fees in connection with the business combination as described in the section entitled “Summary of the Proxy Statement/Prospectus – The Parties – Cambridge,” and (ii) placed into escrow (480,000 shares) for issuance to Eyal Tzur upon exercise of the put or call rights relating to ASM (as defined below), as described in the sixth bullet point of this Summary of the Material Terms of the Business Combination.” In addition, to the extent any ordinary shares are issuable to the Ability shareholders upon Ability’s achievement of specified net income targets, 3% of such shares shall be issuable to each of (i) Migdal Underwriting & Business Initiatives Ltd. as an additional portion of its fee in connection with the business combination and (i) Mr. Tzur as further consideration for the exercise of the put or call rights related to ASM. Accordingly, the number of ordinary shares issuable to the Ability shareholders in the business combination shall be reduced ratably between the two Ability shareholders by the total number of ordinary shares issuable to Mr. Tzur and Migdal Underwriting & Business Initiatives Ltd.

•	To provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the merger agreement for any breaches of representations and warranties and covenants by Ability and the Ability shareholders, there will be placed in escrow (with an independent escrow agent) 948,515 ordinary shares of Holdco (valued at $10.10 per share) representing 5% of the total consideration issuable to the Ability shareholders at closing. The shares to be placed in escrow will be allocated among the Ability shareholders pro rata in proportion to the number of shares of Ability owned by them immediately prior to the closing of the business combination. See the section entitled “The Merger Proposal.”

•	Ability Security Systems Ltd. (“ASM”), wholly owned by Mr. Tzur, has a joint venture agreement with Ability. ASM is registered with the Israeli Defense Export Control Agency (“DECA”) as a certified exporter, with knowledge and experience related to Israeli Export Control procedures, and Israeli defense and homeland security products. Through the joint venture agreement ASM is an integral part of Ability’s business based on a mutually beneficial commercial relationship utilizing the parties’ complementary skills, commercial connections, experience and capabilities in pursuing business opportunities in the field of DECA controlled products, whereby Ability contributes the substantial business efforts and ASM is responsible mainly for the regulated aspects and contract management. Accordingly, to ensure that all of Ability’s operations are bounded legally under Holdco in connection with the consummation of the merger agreement, Cambridge, Holdco, Ability, the Ability shareholders, ASM and Mr. Tzur, have entered into a share purchase agreement (the “JV share purchase agreement”) pursuant to which (a) promptly following the closing of the business combination, Holdco or another entity designated by Holdco shall purchase 16 shares, or 16%, of the outstanding shares of ASM for $900,000 cash and (b) Mr. Tzur shall have the right to put all, but not less than all, of the remaining outstanding shares and any other equity of ASM to Holdco (or its designated entity) in a single transaction during the 14-month period immediately following the consummation of the business combination in exchange for 480,000 ordinary shares of Holdco that are otherwise issuable to the Ability shareholders in the business combination. All of these 480,000 ordinary shares shall be “freely tradable,” meaning such shares will not be subject to any lock-up or other restrictions, except as prescribed by applicable law, plus 3% of any earn out consideration (i.e., the net income shares) that may otherwise become payable to Ability shareholders under the terms of the merger agreement following consummation of the business combination. If the put right is not exercised by Mr. Tzur, then, Holdco shall have the right, exercisable during the 90 days immediately following the foregoing put right period, to call all but not less than all of the remaining shares of ASM in a single transaction in exchange for the foregoing consideration, less a discount of 10%. The parties have entered into an escrow agreement (“JV purchase escrow agreement”) pursuant to which all of the shares of ASM, other than those purchased at the closing of the business combination, shall be placed in escrow to secure the obligations of Mr. Tzur under the terms of the JV share purchase agreement prior to exercise of the put or call rights thereunder. In addition, the parties have entered into other escrow agreements with respect to the ordinary shares of Holdco issuable to Mr. Tzur upon exercise of the put or call rights, including an agreement under which (a) all of the up to 480,000 ordinary shares that may be issued to Mr. Tzur upon exercise of such rights are placed in escrow at the closing of the business combination, and (b) 5% of any such ordinary shares issued to Mr. Tzur upon exercise of the put or call right are held in escrow for not less than one year following closing of the put or call right to secure his indemnification obligations under the JV share purchase agreement. See the section entitled “The Merger Proposal – Structure of the Transaction – JV Share Purchase Agreement.”

•	Under the merger agreement, each of the Ability shareholders shall have the right exercisable on one occasion during the 60-day period immediately following the second anniversary of the end of the full fiscal year in which the consummation of the business combination occurred, referred to as the put option exercise period, to put to Holdco all or a portion of his pro rata portion of 1,173,267 ordinary shares he receives in the share exchange for an amount in cash equal to (1)(x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow (as herein defined). At closing of the business combination, $11,850,000 shall be deposited into an escrow account, referred to as the put option escrow, by Holdco to fund the payment of the purchase price for the put if it is exercised (the “put escrow account”). Such a put option shall be exercised by way of a repurchase of shares as a matter of Cayman Islands law. During the put option exercise period, the holders of the put may sell all or a portion of his shares if they are not then legally or contractually prohibited from doing so. See the section entitled “The Merger Proposal — Structure of the Transaction.”

•

In addition to voting on the merger, the stockholders of Cambridge will vote on the following separate proposals to approve the following material differences between the charter of Holdco and Cambridge’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “ Ability Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco has 200,000,000 authorized ordinary shares and 5,000,000 authorized preferred shares, as opposed to Cambridge having 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to Cambridge’s corporate existence terminating if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s charter does not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains. See the section entitled “The Charter Proposals.”

•	In addition to voting on the merger, the stockholders of Cambridge will consider and vote upon a proposal to approve the adoption of the 2015 Long-Term Incentive Equity Plan — we refer to this proposal as the “incentive compensation plan proposal.” See the section entitled “The Incentive Compensation Plan Proposal.”

•	The merger agreement provides that either Cambridge or Ability may terminate the agreement if the business combination is not consummated by December 23, 2015. Additionally, Ability may terminate the merger agreement if Cambridge’s public stockholders do not approve the business combination or if Cambridge has less than $5 million of net tangible assets after taking into account all holders of Cambridge’s public shares that validly exercise their conversion rights as described herein.

•	The agreement also provides that Ability may terminate the agreement if immediately prior to the consummation of the transactions contemplated by the merger agreement, Cambridge does not have cash on hand of $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the redomestication merger and certain other fees and expenses as set forth in the merger agreement. As a result, holders of no more than 3,070,594 public shares of Cambridge (or approximately 38.1% of the total outstanding public shares) could seek conversion of their shares without triggering Ability’s right to terminate the merger agreement. Additionally, the merger agreement may be terminated for other reasons, including by the specified party if certain specific tax exemptions to the transaction are not granted by the Israel Tax Authority, or by either Cambridge or Ability upon the material breach of the merger agreement by the other party or the joint venture agreement. See the section entitled “The Merger Agreement — Termination.”

•	After the business combination, the directors of Holdco will be Anatoly Hurgin, Alexander Aurovsky, Efraim Halevy and Derek Zissman, who were designated by Ability, and Benjamin Gordon and Mitchell Gordon, who were designated by Cambridge. Benjamin Gordon is currently the Chief Executive Officer, Treasurer and a director of Cambridge and Interim Chief Executive Officer and director of Holdco, and Mitchell Gordon is currently the Chief Financial Officer, President and a director of Cambridge. Neither of Messrs. Benjamin Gordon or Mitchell Gordon has received nor will receive any compensation as an executive officer of Cambridge. After the merger, Messrs. Benjamin Gordon, Mitchell Gordon, Efraim Halevy and Derek Zissman will be considered independent directors under the rules of the Nasdaq Capital Market (“Nasdaq”). See the section entitled “Management of Holdco Following the Business Combination.”

•	Upon completion of the business combination, the current officers of Ability will remain officers of Ability and will become officers of Holdco, holding the equivalent positions as those held with Ability. These officers are Anatoly Hurgin, who will serve as Chief Executive Officer, Alexander Aurovsky who will serve as Chief Technology Officer and Avi Levin, who will serve as Chief Financial Officer. Each of these persons is currently an executive officer of Ability. See the section entitled “Management of Holdco Following the Business Combination.”

•	The Ability shareholders and The Gordon Family 2007 Trust, a trust for the benefit of the family of Benjamin Gordon, will not be able to sell any of the ordinary shares of Holdco that they receive as a result of the business combination (subject to limited exceptions) until the second anniversary of the end of the full fiscal year in which the closing of the merger agreement occurs. Each Ability shareholder has entered into a lock-up agreement effective as of the closing, which is a condition to exchanging their capital stock of Ability for the merger consideration. As a condition to the closing of the merger agreement, The Gordon Family 2007 Trust has entered into a similar lock-up effective as of the closing.

•	The holders of Cambridge’s common stock prior to its initial public offering (the “initial stockholders”) are subject to lock-up agreements by which they will not be able to sell any of the ordinary shares of Holdco they receive as a result of the business combination until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco ordinary shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of the merger and (ii) the day preceding the day that is twelve months after the consummation of the merger and (B) with respect to the remaining 50% of such shares, the day preceding the day that is twelve months after the consummation of the business combination.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/ prospectus?	A.	Cambridge and Ability have agreed to a business combination under the terms of the Agreement and Plan of Reorganization, dated as of September 6, 2015, that is described in this proxy statement/prospectus. This agreement is referred to as the “merger agreement.” A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, and Cambridge encourages its stockholders to read it in its entirety. Cambridge’s stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement, which, among other things, provides for (a) the merger of Cambridge with and into Holdco, with Holdco surviving the merger, which we call the “redomestication merger,” and (b) the subsequent exchange of 100% of the ordinary shares of Ability by the Ability shareholders for ordinary shares of Holdco, which we call the “share exchange,” and to approve the business combination contemplated by the merger agreement.

In addition to voting on the merger, the stockholders of Cambridge will vote on separate proposals to approve the following material differences between the constitutional documents of Holdco and Cambridge’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “ Ability Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco has 200,000,000 authorized ordinary shares and 5,000,000 authorized preferred shares, as opposed to Cambridge having 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to Cambridge’s corporate existence terminating if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains. See the section entitled “The Charter Proposals.”

Cambridge’s stockholders are also being asked to consider and vote upon a proposal to approve the adoption of the 2015 Long-Term Equity Incentive Plan. See the section entitled “The Incentive Compensation Plan Proposal.”

Under the merger agreement, the approval of the charter is not a condition to the consummation of the business combination. However, because Cambridge does not currently have a sufficient number of authorized shares to consummate the share exchange, the charter proposals must be approved to effectuate the business combination. Accordingly, the approval of the charter proposals is a condition to the adoption of the merger proposal and vice versa.

Under the merger agreement, the approval of the incentive compensation plan proposal is a condition to the consummation of the business combination.

In addition to the foregoing proposals, the stockholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge would not have been authorized to consummate the business combination. See the section entitled “The Adjournment Proposal.”

Cambridge will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am a Cambridge warrant holder. Why am I receiving this proxy statement/prospectus?		As a holder of Cambridge warrants, you will be entitled to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock at a purchase price of $11.50 upon consummation of the business combination, in lieu of one share of common stock of Cambridge. This proxy statement/prospectus includes important information about Holdco and the business of Holdco and its subsidiaries following consummation of the business combination. Since holders of Cambridge warrants will become holders of warrants of Holdco and may become holders of Holdco ordinary shares upon consummation of the business combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	Why is Cambridge proposing the business combination?	A.

Cambridge was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Cambridge completed its initial public offering of units, with each unit consisting of one share of its common stock and one warrant to purchase one share of common stock at a price of $11.50 upon Cambridge’s completion of its initial business combination, on December 23, 2013, and closed on the sale of the units subject to overallotment on December 30, 2013, raising total gross proceeds of approximately $80,500,000. Since the initial public offering, Cambridge’s activity has been limited to the evaluation of business combination candidates.

Although Cambridge’s focus in searching for a target business was in the supply chain industry, with an emphasis on target businesses that operated in the traditional transportation and logistics end of the supply chain industry, Cambridge was not limited to that industry and was permitted to choose a target business in any industry or geographic region that it felt provided its stockholders with the greatest opportunity to participate in a company with significant growth potential. Accordingly, it regularly analyzed investment opportunities that were outside the supply chain industry in an effort to locate the best potential business combination opportunity for its stockholders.

Ability provides advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. Based on its due diligence investigations of Ability and the industry in which it operates, including the financial and other information provided by Ability in the course of their negotiations, Cambridge believes that Ability has a very appealing growth profile and a compelling valuation. As a result, Cambridge believes that a business combination with Ability will provide Cambridge stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Cambridge’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Do I have conversion rights?	A.	If you are a holder of public shares, you have the right to demand that Cambridge convert such shares into cash provided that you vote either for or against the merger proposal. We sometimes refer to these rights to demand conversion of the public shares into a pro rata portion of the cash held in Cambridge’s trust account as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will not be converted to cash.

Under Cambridge’s amended and restated certificate of incorporation, the business combination may only be consummated if Cambridge has at least $5 million of net tangible assets after giving effect to all holders of public shares that properly demand conversion of their shares into cash. However, Ability may terminate the merger agreement if immediately prior to the business combination Cambridge does not have cash on hand of at least $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the business combination and certain other fees and expenses. As a result, holders of no more than 3,070,594 public shares of Cambridge (or approximately 38.1% of the total outstanding public shares) could seek conversion of their shares without triggering Ability’s right to terminate the merger agreement.

Q.	How do I exercise my conversion rights?	A.	If you are a holder of public shares and wish to exercise your conversion rights, you must (i) affirmatively vote either for or against the merger proposal and (ii) demand that Cambridge convert your shares into cash no later than the close of the vote on the merger proposal by (A) either checking the box on the proxy card or by submitting your request in writing to Mitchell Gordon, Cambridge’s Chief Financial Officer, at the address listed at the end of this section and (B) delivering your stock to Cambridge’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. If you fail to affirmatively vote either for or against the merger proposal, including as a result of an abstention or broker non-vote, you will not be permitted to exercise your conversion rights. Any holder of public shares voting for or against the merger proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which was $81,311,892.63, or $10.10 per share, as of

November 24, 2015, the record date). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Cambridge’s public stockholders exercising conversion rights, regardless of whether such holders vote for or against the merger proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the merger proposal will have no impact on the amount you will receive upon exercise of your conversion rights.

If you (i) initially do not vote with respect to the merger proposal but then wish to vote for or against it, or (ii) wish to exercise your conversion rights but initially do not check the box on the proxy card providing for the exercise of your conversion rights and do not send a written request to Cambridge to exercise your conversion rights, you may request Cambridge to send you another proxy card on which you may indicate your intended vote or your intention to exercise your conversion rights. You may make such request by contacting Cambridge at the phone number or address listed at the end of this section.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal at the special meeting. If you deliver your shares for conversion to Cambridge’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that Cambridge’s transfer agent return the shares (physically or electronically). You may make such request by contacting Cambridge’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Cambridge’s secretary prior to the vote taken on the merger proposal at the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the meeting.

If a holder of public shares votes for or against the merger proposal and demand is properly made as described above, then, if the merger are consummated, Cambridge will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of Cambridge common stock for cash and will not be entitled to Holdco ordinary shares upon consummation of the business combination. If the business combination with Ability is not approved or completed for any reason, then holders of public shares who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, Cambridge will promptly return any shares delivered by public holders and such holders may only share in the assets of the trust account upon the liquidation of Cambridge. This may result in holders receiving less than they would have received if the business combination was completed and they exercised conversion in connection therewith due to potential claims of creditors.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any Cambridge warrants that you may hold. Your warrants will become exercisable to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock for a purchase price of $11.50 upon consummation of the business combination.

Q.	Do I have appraisal rights if I object to the proposed business combination?	A.	No. Neither Cambridge stockholders nor its unit holders or warrant holders have appraisal rights in connection with the business combination under the General Corporation Law of the State of Delaware (“DGCL”).

Q.	What happens to the funds deposited in the trust account after consummation of the business combination?	A.	Of the net proceeds of Cambridge’s initial public offering, $76,583,750, together with $4,721,250 raised from the private sale of units simultaneously with the consummation of the initial public offering, for a total of $81,305,000, were placed in the trust account immediately following the initial public offering. After consummation of the business combination, the funds in the trust account will be released to Holdco and used by Holdco to pay the cash merger consideration to Ability’s shareholders, to pay holders of the public shares who exercise conversion rights, to pay fees and expenses incurred in connection with the business combination with Ability (including fees of an aggregate of approximately $5.4 million to certain underwriters and finders in connection with the business combination), for expenses related to prior proposed business combinations that were not consummated and for working capital and general corporate purposes.

Q.	What happens if a substantial number of public stockholders vote in favor of the merger proposal and exercise their conversion rights?		Unlike other blank check companies which require public stockholders to vote against a business combination in order to exercise their conversion rights, Cambridge’s public stockholders may vote in favor of the business combination and exercise their conversion rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversions by public stockholders. However, Ability may terminate the merger agreement if immediately prior to the business combination Cambridge does not have cash on hand of at least $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the merger and certain other fees and expenses. As a result, holders of no more than 3,070,594 public shares of Cambridge (or approximately 38.1% of the total outstanding public shares) could seek conversion of their shares without triggering Ability’s right to terminate the merger agreement. Also, with fewer public shares and public stockholders, the trading market for Holdco’s ordinary shares may be less liquid than the market for Cambridge’s shares of common stock were prior to the merger and Holdco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Ability’s business will be reduced.

Q.	What happens if the business combination is not consummated?	A.	If Cambridge does not complete the business combination with Ability or another business combination by December 23, 2015, Cambridge must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (currently anticipated to be approximately $10.10 per share).

Q.	How do the insiders of Cambridge intend to vote on the proposals?	A.	Cambridge’s initial stockholders – The Gordon Family 2007 Trust, Mitchell Gordon, Michael Durham, Gantcher Family Limited Partnership, Scott Laurans, Sidney Brown, David Brodsky, Herb Shear, Bob Hammel, Jonathan Morris, Elliott Brodsky, Alex 2012 Trust, Ramon Suazo, Raymond Avon Ventures, LLC and Jonathan Meeks – beneficially own and are entitled to vote an aggregate of approximately 23.6% of the outstanding shares of Cambridge’s common stock. These initial stockholders have agreed to vote their securities in favor of the merger proposal. The Cambridge initial stockholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting.

Q.	When do you expect the business combination to be completed?	A.	It is currently anticipated that the business combination will be consummated promptly following the Cambridge special meeting which is set for December [●], 2015; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the business combination, see the section entitled “The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q.	What do I need to do now?	A.	Cambridge urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrantholder of Cambridge. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of Cambridge common stock on the record date, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?	A.	Yes. Stockholders may send a later-dated, signed proxy card to Cambridge’s secretary at the address set forth below so that it is received by Cambridge’s Chief Financial Officer prior to the vote at the special meeting or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Cambridge’s Chief Financial Officer, which must be received by Cambridge’s Chief Financial Officer prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with	A.	If you fail to take any action with respect to the meeting and the business combination is approved by stockholders and consummated, you will become a shareholder of Holdco. As a

	respect to the meeting?		corollary, failure to vote either for or against the merger proposal means you will not have any right in connection with the redomestication merger to exchange your shares for a pro rata share of the funds held in Cambridge’s trust account. If you fail to take any action with respect to the meeting and the business combination is not approved, you will continue to be a stockholder and/or warrantholder of Cambridge.

Q.	What should I do with my stock and/or warrants certificates?	A.	Cambridge warrantholders should not submit their warrant certificates now and those stockholders who do not elect to have their Cambridge shares converted into the pro rata share of the trust account should not submit their share certificates now. After the consummation of the business combination, Holdco’s transfer agent will send instructions to Cambridge securityholders regarding the exchange of their Cambridge securities for Holdco securities. Cambridge stockholders who exercise their conversion rights must deliver their stock certificates to Cambridge’s transfer agent (either physically or electronically) prior to the vote at the meeting.

Q.	What should I do if I receive more than one set of voting materials?	A.	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Cambridge shares.

Q.	Who can help answer my questions?	A.	If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Mr. Benjamin Gordon Cambridge Capital Acquisition Corporation 525 South Flagler Drive, Suite 201 West Palm Beach, FL 33401 Tel: (561) 932-1600 Fax: (561) 655-6232 Email: ben@cambridgecapital.com or:

Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Tel: (800) 662-5200 Fax (203) 658-9444 Email: camb.info@morrowco.com

You may also obtain additional information about Cambridge from documents filed with the Securities and Exchange Commission

(“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Cambridge’s transfer agent at the address below prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement/prospectus. The merger agreement is the legal document that governs the redomestication merger and share exchange and the other transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Cambridge

Cambridge Capital Acquisition Corporation is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Cambridge was incorporated under the laws of Delaware on October 1, 2013.

On December 23, 2013, Cambridge closed its initial public offering of 7,000,000 units, with each unit consisting of one share of its common stock and one warrant to purchase one share of its common stock at a purchase price of $11.50 upon consummation of an initial business combination. On December 30, 2013, Cambridge consummated the sale of an additional 1,050,000 units which were subject to an over-allotment option granted to the underwriters of its initial public offering. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $80,500,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Cambridge consummated the private sale of 472,125 units to its initial stockholders, in each case at $10.00 per unit for an aggregate purchase price of $4,721,250. A total of $81,305,000, was deposited into the trust account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-191868) that became effective on December 17, 2013. As of November 24, 2015, the record date, there was approximately $81,311,892.63 held in the trust account.

After consummation of the business combination, the funds in the trust account will be released to Holdco and used by Holdco to pay the cash merger consideration to Ability’s shareholders, to pay holders of the public shares who exercise conversion rights, to pay fees and expenses incurred in connection with the business combination with Ability (including fees of an aggregate of approximately $5.4 million to various underwriters and finders in connection with the business combination), for expenses related to prior proposed business combinations that were not consummated and for working capital and general corporate purposes.

Such fees include an M&A fee to EarlyBirdCapital of $2,400,000 (of which $700,000 has been allocated as described below) for acting as Cambridge’s investment banker in connection with the business combination and a finder’s fee to EarlyBirdCapital of $1,900,000, a fee to Migdal Underwriting & Business Initiatives Ltd. of $1,062,000 (in addition to 480,000 ordinary shares of Holdco otherwise issuable to the Ability shareholders in the business combination that are being registered on the registration statement of which this proxy statement/prospectus forms a part and which are freely tradeable after the closing) for introducing Ability to Cambridge and for assistance in the negotiating process, a fee to Migdal in an amount equal to 2% (plus value added tax) of the value of any purchases of shares of Cambridge made by investors in Israel and any other any investors introduced to Cambridge or Ability by Migdal that continue to hold such shares through the closing of the business combination, a fee to FBR Capital Markets & Co. (“FBR”) in an amount equal to 3% of the aggregate sales price of shares of Cambridge purchased by new investors introduced by FBR to Cambridge that continue to hold such shares through the closing of the business combination (with a minimum fee of $1,000,000 of which $700,000 will be paid from the M&A fee to EarlyBirdCapital) and fees to Cambridge’s and Ability’s advisors.

EarlyBirdCapital, in its role as investment banker to Cambridge, has provided Cambridge with advice and assistance in reviewing potential targets with which to consummate a business combination and arranging meetings with and preparing materials for investors in connection with the consummation of the business combination, as well as providing general advice with respect to special acquisition corporation transactions.

EarlyBirdCapital, together with the other holders of Cambridge’s unit purchase options representing the right to acquire up to 420,000 shares of common stock of Cambridge and 420,000 warrants of Cambridge, have agreed to accept 150,000 ordinary shares in exchange for such unit purchase options upon the consummation of the business combination.

Cambridge units, common stock and warrants are listed on Nasdaq under the symbols CAMBU, CAMB and CAMBW, respectively.

The mailing address of Cambridge’s principal executive office is 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Its telephone number is (561) 932-1600. After the consummation of the business combination, it will cease to exist.

Holdco

Cambridge Holdco Corp. is a wholly-owned subsidiary of Cambridge formed solely for the purpose of effectuating the redomestication merger described herein. Holdco was incorporated under the laws of the Cayman Islands as an exempted company on September 1, 2015. Holdco owns no material assets and does not operate any business.

The mailing address of Holdco’s principal executive office is 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Its telephone number is (561) 932-1600. After the consummation of the business combination, its principal executive office will be that of Ability, located at Yad Harutzim 14, Tel Aviv, Israel, 6770007 and its telephone number will be 972-3-6879777.

Ability

Ability provides advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. Ability offers customers a variety of products and customized solutions designed to meet their specific needs. Ability’s product portfolio includes interception systems of satellite communications, advanced geo-location systems, cyber solutions and a crime prevention system. Ability’s interception systems for satellite and cellular networks are used to intercept voice conversations, messages and data transmitted over the air. Ability’s geo-location system is used to geographically target mobile phones and is sold independently or as an additional feature of the active interception system. Ability’s cyber solutions provide the user with the ability to extract and view information from a mobile phone and listen to communications over the phone. Ability’s crime prevention solution, which has not yet been commercialized, is designed as a software solution to analyze information extracted from mobile phones and provide predictive data. Ability believes its advanced comprehensive capabilities in both the area of interception of communications and the decryption of such communications sets the Company apart from competitors.

The mailing address of Ability’s principal executive office is Yad Harutzim 14, Tel Aviv, Israel, 6770007 and its telephone number is 972-3-6879777.

The Merger Proposal

The merger agreement provides for a business combination transaction by means of (i) the merger of Cambridge with and into Holdco, with Holdco surviving and becoming a new public company and (ii) the subsequent exchange of 100% of the ordinary shares of Ability by the Ability shareholders for ordinary shares of Holdco and cash.

Under the merger agreement, the Ability shareholders will receive their pro rata portion: (i) 17,173,267 ordinary shares of Holdco; (ii) $18,150,000 in cash; and (iii) an additional number of net income shares to be issued upon and subject to Ability achieving certain net income targets described below following the business combination, as described below. Of the 17,173,267 ordinary shares of Holdco (a) 480,000 ordinary shares will be placed into escrow under the JV purchase escrow agreement described below and may be issued to Mr. Tzur pursuant to the JV share purchase agreement describe below or, to the extent not issued to him, shall be returned to the Ability shareholders, (b) 480,000 ordinary shares shall be issued to Migdal Underwriting & Business Initiatives Ltd. as part of its fee for introducing Ability to Cambridge and (c) the 948,575 ordinary shares to be placed into escrow as described below.

The Ability shareholders will be entitled to receive additional payments of Holdco shares based on Ability’s achievement of specified net income targets in the fiscal years ending December 31, 2015, 2016, 2017 and 2018. The following table sets forth the net income targets and the number of Holdco shares issuable to the Ability shareholders upon the achievement of such targets:

Year ending December 31,	Net Income Target	Number of Holdco Shares
2015	$27,000,000	3,600,000
2016	$40,000,000	1,850,000
2017	$60,000,000	2,000,000
2018	$80,000,000	1,000,000

In the event that Holdco fails to satisfy the net income target for any fiscal year but net income for such fiscal year is ninety percent (90%) or more of the net income target for such fiscal year, then Holdco shall issue to the Ability Shareholders, in the aggregate, such number of Holdco shares equal to the product obtained by (x) the number of Holdco shares that would have been issued to the Ability Shareholders had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year. For illustration, if the net Income for the 2015 fiscal year equals $24,300,000, the number of Holdco shares issuable to the Ability Shareholders for the 2015 net income target shall equal 3,240,000 Holdco shares.

In the event that Holdco fails to satisfy the 2015 net income target but satisfies the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the Holdco shares required to be issued by Holdco as a result of Holdco achieving the 2016 net income target, the Holdco shares relating to the net income target. In addition, (i) if Holdco fails to satisfy the 2015 net income target but net income for such fiscal year is ninety percent (90%) or more of the 2015 net income target and net income for 2016 is a higher percentage of the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the pro rata Holdco shares required to be issued for the 2016 net income target, such number of Holdco shares for 2015 based on the difference between the percentage of net income for 2016 as compared to the 2016 net income Target and the Net Income for 2015 as compared to the 2015 Net Income target, or (ii) if Holdco fails to satisfy the 2015 net income target and net income for such fiscal year is less than ninety percent (90%) of the 2015 net income target but net income for 2016 is ninety percent (90%) or more of the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the pro rata of the Holdco shares relating to the 2016 net income target, such number of Holdco shares for 2015 based on the same percentage of net income for 2016 as compared to the 2016 net income target.

Additionally, under the merger agreement, each of the Ability shareholders shall have the right exercisable on one occasion during the 60-day period following the second anniversary of the end of the full fiscal year in which the consummation of the business combination occurs, referred to as the put option escrow period, to put to Holdco all or a portion of his pro rata portion of 1,173,267 ordinary shares he receives in the share exchange for an amount in cash equal to (x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow (as hereafter described). At closing of the business combination, $11,850,000 shall be deposited into escrow, referred to as the put option escrow, by Holdco into the put escrow account to fund the payment of the purchase price for the put if it is exercised. Such a put option shall be exercised by way of a repurchase of shares as a matter of Cayman Islands law. During the put option exercise period, the holders of the put may sell all or a portion of their shares if they are not then legally or contractually prohibited from doing so.

Ability will also declare and pay a dividend to the Ability shareholders of $11 million prior to the closing of the merger, which dividend shall be paid from the retained earnings of Ability.

The Ability shareholders and The Gordon Family 2007 Trust, a trust for the benefit of the family of Benjamin Gordon, Cambridge’s chief executive officer, will not be able to sell any of the ordinary shares of Holdco that they receive as a result of the business combination (subject to limited exceptions) until the second anniversary of the end of the full fiscal year in which the closing of the merger agreement closing occurs. Each Ability shareholder entered into a lock-up agreement effective as of closing and as a condition to exchanging their capital stock of Ability for the merger consideration. As a condition to the closing of the merger agreement, The Gordon Family 2007 Trust entered into a similar lock-up that is effective as of closing.

See the section entitled “The Merger Proposal — Structure of the Transaction” for the more information.

To provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by Ability and its shareholders, there will be placed in escrow (with an independent escrow agent) a number of ordinary shares of Holdco issuable to the Ability shareholders at closing equal to 5% of the total merger consideration. The aggregate liability for indemnification will not exceed the shares held in escrow. Other than with respect to actual fraud or intentional or willful misrepresentation or omission, Holdco’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement. See the section entitled “The Merger Proposal — Indemnification of Holdco.”

Ability Security Systems Ltd. (“ASM”), wholly owned by Mr. Tzur, has a joint venture agreement with Ability. ASM is registered with the Israeli Defense Export Control Agency (“DECA”) as a certified exporter, with knowledge and experience related to Israeli Export Control procedures, and Israeli defense and homeland security products. Through the joint venture agreement ASM is an integral part of Ability’s business based on a mutually beneficial commercial relationship utilizing the parties’ complementary skills, commercial connections, experience and capabilities in pursuing business opportunities in the field of DECA controlled products, whereby Ability contributes the substantial business efforts and ASM is responsible mainly for the regulated aspects and contract management. Accordingly, to ensure that all of Ability’s operations are bounded legally under Holdco, in connection with the consummation of the merger agreement, Cambridge, Holdco, Ability, the Ability shareholders, ASM and Mr. Tzur have entered into the JV share purchase agreement pursuant to which (a) promptly following the closing of the business combination, Holdco or another entity designated by Holdco shall purchase 16 shares, or 16%, of the outstanding shares of ASM for $900,000 cash and (b) Mr. Tzur shall have the right to put all, but not less than all, of the remaining outstanding shares and any other equity of ASM to Holdco (or its designated entity) in a single transaction during the 14-month period immediately following the consummation of the business combination in exchange for 480,000 ordinary shares of Holdco that are otherwise issuable to the Ability shareholders in the business combination. All of these 480,000 ordinary shares shall be “freely tradable,” meaning such shares will not be subject to any lock-up or other restrictions, except as prescribed by applicable law, plus 3% of any earn out consideration (i.e., the net income shares) that may otherwise become payable to Ability shareholders under the terms of the merger agreement following consummation of the business combination. If the put right is not exercised by Mr. Tzur, then, Holdco shall have the right, exercisable during the 90 days immediately following the foregoing put right period, to call all but not less than all of the remaining shares of ASM in a single transaction in exchange for the foregoing consideration, less a discount of 10%. The parties have entered into the JV purchase escrow agreement pursuant to which all of the shares of ASM, other than those purchased at the closing of the business combination, shall be placed in escrow to secure the obligations of Mr. Tzur under the terms of the JV share purchase agreement prior to exercise of the put or call rights thereunder. In addition, the parties have entered into other escrow agreements with respect to the ordinary shares of Holdco issuable to Mr. Tzur upon exercise of the put or call rights, including an agreement under which (a) all of the up to 480,000 ordinary shares that may be issued to Mr. Tzur upon exercise of such rights are placed in escrow at the closing of the business combination, and (b) 5% of any such ordinary shares issued to Mr. Tzur upon exercise of the put or call right are held in escrow for not less than one year following closing of the put or call right to secure his indemnification obligations under the JV share purchase agreement. See the section entitled “The Merger Proposal – Structure of the Transaction – JV Share Purchase Agreement.”

Cambridge and Ability plan to complete the business combination promptly after the Cambridge special meeting, provided that:

•	Cambridge’s stockholders have approved the merger proposal and charter proposals;

•	Cambridge has net tangible assets of at least $5 million after taking into account all holders Cambridge’s public shares that have properly exercised their conversion rights;

•	Holdco has received confirmation from Nasdaq that it meets all the requirements for listing on such exchange other than the requirement to have a sufficient number of round lot holders; and

•	the other conditions specified in the merger agreement (including that Cambridge have cash on hand of $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the redomestication merger and certain other fees and expenses of Cambridge and Ability with respect to the transactions) have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal – Cambridge’s Board of Directors’ Reasons for Approval of the Business Combination,” Cambridge’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of Ability had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement.

As a result of the business combination, assuming that no stockholders of Cambridge elect to convert their public shares into cash in connection with the redomestication merger as permitted by Cambridge’s amended and restated certificate of incorporation, the Ability shareholders and the other persons receiving ordinary shares of Holdco comprising a portion of the share exchange consideration will own approximately 61.6% of the ordinary shares of Holdco to be outstanding immediately after the business combination and the former Cambridge stockholders will own approximately 38.4% of Holdco’s outstanding ordinary shares. If the maximum number of Cambridge public shares is converted into cash, such percentages will be approximately 69.2% and 30.8%, respectively. The foregoing does not take into account the issuance of any net income shares. If no public shares are converted and thereafter the full net income shares are earned, the former Cambridge stockholders would own approximately 29.5% of the total outstanding stock and Ability shareholders would own approximately 70.5%, assuming that no other shares are issued. If the maximum number of public shares are converted and thereafter the full net income shares are earned, the former Cambridge stockholders would own approximately 23.0% of the total outstanding stock and Ability shareholders would own approximately 77.0%, assuming that no other shares are issued.

If the merger proposal is not approved by Cambridge’s stockholders at the special meeting, neither the charter proposals nor the incentive compensation plan proposal will be presented at the special meeting for a vote.

Opinion of Financial Advisor to the Board of Directors of Cambridge

Cambridge engaged Prometheus Financial Advisory Ltd. (“Prometheus”) to render an opinion, as of September 1, 2015, as to (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the share exchange pursuant to the merger agreement and (ii) whether Ability had a fair market value equal to at least 80% of the balance of funds in the trust account. Prometheus is an Israeli independent financial advisory firm, offering a broad range of valuation and consulting services, including fairness and solvency opinions, mergers and acquisitions due diligence services, financial reporting valuations, tax valuations, fixed asset and real estate consulting. Prometheus is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

On September 1, 2015, Prometheus Financial Advisory Ltd. rendered its oral opinion to the Cambridge board (which was confirmed in writing by delivery of Prometheus’ written opinion dated such date), that, as of September 1, 2015, (i) the merger consideration to be paid by Cambridge in the share exchange pursuant to the merger agreement was fair, from a financial point of view, to Cambridge and (ii) Ability had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account (excluding deferred underwriting commissions and taxes payable on the interest earned on the funds in the trust account). Subsequent to the delivery of the opinion of Prometheus, and in order to accommodate certain tax structuring desired by the Ability shareholders in connection with the business combination, the terms of the definitive merger agreement were modified such that the amount of cash paid at closing was reduced, and the number of shares issued at closing and subject to the Ability shareholders’ put option (and the cash deposited in escrow for payments therefore) were increased. Prometheus advised that, as of September 4, 2015, such changes were immaterial to its opinion and do not impact the conclusion of the opinion. In November 2015, it became apparent that certain revenues that were expected to be received by Ability in the second half of 2015 will likely be delayed and received in early 2016. Prometheus was made aware of this fact and has advised Cambridge that the changes resulting from this delay do not impact the conclusion of Prometheus’ letter of September 1, 2015.

In reviewing the new information, Prometheus determined that the likely delay in Ability’s revenues impacted Prometheus’ calculations in the following two ways: (1) it slightly decreased the value of Ability (relative to Prometheus’ September 1, 2015 fairness opinion), and (2) it slightly decreased the value of the overall consideration to be paid to the Ability shareholders by Cambridge (relative to Prometheus’ September 1, 2015 fairness opinion) due to the now reduced probability of Ability’s shareholders receiving the earn-out payment in 2015 (this lower probability resulted in a decrease in the value of the earn-out payments). Thus, despite the change in the values of both Ability and the overall value of the consideration to be paid to the Ability shareholders, the conclusion that the transaction was fair to Cambridge from a financial point of view remained unchanged: Ability’s value is still higher than the value of the total consideration to be paid by Cambridge to the Ability shareholders and thus, Prometheus concluded that the transaction was still fair from a financial point of view to Cambridge.

The amount of the consideration to be paid by Cambridge to Ability’s shareholders was determined pursuant to negotiations between Cambridge and Ability and not pursuant to recommendations of Prometheus.

The opinion was provided for the use and benefit of the Cambridge board in connection with its consideration of the business combination and only addressed (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the share exchange pursuant to the merger agreement and (ii) whether Ability had a fair market value equal to at least 80% of the balance of funds in the trust account, in each case as of the date of the opinion, and did not address any other aspect or implication of the business combination. The summary of Prometheus’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Prometheus in preparing its opinion. However, neither Prometheus’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed business combination.

The Charter Proposals

In addition to voting on the business combination, the stockholders of Cambridge will vote on separate proposals to approve the following material differences between the constitutional documents of Holdco and Cambridge’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “ Ability Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco has 200,000,000 authorized ordinary shares and 5,000,000 authorized preferred shares, as opposed to Cambridge having 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to Cambridge’s corporate existence terminating if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains. See the section entitled “The Charter Proposals.”

The Incentive Compensation Plan Proposal

The proposed 2015 Long-Term Equity Incentive Plan will reserve up to 8% of Holdco ordinary shares following consummation of the merger for issuance in accordance with the plan’s terms. The purpose of the 2015 Long-Term Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of Holdco and its affiliates (other than the Ability shareholders who will not be eligible to receive grants under the Plan) and promoting the creation of long-term value for shareholders of Holdco by closely aligning the interests of such individuals with those of other shareholders. The 2015 Long-Term Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of shareholder value. The plan is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the 2015 Long-Term Equity Incentive Plan in its entirety.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize Cambridge to consummate the business combination (because the merger proposal is not approved or Cambridge would have less than $5 million of net tangible assets after taking into account the holders of the public shares that have properly elected to convert their public shares into cash), Cambridge’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

Cambridge Initial Stockholders

As of November 24, 2015, the record date for the Cambridge special meeting, Cambridge’s initial stockholders – The Gordon Family 2007 Trust, Mitchell Gordon, Michael Durham, Gantcher Family Limited Partnership, Scott Laurans, Sidney Brown, David Brodsky, Herb Shear, Bob Hammel, Jonathan Morris, Elliott Brodsky, Alex 2012 Trust, Ramon Suazo, Raymond Avon Ventures, LLC and Jonathan Meeks – beneficially owned and were entitled to vote an aggregate of 2,012,500 initial shares that were issued prior to Cambridge’s initial public offering. These individuals and entities, along with Cambridge Capital LLC, an affiliate of Cambridge’s chief executive officer, and EarlyBirdCapital, Inc., the managing underwriter in Cambridge’s initial public offering, also purchased an aggregate of 472,125 private units simultaneously with the consummation of Cambridge’s initial public offering. The initial shares and private units currently constitute approximately 23.6% of the outstanding shares of Cambridge’s common stock.

In connection with the initial public offering, each Cambridge initial stockholder agreed to vote the initial shares, the shares included in the private units, as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Cambridge initial stockholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and shares included in the private units have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Cambridge. In connection with the initial public offering, the Cambridge initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until with respect to 50% of the initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of Cambridge’s common stock exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of the initial shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to Cambridge’s initial business combination, it consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Gordon Family 2007 Trust will also be executing two-year lock-up agreements similar to that being executed by the Ability shareholders.

Date, Time and Place of Special Meeting of Cambridge’s Stockholders

The special meeting in lieu of annual meeting of the stockholders of Cambridge will be held at 10:00 a.m., Eastern time, on December [●], 2015, at the offices of Graubard Miller, Cambridge’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the merger proposal, the charter proposals, the incentive compensation plan proposal and/or if necessary, the adjournment proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge is not authorized to consummate the business combination.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Cambridge common stock at the close of business on November 24, 2015, which is the record date for the special meeting. Stockholders will have one vote for each share of Cambridge common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Cambridge warrants do not have voting rights. On the record date, there were 10,534,625 shares of Cambridge common stock outstanding, of which 8,050,000 were public shares with the rest being held by the Cambridge initial stockholders and EarlyBirdCapital.

Quorum and Vote of Cambridge Stockholders

A quorum of Cambridge stockholders is necessary to hold a valid meeting. A quorum will be present at the Cambridge special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Cambridge initial stockholders hold approximately 23.6% of the outstanding shares of Cambridge common stock. Such shares, as well as any shares of common stock acquired in the aftermarket by the Cambridge initial stockholders, will be voted in favor of the proposals presented at the special meeting. The proposals presented at the special meeting will require the following votes:

•	Pursuant to Cambridge’s amended and restated certificate of incorporation, the approval of the merger proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. There are currently 10,534,625 shares of Cambridge common stock outstanding, of which 8,050,000 are public shares.

•	The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock on the record date.

•	The approval of the incentive compensation plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock on the record date.

•	The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting.

Abstentions will have the same effect as a vote “against” the merger proposal, the charter proposals, the incentive compensation plan proposal, and the adjournment proposal, if presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal, the charter proposals or an adjournment proposal. Please note that holders of the public shares cannot seek conversion of their shares unless they affirmatively vote for or against the merger proposal.

Under the merger agreement, the approval of the charter proposals is not a condition to the consummation of the business combination. However, because Cambridge does not currently have a sufficient number of authorized shares to consummate the share exchange, the charter proposals must be approved to effectuate the business combination. Accordingly, the approval of the charter proposals is a condition to the adoption of the merger proposal and vice versa. The approval of the incentive compensation plan is a condition to the consummation of the business combination. In addition, if any one of the merger proposal or the charter proposals is not approved, the incentive compensation plan proposal will not be presented to the stockholders for a vote.

Conversion Rights

Pursuant to Cambridge’s amended and restated certificate of incorporation, a holder of public shares may demand that Cambridge convert such shares into cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) affirmatively vote either for or against the merger proposal and (ii) demand that Cambridge convert their shares into cash no later than the close of the vote on the merger proposal by (A) either checking the box on the proxy card or by submitting your request in writing to Mitchell Gordon, Cambridge’s Chief Financial Officer and (B) delivering their stock to Cambridge’s transfer agent prior to the vote at the meeting. If you fail to affirmatively vote either for or against the merger proposal, including as a result of an abstention or broker non-vote, you will not be permitted to exercise your conversion rights. If the business combination is not completed, these shares will not be converted into cash. In such case, Cambridge will promptly return any shares delivered by public holders for conversion and such holders may only share in the assets of the trust account upon the liquidation of Cambridge. This may result in holders receiving less than they would have received if the business combination was completed and they had exercised their conversion rights in connection therewith due to potential claims of creditors. If a holder of public shares properly demands conversion and votes for or against the merger proposal, Cambridge will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. As of November 24, 2015, the record date, this would amount to approximately $10.10 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Cambridge common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of Cambridge Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

The business combination will not be consummated if Cambridge has net tangible assets of less than $5 million after taking into account holders of public shares that have properly demanded conversion of their shares into cash. Further, the merger agreement provides that Ability may terminate the agreement if immediately prior to the consummation of the transactions contemplated by the merger agreement, Cambridge does not have cash on hand of at least $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the redomestication merger and certain other fees and expenses. As a result, holders of no more than 3,070,594 public shares of Cambridge (or approximately 38.1% of the total outstanding public shares) could seek conversion of their shares without triggering Ability’s right to terminate the merger agreement. If Ability does not waive this termination right and Cambridge has less than the required amount in trust, the business combination will not be consummated.

Holders of Cambridge warrants will not have conversion rights with respect to such securities.

Appraisal Rights

Cambridge stockholders (including the initial stockholders) and Cambridge warrantholders do not have appraisal rights in connection with the merger under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Cambridge has engaged Morrow & Co. to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Cambridge Stockholders — Revoking Your Proxy.”

Interests of Cambridge’s Directors and Officers in the Business Combination

When you consider the recommendation of Cambridge’s board of directors in favor of approval of the merger proposal, you should keep in mind that Cambridge’s initial stockholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•	If the business combination with Ability or another business combination is not consummated by December 23, 2015, Cambridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,012,500 initial shares held by Cambridge’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Cambridge’s initial public offering, would be worthless because Cambridge’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $20,286,000 based upon the closing price of $10.08 per share on Nasdaq on November 24, 2015, the record date.

•	Cambridge’s initial stockholders, including its directors and officers, and EarlyBirdCapital purchased an aggregate of 472,125 private units from Cambridge for an aggregate purchase price of $4,721,250 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Cambridge received from these purchases were placed in the trust account. Such units had an aggregate market value of $4,853,445 based upon the closing price of $10.28 per unit on Nasdaq on November 24, 2015, the record date. The purchasers of the private units waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the Cambridge shares and warrants underlying the private units will become worthless if Cambridge does not consummate a business combination by December 23, 2015 (as will the Cambridge warrants held by public stockholders).

•	The market value of each of the Cambridge directors’ current equity ownership in Cambridge common stock and units, based on the closing price of $10.08 per share of common stock and $10.28 per unit on the Nasdaq as of November 24, 2015, the record date, is as follows:

Directors	Common Stock		Units		Aggregate Value ($)
Benjamin Gordon	5,000	(1)	55,483	(2)	620,765
Mitchell I. Gordon	60,000		27,716		889,720
Michael J. Durham	40,000		22,173		631,138
Nathan Gantcher	60,000	(3)	44,346		1,060,677
Scott B. Laurans	60,000		44,346		1,060,677

(1)	Represents common stock purchased by Mr. Gordon in open market transactions and which are part of the public share pool.
(2)	Represents units held by Cambridge Capital LLC, an affiliate of Benjamin Gordon. Does not include 1,582,413 shares with an aggregate value of $15,950,723 held by The Gordon Family 2007 Trust, a trust established for the benefit of Mr. Gordon’s family, over which Mr. Gordon exercises no control. In the event the merger is not consummated, 1,567,500 shares owned by The Gordon Family 2007 Trust will become worthless.
(3)	Represents shares held by Gantcher Family Limited Partnership. Mr. Gantcher is the managing member of Gantcher Family Partners, LLC, which is the general partner of Gantcher Family Limited Partnership.

•	The transactions contemplated by the merger agreement provide that Benjamin Gordon and Mitchell Gordon will be directors of Holdco after the closing of the business combination. As such, in the future each will receive any cash fees, stock options or stock awards that the Holdco board of directors determines to pay to its non-executive directors.

•	Currently, it is anticipated that non-employee directors, such as Messrs. Benjamin Gordon and Mitchell Gordon, of Holdco following the business combination will receive an annual retainer fee and annual awards under Holdco’s 2015 in amounts to be determined by the board of directors of Holdco in its discretion. In addition, nonemployee directors of Holdco may be eligible to receive a fee for each board meeting attended in person, as may be determined by the board of directors. Finally, as it is anticipated that either or both of Messrs. Gordon and Gordon will become members of one or more committees of the Holdco board of directors following the business combination, and would receive an additional annual fee in an amount to be determined by Holdco’s board of directors for serving in such role.

•	If Holdco is unable to complete a business combination within the required time period, Cambridge’s executive officers will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed such a waiver.

•

Cambridge’s initial stockholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Cambridge’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Cambridge fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Cambridge may not be able to reimburse these expenses if the business combination with Ability or another business combination, is not completed by December 23, 2015. As of November 24, 2015, the record date, Cambridge’s initial stockholders and their affiliates had incurred approximately $298,169 of unpaid reimbursable expenses.

•	Since its inception, Benjamin Gordon, Cambridge’s chief executive officer, has made loans from time to time to Cambridge to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $350,000 principal amount of these loans is outstanding. These loans are evidenced by non-interest bearing notes that are convertible at Mr. Gordon’s election upon the consummation of an initial business combination into units of Cambridge, at a price of $10.00 per unit. Mr. Gordon has indicated he intends to convert the full amount of the notes into units, resulting in him being issued an aggregate of 35,000 ordinary shares and 35,000 warrants of Holdco. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven.

•	If Cambridge is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Cambridge’s executive officers have agreed to advance Cambridge the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Ability or Ability’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that Cambridge have in excess of the required amount to consummate the business combination under the merger agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Cambridge initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Cambridge’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Cambridge will have in excess of the required amount of cash available to consummate the business combination as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cambridge will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Cambridge’s board of directors believes that the merger proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Cambridge’s stockholders and unanimously recommends that its stockholders vote “FOR” the merger proposal, “FOR” each of the charter proposals, “FOR the incentive compensation plan proposal and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the transactions contemplated by the merger agreement is conditioned on (i) the Cambridge stockholders approving the transaction, (ii) the proxy statement/prospectus being declared effective, (iii) Cambridge having at least $5 million of net tangible assets after taking into account the holders of Cambridge’s public shares that properly exercised their conversion rights and (iv) confirmation from Nasdaq that Holdco meets all the requirements for listing on such exchange other than the requirement to have a sufficient number of round lot holders.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, (i) the representations and warranties of each party being true and correct as of the date of the merger agreement and on and as of the closing date (except that, on and as of the closing date, the representations and warranties of each party made on an earlier date, which shall be true and correct on the specified date) and, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect, and each party having performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing in each case in all material respects, and each party having received a certificate with respect to the foregoing from the other party, (ii) all necessary consents, waivers and approvals required to be obtained in connection with the business combination having been received, other than consents, waivers and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect, (iv) the absence of any litigation pending or threatened, which is reasonably likely to prevent consummation of the transactions contemplated by the merger agreement, cause such transactions to be rescinded following consummation or materially and adversely affect the right of either party to own, operate or control the assets and operations of Holdco and Ability following the transaction and (v) certain individuals shall have been appointed to the board of director of Holdco.

Ability’s Conditions to Closing

The obligations of Ability to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	there being no material adverse effect with respect to Cambridge, or Holdco;

•	Cambridge shall be in compliance with public company reporting requirements under the Exchange Act;

•	the put option escrow agreement and joint venture purchase escrow agreement (and related escrow agreements) shall have been executed and delivered by the parties thereto;

•	the lock-up agreement shall have been executed and delivered by The Gordon Family 2007 Trust;

•	Cambridge shall have arranged for funds remaining in the trust account to be dispersed to Holdco upon the closing of the business combination; and

•	the receipt by Ability of opinions of Cambridge’s US counsel in agreed form.

Cambridge’s and Holdco’s Conditions to Closing

The obligations of Cambridge and Holdco to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	there being no material adverse effect with respect to Ability;

•	the lock-up agreements shall have been executed and delivered by the Ability shareholders;

•	the indemnity escrow agreement shall have been executed and delivered by the parties thereto;

•	certain individuals shall have entered into employment agreements with Ability in agreed form;

•	all outstanding indebtedness owed by any insider of Ability shall have been repaid in full; (ii) all guarantees or similar arrangements pursuant to which Ability has guaranteed the payment or performance of any obligations of any Ability insider to a third party shall have been terminated; and (iii) no Ability insider shall own any direct equity interests in any subsidiary of Ability; and

•	the receipt by Cambridge of opinion of Ability’s US and Israel counsels in agreed form.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Cambridge and Ability;

•	by either Cambridge or Ability if the transactions contemplated by the merger agreement are not consummated on or before December 23, 2015;

•	by either Cambridge or Ability if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;

•	by either Cambridge or Ability if the other party has materially breached any of its covenants, agreements, representations or warranties in any material respect and has not cured its breach within ten days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•	by Ability or Cambridge if, at the Cambridge stockholder meeting, the business combination shall fail to be approved by holders of Cambridge’s public shares or Cambridge would have less than $5 million of net tangible assets after taking into account the holders of Cambridge’s public shares that properly exercised conversion rights;

•	by Ability if, immediately prior to the merger, Cambridge does not have cash on hand (or in Cambridge Trust Fund) of $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement and certain other fees and expenses;

•	by Cambridge if the relevant Israeli Tax Authorities issue any ruling or decision prior to consummation of the business combination that serves to lock-up or restrict transfers by any person holding Cambridge common stock prior to the consummation of the business combination, other than any pre-closing director or officer of Cambridge holding 5% or more of the outstanding Cambridge common stock;

•	by Ability if the relevant tax authorities issue any ruling or decision prior to consummation of the business combination that does not provide for the tax treatment to the Ability shareholders under Section 103[t] of Israel Tax Ordinance contemplated by their application to the Israel Tax Authority (“ITA”); and

•	by Cambridge if either ASM or Mr. Tzur has materially breached any representation or covenant contained in the JV share purchase agreement, unless the business and operations of ASM can be otherwise transferred to Holdco without liabilities to Holdco.

If permitted under applicable law, either Cambridge or Ability may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. However, the condition requiring that Cambridge have at least $5 million of net tangible assets upon closing may not be waived by Cambridge or Ability, due to applicable laws.

The existence of the financial and personal interests of the Cambridge directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Cambridge and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Tax Consequences of the Business Combination

Cambridge has received an opinion from its counsel, Graubard Miller, that, for United States federal income tax purposes, the redomestication merger will qualify as a tax-free reorganization and:

•	No gain or loss will be recognized by stockholders of Cambridge who do not elect conversion of their public shares and no gain or loss will be recognized by warrantholders of Cambridge if such holder owns less than 5% of the shares of Holdco following the business combination or if such holder owns 5% or more of the shares of Holdco following the business combination and such holder files a gain recognition agreement with such holders federal income tax return or is otherwise eligible for non-recognition of gain treatment under applicable Treasury regulations;

•	A stockholder of Cambridge who exercises conversion rights and effects a termination of the stockholder’s interest in Cambridge will be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Cambridge for cash, if such shares were held as a capital asset on the date of the business combination. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Cambridge common stock; and

•	Cash payments to the Ability shareholders under the merger agreement shall be subject to withholding of taxes under the laws of the State of Israel provided for under the Israeli Income Tax Ordinance and the regulations promulgated thereunder.

Stockholders of Cambridge are encouraged to consult their own tax advisors, because the tax consequences may be different among the stockholders depending on their personal circumstances.

Cambridge also believes that it will not incur any material amount of federal tax as a result of the business combination. It is expected that Cambridge will not recognize any material gain or loss as a result of Cambridge’s redomestication merger with Holdco. An evaluation will be made prior to the closing of the redomestication merger to establish whether Cambridge has any intangible assets that will be transferred to Holdco in connection with such merger. If there are any such intangible assets, it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such an event, there may be significant tax obligations for Holdco, the surviving company, to pay based on the value of Cambridge’s appreciated assets at the time of the redomestication merger.

The tax opinion is attached to this proxy statement/prospectus as Annex D. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus. For a description of the material federal income tax consequences of the merger, please see the information set forth in “The Merger Proposal —

Material Federal Income Tax Consequences of the Business Combination to Cambridge and its Securityholders.”

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Cambridge will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ability comprising the ongoing operations of the combined company, Ability senior management comprising the senior management of the combined company, and the former owners and management of Ability will have control of the board of directors after the merger. In accordance with guidance applicable to these circumstances, the merger will be treated as the equivalent of Ability issuing shares for the net assets of Cambridge, accompanied by a recapitalization. The net assets of Cambridge will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Ability.

Regulatory Matters

The business combination and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with Cayman Islands and the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Cambridge is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

Cambridge’s consolidated balance sheet data as of September 30, 2015 and consolidated statement of operations data for the nine months ended September 30, 2015 and 2014 are derived from Cambridge’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Cambridge’s consolidated balance sheet data as of December 31, 2014 and 2013 consolidated statement of operations data for the year ended December 31, 2014 and the period from October 1, 2013 (inception) to December 31, 2013 are derived from Cambridge’s audited financial statements included elsewhere in this proxy statement/prospectus.

Ability’s consolidated balance sheet data as of September 30, 2015 and consolidated statement of operations data for the nine months ended September 30, 2015 are derived from Ability’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

Ability’s consolidated balance sheet data as of December 31, 2014 and 2013 and consolidated statement of operations data for the years ended December 31, 2014 and 2013 are derived from Ability’s audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of Ability’s and Cambridge’s consolidated financial statements and related notes and “Other Information Related to Cambridge — Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Ability’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Ability or Cambridge. All amounts are in US dollars.

Selected Financial Information - Cambridge

(In thousands, except share and per share data)

Income Statement Data:

	For the nine months ended September 30, 2015	For the nine months ended September 30, 2014	For the year ended December 31, 2014	For the period October 1, 2013 (Inception) through December 31, 2013
	(unaudited)	(unaudited)

Revenue	$—	$—	$—	$—

Loss from operations	(1,025)	(704)	(949)	(8)

Interest income	12	26	34	—

Net loss	(1,013)	(678)	(915)	(8)

Basic and diluted net loss per share	$(0.33)	$(0.23)	$(0.31)	$(0.00)

Weighted average shares outstanding excluding shares subject to possible conversion – basic and diluted	3,026,916	2,926,336	2,937,744	1,853,197

Balance Sheet Data:

	As of September 30, 2015	As of December 31, 2014	As of December 31, 2013
	(unaudited)

Working capital (deficiency)	$(1,170)	$(186)	$809

Trust account, restricted	81,311	81,339	81,305

Total assets	81,359	81,389	82,134

Total liabilities	1,218	235	20

Value of common stock which may be redeemed for cash ($10.10 per share)	75,141	76,153	77,114

Stockholders’ equity	5,000	5,000	5,000

Selected Financial Information — Ability

(in thousands)

Statement of Income Data:

	For the nine months ended September 30,		For the year ended December 31,
	2015	2014	2014	2013
	(unaudited)
Revenues	$51,689	$20,680	$22,134	$5,588
Cost of revenues	27,609	12,797	14,654	4,455
Gross profit	24,080	7,883	7,480	1,133
Sales and marketing expenses	2,420	2,323	2,387	665
General and administrative expenses	1,058	302	469	419
Operating income	20,602	5,258	4,624	49
Finance expenses (income), net	42	(75)	(269)	371
Income (loss) before income taxes	20,560	5,333	4,893	(322)
Income taxes expenses (benefit)	3,277	1,357	1,260	(53)
Net and comprehensive income (loss)	17,283	3,976	3,633	(269)

Balance Sheet Data:

	As of September 30, 2015	As of December 31, 2014
	(unaudited)
Cash	$16,011	$10,794
Total Current Assets	26,520	13,698
Total Assets	27,470	14,455
Total Current Liabilities	13,545	11,720
Total Non-Current Liabilities	415	257
Total Liabilities	13,960	11,977
Total Shareholders’ Equity	13,510	2,478

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Cambridge is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of Cambridge as of September 30, 2015 with the unaudited condensed consolidated historical balance sheet of Ability as of September 30, 2015, giving effect to the transactions as if they had been consummated as of September 30, 2015.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 combines the unaudited consolidated statement of operations of Cambridge for the nine months ended September 30, 2015 with the unaudited consolidated statement of comprehensive income of Ability for the nine months ended September 30, 2015, giving effect to the transactions as if they had occurred on January 1, 2015.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the audited consolidated statement of operations of Cambridge for the year ended December 31, 2014 with the audited consolidated statement of comprehensive income of Ability for the year ended December 31, 2014, giving effect to the transactions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 have been prepared using two different levels of approval of the transaction by the Cambridge public stockholders as follows:

Assuming No Conversion: This presentation assumes that no Cambridge public stockholders seek conversion of their Cambridge public shares into pro rata shares of the trust account;

Assuming Maximum Conversion: This presentation assumes that holders of no more than 3,014,653 public shares of Cambridge exercise their right to have their shares converted into their pro rata share of the trust account. At this level of conversions, Cambridge would have $40 million available from the trust account after giving effect to payments that Cambridge would be required to make to converting shareholders and certain other fees and expenses which meets minimum cash requirements in order to consummate the business combination.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial statements of Cambridge and Ability have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The historical financial information of Cambridge was derived from the unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 and the audited consolidated financial statements of Cambridge for the year ended December 31, 2014, which are included elsewhere in this proxy statement. The historical financial information of Ability was derived from the unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 and the audited consolidated financial statements of Ability for the year ended December 31, 2014, included elsewhere in this proxy statement. This information should be read together with Cambridge’s and Ability’s financial statements and related notes, “Other Information Related to Cambridge - Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Ability’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Selected Unaudited Pro Forma Financial Information

(dollars in thousands except share and per share amounts)

	For the Nine Months Ended September 30, 2015
	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Maximum Conversion	No Conversion
Statement of Operations Data
Total revenues	$—	$51,689	$51,689	$51,689
Total operating expenses	$1,025	$3,478	$4,832	$4,832
Operating (loss) income	$(1,025)	$20,602	$18,712	$18,712
Net (loss) income	$(1,013)	$17,283	$15,683	$15,683
Net (loss) income per common share - basic	$(0.33)		$0.66	$0.59
Net (loss) income per common share - diluted	$(0.33)		$0.66	$0.59

Balance Sheet Data
Total current assets	$48	$26,520	$25,520	$55,968
Total assets	$81,359	$27,470	$38,320	$68,768
Total current liabilities	$1,218	$13,545	$13,545	$13,545
Total liabilities	$1,218	$13,960	$25,810	$25,810
Total stockholders’ equity	$5,000	$13,510	$12,510	$42,958

	For the Year Ended December 31, 2014
	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Maximum Conversion	No Conversion
Statement of Operations Data
Total revenues	$—	$22,134	$22,134	$22,134
Total operating expenses	$949	$2,856	$4,255	$4,255
Operating (loss) income	$(949)	$4,624	$2,502	$2,502
Net (loss) income	$(915)	$3,633	$2,328	$2,328
Net (loss) income per common share - basic	$(0.31)		$0.10	$0.09
Net (loss) income per common share - diluted	$(0.31)		$0.10	$0.09

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of Cambridge and Ability on a stand-alone basis and the unaudited pro forma condensed combined per share data for the nine months ended September 30, 2015 and the year ended December 31, 2014 after giving effect to the reverse merger, assuming:

No Conversion: This presentation assumes that no Cambridge public stockholders seek conversion of their Cambridge public shares into pro rata shares of the trust account;

Maximum Conversion: This presentation assumes that holders of no more than 3,070,594 public shares of Cambridge exercise their right to have their shares converted into their pro rata share of the trust account. At this level of conversions, Cambridge would have $40 million available from its trust account after giving effect to payments that Cambridge would be required to make to converting shareholders and certain other fees and expenses.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Cambridge and Ability and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Cambridge and Ability pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Cambridge and Ability would have been had the companies been combined during the period presented.

COMPARATIVE PER SHARE DATA

(in thousands, except share and per share amounts)

	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Pro Forma Combined Assuming Maximum Conversion	Pro Forma Combined Assuming No Conversion
Nine Months Ended September 30, 2015
Net (loss) income	$(1,013)	$17,283	$15,683	$15,683
Stockholders’ equity at September 30, 2015	$5,000	$13,510	$12,510	$42,958
Weighted average shares outstanding:
Basic	3,026,916		23,704,972	26,719,625
Diluted	3,026,916		23,704,972	26,719,625
Basic net (loss) income per share	$(0.33)		$0.66	$0.59
Diluted net (loss) income per share	$(0.33)		$0.66	$0.59
Stockholders’ equity per share - basic - at September 30, 2015	$1.65		$0.53	$1.61
Stockholders’ equity per share - diluted - at September 30, 2015	$1.65		$0.53	$1.61

	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Pro Forma Combined Assuming Maximum Conversion	Pro Forma Combined Assuming No Conversion

Year Ended December 31, 2014
Net (loss) income	$(915)	$3,633	$2,328	$2,328
Weighted average shares outstanding:
Basic	2,937,744		23,704,972	26,719,625
Diluted	2,937,744		23,704,972	26,719,625
Basic net (loss) income per share	$(0.31)		$0.10	$0.09
Diluted net (loss) income per share	$(0.31)		$0.10	$0.09

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Related to Holdco’s Business and Operations Following the Business Combination with Ability

The value of your investment in Holdco following consummation of the business combination will be subject to the significant risks affecting Ability and inherent in the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its ordinary shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Ability unless the context clearly indicates otherwise.

Risks Related to Ability’s Business

Competition, Markets and Operations

Our business is impacted by changes in general economic conditions and information technology.

Our business is subject to risks arising from adverse changes in domestic and global economic conditions. Adverse economic conditions in markets in which we operate can harm our business. In particular, clients may reduce spending in connection with areas that utilize our solutions, and our customers may prioritize other expenditures over our solutions. If any of the above occurs, and our customers significantly reduce their spending or significantly delay or fail to make payments to us, our business, results of operations and financial condition would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down in our business, resulting from lower customer expenditures; inability of customers to pay for products and services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

We face risks relating to government spending and contracts with governments and governmental agencies.

Substantially all of our revenues to date have been generated from contracts with various governments around the world, including national, regional, and local governmental agencies, either directly or through integrators or distributors. We expect that government contracts will continue to be a significant source of our revenue for the foreseeable future. Slowdowns, recessions, economic instability, political unrest, armed conflicts or natural disasters around the world may cause governments and governmental agencies to delay, reduce or even cancel planned spending, reduce or terminate projects, even if already budgeted, or decide to change priorities and reallocate budgets. Concerns about the financial conditions of certain governments in Europe, which may have an impact on the entire Euro zone, and the economic unrest in Russia and Eastern Europe could also adversely affect spending by certain governments.

Sales to governments and governmental agencies are subject to special risks, such as delays in funding, termination of contracts or sub-contracts at the convenience of the government, reduction or modification of contracts or sub-contracts in the event of changes in the government’s policies or priorities, as a result of budgetary constraints or for other reasons, collection difficulties, increased or unexpected costs resulting in losses or reduced profits under fixed price contracts and governmental agencies’ right to audit and investigate government contractors. Furthermore, some of our engagements require delivery in phases, and while each phase requires particular customer acceptance, a customer may require acceptance of the complete system with a right of return of the system, regardless of any previous partial acceptance. Failure to obtain customer acceptance for the complete system, the customer’s exercise of a right of return, or, generally, an early termination for convenience, would not entitle us to reimbursement for all of our incurred contract costs or profit for work performed. While such occurrences have not happened in the past, we cannot assure you that we will not experience problems in the future in our performance of such government contracts.

In addition, the market for certain of our solutions is highly dependent on the spending cycle and scope of federal, state, local and municipal governments, as well as those of security organizations in international markets. We cannot assure you that these spending cycles will materialize as we expect and that we will be positioned to benefit from these potential opportunities.

We are subject to risks associated with doing business globally.

Currently, all of our operations are outside of the U.S. The countries and regions in which we have our most significant foreign operations include Latin America, Israel (through resellers in Israel that then sell into foreign territories) and Asia, and we intend to continue to expand our operations internationally. We sell our products and solutions throughout the world and intend to continue to increase our penetration of international markets. For the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015, approximately 89%, 68% and 87% of our revenues, respectively, were derived from sales to customers outside of Israel (in each period Israel includes sales through Israeli integrators to end users outside of Israel). Our operations are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. We believe our business may suffer if we are unable to successfully expand into new regions, as well as maintain and expand our existing foreign operations. In addition to risks related to currency exchange rate fluctuations, risks that affect our foreign operations include changes in exchange controls, changes in taxation and potentially adverse tax consequences in operating in certain countries, importation limitations, policies and procedures that protect local suppliers, recruitment and retention of foreign employees, export control restrictions, changes in or violations of applicable laws, economic and political instability, disputes between countries, diminished or insufficient protection of intellectual property, competition in foreign countries, product customization or localization issues, challenges in collection of accounts receivable and longer payment cycles, and disruption or destruction of operations in a significant geographic region regardless of cause, including war, terrorism, riot, civil insurrection or social unrest. Failure to comply with, or material changes to, the laws and regulations that affect our global operations could have an adverse effect on our business, results of operations and financial condition.

As we continue to explore the expansion of our global reach, an increasing focus of our business may be in emerging markets, including India, Indonesia, Myanmar, Vietnam, Brazil and others. In many of these emerging markets, we may be faced with risks that are more significant than if we were to do business in developed countries, which risks include undeveloped legal systems, unstable governments and economies, and potential governmental actions affecting the flow of goods and currency. We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations, business, financial condition and results of operations.

The industry in which we operate is characterized by rapid technological changes, evolving industry standards and changing market potential from area to area, and if we cannot anticipate and react to such changes, our results may suffer.

The markets for our products are characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology, new delivery platforms, the commoditization of older technologies and the emergence of new industry standards and technological hurdles can exert pricing pressure on existing products and/or render them unmarketable or obsolete. For example, new standards for cellular networks are introduced from time to time, such as 4G networks, and the proposed 5G networks, which Verizon recently announced its plans to rollout to customers by 2017. We are currently developing an interception system for 4G networks. Moreover, the market potential and growth rates of the markets we serve are not uniform and are evolving.

It is critical to our success that we are able to anticipate and respond to changes in technology and industry standards and new customer challenges by consistently developing new, innovative, high-quality products and services that meet or exceed the changing needs of our customers. We must also successfully identify, enter and prioritize areas of growing market potential, including by launching and driving demand for new and enhanced solutions and services. If we are unable to execute on these strategic priorities, or if our competitors are able to do so more rapidly, we may lose market share or experience slower growth, and our profitability and other results of operations may be materially adversely affected.

Customer adoption of these new technologies may be slower than we anticipate. We cannot assure you that the market or demand for our products and solutions will be sustained or grow as rapidly as we expect (if at all), that we will successfully develop new products or introduce new applications for existing products, that such new products or applications will achieve market acceptance or that the introduction of new products or technological developments by others will not render our products obsolete. In addition, certain of our products must readily integrate with major third party security, telephone, front-office and back-office systems. Any changes to these third party systems could require us to redesign our products, and any such redesign might not be possible on a timely basis or achieve market acceptance. If we were unable to develop products that are competitive in technology and price and responsive to customer needs, there would be a material adverse effect on our business, financial condition and results of operations.

Therefore, some of the factors that could have a material adverse effect on our business, financial condition and results of operations include industry-specific factors; our ability to continuously develop, introduce, deliver and support commercially viable products, solutions and technologies; the market’s rate of acceptance of the product solutions and technologies we offer; and our ability to keep pace with market and technology changes and to compete successfully.

Intense competition in our markets and competitors with greater resources than us may limit our market share, profitability and growth.

We face aggressive competition from numerous and varied competitors in all of our markets, making it difficult to maintain market share, remain profitable, invest and grow. We will also encounter new competitors as we expand into new markets. Our competitors may be able to more quickly develop or adapt to new or emerging technologies, better respond to changes in customer needs or preferences, better identify and enter into new areas of growth or devote greater resources to the development, promotion and sale of their products. Some of our competitors have, in relation to us, longer operating histories, larger customer bases, longer standing relationships with customers, superior brand recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution or other resources, especially in new markets we may enter. Consolidation among our competitors may also improve their competitive position. In addition, system integrators, as well as infrastructure vendors, may decide in the future to enter our market space and compete with us by comprehensive solutions. We also face competition from solutions developed internally by our customers. To the extent that we cannot compete effectively, our market share and, therefore, results of operations could be materially adversely affected.

Because price and related terms are key considerations for many of our customers, we may, from time to time, have to accept less-favorable payment terms, lower the prices of our products and services, and/or reduce our cost structure, including reducing headcount or investment in research and development, in order to remain competitive. If we are forced to take these kinds of actions to remain competitive in the short-term, such actions may adversely impact our ability to compete in the long-term. Prices of most of our solutions have decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that the prices will not continue to decrease or that our gross profit will not decrease as a result.

New potential entrants to our markets may lead to the widespread availability and standardization of some of the products and services, which could result in the commoditization of our products and services, reduce the demand for our products and services and drive us to lower our prices.

Successful marketing of our products and services to our customers and partners will be critical to our ability to maintain growth.

While the market for our products is constantly growing, successful positioning and sales execution of our products is a critical factor in our ability to successfully compete and maintain growth. As a result, we expect to continue making significant expenditures on research and development and marketing. We cannot assure you that our marketing or research and development efforts will be successful.

The market for some of our solutions is highly fragmented and includes products offering a broad range of features and capabilities. Consolidation through mergers and acquisitions, or alliances formed, among our competitors in this market, who may have greater resources than we have, could substantially influence our competitive position.

In addition, the success of some of our solutions depends on our ability to develop an effective network of distributors, while facing pricing pressures and low barriers to entry. We cannot assure you that our existing or future products or alliances for the future distribution of our products will permit us to compete successfully.

Ability’s sales and marketing efforts are negatively affected by customer confidentiality obligations.

Substantially all of Ability’s customers do not permit Ability to identify them as customers due to the sensitive nature of the products Ability sells to them and projects it undertakes on their behalf, including due to national security concerns for certain government customers. Accordingly, Ability is not able to identify its customers in its marketing and sales materials or the specific purpose for which certain products were sold or projects were undertaken. Moreover, Ability is unable to use substantially all of its customers as referral sources. These limitations could adversely affect Ability’s marketing and sales efforts.

Our future success depends on our ability to enhance our existing operations, execute on our growth strategy and properly manage investment in our business and operations.

We have experienced significant growth in recent years and our existing infrastructure, systems, processes, and personnel may not be adequate for our current or future needs. A key element of our strategy is to continue to invest in, enhance and secure our business and operations and grow, both organically and through acquisitions. Investments in, among other things, new markets, new products, solutions, and technologies, research and development, infrastructure and systems, geographic expansion and headcount are critical components in achieving this strategy. Our ability to implement this portion of our growth strategy is dependent on our ability to market our solutions on a larger scale, increase our brand recognition and enter into distribution and other strategic arrangements with third party suppliers and distributors, as well as manage growth in administrative overhead and distribution costs likely to result from our planned geographic expansion.

However, such investments and efforts may not be successful, especially in new areas or new markets in which we have little or no experience, and even if successful, may negatively impact our short-term profitability. Our success depends on our ability to effectively and efficiently enhance our existing operations and execute on our growth strategy, including our ability to properly allocate limited investment dollars, balance the extent and timing of investments with the associated impact on expenses and profitability, balance our focus between new areas or new markets and the operation and servicing of our legacy businesses and customers, capture efficiencies and economies of scale and compete in the new areas or new markets and with the new solutions in which we have invested. If we are unable to effectively and efficiently enhance our existing operations, execute on our growth strategy and properly manage our investments, focus and expenditures, our results of operations and market share may be materially adversely affected.

We face risks relating to large projects.

In order to successfully compete in all sectors of our business, including security projects awarded through a competitive bid, we may be required to commit to provide certain technologies and solutions which are under development or which we may have to develop, license from a third party or acquire, specifically for that customer. This may result in technological difficulties that may prevent us from complying with our contractual obligations, exposing us to possible penalties and legal claims, and may affect the profitability of a project, which may have a negative impact on our business, financial condition and results of operations.

The larger and more complex our customer’s projects are, the greater the risks associated with such projects. Moreover, these risks are increased due to our need to custom design our solutions to meet customer specific needs. These risks may include our exposure to penalties and liabilities resulting from a breach of contract, our ability to fully integrate our products with third party products, and a risk of failure due to a combination of various technologies and complex environments. In some of these projects we may use domestic or overseas subcontractors for various planning aspects, solution development, integration, delivery and the successful and timely completion of such projects. We may be held liable for the failure of our subcontractors, from whom we may have no recourse. Additionally, to the extent that we cannot engage such subcontractors, partners or specialists or cannot engage them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired.

We may experience fluctuations in being selected for such large projects, which correspondingly may result in substantial fluctuations in our income and results of operations. In addition, there may be fluctuations in cash collection and revenue recognition with respect to such projects. Further, revenues from large projects are likely to be a single occurrence and nonrecurring.

We may not be able to identify suitable targets for acquisition or investment, or complete acquisitions or investments on terms acceptable to us, which could negatively impact our ability to implement our growth strategy.

We have identified a number of qualified companies that deal primarily in GSM network in a box technologies that complement our interception line of products. The process for acquiring such a company may take from several months up to a year and costs can vary greatly. We may also compete with others to acquire companies, and such competition may result in decreased availability of, or an increase in price for, suitable acquisition candidates. In addition, we may not be able to consummate acquisitions or investments that we have identified as crucial to the implementation of our strategy for other commercial or economic reasons. As a result, it may be more difficult for us to identify suitable acquisition or investment targets or to consummate acquisitions or investments once identified on acceptable terms or at all. If we are not able to execute on our acquisition strategy, we may not be able to achieve our growth strategy, may lose market share or may lose our leadership position in one or more of our markets.

Our acquisition and investment activity presents certain risks to our business, operations and financial position.

We expect that acquisitions and investments will be an important part of our growth strategy. Successful execution following the closing of an acquisition or investment is paramount to achieving the anticipated benefits of the transaction. The process of integrating an acquired company’s business into our operations and investing in new technologies is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of our management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business include, among others:

•	the effect of the acquisition on our financial and strategic positions and our reputation;

•	risk that we fail to successfully implement our business plan for the combined business;

•	risk that we are unable to obtain the anticipated benefits of the acquisition, including synergies or economies of scale;

•	risk that we are unable to complete development and/or integration of acquired technologies;

•	risk that the market does not accept the integrated product portfolio;

•	challenges in reconciling business practices or in integrating product development activities, logistics or information technology and other systems;

•	challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those we use;

•	retention risk with respect to key customers, suppliers and employees and challenges in retaining, assimilating and training new employees;

•	challenges in complying with newly applicable laws and regulations, including obtaining or retaining required approvals, licenses and permits; and

•	potential impact on our internal controls over financial reporting.

Acquisitions and/or investments may also result in the expenditure of available cash and amortization expenses or write-downs related to intangible assets such as goodwill, any of which could have a material adverse effect on our operating results or financial condition. Investments in immature businesses with unproven track records and technologies have an especially high degree of risk, with the possibility that we may lose the value of our entire investments or incur additional unexpected liabilities. Large or costly acquisitions or investments may also diminish our capital resources and liquidity or limit our ability to engage in additional transactions for a period of time. All of the foregoing risks may be magnified as the cost, size or complexity of an acquisition or acquired company increases, or where the acquired company’s products, market or business are materially different from ours, or where more than one integration is occurring simultaneously or within a concentrated period of time.

We may not be able to obtain the necessary regulatory approvals, including those of antitrust authorities and foreign investment authorities, in countries where we seek to consummate acquisitions or make investments. For those and other reasons, we may ultimately fail to consummate an acquisition, even if we announce the intended acquisition.

In addition, in the future we may require significant financing to complete an acquisition or investment, whether through bank loans, raising of debt or otherwise. We cannot assure you that such financing options will be available to us on reasonable terms, or at all. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition or investment and execute our growth strategy. Alternatively, we may issue a significant number of shares as consideration for an acquisition, which would have a dilutive effect on our existing shareholders.

Incorrect or improper use of our products and solutions or failure to properly provide professional services and maintenance services could result in negative publicity and legal liability.

Our products and solutions are complex and are deployed in a wide variety of network environments. The proper use of our products requires training and, if our products are not used correctly or as intended, insufficient results may be produced. Our products may also be intentionally misused or abused by clients who use our products. The incorrect or improper use of our products and solutions or our failure to properly provide professional services and maintenance services, including installation, training, project management, product customizations and consulting to our clients may result in losses suffered by our clients, which could result in negative publicity and product liability or other legal claims against us.

Furthermore, the use of our solutions by a government to conduct interception in violation of such government’s laws could result in negative publicity or even legal claims against us. Public incidents, such as the attack on, and infiltration of, Google Inc.’s corporate infrastructure, suspected to have been sponsored by a foreign government, and the various data leaks publicized by WikiLeaks, have demonstrated the societal pressures and legal issues regarding the use of surveillance and interception technologies by governments.

The entrance into U.S. markets will expose our business to additional risks.

A key element of our growth strategy is to enter the U.S. markets for our products. In order to do so, we believe we must establish a relationship with a local U.S. market participant that has relationships with potential customers and distribution capabilities. We will also need to develop a strategy to differentiate our products within the U.S. from those outside of the U.S. so our non-U.S. products do not fall under U.S. export control restrictions. Upon entering the U.S. markets, we may become subject to additional U.S. regulatory requirements. Inasmuch as we anticipate that our future sales in the U.S. will be made primarily to U.S. governmental agencies, we will become subject to all of the risks related to government contracts. There can be no assurance that we will develop a successful strategy to enter the U.S. markets or that, upon entry into the U.S. markets, we will successfully compete in that market.

In addition, the entrance into U.S. markets will also expose us to risks relating to U.S. regulatory requirements regarding customer use of our products. In September 2015, The U.S. Justice Department announced a new policy requiring federal law enforcement officials to obtain a search warrant prior to using secretive and intrusive cell-phone tracking technology. This new policy could make the U.S. market less attractive to us and could adversely affect demand for our products in the U.S.

Our solutions may contain defects or may be vulnerable to cyber-attacks, which could expose us to both financial and non-financial damages.

Many of our existing solutions are, and future solutions are expected to be, sophisticated and may develop operational problems. New products and new product versions also give rise to the risk of defects or errors. These defects or errors may relate to the operation or the security of the products and could result in product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by clients or others, which would seriously harm our revenues, financial condition and results of operations. If we do not discover and remedy such defects, errors or other operational or security problems until after a product has been released to customers, we may incur significant costs to correct such problems and/or become liable for substantial damages for product liability claims or other liabilities. Furthermore, correcting and repairing such errors, failures or defects could also require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our product licensing. In addition, the identification of errors in our software applications or the detection of bugs by our clients may damage our reputation in the market as well as our relationships with existing clients, which may result in our inability to attract or retain clients.

We face risks related to the concentration of third party resellers and direct customers with which we do business and, if we are unable to establish and maintain our relationships with such resellers and customers, our business and ability to grow could be materially adversely affected.

We conduct business with a relatively small number of resellers (i.e., resellers, distributors and system integrators) and direct customers, each of which could be material to our business. With respect to sales in many regions and countries, we sell to third party resellers that, in turn, resell our products to various security and intelligence agencies, military forces, law enforcement and homeland security agencies. For the years ended December 31, 2013 and 2014 and nine months ended September 30, 2015, one significant reseller accounted for 63%, 31% and 68% of our revenues, respectively, and one other reseller in each such fiscal period accounted for 18%, 31% and 13% of our revenues, respectively. We expect that sales of our products and services to relatively few significant resellers and customers could continue to account for a substantial percentage of our sales in the foreseeable future. There can be no assurance that we will be able to retain these key resellers and customers or that such resellers and customers will not cancel purchase orders, reschedule or decrease their level of purchases. Loss, cancellation, deferral of business by, or failure to receive new contracts, renewals or follow-on contracts from, such resellers and customers could have a material adverse effect on our business and operating results.

To remain successful, we must maintain our existing relationships as well as identify and establish new relationships with third party resellers. We must often compete with other suppliers for these relationships and our competitors often seek to establish exclusive relationships with these sales channels or to become a preferred partner for them. Our ability to establish and maintain these relationships is based on, among other things, factors that are similar to those on which we compete for end customers, including features, functionality, ease of use, installation and maintenance and price.

We believe that developing partnerships and strategic alliances is an important factor in our success in marketing our products. In some markets we have only recently started to develop a number of partnerships and strategic alliances. We cannot assure you that we will be able to develop such partnerships or strategic alliances on terms that are favorable to us, if at all. Failure to develop such arrangements that are satisfactory to us may limit our ability to successfully market and sell products and may have a material adverse effect on our business and results of operations.

As our market opportunities change, our reliance on particular distribution channels and strategic partners may increase or we may need to create new strategic partnerships and alliances to address changing market needs, all of which may negatively impact our growth and gross margins. There can be no assurance that we will be successful in maintaining, creating or expanding these channels and partnerships.

In addition, the execution of our growth strategy also depends on our ability to create new alliances and enter into strategic partnerships with certain market players and in certain markets, particularly the U.S. Even if we are able to enter into such alliances, it may be under terms that are not favorable to us, or we may not be able to realize the benefits that are anticipated through such alliances. If we are not successful at these efforts, we may lose sales opportunities, customers and market share, which may have a material adverse effect on our business and results of operations.

Risks associated with direct competition from our global distribution or partnership channels may materially adversely affect our financial results.

Certain of our current distribution channel partners or our strategic partners currently compete with us or may enter into our markets in competition with us, which could result in the termination of our relationship or lead to a significant reduction in sales through related channels. In addition, certain of our suppliers of material components of our products offer their own competing products.

The sophisticated nature of our solutions, customization of solutions based on specific customer needs, sales cycle and unpredictable sales terms and timing may create uncertainty in, or negatively impact, our operating results and make such results more volatile and difficult to predict.

The timing of our sales cycle ranges from as little as a few weeks to more than a year. Our larger sales, which we emphasize in our sales strategy, typically require a minimum of a few months to consummate. As the length or complexity of a sales process increases, so does the risk of not successfully closing the sale. Larger sales are often made by competitive bid, which also increases the time and uncertainty associated with such opportunities. In addition, because many of our solutions are sophisticated, customers may also require education on the value and functionality of our solutions as part of the sales process, further extending the time frame and uncertainty of the process.

Longer sales cycles, competitive bid processes, customizing solutions based on specific customer needs and the need to educate customers means that:

•	There is greater risk of customers deferring, scaling back or cancelling sales as a result of, among other things, their receipt of a competitive proposal, changes in budgets and purchasing priorities or the introduction or anticipated introduction of new or enhanced products by us or our competitors during the process.

•	We may make a significant investment of time and money in opportunities that do not come to fruition, which investments may not be usable or recoverable in future projects.

•	We may be required to bid on a project in advance of the completion of its design or be required to begin implementation of a project in advance of finalizing a sale, in either case, increasing the risk of unforeseen technological difficulties or cost overruns.

•	We face greater downside risks if we do not correctly and efficiently deploy limited personnel and financial resources and convert such sales opportunities into orders.

Additionally, after the completion of a solution sale or the sale of a more sophisticated product in general, our customers may need assistance from us in making full use of the functionality of these solutions or products, in realizing all of their benefits or in implementation generally. If we are unable to assist our customers in realizing the benefits they expect from our solutions and products, demand for our solutions and products may decline and our operating results may suffer.

The extended time frame and uncertainty associated with many of our sales opportunities also make it difficult for us to accurately forecast our revenues (and attendant budgeting and guidance decisions) and increases the volatility of our operating results from period to period.

Our uneven sales patterns could significantly impact our revenues and earnings, which could cause us to miss our forecasts.

Frequently, sales orders accumulate towards the latter part of a given quarter and typically in the final quarter of the calendar year. We believe this seasonality is typical for many companies in our market segment and that it may become more pronounced as the proportion of advanced applications in our overall sales mix continues to increase. Additionally, as a high percentage of our expenses are relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

In addition, the timing in which transactions are entered into may shift from one quarter to another. Customers often shift their buying decision towards the end of their budgetary year, which could result in the shifting of booking and revenues from one quarter to another and in many cases to the last quarter of a calendar year, which may also have an adverse impact on the booking and revenues in the quarter during which such transactions were to be entered into.

Our ability to forecast our operating results from quarter to quarter is also impacted by the fact that pricing, margins, and other deal terms may vary substantially from transaction to transaction, especially across business lines. Additionally, because we emphasize larger transactions in our sales strategy, the deferral or loss of one or more significant orders or a delay in a large implementation could materially adversely affect our operating results, especially in a given quarter. We might not meet our expectations or those of industry analysts in a particular future quarter, including as a result of the factors described in these Risk Factors.

Developing and marketing of our commercial applications are subject to risks and uncertainties.

We believe there are potential commercial applications of the technology underlying our products, although we currently do not have specific plans to pursue such commercial application. If, however, we determine to pursue commercial applications of our products, we may be exposed to additional risks related to the sale of our products for commercial use. These risks may include additional regulatory restrictions and a different competitive environment for our products. The marketing of our products for commercial use may also require marketing personnel with skills that are different from those held by our marketing staff. The need to comply with additional regulatory restrictions or hire additional marketing personnel could negatively impact our business or results of operations.

We are dependent on the efforts of contractors for projects in which we serve as subcontractor.

For certain projects, we act as subcontractors and depend on the conduct of and our relationship with general contractors in conducting our business. If one or more of these contractors experience financial or operational difficulties, we could experience an interruption in our operations. There is a risk that we may have disputes with our contractors arising from, among other things, the quality and timeliness of work performed by us, in which case our operating results could temporarily suffer until such disputes are resolved. Furthermore, disagreements with our contractors could lead to the assertion of rights and remedies under their contracts and increase the cost of the project or result in a contractor’s unwillingness to perform further work on the project. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its own agreement for any reason or terminates its agreement, we may be required to be engaged by a substitute contractor in order to continue our work on the project. This would likely result in significant project delays and increased costs.

For certain products components or services, we rely on third-party suppliers, manufacturers and partners, and if these relationships are interrupted we may not be able to obtain substitute suppliers, manufacturers or partners on favorable terms or at all and we may be subject to other adverse effects.

Although we generally use standard parts and components in our products, we do rely on non-affiliated suppliers and OEM partners for certain non-standard products or components which may be critical to our products, including both hardware and software, and on manufacturers of assemblies that are incorporated into our products. We also purchase technology, license intellectual property rights and oversee third-party development and localization of certain products or components, in some cases, by or from companies that may compete with us or work with our competitors. While we endeavor to use larger, more established suppliers, manufacturers and partners wherever possible, in some cases, these providers may be smaller, less established companies, particularly in the case of suppliers of new or unique technologies that we have not developed internally. In addition, in certain cases, we are dependent on sole-source suppliers for some components. If any of these sole-source suppliers fails to meet our needs, we may not have readily available alternatives. Our ability to fill our supply needs could jeopardize our ability to satisfactorily and timely complete our obligations under government and other contracts. If these suppliers, manufacturers or partners experience financial, operational, manufacturing capacity or quality assurance difficulties, cease production and sale of the products we buy from them entirely, or there is any other disruption, including loss of license, OEM or distribution rights, including as a result of the acquisition of a supplier or partner by a competitor, we will be required to locate alternative sources of supply or manufacturing, to internally develop the applicable technologies, to redesign our products and/or to remove certain features from our products, any of which would be likely to increase expenses, create delivery delays and negatively impact our sales. Although we endeavor to put in place contracts with key providers, and attempt to identify redundant suppliers for particular components, we may not be able to enter into such contracts or purchase from redundant suppliers. If we are able to enter into such contracts we may not be successful in obtaining adequate protections, these agreements may be short-term in duration and the counterparties may be unwilling or unable to stand behind such protections. Moreover, these types of contractual protections offer limited practical benefits to us in the event our relationship with a key provider is interrupted. In addition, by utilizing third party suppliers, manufacturers and partners, we run the risks that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules and the consequent risk that we will experience supply interruptions and be subject to escalating cost; and our competitiveness may be harmed by the failure of our subcontractors to develop, implement or maintain manufacturing methods appropriate for our products and customers.

Moreover, because most of our contracts are with governments and governmental agencies, we may be limited in the third parties we can engage as component manufacturers due to security clearance requirements.

Further, as suppliers discontinue their products, modify them in manners incompatible with our current use or use manufacturing processes and tools that could not be easily migrated to other vendors, we could have significant delays in product availability, which would have a significant adverse impact on our results of operations and financial condition. Although we believe that we can obtain alternative sources of supply in the event our suppliers are unable to meet our requirements in a timely manner, we cannot assure you that our alternative sources of supply would be sufficient to avoid a material interruption or delay in deliveries and in availability of spare parts.

For certain products, we rely on software from third parties. If we lose the right to use that software, we would have to spend additional capital to redesign our existing software to adhere to new third party providers or develop new software.

We integrate and utilize various third party software products as components of our products and solutions to enhance their functionality. Our business could be disrupted if functional versions of these software products were either no longer available to us or no longer made available to us on commercially reasonable terms. In addition, some of our third party vendors use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. If we lost the right to use such third party software, we would be required to spend additional capital to either redesign our software to function with alternate third party software or develop these components ourselves. As a result, we might be forced to limit the features available in our current or future products and solutions offerings and the commercial release of our products and solutions could be delayed.

Furthermore, if we were required to or otherwise determined to utilize software components from Israeli sources, Israeli export control law would impose a regulatory burden that may materially affect our business and operations.

If we cannot retain and recruit qualified personnel, our ability to operate and grow our business may be impaired.

We depend on the continued services of our management and employees to run and grow our business. To remain successful and to grow, we need to retain existing employees and attract new employees who understand and/or have experience with our products, services and markets, especially new markets and growth areas we may enter. As we grow, we must also enhance and expand our management team to execute on new and larger agendas and challenges and recruit and retain qualified engineers and project managers to perform research and development in our planned European research and development center and to commercialize our products, as well as qualified personnel to market and sell those products. The market for qualified personnel is competitive in the geographies in which we operate and may be limited especially in areas of emerging technology, and we may be at a competitive disadvantage to companies with greater brand recognition or financial resources in recruiting. An inability to attract and retain highly qualified employees may have an adverse effect on our ability to develop new products and enhancements for existing products and to successfully market such products, all of which would likely have a material adverse effect on our results of operations and financial position. Moreover, if we are not able to properly balance investment in personnel with growth in our business, our profitability may be adversely affected. There can be no assurance that we will be able to successfully recruit and integrate new employees.

There is often intense competition to recruit highly skilled employees in the technology industry. We may not be able to offer current and potential employees a compensation package that is satisfactory in order to keep them within our employ.

Unpredictable events, including natural disasters, may adversely affect our business.

The occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations. Some of our operations are located in areas that have been in the past, and may be in the future, susceptible to such occurrences.

Our employees or other third parties may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk that our employees, independent contractors, consultants or distributors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates export control laws or other regulations or manufacturing standards. Furthermore, the protection of our proprietary data and that of our clients is critical to our reputation and the success of our business. Our clients have a high expectation that we will adequately protect their confidential information. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines and/or criminal prosecution. Unauthorized disclosure of sensitive or confidential data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients.

It is not always possible to identify and deter misconduct or negligence by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, regulations or contractual obligations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business and results of operations, including the imposition of civil, criminal and administrative penalties, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our ability to operate our business and our results of operations.

We are subject to complex, evolving regulatory requirements that may be difficult and expensive to comply with and that could negatively impact our business.

Our business and operations are subject to regulatory requirements in Israel and elsewhere, including, among other things, with respect to government contracts, export control, labor, tax, anti-corruption, data privacy and protection, and communications monitoring and interception. Regulatory requirements are subject to constant change that may have a material impact on our operations. Compliance with these regulatory requirements may be onerous, time-consuming, and expensive, especially where these requirements are inconsistent from jurisdiction to jurisdiction or where the jurisdictional reach of certain requirements is not clearly defined or seeks to reach across national borders. Regulatory requirements in one jurisdiction may make it difficult or impossible to do business in another jurisdiction. We may also be unsuccessful in obtaining permits, licenses or other authorizations required to operate our business, such as for the marketing or sale or import or export of our products and services.

We cannot assure you that our methods of and policies for doing business will be adequate for new markets, including the United States or that we will be able to modify such methods or policies in a manner that allows us to enter into specific marketing, including the United States. Violations of applicable laws or regulations may harm our reputation and deter governmental agencies and other existing or potential customers or partners from purchasing our solutions. Furthermore, non-compliance with applicable laws or regulations could result in fines, damages, criminal sanctions against us, our officers, or our employees, restrictions on the conduct of our business, and damage to our reputation.

Our business, results of operations and financial condition could be materially adversely affected by changes in the legal and regulatory environment.

Our business, results of operations and financial condition could be materially adversely affected if laws, regulations or standards relating to our business and products, us or our employees (including labor laws and regulations) are newly implemented or changed. Among these laws and regulations, there are requirements in Israel and other territories in relation to import and export controls, data privacy and protection, anti-bribery and anti-corruption, labor, tax and environmental and social issues. While we make every effort to comply with such requirements, we cannot assure you that we will be fully successful in our efforts, and that our business will not be harmed. Failure to comply with applicable laws and regulations could results in fines, damages, civil liability and criminal sanctions against us, our officers and our employees, prohibitions on the conduct of our business and damage to our reputation.

The occurrence of privacy or information security breaches (or the belief that any such breach has occurred) in the operation of our business or by third parties using our products and solutions could harm our business, financial condition and operating results. Some of our customers use our products to compile and analyze highly sensitive or confidential information. We may come into contact with such information or data when we perform service or maintenance functions for our customers. The perception or fact that any of our employees has improperly handled sensitive information of a customer or a customer’s end user or consumer could negatively impact our business. If, in handling this information, we fail to comply with privacy legislation or procedures, we could incur civil liability to governmental agencies, customers and individuals whose privacy was compromised. Further, there are growing compliance and regulatory initiatives and changes for governments around the world that are driven by events and concerns such as accounting scandals, security threats and economic conditions.

While we attempt to prepare in advance for these new initiatives and standards, we cannot assure you that we will be successful in our efforts, that such changes will not negatively affect the demand for our products and services, or that our competitors will not be more successful or prepared than us. Alternatively, a reduction in the implementation of compliance and regulatory requirements in the industries in which we operate could materially adversely affect our business and results of operations.

We may be limited in our ability to transfer or outsource business to certain jurisdictions, and may be limited in our ability to undertake development activity in certain jurisdictions, which may impede on our efficiency and adversely affect our business results of operations.

Political or public perception factors may adversely affect our business.

We may experience negative publicity or other adverse impacts on our business if we sell our solutions to countries that are considered disfavored by the media or political or social rights organizations even though such transactions may be permissible under applicable law.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in certain countries. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Operations in Israel

Conditions in Israel affect our operations and may limit our ability to produce and sell our products.

Our headquarters is located in the State of Israel. Political, economic and military conditions in Israel directly affect our operations. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there continues to be unrest and terrorist activity in Israel, which has continued with varying levels of severity, and ongoing hostilities and armed conflicts between Israel and the Palestinian Authority and other groups in the West Bank and Gaza Strip. The effects of these hostilities and violence on the Israeli economy and our operations are unclear, and we cannot predict the effect on us of a further increase in these hostilities or any future armed conflict, political instability or violence in the region. We could be harmed by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, boycotts or a significant downturn in the economic or financial condition of Israel. In the event of war, we and our Israeli aftermarket product subcontractors and suppliers may cease operations, which may cause delays in the distribution and sale of our aftermarket products. In the event that our principal executive office is damaged as a result of hostile action, or hostilities otherwise disrupt the ongoing operation of our offices, our ability to operate could be materially adversely affected. Furthermore, since 2011, there has been civil war in Syria and since early 2013, the region has seen the growth of the “Islamic State” and increased internal hostilities in Iraq. The impact of these circumstances on Israel’s relations with its Arab neighbors, in general, or on our operations in the region, in particular, remains uncertain. The establishment of new fundamentalist Islamic regimes or governments more hostile to Israel could have serious consequences for the peace and stability in the region, place additional political, economic and military confines upon Israel, materially adversely affect our operations and limit our ability to sell our products to countries in the region.

Additionally, several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries and groups have imposed or may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. These restrictions may limit our ability to obtain manufactured components and raw materials from these countries or sell our products to companies in these countries. Furthermore, the Boycott, Divestment and Sanctions Movement, a global campaign attempting to increase economic and political pressure on Israel to comply with the stated goals of the movement, may gain increased traction and result in a boycott of Israeli products and services. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our business, results of operations and financial condition.

We are subject to stringent export control regulations.

In recent years the Israeli government has adopted and amended laws and regulations regarding enhanced defense export controls and the export of “dual use” items (items that are typically sold in the commercial market but that may also be used in the defense market). Additionally, many of our suppliers are subject to the “dual use” item export regime pursuant to the Wassenaar Arrangement. Moreover, many of our solutions incorporated encryption technology which is subject to Israeli export control. If government approvals are not obtained, our ability to export our products could be negatively impacted, including revocation of authorizations previously granted, thus causing a reduction in our revenues.

Certain of our activities are in compliance with Israel export control law by virtue of the fact that the section of the law making the law applicable to “brokerage” activities has not been implemented. If the law were to be made applicable to brokerage activities, we would likely be required to obtain additional licenses or modify our method of doing business.

Because many of our contracts and projects are classified for national security reasons, we may not be able to provide important information to the public.

To date, a majority of our revenue has been derived from contracts which are classified by certain governments for national security reasons. Therefore, we are prohibited from filing these contracts as exhibits to our reports, registration statements and other filings with the U.S. Securities and Exchange Commission and in our press releases. The specific aspects of our technologies are highly sensitive to ongoing military operations, homeland security issues and criminal activity and are largely classified under our customers’ guidelines and, consequently, cannot be disclosed publicly. Such absence of explanation, detail and discussion may prohibit us from providing details that an investor may find meaningful, cause many individuals and investors to question our level of disclosure and discourage potential investors from investing in our securities. Accordingly, investors may not have important information concerning our businesses and operations with which to make an informed investment decision.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon us, our directors and officers who reside outside the United States may be difficult to obtain within the United States. Furthermore, because the majority of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may be difficult to collect within the United States. Additionally, it may be difficult to enforce civil liabilities under U.S. federal securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specific time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

•	subject to limited exceptions, the judgment is final and non-appealable;

•	the judgment was given by a court competent under the laws of the state in which the court is located and is otherwise enforceable in such state;

•	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

•	the laws of the state in which the judgment was given provides for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

The tax benefits that are available to us under Israeli law require us to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

We are eligible for certain tax benefits provided to “Approved” or “Preferred Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law. Specifically, the standard corporate tax rate for Israeli companies was 25% in 2012 and 2013 and increased to 26.5% for 2014 and 2015. From 2016 the Israeli corporate tax rate is expected to be reduced to 25%. We expect to benefit from a tax rates of 9% to 16% as a “Preferred Enterprise.” If these tax benefits are not awarded, reduced, cancelled or discontinued, for whatever reason, including lack of compliance with the requirements of the law, our Israeli taxable income would be subject to standard Israeli corporate tax rates and we may be required to refund any tax benefits that we have already received, plus indexation, interest and penalties thereon. Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. The Israeli government may furthermore independently determine to reduce, phase out or eliminate entirely the benefit programs under the Investment Law, regardless of whether we then qualify for benefits under those programs at the time, which would also adversely affect our global tax rate and our results of operations.

We will have increased severance obligations to our employees under Israel’s Severance Pay Law.

We are not a party to any collective bargaining or other agreement with any labor organization in Israel. However, certain provisions of collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (including the Manufacturers’ Association of Israel) as may be agreed upon from time to time are applicable to our Israeli employees by virtue of expansion orders issued periodically by the Israeli Ministry of Economy.

Under Israeli law, Israeli employees are required to make, and employers are required to pay and withhold, certain payments to the National Insurance Institute (similar, to some extent, to the United States Social Security Administration), on account of social security and health tax payments.

In addition, we are required to maintain employee benefit plans for the benefit of our employees (referred to as the employee benefit plans). Each month, both we and our employees contribute sums to the employee benefit plans. The employee benefit plans provide a combination of savings plan (for pension), insurance and severance pay to the Israeli employees. Some of the sums we contribute monthly to the employee benefit plans are used to satisfy severance pay to which the employees may be entitled under Israeli law.

Our current agreements with employees are in accordance with Section 14 of Israeli’s Severance Pay Law and our monthly contributions for severance pay for such employees are in lieu of our severance liability. Notwithstanding our having deposited these amounts, and having sufficient funds available in each of our existing employee’s severance accounts, as a matter of caution, we have set aside additional reserves for severance pay as follows: As of September 30, 2015 and December 31, 2014, our financial statements reflect reserves of $105,000 and $155,000, respectively, for potential future obligations to make severance payments to employees (above and beyond the duly deposited amounts in each employee’s fund).

Risks Relating to Reincorporation in Cayman Islands

If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, our U.S. shareholders may suffer adverse tax consequences.

If 75% or more of our gross income in a taxable year, including our pro-rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then we will be a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro-rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. Once treated as a PFIC, for any taxable year, a foreign corporation will generally continue to be treated as PFIC for all subsequent taxable years. If we were to be a PFIC, and a U.S. Holder does not make an election to treat us as a “qualified electing fund,” or QEF, or a “mark-to-market” election, “excess distributions” to a U.S. Holder, and any gain recognized by a U.S. Holder on a disposition of our ordinary shares, would be taxed in an unfavorable way. Among other consequences, our dividends, to the extent that they constituted excess distributions, would be taxed at the regular rates applicable to ordinary income, rather than the 20% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and certain “interest” charges may apply. In addition, gains on the sale of our shares would be treated in the same way as excess distributions. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether we would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset our passive income in the calculation of gross income. As a result of our substantial cash position, if the value of our operating business assets declines, there is a substantial risk that we will be classified as a PFIC under the asset test described above. There can be no assurance that we will not be classified as a PFIC by the U.S. Internal Revenue Service. Although the Company does not currently anticipate that it will constitute a PFIC, in light of the periodic asset and income tests applicable in making this determination, no assurance can be given that it will not become a PFIC in any year the future. A U.S. Holder who makes a QEF election is taxed currently on such holder’s proportionate share of our earnings. If the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, however, it might be too late for a U.S. Holder to make a timely QEF election, unless the U.S. Holder qualifies under the applicable Treasury regulations to make a retroactive (late) election. U.S. Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. Holders who made a timely QEF or mark-to-market election, or certain other elections. We do not currently intend to prepare or provide the information that would enable you to make a Qualified Election Fund election. Accordingly, our shareholders are urged to consult their tax advisors regarding the application of PFIC rules.

Certain provisions of our amended and restated articles of incorporation and our amended and restated bylaws may make it difficult for shareholders to change the composition of our board of directors and may discourage, delay or prevent a merger or acquisition that some shareholders may consider beneficial.

Certain provisions of our amended and restated articles of association may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of Holdco and our shareholders. The provisions in our amended and restated articles of association include, among other things, those that:

•	authorize our board of directors to issue preferred shares and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

•	establish advance notice procedures for nominating directors or presenting matters at shareholder meetings; and

•	limit the persons who may call special meetings of shareholders.

While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the shareholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management members by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management. For more information, see “Description of Holdco Securities.”

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. In addition, certain of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Law (2013 Revision) of the Cayman Islands (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Following the consummation of the business combination, Holdco expects to qualify as a “Foreign Private Issuer”, and as such, Holdco would be exempt from the Section 14 Proxy Rules and Section 16 of the 1934 Securities Exchange Act and subject to limited 1934 Securities Exchange Act reporting requirements.

The submission of proxy and annual meeting of shareholder information (prepared to Cayman Islands standards) on Form 6-K as well as more limited periodic reporting requirements than pertain for U. S. issuers may result in shareholders having less complete and timely data. In addition, as a Foreign Private Issuer, Holdco’s officers, directors and principal shareholders would be exempt from Exchange Act Section 16’s short-swing insider disclosure and profit recovery provisions. The exemption from Section 16 rules regarding sales of common shares by insiders may result in shareholders having less data.

Intellectual Property and Data/Systems Security

Our intellectual property may not be adequately protected.

We believe that many participants in the defense and security industries do not register patents or other intellectual property in the ordinary course of business. In order to safeguard our unpatented proprietary know-how, trade secrets and technology, we rely primarily upon trade secret protection and non-disclosure provisions in agreements with employees and other third parties having access to our confidential information. There can be no assurance that these measures will adequately protect us from improper disclosure or misappropriation of our proprietary information.

Preventing unauthorized use or infringement of our intellectual property rights is difficult even in jurisdictions with well-established legal protections for intellectual property such as the United States. It may be even more difficult to protect our intellectual property in other jurisdictions where legal protections for intellectual property rights are less established. If we are unable to adequately protect our intellectual property against unauthorized third-party use or infringement, our competitive position could be adversely affected.

Our products may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer.

The technology industry is characterized by frequent allegations of intellectual property infringement. Any allegation of infringement against us could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays or force us to enter into royalty or license agreements. If patent holders or other holders of intellectual property initiate legal proceedings against us, either with respect to our own intellectual property or intellectual property we license from third parties, we may be forced into protracted and costly litigation, regardless of the merits of these claims. On November 12, 2015, a lawsuit was submitted to the Lod District Court in Israel by a company and an individual, against Ability and its shareholders. The lawsuit amount for registration fee purposes is NIS 5 million ($1,285,000), however the plaintiffs did not specify the demanded compensation amount. The plaintiffs allege that certain of Ability’s products which are designed to intercept and decode encrypted cellular communication networks under the GSM standard, exploit and violate the patented invention, and take advantage of the plaintiffs’ confidential information protected under the terms of a non-disclosure agreement. The plaintiffs allege that such actions constitute patent infringement, violation of the non-disclosure agreement, misappropriation of trade secrets and unjust enrichment. The plaintiffs demand to immediately cease the patent infringement as well as to cease from any further use of the claimed technology and further manufacture, export, sale or marketing of the alleged infringing products by Ability and/or its shareholders. Ability believes the allegations in the notice and the lawsuit are without merit and intends to vigorously defend against them. Ability and its legal counsel are of the opinion that it is unable to predict the outcome of these legal proceedings as to their preliminary stage. We may not be successful in defending such litigation, including the pending litigation, in part due to the complex technical issues and inherent uncertainties in intellectual property litigation, and may not be able to procure any required royalty or license agreements on terms acceptable to us, or at all. See “Business of Ability—Legal Proceedings.”

Third parties may also assert infringement claims against our customers. Subject to certain limitations, we sometimes indemnify our customers and resellers with respect to infringement by our products of the proprietary rights of third parties, which, in some cases, may not be limited to a specified maximum amount and for which we may not have sufficient insurance coverage or adequate indemnification in the case of intellectual property licensed from a third party. If any of these claims succeed, we may be forced to pay damages, be subject to injunction with respect to the use or sale of certain products, be required to obtain licenses for the products our customers or partners use, which may not be available on reasonable terms, or incur significant expenses in developing non-infringing alternatives.

We face risks relating to our use of certain “open source” software tools.

Certain of our software products contain a limited amount of open source code and we may use more open source code in the future. In addition, certain third party software that we embed in our products contains open source code. Open source code is code that is covered by a license agreement that permits the user to liberally use, copy, modify and distribute the software without cost, provided that users and modifiers abide by certain licensing requirements. The original developers of the open source code provide no warranties on such code.

As a result of our use of open source software, we could be subject to suits by parties claiming ownership of what we believe to be open source code and we may incur expenses in defending claims that we did not abide by the open source code license. In addition, third party licensors do not provide intellectual property protection with respect to the open source components of their products, and therefore we may not be indemnified by such third party licensors in the event that we or our customers are held liable in respect of the open source software contained in such third party software. If we are not successful in defending against any such claims that may arise, we may be subject to injunctions and/or monetary damages or be required to remove the open source code from our products. Such events could disrupt our operations and the sales of our products, which would negatively impact our revenues and cash flow.

Moreover, under certain conditions, the use of open source code to create derivative code may obligate us to make the resulting derivative code available to others at no cost. The circumstances under which our use of open source code would compel us to offer derivative code at no cost are subject to varying interpretations. If we are required to publicly disclose the source code for such derivative products or to license our derivative products that use an open source license, our previously proprietary software products may be available to others without charge. If this happens, our customers and our competitors may have access to our products without cost to them, which could harm our business.

We monitor our use of such open source code to avoid subjecting our products to conditions we do not intend. The use of such open source code, however, may ultimately subject some of our products to unintended conditions so that we are required to take remedial action that may divert resources away from our development efforts.

The mishandling or the perceived mishandling of sensitive information could harm our business.

Our products are in some cases used by customers to compile and analyze highly sensitive or confidential information and data, including information or data used in intelligence gathering or law enforcement activities. While our customers’ use of our products in no way affords us access to the customer’s sensitive or confidential information or data, we or our partners may receive or come into contact with such information or data, including personally identifiable information, when we are asked to perform services or support functions for our customers. We or our partners may also receive or come into contact with such information or data in connection with the use of our solutions. We have implemented procedures and use information technology systems to help ensure the proper handling of such information and data, including background screening of certain service personnel, non-disclosure agreements with employees and partners, access rules and other controls. However, these measures are designed to mitigate the risks associated with handling or processing sensitive data and cannot safeguard against all risks at all times. The improper handling of sensitive data, or even the perception of such mishandling (whether or not valid), or other security lapses by us or our partners or within our products, could reduce demand for our products or otherwise expose us to financial or reputational harm or legal liability.

We may be subject to information technology system failures or disruptions that could harm our operations, financial condition or reputation.

We rely extensively on information technology systems to operate and manage our business and to process, maintain and safeguard information, including information belonging to our customers, partners, and personnel. These systems may be subject to failures or disruptions as a result of, among other things, natural disasters, accidents, power disruptions, telecommunications failures, new system implementations, acts of terrorism or war, physical security breaches, computer viruses, or other cyber-attacks. Cyber security attacks are becoming increasingly sophisticated and in many cases may not be identified until a security breach actually occurs. We have experienced cyber-attacks in the past and may experience them in the future, potentially with greater frequency. While we are continually working to maintain secure and reliable systems, our security, redundancy, and business continuity efforts may be ineffective or inadequate. We must continuously improve our design and coordination of security controls across our business groups and geographies. Despite our efforts, it is possible that our security controls and other procedures that we follow may not prevent systems failures or disruptions. Such system failures or disruptions could subject us to research and development or production downtimes, delays in our ability to process orders, delays in our ability to provide products and services to customers, delays or errors in financial reporting, compromise, disclosure, or loss of sensitive or confidential information or intellectual property, destruction or corruption of data, financial losses from remedial actions, theft, liabilities to customers or other third parties, or damage to our reputation. Information system failures at one of our partners may also result in similar adverse consequences.

Any of the foregoing could harm our competitive position, result in a loss of customer confidence and materially and adversely affect our results of operations or financial condition.

Risks Related to Our Finances and Capital Structure

Our income tax rate is complex and subject to uncertainty.

Computations of our taxes on income and withholding obligations are complex because they are based on the laws of numerous taxing jurisdictions. These computations require significant judgment on the application of complicated rules governing accounting for tax provisions under GAAP. The international nature of our structure and operations creates uncertainties. Taxes on income for interim periods are based on a forecast of our preferred Israeli tax rate for the year, which includes forward looking financial projections. Such financial projections are based on numerous assumptions, including the expectations of profit and loss. We may not accurately forecast the various items that comprise the projections.

From time to time, we may be subject to income and other tax audits in Israel, the timings of which are unpredictable. While we believe we comply with applicable tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. If we are assessed additional taxes, it could have a material adverse effect on our results of operations and financial condition.

In recent years, we have seen changes in tax laws resulting in an increase in applicable tax rates, in part stemming from public pressure to increase tax liabilities of corporations and to limit the ability to gain from strategic tax planning, with a focus on international corporations. Such legislative changes in one or more jurisdictions in which we operate may have implications on our tax liability and have a material adverse effect on our results of operations and financial condition. In Israel specifically, we have experienced in recent years an increase in corporate tax rate, as well as reduction in favorable tax treatment. Such trend, which is partly attributable to political and public pressure, may continue and may results in a higher effective tax rate, which will negatively impact our results of operation.

Our international operations subject us to currency exchange risk.

We earn revenues, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar, including the Israeli shekel and euro among others. Because our functional currency is the U.S. dollar, we must translate revenues, expenses, assets, and liabilities denominated in non-U.S. dollar functional currencies into U.S. dollars using currency exchange rates in effect during or at the end of each reporting period. Therefore, changes in currency exchange rates affect our consolidated operating income. In addition, our net income is further impacted by the revaluation and settlement of monetary assets and liabilities denominated in currencies other than the functional currency, gains or losses on which are recorded within income (expense), net.

Our financial outlooks do not assume fluctuations in currency exchange rates. Adverse fluctuations in currency exchange rates subsequent to providing our financial outlooks could cause our actual results to differ materially from those anticipated in our outlooks, which could negatively affect our business.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business. Further, a material weakness was noted in our financial reporting closing process with respect to cut-off procedures relating to expenses.

We will begin the process of documenting our internal control procedures to satisfy the requirements of Section 404 (a), which require an annual management assessment of the effectiveness of our internal controls over financial reporting. In the future we may become subject to the requirements of Section 404(b), which would require a report by our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We are in the process of addressing our internal controls over financial reporting and we will establish formal policies, processes and practices related to financial reporting and identify key financial reporting risks, assessment of our potential impact and linkage of those risks to specific areas and activities within our organization.

As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement and document the necessary policies, processes and controls to mitigate financial reporting risks, we may not be able to comply with the requirements of Sections 404 (a) and (b) in a timely manner or with adequate compliance. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the U.S. Securities and Exchange Commission or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statement. Confidence in the reliability of our financial statements could also suffer if we were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our stock.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, Ability has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and the Nasdaq have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active market for our common shares and our share price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Holdco and Cambridge have irrevocably opted not to take advantage of such extended transition period, and will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and generally requires, in the same report, a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” for up to five years.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

As Ability is a privately held company, we have not been required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase our operating costs and could require significant time and resources from our management and employees. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required

SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common shares on Nasdaq.

The price of Holdco ordinary shares may be volatile.

The price of Holdco ordinary shares may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

•	mergers and strategic alliances in the intelligence gathering and cyber security industries;

•	market prices and conditions in the intelligence gathering and cyber security markets;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ordinary shares, regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our common shares could be adversely affected.

Holdco may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Holdco’s ordinary shares.

Holdco may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Holdco’s issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	Holdco’s existing shareholders’ proportionate ownership interest in Holdco will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of Holdco’s common shares may decline.

Risks Related to the Business Combination

Holdco has granted certain veto rights with respect to a private placement of our securities which could prevent us from increasing capital when needed.

Pursuant to the Reorganization Agreement, Holdco granted each of Anatoly Hurgin, Chief Executive Officer and a director of Ability, and Alexander Aurovsky, Chief Technology Officer and a director of Ability, the right during the two year period following the closing of the merger to veto a private placement of Holdco’s ordinary shares (i) being sold to any persons or entities which were holders of Cambridge capital stock on the closing date of the merger or (ii) that would result in a number of ordinary shares being issued equal to or in excess of 20% of the then outstanding ordinary shares of Holdco (based on pre-money valuation), except if any such private placement is then allowable under the Israeli Tax Authority rulings. Each of Messrs. Hurgin and Aurovsky may exercise their veto right in their sole and absolute discretion and they will likely have interests different that Holdco which could result in their prohibiting Holdco from completing a private placement that would be beneficial to Holdco. If either of Messrs. Hurgin or Aurovsky were to prohibit Holdco from completing a private placement at a time when Holdco requires funds. Holdco’s cash flows and operations could be mutually adversely affected and Holdco could be prohibited from completing an acquisition, repaying indebtedness, expanding its operations or taking other actions contemplated at such time.

Future resales of the ordinary shares of Holdco issued to the Ability shareholders may cause the market price of Holdco’s securities to drop significantly, even if Holdco’s business is doing well.

Under the merger agreement, the Ability shareholders will receive, among other things, an aggregate of: (i) 17,173,267 ordinary shares of Holdco; (ii) $18,150,000 in cash; and (iii) an additional number of ordinary shares to be issued upon and subject to Ability achieving certain net income targets, subject to reallocation of certain of these shares to Migdal Underwriting & Business Initiatives Ltd. and Eyal Tzur as described elsewhere in this proxy statement/prospectus. Pursuant to the merger agreement, the Ability shareholders will be restricted from selling any of the Holdco shares that they receive as a result of the share exchange during the twenty four month period after the closing date of the business combination, subject to certain exceptions, and the Ability shareholders will be required to enter into lock-up agreements to such effect. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.” Unlike the Ability shareholders, since there are no contractual lock-up restrictions on the (i) 480,000 ordinary shares of Holdco being issued to Eyal Tzur as a portion of the consideration he will receive in exchange for the sale of his shares in Ability Security Systems Ltd. and up 253,500 ordinary shares Eyal Tzur may receive upon Ability achieving certain net income targets as set forth in the merger agreement and described herein and (ii) 480,000 ordinary shares of Holdco being issued to Migdal Underwriting & Business Initiatives Ltd. as a portion of its fees in connection with the business combination and up to 253,500 ordinary shares which it may receive upon Ability achieving certain net income targets as set forth in the merger agreement and described herein, these shares may be freely sold immediately upon closing of the business combination (or upon receipt in the case of the net income target shares).

The Ability shareholders may sell Holdco shares pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because Cambridge and Holdco are currently shell companies, waiting until one year after Holdco’s filing with the SEC of a Current Report on Form 8-K containing Form 10 type information reflecting the merger with Ability.

Upon expiration of the applicable lock-up periods, and upon effectiveness of the registration statement Holdco files pursuant to the registration rights agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Ability shareholders may sell large amounts of Holdco shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Holdco’s stock price or putting significant downward pressure on the price of Holdco’s stock.

If Cambridge stockholders fail to properly demand conversion rights, they will not be entitled to convert their shares of common stock of Cambridge into a pro rata portion of the trust account.

Cambridge stockholders holding public shares may demand that Cambridge convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. Cambridge stockholders who seek to exercise this conversion right must deliver their stock (either physically or electronically) to Cambridge’s transfer agent prior to the vote at the meeting. Any Cambridge stockholder who fails to properly demand conversion rights will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Special Meeting of Cambridge Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the merger proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Cambridge cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Cambridge’s shares of common stock will exceed the per-share conversion price.

Nasdaq may not list Holdco’s securities on its exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.

Holdco intends to apply to have its securities listed on Nasdaq upon consummation of the business combination. Holdco will be required to meet the initial listing requirements to be listed. Holdco may not be able to meet those initial listing requirements. Even if Holdco’s securities are so listed, Holdco may be unable to maintain the listing of its securities in the future.

If Holdco fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Holdco could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Holdco’s ability to request indemnification from Ability shareholders for damages arising out of the business combination are limited in certain instances to those claims where damages exceed $1,500,000, does not apply to a certain existing, identified litigation, and is also limited to the shares placed in escrow.

At the closing of the business combination, 948,515 of the Holdco shares issuable to the Ability shareholders will be deposited in escrow to provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by Ability and its shareholders, and for certain other indemnifiable matters. Claims for indemnification may only be asserted by Holdco once the damages exceed a $1,500,000 deductible, in which event the amount payable shall be the amount in excess of the deductible. Accordingly, it is possible that Holdco will not be entitled to indemnification even if Ability is found to have breached certain of its representations and warranties and covenants contained in the merger agreement if such breaches would only result in damages to Holdco of less than $1,500,000. Also, the aggregate liability for damages is limited to the shares placed in escrow until one year from the closing date of the merger. At such time, 50% of the escrow shares will be released from the escrow to the Ability shareholders, less amounts previously applied in satisfaction of or reserved with respect to indemnification claims, if any, that are made prior to that date. Thereafter, until the second year from the closing date of the merger, it may only make claims with respect to breaches of Ability’s representations and warranties related to environmental matters and its recovery will be limited to the remaining shares held in escrow. Claims Holdco makes with respect to any breaches of representations and warranties relating to Ability shareholders’ title to their Ability capital stock or the outstanding capitalization of Ability or with respect to certain other indemnifiable matters will survive without limitation as to time. Under the terms of the merger agreement, there is no right to seek indemnification with respect to the action described herein under “Business of Ability — Legal Proceedings.” As described under “Legal Proceedings,” in November 2015, a lawsuit was submitted to the Lod District Court in Israel by a company and an individual, against Ability and its shareholders alleging that certain of Ability’s key intellectual property infringes on the intellectual property rights of the plaintiffs. No specific amount of damages is cited in the lawsuit, but if Ability is found to have infringed on the intellectual property rights, the liabilities could be substantial. Further, the lawsuit seeks an order or injunction against Ability to force Ability to cease use of the claimed technology. Although Ability advises that the allegations in the lawsuit are without merit, if this proves not to be the case, liability could be substantial and the loss of the right to use the intellectual property in question could have a material adverse effect on the operations of Ability, including potentially the need to cease operations. The merger agreement does not provide for any specific indemnification with respect to this lawsuit nor is this lawsuit excepted from the general indemnification deductible (i.e., the amount of liability that must be incurred before the Ability shareholders are obligated to provide indemnification). Further, the liability incurred by Ability in connection with the lawsuit could substantially exceed the amount of indemnification available under the merger agreement.

Cambridge’s current directors and executive officers own shares of common stock and warrants that will be worthless and have made loans and incurred reimbursable expenses that may not be reimbursed or repaid if the business combination is not approved. Such interests may have influenced their decision to approve the business combination with Ability.

Cambridge’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in insider shares and private units that they purchased prior to, or simultaneously with, Cambridge’s initial public offering. Cambridge’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the business combination with Ability or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $4,262,977 based upon the closing prices of the shares and units on Nasdaq on November 24, 2015, the record date. Furthermore, Cambridge’s officers have loaned Cambridge an aggregate of $350,000 as of the record date and Cambridge’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Cambridge’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the business combination with Ability. However, if Cambridge fails to consummate the business combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, Cambridge may not be able to repay or reimburse these amounts if the business combination is not completed. See the section entitled “The Merger Proposal — Interests of Cambridge’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Cambridge’s directors to approve the business combination with Ability and to continue to pursue such business combination. In considering the recommendations of Cambridge’s board of directors to vote for the merger proposal and other proposals, its stockholders should consider these interests.

Cambridge’s executive officers are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced his decision to approve the business combination with Ability.

If the business combination with Ability or another business combination is not consummated by Cambridge within the required time period, Cambridge’s executive officers will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed a waiver agreement. If Cambridge consummates a business combination, on the other hand, Cambridge will be liable for all such claims. Neither Cambridge nor the executive officers have any reason to believe that the executive officers will not be able to fulfill his indemnity obligations to Cambridge. See the section entitled “Other Information Related to Cambridge — Financial Condition and Liquidity” for further information.

These personal obligations of the executive officers may have influenced Cambridge’s board of director’s decision to approve the business combination with Ability and to continue to pursue such business combination. In considering the recommendations of Cambridge’s board of directors to vote for the merger proposal and other proposals, Cambridge’s stockholders should consider these interests.

The exercise of Cambridge’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Cambridge’s stockholders’ best interest.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the merger agreement, would require Cambridge to agree to amend the merger agreement, to consent to certain actions taken by Ability or to waive rights that Cambridge is entitled to under the merger agreement. Such events have arisen and could continue to arise because of changes in the course of Ability’s business, a request by Ability to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Ability’s business and would entitle Cambridge to terminate the merger agreement. In any of such circumstances, it would be at Cambridge’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Cambridge and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Cambridge does not believe there will be any changes or waivers that Cambridge’s directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained. While certain changes could be made without further stockholder approval, Cambridge will circulate a new or amended proxy statement/prospectus and resolicit Cambridge’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the merger proposal.

If Cambridge is unable to complete the business combination with Ability or another business combination by December 23, 2015, Cambridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Cambridge and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.10 per share.

Under the terms of Cambridge’s amended and restated certificate of incorporation, Cambridge must complete the business combination with Ability or another business combination by December 23, 2015, or Cambridge must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Cambridge. Although Cambridge has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Cambridge’s public stockholders. If Cambridge is unable to complete a business combination within the required time period, the executive officers have agreed they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.10 due to such claims.

Additionally, if Cambridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Cambridge otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Cambridge may not be able to return to its public stockholders at least $10.10.

Cambridge’s stockholders may be held liable for claims by third parties against Cambridge to the extent of distributions received by them.

If Cambridge is unable to complete the business combination with Ability or another business combination within the required time period, Cambridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Cambridge cannot assure you that it will properly assess all claims that may be potentially brought against Cambridge. As such, Cambridge’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Cambridge cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Cambridge.

If Cambridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Cambridge’s stockholders. Furthermore, because Cambridge intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Cambridge’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Cambridge cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Cambridge stockholders to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on Cambridge’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, Cambridge’s initial stockholders, officers, directors, Ability or Ability’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of

Cambridge common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the business combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Cambridge common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, Cambridge’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

Cambridge’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the business combination. If the adjournment proposal is not approved, Cambridge’s board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the business combination. In such event, the business combination would not be completed.

FORWARD-LOOKING STATEMENTS

Cambridge believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

Cambridge believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Cambridge is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Cambridge or Ability in such forward-looking statements, including among other things:

•	the number and percentage of its public stockholders voting against the merger proposal and/or seeking conversion;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the ability to maintain the listing of Holdco’s securities on Nasdaq following the business combination;

•	changes adversely affecting the business in which Ability is engaged;

•	management of growth;

•	general economic conditions;

•	Ability’s business strategy and plans; and

•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Cambridge, Ability or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Cambridge and Ability undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the merger proposal, charter proposals, incentive compensation plan proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Cambridge and/or Ability.

SPECIAL MEETING OF CAMBRIDGE STOCKHOLDERS

General

Cambridge is furnishing this proxy statement/prospectus to Cambridge’s stockholders as part of the solicitation of proxies by Cambridge’s board of directors for use at the special meeting in lieu of annual meeting of Cambridge stockholders to be held on December [●], 2015, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Cambridge’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on December [●], 2015, at 10:00 a.m., eastern time, at the offices of Graubard Miller, Cambridge’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Cambridge Special Meeting

At the special meeting, Cambridge is asking holders of Cambridge common stock to:

•	consider and vote upon a proposal to adopt the merger agreement and approve the business combination contemplated by the merger agreement (merger proposal);

•	consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Holdco and Cambridge’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Ability Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco has 200,000,000 authorized ordinary shares and 5,000,000 authorized preferred shares, as opposed to Cambridge having 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to Cambridge’s corporate existence terminating if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains (charter proposals);

•	consider and vote upon a proposal to approve the adoption of the 2015 Long-Term Equity Incentive Plan (incentive compensation plan proposal); and

•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the special meeting, Cambridge would not have been authorized to consummate the business combination (adjournment proposal).

Recommendation of Cambridge Board of Directors

Cambridge’s board of directors has unanimously determined that the merger proposal is fair to and in the best interests of Cambridge and its stockholders; has unanimously approved the merger proposal; unanimously recommends that stockholders vote “FOR” the merger proposal; unanimously recommends that stockholders vote “FOR” each of the charter proposals; “FOR” the incentive compensation plan proposal; and unanimously recommends that stockholders vote “FOR” an adjournment proposal if one is presented to the meeting.

Record Date; Persons Entitled to Vote

Cambridge has fixed the close of business on November 24, 2015, as the “record date” for determining Cambridge stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on November 24, 2015, there were 10,534,625 shares of Cambridge common stock outstanding and entitled to vote. Each share of Cambridge common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Cambridge, the 2,012,500 initial shares held by the initial stockholders, the shares included in the 472,125 private units held by the initial stockholders and EarlyBirdCapital, Inc. and any shares of common stock acquired in the aftermarket by such stockholders, will be voted in favor of the merger proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Cambridge but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the merger proposal and the charter proposals.

Vote Required

The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

The charter proposals and incentive compensation plan proposal will each require the affirmative vote of the holders of a majority of Cambridge common stock outstanding on the record date. Because each of these proposals requires the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

The approval of the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of Cambridge common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Voting Your Shares

Each share of Cambridge common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Cambridge common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Cambridge common stock at the special meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Cambridge’s board “FOR” the merger proposal, the charter proposals, the incentive compensation plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Cambridge can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Mitchell Gordon, Cambridge’s Chief Financial Officer, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Cambridge common stock, you may call Morrow & Co., Cambridge’s proxy solicitor, at 800-662-5200 or Mitchell Gordon, Cambridge’s Chief Financial Officer, at 212-557-9300.

Conversion Rights

Holders of public shares may seek to convert their shares, regardless of whether they vote for or against the merger proposal. Any stockholder holding public shares as of the record date who votes in favor of or against the merger proposal may demand that Cambridge convert such shares into a full pro rata portion of the trust account (which was $10.10 per share as of November 24, 2015, the record date), calculated as of two business days prior to the anticipated consummation of the business combination. If you fail to affirmatively vote either for or against the merger proposal, including as a result of an abstention or broker non-vote, you will not be permitted to exercise your conversion rights. If a holder properly seeks conversion as described in this section and the business combination is consummated, Cambridge will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Cambridge’s initial stockholders will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly.

Cambridge stockholders who seek to convert their public shares must affirmatively vote for or against the merger proposal. Cambridge stockholders who do not vote with respect to the merger proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash. Holders may demand conversion by (A) either checking the box on their proxy card or by submitting their request in writing to Mitchell Gordon, Cambridge’s Chief Financial Officer and (B) delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Cambridge’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the merger proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then Cambridge’s public stockholders who elected to exercise their conversion rights will not be entitled to convert their shares into a full pro rata portion of the trust account, as applicable. Cambridge will thereafter promptly return any shares delivered by public holders. In such case, holders may only share in the assets of the trust account upon the liquidation of Cambridge. This may result in holders receiving less than they would have received if the business combination was completed and they had exercised conversion in connection therewith due to potential claims of creditors. If Cambridge would be left with less than $5 million of net tangible assets as a result of the holders of public shares properly demanding conversion of their shares, Cambridge will not be able to consummate the business combination.

The closing price of Cambridge common stock on November 24, 2015 was $10.08. The cash held in the trust account on such date was approximately $81,311,892.63 ($10.10 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Cambridge common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Cambridge cannot assure its stockholders that they will be able to sell their shares of Cambridge common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Cambridge common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the merger proposal, properly demand conversion no later than the close of the vote on the merger proposal, and deliver your stock certificate (either physically or electronically) to Cambridge’s transfer agent prior to the vote at the meeting, and the business combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrantholders of Cambridge have appraisal rights in connection the business combination under the DGCL.

Proxy Solicitation Costs

Cambridge is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Cambridge and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Cambridge will bear the cost of the solicitation.

Cambridge has hired Morrow & Co. to assist in the proxy solicitation process.

Cambridge will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Cambridge will reimburse them for their reasonable expenses.

Cambridge Initial Stockholders

As of November 24, 2015, the record date, Cambridge’s initial stockholders – The Gordon Family 2007 Trust, Mitchell Gordon, Michael Durham, Gantcher Family Limited Partnership, Scott Laurans, Sidney Brown, David Brodsky, Herb Shear, Bob Hammel, Jonathan Morris, Elliott Brodsky, Alex 2012 Trust, Ramon Suazo, Raymond Avon Ventures, LLC and Jonathan Meeks – beneficially owned and were entitled to vote an aggregate of 2,012,500 initial shares that were issued prior to Cambridge’s initial public offering. These individuals and entities (along with EarlyBirdCapital) also purchased an aggregate of 472,125 private units simultaneously with the consummation of Cambridge’s initial public offering. The shares included in these securities currently constitute approximately 23.6% of the outstanding shares of

Cambridge’s common stock. In connection with the initial public offering, the holders of these securities agreed to vote the initial shares, the shares included in the private units as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Cambridge initial stockholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and private units have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Cambridge.

Benjamin Gordon, Cambridge’s chief executive officer, purchased an aggregate of 5,000 shares of common stock in open market transactions at then prevailing market prices. No other directors or officers of Cambridge have purchased any securities of Cambridge in any open market transactions. All of the 5,000 shares purchased by Benjamin Gordon in open market transactions will treated as outstanding public securities of Cambridge for purposes of redemption and liquidation in the event the business combination is not consummated.

In connection with the initial public offering, the Cambridge initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until with respect to 50% of the initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of Cambridge’s common stock exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of the initial shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to the initial business combination, Cambridge consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Ability shareholders and The Gordon Family 2007 Trust, a trust for the benefit of the family of Benjamin Gordon, Cambridge’s chief executive officer, will not be able to sell any of the ordinary shares of Holdco that they receive as a result of the business combination (subject to limited exceptions) until the second anniversary of the closing of the merger agreement. Each Ability shareholder will be required to enter into a lock-up agreement to such effect as a condition to exchanging their capital stock of Ability for the merger consideration. As a condition to the closing of the merger agreement, The Gordon Family 2007 Trust will be required to enter into a similar lock-up agreement.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Ability or Ability’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the business combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Cambridge initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Cambridge common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cambridge will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the net tangible asset threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Transaction

Pursuant to the merger agreement, Cambridge will be merged with and into Holdco in the redomestication merger, with Holdco surviving as the public company and immediately following the redomestication merger, the Ability shareholders will engage in the share exchange pursuant to which they will exchange 100% of the ordinary shares of Ability for ordinary shares of Holdco, including the right to receive certain net income shares described below.

Upon consummation of the redomestication merger,

•	each share of Cambridge common stock will be exchanged for one ordinary share of Holdco, except that holders of public shares shall be entitled to elect instead to receive a pro rata portion of Cambridge’s trust account, as provided in Cambridge’s constitutional documents; and

•	each Cambridge warrantholder will be entitled to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock at a purchase price of $11.50 per share.

Upon consummation of the share exchange, the Ability shareholders, in exchange for all of the capital stock of Ability outstanding immediately prior to the share exchange, will receive from Holdco:

•	17,173,267 ordinary shares of Holdco;

•	$18,150,000 in cash; and

•	an additional number of net income shares to be issued upon and subject to Ability achieving certain net income target, as described below.

Net Income Shares

The Ability shareholders will be entitled to receive additional payments of Holdco ordinary shares based on Ability’s achievement of specified net income targets in the fiscal years ending December 31, 2015, 2016, 2017 and 2018. The following table sets forth the net income targets and the number of Holdco shares issuable to the Ability shareholders upon the achievement of such targets:

Year ending December 31,	Net Income Target	Number of Holdco Shares
2015	$27,000,000	3,600,000
2016	$40,000,000	1,850,000
2017	$60,000,000	2,000,000
2018	$80,000,000	1,000,000

In the event that Holdco fails to satisfy the net income target for any fiscal year but net income for such fiscal year is ninety percent (90%) or more of the net income target for such fiscal year, then Holdco shall issue to the Ability Shareholders, in the aggregate, such number of Holdco shares equal to the product obtained by (x) the number of Holdco shares that would have been issued to the Ability Shareholders had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year. For illustration, if the net Income for the 2015 fiscal year equals $24,300,000, the number of Holdco shares issuable to the Ability Shareholders for the 2015 net income target shall equal 3,240,000 Holdco shares.

In the event that Holdco fails to satisfy the 2015 net income target but satisfies the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the Holdco shares required to be issued by Holdco as a result of Holdco achieving the 2016 net income target, the Holdco shares relating to the net income target. In addition, (i) if Holdco fails to satisfy the 2015 net income target but net income for such fiscal year is ninety percent (90%) or more of the 2015 net income target and net income for 2016 is a higher percentage of the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the pro rata Holdco shares required to be issued for the 2016 net income target, such number of Holdco shares for 2015 based on the difference between the percentage of net income for 2016 as compared to the 2016 net income Target and the Net Income for 2015 as compared to the 2015 Net Income target, or (ii) if Holdco fails to satisfy the 2015 net income target and net income for such fiscal year is less than ninety percent (90%) of the 2015 net income target but net income for 2016 is ninety percent (90%) or more of the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the pro rata of the Holdco shares relating to the 2016 net income target, such number of Holdco shares for 2015 based on the same percentage of net income for 2016 as compared to the 2016 net income target.

Allocation of Certain Shares

An aggregate of 960,000 of the ordinary shares otherwise issuable to the Ability shareholders upon consummation of the share exchange shall instead be (i) issued to Migdal Underwriting & Business Initiatives Ltd (480,000 shares), as a portion of its fees in connection with the business and (ii) placed into escrow (480,000 shares) for issuance to Eyal Tzur upon exercise of the put or call rights relating to ASM. In addition, to the extent any ordinary shares are issuable to the Ability shareholders upon Ability’s achievement of the above-described net income targets, 3% of such shares shall be issuable to each of (i) Migdal Underwriting & Business Initiatives Ltd. as an additional portion of its fee in connection with the business combination and (ii) Mr. Tzur as further consideration for the exercise of the put or call rights related to ASM. Accordingly, the number of ordinary shares issuable to the Ability shareholders in the business combination shall be reduced ratably between the two Ability shareholders by the total number of ordinary shares issuable to Mr. Tzur and Migdal Underwriting & Business Initiatives Ltd. Unlike the Ability shareholders, since there are no contractual lock-up restrictions on the ordinary shares of Holdco being issued to Eyal Tzur and Migdal Underwriting & Business Initiatives Ltd. as set forth in the merger agreement and described herein, such shares may be freely sold immediately upon closing of the business combination (or upon receipt in the case of the net income target shares).

JV Share Purchase Agreement

Ability Security Systems Ltd. (“ASM”), wholly owned by Mr. Tzur, has a joint venture agreement with Ability. ASM is registered with the Israeli Defense Export Control Agency (“DECA”) as a certified exporter, with knowledge and experience related to Israeli Export Control procedures, and Israeli defense and homeland security products. Through the joint venture agreement ASM is an integral part of Ability’s business based on a mutually beneficial commercial relationship utilizing the parties’ complementary skills, commercial connections, experience and capabilities in pursuing business opportunities in the field of DECA controlled products, whereby Ability contributes the substantial business efforts and ASM is responsible mainly for the regulated aspects and contract management. Accordingly, to ensure that all of Ability’s operations are bounded legally under Holdco of the merger agreement, Cambridge, Holdco, Ability, the Ability shareholders, ASM and Mr. Tzur have entered into the JV share purchase agreement pursuant to which (a) promptly following the closing of the business combination, Holdco or another entity designated by Holdco shall purchase 16 shares, or 16%, of the outstanding shares of ASM for $900,000 cash and (b) Mr. Tzur shall have the right to put all, but not less than all, of the remaining outstanding shares and any other equity of ASM to Holdco (or its designated entity) in a single transaction during the 14-month period immediately following the consummation of the business combination in exchange for 480,000 ordinary shares of Holdco that are otherwise issuable to the Ability shareholders in the business combination. All of these 480,000 ordinary shares shall be “freely tradable,” meaning such shares will not be subject to any lock-up or other restrictions, except as prescribed by applicable law, plus 3% of any earn out consideration (i.e., the net income shares) that may otherwise become payable to Ability shareholders under the terms of the merger agreement following consummation of the business combination. If the put right is not exercised by Mr. Tzur, then, Holdco shall have the right, exercisable during the 90 days immediately following the foregoing put right period, to call all but not less than all of the remaining shares of ASM in a single transaction in exchange for the foregoing consideration, less a discount of 10%. The parties have entered into the JV purchase escrow agreement pursuant to which all of the shares of ASM, other than those purchased at the closing of the business combination, shall be placed in escrow to secure the obligations of Mr. Tzur under the terms of the JV share purchase agreement prior to exercise of the put or call rights thereunder. In addition, the parties have entered into other escrow agreements with respect to the ordinary shares of Holdco issuable to Mr. Tzur upon exercise of the put or call rights, including an agreement under which (a) all of the up to 480,000 ordinary shares that may be issued to Mr. Tzur upon exercise of such rights are placed in escrow at the closing of the business combination, and (b) 5% of any such ordinary shares issued to Mr. Tzur upon exercise of the put or call right are held in escrow for not less than one year following closing of the put or call right to secure his indemnification obligations under the JV share purchase agreement.

Name; Headquarters; Stock Symbols

After completion of the transactions contemplated by the merger agreement:

•	the name of Holdco will be “Ability Inc.”;

•	the corporate headquarters and principal executive offices of Holdco will be located at Yad Harutzim 14, Tel Aviv, Israel, 6770007, which are Ability’s current corporate headquarters; and

•	if Holdco’s applications for listing are approved, Holdco’s ordinary shares and warrants will be traded on Nasdaq under the symbols ABIL and ABILW, respectively, and on the Tel-Aviv Stock Exchange under the symbols [●] and [●], respectively.

Indemnification of Holdco

To provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by Ability and its shareholders, and for certain other indemnifiable matters, there will be placed in escrow (with an independent escrow agent) 948,515 ordinary shares of Holdco, representing an amount equal to 5% of the of the total consideration due to the Ability shareholders at closing (“Indemnity Escrow Fund”). The shares to be placed in escrow will be allocated among the Ability shareholders pro rata in proportion to their ownership interest in Ability immediately prior to the closing of the merger. A copy of the escrow agreement is attached to this proxy statement/prospectus as Annex E.

Claims for indemnification may be asserted against the Indemnity Escrow Fund by Holdco once its damages exceed a $1,500,000 deductible, in which event the amount payable shall be the amount in excess of the deductible, except that the deductible will not apply to claims made with respect to representations and warranties relating to the Ability shareholders’ title to the Ability ordinary shares and preferred stock, the outstanding capitalization of Ability, or to claims made with respect to certain other indemnifiable matters. On the date (the “Basic Escrow Termination Date”) that is one year after the closing of the business combination, the escrow agent will release 50% of the original number of escrow shares, less amounts previously applied in satisfaction of or reserved with respect to indemnification claims that are made prior to that date. The remaining escrow shares will be released on the date that is the earlier of (x) the eighteen (18) month anniversary of the closing of the business combination, and (y) the thirtieth (30th) day following the filing by Holdco of its Annual Report on Form 10-K for the year ending December 31, 2016 with the SEC. The aggregate liability for indemnifiable losses shall not exceed the original number of escrow shares in the case of all indemnifiable claims made after the Basic Escrow Termination Date. Holdco will have no claim against the Ability shareholders at closing other than against the Indemnity Escrow Fund. Other than with respect to actual fraud or intentional or willful misrepresentation or omission, Holdco’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement.

Sale Restriction

The Ability shareholders and The Gordon Family 2007 Trust, a trust for the benefit of the family of Benjamin Gordon, Cambridge’s chief executive officer, will not be able to sell any of the ordinary shares of Holdco that they receive as a result of the business combination (subject to limited exceptions) until the second anniversary of the closing of the merger agreement. Each Ability shareholder will be required to enter into a lock-up agreement to such effect as a condition to exchanging their capital stock of Ability for the merger consideration. As a condition to the closing of the merger agreement, The Gordon Family 2007 Trust will be required to enter into a similar lock-up.

Put Rights

Under the merger agreement, each of the Ability shareholders shall have the right exercisable on one occasion during the 60-day period immediately following the second anniversary of the end of the full fiscal year in which the consummation of the business combination occurred, referred to as the put option exercise period, to put to Holdco all or a portion of his pro rata portion of 1,173,267 ordinary shares he receives in the share exchange for an amount in cash equal to (1)(x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow (as herein defined). At closing of the business combination, $11,850,000 shall be deposited into an escrow account, referred to as the put option escrow, by Holdco to fund the payment of the purchase price for the put if it is exercised. Such a put option shall be exercised by way of a repurchase of shares as a matter of Cayman Islands law. During the put option exercise period, the holders of the put may sell all or a portion of their shares if they are not then legally or contractually prohibited from doing so.

Background of the Business Combination

On December 23, 2013, Cambridge closed its initial public offering of 7,000,000 units, with each unit consisting of one share of its common stock and one warrant to acquire one share of its common stock at a price of $11.50. On December 30, 2013, Cambridge consummated the sale of an additional 1,050,000 units which were subject to an over-allotment option granted to the underwriters of its initial public offering. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $80,500,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Cambridge consummated the private sale of 472,125 units to its initial stockholders and EarlyBirdCapital and its designees, in each case at $10.00 per unit for an aggregate purchase price of $4,721,250.

Of the net proceeds of the initial public offering and private placement, an aggregate of $81,305,000 (or approximately $10.10 per share) was placed in the trust fund and held as cash or invested in United States government treasury bills, bonds or notes having a maturity of 180 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in U.S. treasuries. Such funds will not be released (subject to certain exceptions) until the earlier of (i) the consummation of Cambridge’s initial business combination or (ii) Cambridge’s failure to consummate an initial business combination within the prescribed time. If Cambridge does not consummate the business combination with Ability or another business combination by December 23, 2015, it must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Promptly following Cambridge’s initial public offering, Cambridge commenced consideration of potential target businesses with the objective of consummating a business combination. Cambridge sought out potential target businesses based on internal research and through the networks of relationships of Cambridge’s management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). Cambridge educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Cambridge also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, Cambridge’s directors were updated with respect to the status of the business combination search. Input received from Cambridge’s directors was material to Cambridge’s management’s evaluation of a potential business combination.

Although Cambridge’s focus in searching for a target business was in the supply chain industry, with an emphasis on target businesses that operated in the traditional transportation and logistics end of the supply chain industry, Cambridge was not limited to that industry and was permitted to choose a target business in any industry or geographic region that it felt provided its stockholders with the greatest opportunity to participate in a company with significant growth potential. Accordingly, it regularly analyzed investment opportunities that were outside the supply chain industry in an effort to locate the best potential business combination opportunity for its stockholders.

In reviewing potential business combination targets, Cambridge used the same criteria used in evaluating the business combination with Ability, which included the opportunity to grow revenues through organic growth and acquisitions, the potential for strong free cash flow generation, the experience and motivation of the management team and the competitive position of the target and its industry’s dynamics.

Cambridge narrowed its focus based on the interest expressed by potential targets and the suitability of each potential target as a potential acquisition.

Based on Cambridge’s screening efforts and criteria evaluation, companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with approximately twelve of these potential targets, all of which were companies operating in the transportation and logistics end of the supply chain industry, and preliminary discussions were initiated with these potential targets which included warehousing and distribution, freight forwarding, consumer distribution, short line railroad and building supply distribution companies, among others. From this universe of potential targets, several companies were further pursued.

Of these companies, two were provided with a preliminary letter of intent: In March 2014, Cambridge met the management team of a distribution company which was pursuing a potential strategic transaction. In April 2014, Cambridge submitted an indication of interest to acquire the company through a merger. On May 22, 2014, after conducting due diligence on the company, Cambridge presented it with a refined proposal, which expressed Cambridge’s interest in pursuing a merger and detailed the types of consideration payable. In June 2014, Cambridge and its advisors met with the company and its advisors at the company’s headquarters to discuss a possible transaction. Cambridge also conducted further due diligence on the company. On July 2, 2014, Cambridge provided this company with a more detailed proposal, which provided specific cash and stock based consideration to be paid. Subsequently, Cambridge was informed that the company had decided not to engage in a strategic transaction at this time.

Also in March 2014, Cambridge met the management team of Parakou Tankers, Inc. (“Parakou”) and conducted due diligence over a term of months. On December 1, 2014, Cambridge entered into a merger agreement with Parakou. On March 30, 2014 Cambridge mailed a proxy statement/prospectus to the Cambridge stockholders to consider and vote upon a proposal to adopt the Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge, Holdco, Cambridge Merger Sub, Inc., Holdco’s wholly-owned subsidiary (“Merger Sub”), Parakou, and Mr. Por Liu, a securityholder of Parakou, which, among other things, provided for the mergers of (a) Cambridge with and into Holdco, with Holdco surviving the merger, and (b) Merger Sub with and into Parakou, with Parakou surviving the merger and becoming the wholly-owned subsidiary of Holdco. On May 6, 2015 Cambridge, Holdco, Parkou and Mr. Pro Liu mutually agreed to terminate the proposed business combination between the parties by means of a Termination Agreement.

Immediately upon the termination of the agreement with Parakou, Cambridge commenced discussions with other potential merger partners. This included restarting conversations with companies Cambridge had previously identified as potential targets and began speaking with newly identified targets, such as Ability.

Cambridge was introduced to Ability following the termination of the agreement with Parakou through EarlyBirdCapital and Migdal Underwriting & Business Initiatives Ltd., who had a multi-year relationship with Ability and therefore had strong knowledge of its business and operations. Even though Ability didn’t operate in the supply chain industry, EarlyBirdCapital and Migdal Underwriting & Business Initiatives Ltd. felt that Cambridge should meet with Ability as they felt Ability’s business and growth potential warranted such a meeting. At that point, a non-disclosure agreement was executed and written information was provided to Cambridge on June 3, 2015.

A conference call was then held on June 9, 2015 during which Ability’s representatives described its products and it’s go-to-market strategy and discussed it’s historical financial results and its recent financial performance. The participants on this call were Benjamin Gordon, Shai Greenwald of BG Strategic Advisors, an affiliate of Mr. Gordon’s, David Nussbaum of EarlyBirdCapital, Inc., Anotoly Hurgin, co-founder and CEO of Ability, Hagai Yedid and Eyal Tzur, a consultant of Ability and Chief Executive Officer and sole shareholder of ASM (with which Ability is engaged in the Joint Venture Agreement as described elsewhere in this proxy statement/prospectus). Mr. Greenwald was asked to join this meeting because he is fluent in Hebrew and has experience evaluating companies and due to his affiliation with BG Strategic Advisors, would not cost Cambridge any additional amounts. The elements discussed at this meeting included a leading market position, participation in a large and fast growing industry segment, innovative products that appeared to fill an important market need and a level of financial performance that Cambridge’s management thought would be attractive to the public markets. Based on this initial call, Cambridge’s representatives decided Ability was sufficiently attractive to warrant further investigation and it was decided on that call that representatives of Cambridge and Ability should meet in person to discuss a potential transaction between the parties.

On June 12, 2015, Shai Greenwald met with Anatoly Hurgin, Hagai Yedid and Eyal Tzur. At this meeting, the parties discussed Ability’s products and market position in more detail. Ability provided further explanations on their capabilities, differentiation, and competitive advantage. Ability discussed their revenues and in conjunction with the current market demand and company strategy. The parties also discussed new product offerings and market potential, as well as Ability’s go to market strategy.

On June 16, 2015, Mr. Greenwald had a second meeting with Hagai Yedid and Eyal Tzur, at Ability’s offices in Tel Aviv. At this meeting, Ability provided Mr. Greenwald with product demonstrations as well as a tour of the facility and offices. They also further discussed Ability’s product offering and growth strategy. Mr. Greenwald also obtained a better understanding of Ability’s structure, core competencies, financial infrastructure and capabilities. The parties also discussed ownership valuation and how the transaction would be structured.

The results of these meetings were very positive and it was agreed that Cambridge would conduct additional market due diligence and representatives of Cambridge should negotiate a term sheet with Ability.

Thereafter, further conversations and market due diligence took place. The parties also discussed executing a non-binding term sheet related to the proposed transaction. The term sheet was discussed among Mitch Gordon, Shai Greenwald and Ben Gordon of Cambridge, David Nussbaum of EarlyBird Capital, Anatoly Hurgin of Ability, and Hagai Yedid of Migdal. After discussion, the parties agreed on a term sheet with total consideration of approximately $275 million, consideration at closing of approximately $190 million, and earnouts of approximately 8.5 million shares based on achieving growth targets of $27 million, $40 million and $60 million, respectively, for 2015, 2016 and 2017. The term sheet reflecting the financial aspects was signed on June 29, 2015.

On July 2, 2015, Mr. Greenwald and Mitchell Gordon met with representatives of Ability in Tel Aviv. There were further discussions about the market in which Ability competes, internal systems, financial projections, products and product development, research and development, competition and process. Mr. Greenwald and Mr. Gordon also discussed a list of due diligence questions that they had prepared to better understand Ability’s business. The parties also discussed positives and negatives for Ability to be a public company and how to expand Ability’s business in the United States.

On July 16, 2015, Cambridge retained the services of Itegra BD and International Marketing LTD., an industry expert, to assist in due diligence on Ability. Cambridge evaluated multiple due diligence consultants with knowledge of defense technology, cybersecurity, homeland security, tactical interception, and/or other relevant areas. Cambridge chose Integra because they were Israel-based, experienced in defense technology, had operational experience, and relevant due diligence capabilities. Cambridge agreed to pay Itegra an aggregate of $25,000 for their services, of which $4,500 was paid on their engagement with the balance due on closing of the business combination.

On July 17, 2015, Cambridge and its legal counsel, Graubard Miller, commenced legal due diligence, In addition, on July 24, 2015, Cambridge retained the Tel Aviv based law firm, Zemah Schneider & Partners, to assist in legal and tax due diligence relating to local Israeli issues.

During July, Cambridge continued to conduct due diligence. This included conversations with industry experts, customers, competitors, industry analysts and investors and sales agents.

On July 19, 2015 Cambridge and its counsel provided an initial draft of the merger agreement relating to the potential business combination between Cambridge and Ability.

On July 27, 2015, Benjamin Gordon, Shai Greenwald and Mitchell Gordon again met with representatives of Ability at their headquarters in Tel Aviv. This team spent a week in Israel, working with the company, meeting with consultants and lawyers and discussing corporate strategy and prospects for growth. The parties also discussed Ability’s financial controls, the responsibilities of being a public entity and corporate governance.

On July 29, 2015 Cambridge retained Consulting Ltd., an affiliate of Economic Partners LLC, to conduct a Quality of Earnings review of Ability. Consulting Ltd. was recommended to Cambridge by Ability’s independent auditors as Consulting Ltd. was experienced in evaluating Israeli companies’ financial statements.

On July 30, 2015 Cambridge retained Intelligo Group to conduct background checks on the Ability’s executives. The report found no issues of concern. EarlyBirdCapital introduced Cambridge to Intelligo Group, who had been introduced to them by a contact at Jefferies & Company. Cambridge agreed to pay Intelligo a fee of $10,000, half of which was paid up front, and the remainder is to be paid upon the closing of the merger.

On August 4, 2015, Cambridge retained Prometheus to provide a Fairness Opinion to Cambridge’s Board of Directors. The findings of Prometheus are discussed in detail in the section titled “Opinion of Financial Advisor to the Board of Directors of Cambridge” below.

In late July and early August 2015, Cambridge continued to conduct due diligence including:

•	Conference calls with industry consultants, investors, analysts and retired executives;

•	Research via industry publications, on industry trends, governmental budgets and other factors;

•	Extensive and daily discussions with Ability’s management team regarding Ability’s business, products, operations, financial performance, internal controls and growth plans; and

•	Discussion with retained advisors and consultants.

In addition, Cambridge interviewed approximately 5 potential board members that would be interested in serving following the consummation of the business combination. The interviews were conducted by Ben Gordon, Mitch Gordon, Shai Greenwald, Anatoly Hurgin, Hagai Yedid, and Eyal Tzur and focused on the candidates’ familiarity with defense technology and the intelligence sector, experience with public companies, and an understanding of Ability and its operations and growth objectives.

During August 2015, Cambridge’s legal counsel and its advisors continued to interact with Ability’s corporate counsel and its Israeli tax and corporate counsels, and discussed issues including those related to tax, structure and general due diligence.

From July 19 to September 1 2015, Cambridge and its counsel negotiated terms and condition of the merger agreement with Ability and its counsel.

On September 1, 2015, a telephonic meeting of Cambridge’s board of directors was held. All directors were present on this call, as were the following invited individuals: Brian L. Ross of Graubard Miller and Eyal Szewach of Prometheus. Prior to the meeting, copies of the significant transaction documents, in substantially final form, were delivered to the directors. Messrs. Gordon, Gordon and Greenwald led a discussion of the search for a target business and detailed the dynamics of the Ability transaction. At the request of the Cambridge board, Mr. Szewach of Prometheus then reviewed and discussed Prometheus’ financial analyses with respect to Ability and the proposed transactions.

At the September 1, 2015 board meeting, Prometheus rendered its oral opinion to the Cambridge board (which was confirmed in writing by delivery of Prometheus’ written opinion dated such date), that, as of September 1, 2015, (i) the merger consideration to be paid by Cambridge in the share exchange pursuant to the merger agreement was fair, from a financial point of view, to Cambridge and (ii) Ability had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account (excluding deferred underwriting commissions and taxes payable on the interest earned on the funds in the trust account).

Subsequent to the delivery of the opinion of Prometheus, and in order to accommodate certain tax structuring desired by the Ability shareholders in connection with the business combination, the terms of the definitive merger agreement were modified such that the amount of cash paid at closing was reduced, and the number of shares issued at closing and subject to the Ability shareholders’ put option (and the cash deposited in escrow for payments therefore) were increased. Prometheus advised that, as of September 4, 2015, such changes were immaterial to its opinion and did not impact the conclusion of the opinion.

In November 2015, it became apparent that certain revenues that were expected to be received by Ability in the second half of 2015 will likely be delayed and received in early 2016. Prometheus was made aware of this fact and has advised Cambridge that the changes resulting from this delay do not impact the conclusion of Prometheus’ letter of September 1, 2015.

The amount of the consideration to be paid by Cambridge to Ability’s shareholders was determined pursuant to negotiations between Cambridge and Ability and not pursuant to recommendations of Prometheus. Cambridge determined the consideration including the number of shares, minimum cash requirement and the terms of an earn-out, including the use and determination of net income targets and the number of shares issued thereunder after conducting a thorough due diligence review of Ability’s operations, which included reviewing Ability’s management, products, earnings and historical financial performance, new product development process and backlog, sales pipeline and backlog, market perception and reputation, financial controls and oversight and discussions with suppliers and customers. Cambridge also did an extensive examination of market values of comparable companies. The consideration was then negotiated with Ability’s management.

The summary of Prometheus’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Prometheus in preparing its opinion. However, neither Prometheus’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed business combination.

After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the Cambridge board determined to recommend the approval of the merger agreement.

The merger agreement was signed on September 6, 2015. Prior to the market open on September 8, 2015, Cambridge and Ability issued a press release announcing the execution of the merger agreement and some of the salient terms of the merger agreement. Cambridge also filed a Current Report on Form 8-K, which included the press release, the merger agreement and a presentation which provided a summary of the deal terms and additional details on Ability’s operations.

Cambridge’s Board of Directors’ Reasons for Approval of the Business Combination

The consideration to be paid to the Ability shareholders in the merger agreement was determined by several factors. Cambridge’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid to Ability was reasonable and that the business combination was in the best interests of Cambridge’s stockholders.

Cambridge conducted a due diligence review of Ability that included an industry analysis; an analysis of Ability’s existing business model; historical and projected financial results; and a valuation analysis in order to enable its board of directors to ascertain the reasonableness of the consideration being paid.

Cambridge’s management, including the members of its board of directors, has long and diverse experience in both operational management and investment and financial management and analysis and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Cambridge’s search for a merger partner. A detailed description of the experience of Cambridge’s board of directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Cambridge – Directors and Executive Officers.”

The Cambridge board of directors concluded that the merger agreement with Ability was in the best interests of Cambridge’s stockholders. The Cambridge board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the Cambridge board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Cambridge board may have given different weight to different factors.

In considering the business combination, the Cambridge board of directors gave considerable weight to the following factors:

Ability’s historical operating performance and high potential for future growth

In selecting Ability as a merger partner, Cambridge’s board of directors considered it important that Ability has established business operations, that it its generating current revenues and profits and that it has what the board believes to be the potential to experience valuable accretive growth. Ability’s recent financial performance has been strong. Ability’s LTM Gross margin exceeded 45% and its net income margin for the twelve months ended September 30, 2015 was 32%. Cambridge’s board of directors believes that Ability is well-positioned in its industry to achieve significant organic and strategic growth.

The board further believes that Ability’s wide product range and the high quality of its products position the company well for continued growth. Ability currently sells products to security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. It has been an innovator since its founding and continues, in the board’s opinion, to develop leading edge products for its customers. In addition, it has a product development pipeline that, Cambridge believes, will continue to allow it to attract new customers and open new markets.

The Experience of Ability’s Management

Another important factor to Cambridge’s board of directors in identifying a merger target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in an ever-changing environment. Cambridge’s board of directors believes that Ability’s management’s background’s longstanding relationships with its customers and potential customers, its long-standing relationships with technology providers and sales agents provides Ability a sustainable competitive advantage. Furthermore, Cambridge believes that Ability’s resident technological expertise and know-how is another important competitive advantage.

The Industry in which Ability Operates

Ability competes at the intersection of the homeland security, cyber security and tactical interception sectors. These are large and growing markets. Homeland security is a $148 billion market, growing at 6% annually. Commercial cybersecurity is a $93 billion market, growing at 17% annually. Lawful tactical interception is a $6 billion market, growing at 11% respectively. (Source: Renaissance Strategic Advisors)

Ability’s Valuation

The board also considered Ability’s valuation in issuing its approval. Based on a per-share price of Cambridge’s common stock of $10.10, Ability is being valued at a level the board deems to be attractive. At this stock price, Ability’s price-to-earnings ratio (excluding net cash) would be 9.5x 2015 target net income, 6.9x 2016 target net income, 4.9x 2017 target net income, and 3.8x 2018 target net income. These targets are based on the Net Income shares that the Ability shareholders are eligible to receive as part of the consideration in the business combination for reaching net income levels of $27 million, $40 million, $60 million, and $80 million, respectively, in each year from 2015 through 2018. The board compared this valuation to other publicly traded companies and private transaction multiples, including those listed in the fairness opinion described in the section entitled “Opinion of Financial Advisor to the Board of Directors of Cambridge.” In the board’s judgment, Ability’s valuation compares favorably with these public trading companies and private transaction multiples.

Estimates Furnished by Ability to Cambridge

Ability has provided Cambridge with its internally prepared estimates for its revenue, gross profit, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net income for the full year 2015 and 2016. The estimates were not prepared with a view to public disclosure or under GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These estimates are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned not to rely on the estimates in making a decision regarding the transaction, as the estimates may be materially different than actual results.

The estimates reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Ability’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

The financial estimates are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Ability’s control. While all estimates are necessarily speculative, Ability believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the estimates. The inclusion of the estimates in this proxy statement/prospectus should not be regarded as an indication that Ability or its representatives considered or consider the estimates to be a reliable prediction of future events, and reliance should not be placed on the estimates.

The estimates were requested by, and disclosed to, Cambridge for use as a component in its overall evaluation of Ability, and are included in this proxy statement/prospectus on that account. Ability has not warranted the accuracy, reliability, appropriateness or completeness of the estimates to anyone, including to Cambridge. Neither Ability’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Ability compared to the information contained in the estimates, and none of them intends to or undertakes any obligation to update or otherwise revise the estimates to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the estimates are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Holdco will not refer back to these estimates in its future periodic reports filed under the Exchange Act.

The estimates were prepared by, and are the responsibility of, Ability’s management. BDO, Ability’s auditor, has neither examined, compiled nor performed any other procedures with respect to the estimates and, accordingly, BDO does not express an opinion or any other form of assurance with respect thereto. The report furnished by BDO included in this proxy statement/prospectus relate to historical financial information of Ability. They do not extend to the estimates and should not be read as if they do.

The key elements of the estimates provided to Cambridge are summarized below:

	2013	2014	2015E	2016E
Revenue	$5.6	$22.1	$58.0	$108.0
Revenue Growth		296%	162%	86%

Gross Profit	$1.1	$7.5	$28.0	$52.0
Gross Margin	20%	34%	48%	48%

Net Income	($0.3)	$3.6	$20.0	$38.0
Net Margin	-5%	16%	34%	35%

EBITDA	$0.2	$4.8	$24.0	$45.0
EBITDA Margin	3%	21%	41%	42%

Satisfaction of 80% Test

It is a requirement under Cambridge’s amended and restated certificate of incorporation that any business acquired by Cambridge has a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Ability generally used to approve the transaction, including a comparison of comparable companies and a discounted cash flow analysis, the Cambridge board of directors determined that this requirement was met. The board determined that consideration being paid in the share exchange, which amount was negotiated at arms-length, was fair to and in the best interests of Cambridge and its stockholders and appropriately reflected Cambridge’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills as well as quantitative factors such as Ability’s historical growth rate and its potential for future growth in revenues and profits. Cambridge’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Ability met this requirement. Notwithstanding the foregoing, Cambridge received the opinion of Prometheus which confirmed that Ability met the 80% test.

Interests of Cambridge’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Cambridge to vote in favor of approval of the merger proposal, the charter amendments proposal and the other proposals, stockholders should keep in mind that Cambridge’s initial stockholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Cambridge stockholders generally. In particular:

•	If the business combination with Ability or another business combination is not consummated by December 23, 2015, Cambridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,012,500 initial shares held by Cambridge’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Cambridge’s initial public offering, would be worthless because Cambridge’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $20,286,000 based upon the closing price of $10.08 per share on Nasdaq on November 24, 2015, the record date.

•	Cambridge’s initial stockholders, including its directors and officers, and EarlyBirdCapital purchased an aggregate of 472,125 private units from Cambridge for an aggregate purchase price of $4,721,250 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Cambridge received from these purchases were placed in the trust account. Such units had an aggregate market value of $4,853,445 based upon the closing price of $10.28 per unit on Nasdaq on November 24, 2015, the record date. The purchasers of the private units waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the Cambridge shares and warrants underlying the private units will become worthless if Cambridge does not consummate a business combination by December 23, 2015 (as will the Cambridge warrants held by public stockholders).

•	The market value of each of the Cambridge directors’ current equity ownership in Cambridge common stock and units, based on the closing price of $10.08 per share of common stock and $10.28 per unit on the Nasdaq as of November 24, 2015, the record date, is as follows:

Directors	Common Stock		Units		Aggregate Value ($)
Benjamin Gordon	5,000	(1)	55,483	(2)	620,765
Mitchell I. Gordon	60,000		27,716		889,720
Michael J. Durham	40,000		22,173		631,138
Nathan Gantcher	60,000	(3)	44,346		1,060,677
Scott B. Laurans	60,000		44,346		1,060,677

(1)	Represents common stock purchased by Mr. Gordon in open market transactions and which are part of the public share pool.
(2)	Represents units held by Cambridge Capital LLC, an affiliate of Benjamin Gordon. Does not include 1,582,413 shares with an aggregate value of $15,950,723 held by The Gordon Family 2007 Trust, a trust established for the benefit of Mr. Gordon’s family, over which Mr. Gordon exercises no control. In the event the merger is not consummated, 1,567,500 shares owned by The Gordon Family 2007 Trust will become worthless.
(3)	Represents shares held by Gantcher Family Limited Partnership. Mr. Gantcher is the managing member of Gantcher Family Partners, LLC, which is the general partner of Gantcher Family Limited Partnership.

•	The transactions contemplated by the merger agreement provide that Benjamin Gordon and Mitchell Gordon will be directors of Holdco after the closing of the business combination. As such, in the future each will receive any cash fees, stock options or stock awards that the Holdco board of directors determines to pay to its non-executive directors.

•	Currently, it is anticipated that non-employee directors, such as Messrs. Benjamin Gordon and Mitchell Gordon, of Holdco following the business combination will receive an annual retainer fee and annual awards under Holdco’s 2015 in amounts to be determined by the board of directors of Holdco in its discretion. In addition, nonemployee directors of Holdco may be eligible to receive a fee for each board meeting attended in person, as may be determined by the board of directors. Finally, as it is anticipated that either or both of Messrs. Gordon and Gordon will become members of one or more committees of the Holdco board of directors following the business combination, and would receive an additional annual fee in an amount to be determined by Holdco’s board of directors for serving in such role.

•	If Holdco is unable to complete a business combination within the required time period, Cambridge’s executive officers will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed such a waiver.

•

Cambridge’s initial stockholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Cambridge’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Cambridge fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Cambridge may not be able to reimburse these expenses if the business combination with Ability or another business combination, is not completed by

December 23, 2015. As of November 24, 2015, the record date, Cambridge’s initial stockholders and their affiliates had incurred approximately $298,169 of unpaid reimbursable expenses.

•	Since its inception, Benjamin Gordon, Cambridge’s chief executive officer, has made loans from time to time to Cambridge to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $350,000 principal amount of these loans is outstanding. These loans are evidenced by non-interest bearing notes that are convertible at Mr. Gordon’s election upon the consummation of an initial business combination into units of Cambridge, at a price of $10.00 per unit. Mr. Gordon has indicated he intends to convert the full amount of the notes into units, resulting in him being issued an aggregate of 35,000 ordinary shares and 35,000 warrants of Holdco. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven.

•	If Cambridge is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Cambridge’s executive officers have agreed to advance Cambridge the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Recommendation of Cambridge’s Board of Directors

After careful consideration of the matters described above, particularly Ability’s historical record of growth, potential for growth and profitability, the experience of Ability’s management, Ability’s competitive positioning, its customer relationships, and technical skills, Cambridge’s board determined unanimously that each of the merger proposal, the charter proposals, the incentive compensation plan proposal and the adjournment proposal, if presented, Cambridge’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Cambridge board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Cambridge board of directors.

Opinion of Financial Advisor to the Board of Directors of Cambridge

On September 1, 2015, Prometheus Financial Advisory Ltd. rendered its oral opinion to the Cambridge board (which was confirmed in writing by delivery of Prometheus’ written opinion dated such date), that, as of September 1, 2015, (i) the merger consideration to be paid by Cambridge in the transaction merger pursuant to the merger agreement was fair, from a financial point of view, to Cambridge and (ii) Ability had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account (excluding deferred underwriting commissions and taxes payable on the interest earned on the funds in the trust account). Subsequent to the delivery of the opinion of Prometheus, and in order to accommodate certain tax structuring desired by Ability’s shareholders in connection with the business combination, the terms of the definitive merger agreement were modified such that the amount of cash paid at closing was reduced, and the number of shares issued at closing and subject to the Ability shareholders’ put option (and the cash deposited in escrow for payments therefore) were increased. Prometheus advised that, as of September 4, 2015, such changes were immaterial to its opinion and do not impact the conclusion of the opinion. In November 2015, it became apparent that certain revenues that were expected to be received by Ability in the second half of 2015 will likely be delayed and received in early 2016. Prometheus was made aware of this fact and has advised Cambridge that the changes resulting from this delay do not impact the conclusion of Prometheus’ letter of September 1, 2015.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Prometheus in preparing its opinion. However, neither Prometheus’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed business combination.

The opinion was addressed to the Cambridge board for the use and benefit of the members of the Cambridge board (in their capacities as such) in connection with the Cambridge board’s evaluation of the business combination. The opinion is not intended to and does not constitute a recommendation to any of Cambridge’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the business combination or otherwise. Prometheus’ opinion was just one of the several factors the Cambridge board took into account in making its determination to approve the mergers, including those described elsewhere in this proxy statement/prospectus.

The opinion only addressed whether, as of the date of such opinion, (i) the merger consideration to be paid by Cambridge in the business combination pursuant to the merger agreement was fair, from a financial point of view, to Cambridge and (ii) Ability had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account. It did not address any other terms, aspects, or implications of the business combination or the merger agreement, including, without limitation, (i) any term or aspect of the business combination that is not susceptible to financial analysis, (ii) the fairness of the business combination or all or any portion of the consideration to be paid therein, to any security holders of Cambridge, Ability or any other person or any creditors or other constituencies of Cambridge, Ability or any other person, (iii) the appropriate capital structure of Cambridge or whether Cambridge should be issuing debt or equity securities or a combination of both, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the business combination, or any class of such persons, relative to the merger consideration to be paid by Cambridge in the business combination pursuant to the merger agreement, or otherwise.

The opinion did not address the relative merits of the business combination as compared to any alternative transaction or business strategy that might exist for Cambridge, or the merits of the underlying decision by Cambridge to engage in or consummate the business combination. The financial and other terms of the business combination, including the amount of the merger consideration, were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Prometheus. Prometheus expressed no view with respect to the tax treatment that will be required to be applied to the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which it understands that the Company has obtained such advice as it deemed necessary from qualified professionals. Prometheus relied as to all legal, tax and accounting matters on advice of Cambridge’s management and its third-party legal, tax, accounting and other advisors. Prometheus further assumed, with Cambridge’s consent, that any adjustment of the consideration pursuant to the merger agreement will not be material to the opinion expressed herein. In rendering its opinion, Prometheus assumed that the final terms of the merger will not vary materially from those set forth in the latest drafts reviewed by it, without any waiver, modification or amendment of any material terms or conditions thereof, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Cambridge or Ability or on the expected benefits of the merger.

Prometheus expressed no opinion as to the price at which the ordinary shares of Holdco will trade at any future time or otherwise as to the effect of the merger on the trading price of the ordinary shares of Holdco. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the ordinary shares of Holdco by stockholders within a short period of time after the closing of the business combination, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Holdco or Ability or in the markets they serve, (v) any actions taken or restrictions imposed by federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the business combination terms and conditions that are acceptable to all parties at interest.

Prometheus’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Prometheus did not assume any obligation to update, review, or reaffirm the opinion to the Cambridge board or any other person or otherwise to comment on or consider events occurring or coming to Prometheus’s attention after the date of the opinion. The opinion was reviewed and approved by the Fairness Opinion Committee of Prometheus.

In arriving at its opinion, Prometheus made such reviews, analyses, and inquiries as Prometheus deemed necessary and appropriate under the circumstances. Among other things, Prometheus reviewed:

•	Reviewed a copy of a letter of intent relating to the merger agreement and a reviewed a draft of the merger agreement;

•	certain audited historical financial statements of Ability for the fiscal years ended December 31, 2014 and 2013;

•	certain financial information of Ability for fiscal year 2012;

•	certain unaudited (reviewed) historical financial statements of Ability for the six months ended June 30, 2015;

•	certain publicly available financial statements of Cambridge for the fiscal year ended December 31, 2014 and for the six months ended June 30, 2015;

•	certain internal business, operating and financial information and forecasts of Ability prepared by senior management of Ability, and reviewed by senior management of Cambridge and approved for its use (the “Forecasts”);

•	certain information regarding the financial and operational benefits anticipated from the business combination and the prospects of Ability provided to us by Ability;

•	certain information regarding publicly available financial terms of certain other business combinations Prometheus deemed relevant;

•	financial information (including the financial position and operating results) of Ability compared with financial and trading information of certain publicly traded companies Prometheus deemed relevant;

•	the Bloomberg database; and

•	certain other publicly available information regarding the industry.

Prometheus also held discussions with members of the senior management Ability and Ability’s investment banking advisor, Migdal Underwriting & Business Initiatives Ltd., and other advisors, to discuss the foregoing, the past and current business operations and the financial condition and future prospects of Ability. Prometheus considered such other matters that it deemed relevant to its inquiry and have taken into account such financial and other procedures and considerations as Prometheus deemed relevant or appropriate.

In rendering its opinion, Prometheus assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of the opinion, including, without limitation, the Forecasts and Cambridge’s historical financial information. Prometheus did not make or obtain an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or solvency of Cambridge or Ability. Prometheus was advised by the senior management of Cambridge that the Forecasts and the other prospective financial information prepared for Prometheus’ use by the senior management of Cambridge and examined by Prometheus were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Cambridge. In that regard, Prometheus assumed, with Cambridge’s consent, that all material assets and liabilities (contingent or otherwise) of Cambridge and

Ability are as set forth in the financial statements made available to it. Prometheus particularly assumed, with Cambridge’s consent, that Ability did not have any assets or liabilities (contingent or otherwise) that would be material to the opinion expressed therein that were not reflected in the financial statements of Ability made available to it. Prometheus expressed no opinion with respect to the Forecasts or other prospective financial information or the estimates and judgments on which they are based.

For purposes of its analyses, Prometheus considered the consideration assuming the issuance of a number of Cambridge’s shares based upon a value of $9.95 per share, which Cambridge advised Prometheus, and which Prometheus assumed with Cambridge’s consent, was the fair market value of such shares. Prometheus was also advised by Cambridge, and Prometheus assumed with Cambridge’s consent, that the amount held by Cambridge in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the amount held in trust) did not and would not exceed $81 million.

The following is a summary of the material financial analyses performed and material factors considered by Prometheus in connection with its opinion. Prometheus performed certain procedures, including each of the financial analyses described below, and reviewed with Cambridge’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Prometheus in this regard, it does set forth those considered by Prometheus to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Prometheus. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Prometheus, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Prometheus. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or misleading view of the financial analyses performed by Prometheus.

For purpose of this analysis Prometheus calculated the implied value of the merger consideration as follows:

•	Cash Consideration valued at $19.1 million;

•	Put Option Shares Consideration valued at $10.7 million;

•	Consideration paid in shares estimated at $137.8 million with share price set at $9.95 and considering the lock-up period applied to the shares; and

•	Earn-out Shares are valued at $40.1 million.

Accordingly, the total value of Ability implied by the merger is $208 million.

Discounted Cash Flow Analysis A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company or asset by calculating the “present value” of estimated future cash flows of the company or asset. “Future cash flows” refers to projected unlevered free cash flows of the business. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

Prometheus calculated the discounted cash flow value for Ability as the sum of the net present value of (i) the projected unlevered, post-tax future free cash flows, and (ii) the assumed value of Ability at the end of the period (referred to as the “terminal value”). Prometheus used a 20% discount rate. This analysis indicated an implied enterprise value of approximately $226.3 million.

Selected publicly traded companies multiples analysis In order to estimate the reasonability of the value calculated independently by Prometheus, Prometheus reviewed and compared certain financial information and multiples relating to Ability to corresponding financial information, ratios and public market trading multiples of publicly traded cyber information technology security and lawful interception (“Cyber”) companies that Prometheus deemed relevant. Although none of the selected companies is identical or directly comparable to Ability, Prometheus, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that Prometheus considered to be appropriate in light of the applicable facts and circumstances. Among the information Prometheus considered was Ability’s earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) and Ability’s Revenues, in each case for the 12 months ended on the last available financial statement (referred to as “LTM”). For each selected publicly traded company, Prometheus considered its enterprise value defined as the company’s market capitalization calculated on a fully-diluted basis as of June 30, 2015 plus preferred equity and total debt, less cash and cash equivalents) as a multiple of LTM EBITDA. These trading multiples are commonly used by professionals in connection with financial valuations. The operating results and the corresponding trading multiples derived for each of the selected publicly traded companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of June 30, 2015. Prometheus adjusted the historical results of the selected publicly traded companies, where it deemed appropriate, to eliminate the impact of publicly disclosed unusual or non-recurring items included in their financial information. Although Prometheus compared the trading multiples of the selected publicly traded companies to those implied for Ability, none of the selected publicly traded companies is identical or directly comparable to Ability. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies. Prometheus did not have access to internal forecasts for any of the selected publicly traded companies other than Ability.

Following are the selected publicly traded companies used in the analysis:

Radware Ltd

Cyberark Software

Check Point Soft

Imperva Inc

Varonis Systems

Nice Systems

Verint systems

Cobham plc

Prometheus calculated EBITDA multiples based on these selected publicly traded companies as a supplementary analysis to the discounted cash flow analysis. Information regarding the trading multiples from Prometheus’s analysis of selected publicly traded companies is set forth in the following tables:

Comparable Company	EV / LTM EBITDA

Radware LTD	23.53x

Cyberark Software	85.45x

Check Point Soft.	13.47x

Imperva Inc.	N/A

Varonis Systems	N/A

Nice Systems	16.21x
Verint Systems	21.85x
Cobham Plc	16.86x

Median	19.35x
Average	29.56x
Min	13.47x

Ability LTM EBITDA ($ millions)	20.2

Value indications:
Median	$391.7M
Average	$598.3M
Min	$272.5M

Prometheus noted that some of the companies included above had an operating loss and therefore were excluded from the relative group for EV/LTM EBITDA multiple purpose (see above).

Based on EV/ LTM EBITDA Multiples of Selected Publicly Traded Companies, Ability’s value was at least $272.5 million. This value was greater than the Implied Value ($208 million). The Consideration is therefore fair from the financial point of view of Cambridge.

Selected Precedent Transactions Analysis. Prometheus performed an analysis of two selected precedent transactions it was able to identify as close in nature. The purpose of this analysis was to provide a comparison of the transaction multiples implied by the consideration paid by acquirers in recent transactions involving the acquisition of companies operating in the Cyber industry with the multiples implied by the Consideration. Prometheus’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the Cyber industry because complete information relating to such entire range of transactions is not always publicly available. While none of the companies that participated in the selected transactions is identical or directly comparable to Ability, Prometheus, using its professional judgment and experience, deemed such transactions relevant after analyzing them in connection with certain criteria that Prometheus considered to be appropriate in light of the applicable facts and circumstances. In selecting the transactions to analyze, Prometheus evaluated criteria in their entirety without application of definitive qualifications or limitations to any individual criterion. As a result, a transaction involving the acquisition of a significantly larger or smaller company relative to Ability operating in a line of business and under business and financial conditions similar, in whole or in part, to Ability’s may have been included, while a transaction involving the acquisition of a similarly sized company as the Ability with less similar lines of business and operating under different business and financial conditions may have been excluded. Prometheus calculated the multiples implied by the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of the revenues and net earnings. These multiples are commonly used by professionals in connection with financial analysis. Prometheus adjusted the historical results of the acquired companies, where it deemed appropriate, to eliminate the impact of publicly disclosed unusual or non-recurring items included in their financial information.

Selected Precedent Transactions Analysis Summary:

a.	U-TX Technologies LTD/Verint Systems (April 2014)

The publicly available information regarding the deal was the total consideration paid by the acquirer and the expected target’s contribution to Verint revenue in 2014 and in 2015 as described in a conference call by Verint CEO, Dan Bodner1. The multiples indicated by the deal were as follows:

Implied TV/2015 Expected Sales	4.1x

Applying the same multiple on the Ability’s 2015 expected revenues yields the following result:

Implied TV/2015 Expected Sales	4.1x
Ability’s 2015 expected revenues:	89.8

Ability’s implied Value	372.0

b.	NICE Systems Ltd.‘s Cyber and Intelligence division acquired by Elbit Systems Ltd (May 2015)

The available information regarding the deal was the cash consideration paid by the acquirer in a total of $117.9 million and an additional $40 million earn-out. The press release indicated the Intelligence division’s full year contribution (as shown in the previous annual guidance of to the seller) to the Non-GAAP revenue of $80 million and $0.09 in Non-GAAP fully diluted earnings per share. The press release also indicated the previous second quarter guidance included the Intelligence division’s contribution of $20 million in Non-GAAP revenue and $0.03 in Non-GAAP fully diluted earnings per share.

Applying a conservative approach Prometheus used the low end of the consideration (excluding earn-out) and annualized the 3 months contribution to the EPS. The multiple indicated by the deal was as follows:

•	Last quarter per share net earnings: $0.03

•	Annualized per share net earnings: $0.12 (we used this number which is higher than the 2015 $0.09 guidance available that was at the time)

•	Number of shares: 60.9 million

•	Annualized net earnings: $7.3 million

•	Consideration (excluding earn outs): $117.9

•	P/E: 16.1x

The transaction took place in early 2015 and the 16.1x P/E multiple is based on the 2015 earnings expectations we derived.

Applying the Same multiple on the Ability’s 2015 expected EBITDA yields the following result:

Implied TV/2015 Expected net earnings
Deal implied multiples	16.1x
Ability’s 2015 expected EBITDA	32.1 million

Implied value	$516.8 million

[1]	http://www.globes.co.il/en/article-verint-acquires-utx-for-83m-1000929349

The implied value to Ability according to the NICE-Elbit transaction is $516.8 million. However, both NICE and Elbit are publicly traded company’s therefore a discount for lack of marketability should be used when applying the multiple to the Ability’s profit. The applied discount is usually around 20% in such cases, implying a total discounted value of approximately $414 million to Ability based on this transaction.

Prometheus noted that the total consideration the buyers in both tested transactions were willing to pay was probably somewhat higher that what a financial investor would be willing to pay due to possible synergies. However, the implied multiples are high enough to show that the Consideration paid for Ability was reasonable.

Based on the selected transaction multiples above, Ability’s value was greater than the Implied Value ($208 million). The Consideration was therefore fair from a the financial point of view of Cambridge

Other Matters Relating to Prometheus’ Opinion

Prometheus is an Israeli independent financial advisory firm, offering a broad range of valuation and consulting services, including fairness and solvency opinions, mergers and acquisitions due diligence services, financial reporting valuations, tax valuations, fixed asset and real estate consulting. Prometheus is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions. Although Prometheus has never in the past, provided any services to Ability and Cambridge, in the ordinary course of its business, Prometheus may from time to time provide such services to Cambridge, Ability or Holdco. Prometheus is strictly an advisory firm with no investment banking activity. Prometheus was not requested to, nor did it participate in the negotiation or structuring of the merger. Prometheus was engaged by Cambridge solely to provide an opinion to Cambridge’s Board of Directors and shall receive a fee as a result of the delivery of its opinion (the “Fee”). The Fee is immaterial in comparison to Prometheus’ revenues (according to Israeli Securities Authority threshold). A portion of the Fee ($60,000) will be received only upon closing of the business combination, and should the business combination not take place, Prometheus will not be entitled to that portion of the Fee. In addition, Cambridge has agreed to indemnify Prometheus against certain liabilities arising out of the engagement with Cambridge.

Material Federal Income Tax Consequences of the Business Combination to Cambridge and Its Securityholders

General

The following section is a summary of the opinion of Graubard Miller, counsel to Cambridge, regarding material United States federal income tax consequences of the merger to holders of Cambridge common stock. This discussion addresses only those Cambridge security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (“Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Cambridge common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the U.S.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date of its opinion, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Cambridge nor Ability intends to request any ruling from the Internal Revenue Service (“IRS”) as to the United States federal income tax consequences of the merger.

For purposes of this section, a United States Holder, or a U.S. Holder is a person who or which is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder is a person who is not a U.S. Holder.

Anticipated Tax Treatment of Redomestication Merger

The redomestication merger has been structured to qualify as a reorganization under the Code. It is the opinion of Graubard Miller that the redomestication merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and pursuant to Section 367(a) of the Code and Treasury Regulations Sections 1.367(a)-3(c) and 1.367(a)-1T(f), will not result in the recognition of gain or loss by any holder of Cambridge common stock owning less than 5% of the shares of Holdco following the redomestication merger; provided, however, that although the matter is not free from doubt, any holder of Cambridge common stock owning 5% or more of the shares of Holdco following the redomestication merger may be required to file a gain recognition agreement in order to avoid recognition of gain, if any, in connection with the transaction, as further described below.

Except as otherwise discussed below, the U.S. federal tax basis of the shares of Holdco received by the holder of Cambridge common stock in the redomestication merger will be the same as the adjusted tax basis of the Cambridge common stock surrendered in exchange therefore. The holding period of the shares of Holdco received in the redomestication merger by a holder of Cambridge common stock will include the period during which such Cambridge common stock was held as a capital asset on the date of the merger.

A holder of Cambridge common stock who owns 5% or more of the ordinary shares of Holdco may be required to recognize any gain (but not loss, if any) upon the exchange of such stockholder’s common stock in Cambridge for ordinary shares of Holdco, unless such stockholder files a gain recognition agreement with the stockholder’s income tax return for the taxable year that includes the date of the redomestication merger. Gain is measured by the difference between the fair market value of the ordinary shares of Holdco received and the tax basis of that stockholder’s shares of Cambridge common stock. The gain recognition agreement requires, among other things, the five-percent or more Holdco shareholder:

•	to waive the statute of limitations on a Form 8838,

•	to file a statement with his or her income tax return for each of the five full taxable years following the year of the merger certifying that a taxable disposition of substantially all of the assets of Holdco has not occurred; and

•	if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares and pay interest on any resulting tax.

It should be noted that if, as is anticipated, the redomestication merger constitutes a reorganization described in Section 368(a)(1)(F) of the Code, pursuant to applicable Temporary Treasury Regulations Section 1.367(a)-1T(f) , it appears that no gain recognition agreement should be required with respect to any holder of Cambridge common stock in order for such shareholders to avoid gain recognition in connection with the redomestication merger regardless of whether they own 5% or more of the Holdco ordinary shares following the redomestication merger.

Cambridge stockholders potentially required to file gain recognition agreements as described above are strongly encouraged to consult their own tax advisors regarding the specific information to be included in such agreements, and the requirements for recognizing gain with respect to the Cambridge securities.

To the extent that gain is required to be recognized by a 5% or greater holder of Holdco ordinary shares, then the U.S. federal tax basis of the shares of Holdco received by such holder of Cambridge common stock in the redomestication merger will generally be equal to the fair market value of Holdco ordinary shares on the date that the redomestication merger is consummated. In that case, the holding period of the shares of Holdco received in the redomestication merger by a holder of Cambridge common stock will commence immediately following the date of the merger.

Potential Application of Corporate Inversion Rules

The foregoing U.S. federal income tax consequences should not be materially affected by “corporate inversion” rules under Section 7874 of the Code and applicable Treasury Regulations thereunder which, if applicable, provide for special treatment of certain domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% continuing share ownership in the successor foreign entity by the former stockholders of the U.S. corporation and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the terms of the merger agreement, immediately following the merger, it is anticipated that the current holders of Cambridge will own less than 60% of the then outstanding ordinary shares and purchase options of Holdco. As a result, Holdco should be respected as a foreign corporation for U.S. income tax purposes and should not be classified as an expatriated entity. Because of the lack of interpretive guidance with respect to many of the issues surrounding the application of Code Section 7874. The IRS may not agree with our interpretation of these rules, and no assurance can be given that the IRS will not ultimately challenge our positions or that any such challenge would be successful.

As Cambridge’s assets consist primarily, if not solely, of cash, Cambridge should not incur any material amount of U.S. federal income or other tax as a result of the redomestication merger. No gain or loss will be recognized by Cambridge on the transfer of its cash assets to Holdco in the redomestication merger. An evaluation will be made prior to the closing of the redomestication merger to establish whether Cambridge has any intangible (or other) assets with respect to which it would be required to recognize gain in connection with the redomestication merger. If there are any such intangible (or other) assets, it is not expected that they are of substantial value or that any material U.S. federal income tax will be incurred. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligations for Holdco, the surviving company, to pay based on the value of Cambridge’s appreciated assets at the time of the merger. In particular, the amount of gain recognized by Cambridge would be equal to the excess, if any, of the fair market value of Cambridge’s assets over their tax basis to Cambridge as of the date of the transaction.

Tax Treatment of Distributions

United States corporations that hold ordinary shares of Holdco will not be entitled to the dividends received deduction available for dividends received from United States corporations. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the basis of the stockholder, and then as gain from the sale of a capital asset.

To the extent that Holdco remains a Cayman Islands corporation and its ordinary shares are traded on NASDAQ, dividends paid will generally be taxed for U.S. federal income tax purposes at the 20% maximum rate applicable to certain “qualified dividends” under the Code.

Potential PFIC status of Holdco. If 75% or more of our gross income in a taxable year, including our pro-rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then we will be a passive foreign investment company, or “PFIC” for U.S. federal income tax purposes. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year (averaged over the year and ordinarily determined based on fair market value, and including our pro-rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value) are held for the production of, or produce, passive income. Once treated as a PFIC for any taxable year, a foreign corporation will generally continue to be treated as a PFIC for all subsequent taxable years. If we were to be treated as a PFIC, and a U.S. Holder does not make an election to treat us as a “qualified electing fund,” or QEF, or a “mark-to-market” election, “excess distributions” to a U.S. Holder, and any gain recognized by a U.S. Holder on a disposition of our ordinary shares, would be taxed in an unfavorable way. Among other consequences, our dividends, to the extent that they constituted excess distributions, would be taxed at the regular rates applicable to ordinary income, rather than the 20% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and certain “interest” charges may apply. In addition, gains on the sale of our shares would be treated in the same way as excess distributions.

The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether we would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset our passive income in the calculation of gross income. As a result of our substantial cash position, if the value of our operating business assets declines, there is a substantial risk that we will be classified as a PFIC under the asset test described above. There can be no assurance that we will not be classified as a PFIC by the IRS. Although the Company does not currently anticipate that it will constitute a PFIC, in light of the periodic asset and income tests applicable in making this determination, no assurance can be given that it will not become a PFIC in any year the future. A U.S. Holder who makes a QEF election is taxed currently on such holder’s proportionate share of our earnings. If the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, however, it might be too late for a U.S. Holder to make a timely QEF election, unless the U.S. Holder qualifies under the applicable Treasury regulations to make a retroactive (late) election. U.S. Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. Holders who made a timely QEF or mark-to-market election, or certain other elections. We do not currently intend to prepare or provide the information that would enable you to make a QEF election. Accordingly, our shareholders are urged to consult their tax advisors regarding the application of PFIC rules.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to cash consideration received by U.S. Holders upon exercise of conversion rights or otherwise in connection with the redomestication merger upon the receipt of cash, if any, in lieu of fractional Holdco ordinary shares received by such U.S. Holders, dividends received by U.S. Holders of Holdco ordinary shares and the proceeds received on the disposition of Holdco ordinary shares effected within the United States (and, in certain cases, outside the United States),in each case, other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Holdco ordinary shares, subject to certain exceptions (including an exception for Holdco ordinary shares held in accounts maintained by U.S. financial institutions),by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Holdco ordinary shares. Such U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Holdco ordinary shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

Exercise of Conversion Rights

It is also the opinion of Graubard Miller that a stockholder of Cambridge who exercises conversion rights and effects a termination of the stockholder’s interest in Cambridge will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Cambridge for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Cambridge common stock. This gain or loss will be a capital gain or loss if such shares or purchase options were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of Cambridge common stock and purchase options is more than one year. The tax opinion issued to Cambridge by Graubard Miller, its counsel, is attached to this proxy statement/prospectus as Annex D. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

FATCA Considerations. The Hiring Incentives to Restore Employment Act of March 2010 (the “HIRE Act”), including the Foreign Account Tax Compliance Act (“FATCA”) provisions promulgated thereunder, generally provides that (1) a 30% withholding tax may be imposed on certain payments of U.S. source income (such as dividends and interest), if any, to certain Non-U.S. Holders, and (2) beginning January 1, 2019, a 30% withholding tax may be imposed on the proceeds from the sale of property by certain Non-U.S. Holders that could give rise to certain types of U.S. source payments. Withholding is generally required unless such Non-U.S. Holders enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such Non-U.S. Holders, as well as certain other information relating to such interests. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA and the HIRE Act.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Israeli Tax Consequences

Description of the Transaction

After the share exchange between Holdco and Ability, the previous shareholders of Ability will be the majority owners of Holdco and Ability will be a wholly owned subsidiary of Holdco. Ability will retain all of the functions, risks, assets and intellectual property of its business. Holdco will be a Cayman resident holding company. Ability and Holdco will be managed and controlled from Israel.

Tax Consequences for Dividends

If Holdco is managed and controlled from Israel, it will be considered by the Israeli Tax Authority as a company domiciled in Israel and subject to Israeli corporate tax, capital gains tax and any other relevant taxes.

Prior to 2015, the Company was granted an “Approved Enterprise” status for the 10 years ended December 31, 2014, under the Investment Law. The Company received a deferral of corporate income tax on non-distributed income (“Approved Income”). Distributed Approved Income is subject to 25% corporate income tax at the Company level and 15% withholding income taxes at the shareholder level.

Beginning January 1, 2015, Ability has elected the “Preferred Enterprise” program under the amendment to the Investment Law, whereby the Company will be subject to a 9% corporate income tax rate on its income generated in Development Area A and a 16% corporate income tax rate on its income generated in all other areas (“Preferred Income”).

The Company will be subject to a blended corporate income tax rate of 25% in respect of Approved Income, due upon distribution of dividends attributable to Approved Income, and 9% or 16% with respect to Preferred Income. Shareholders will be subject to a 15% withholding tax on dividends in respect of Approved Income and 20% with respect to dividends from Preferred Income.

If the Company does not meet the requirements for a Preferred Enterprise, it will be subject to tax at the ordinary corporate income tax rate, which is expected to be 25% after January 1, 2016.

Taxation of non-Israeli stockholders on receipt of dividends

Generally, dividends distributed from an Israeli company are subject to withholding tax of 25%, subject to any applicable tax treaty between Israel and the country of residence of the shareholder. As Holdco will be a company controlled and managed from Israel, dividends distributed from Ability to Holdco should be exempt from withholding tax and only dividends distributed from Holdco should be taxable. Upon a distribution of dividends from Holdco, shareholders of Holdco will be subject to a reduced Israeli dividend withholding tax of 15% to the extent generated from Approved Income and 20% to the extent generated from Preferred Income, subject to the terms of any applicable tax treaty. Dividends in respect of income that is not Approved or Preferred Income will subject to withholding tax of 25%, subject to any applicable tax treaty.

This discussion is intended to provide only a summary of the material Israeli income tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Cambridge will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ability comprising the ongoing operations of the combined company, Ability senior management comprising the senior management of the combined company, and the former owners and management of Ability will have control of the board of directors after the merger. In accordance with guidance applicable to these circumstances, the merger will be treated as the equivalent of Ability issuing shares for the net assets of Cambridge, accompanied by a recapitalization. The net assets of Cambridge will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Ability.

Regulatory Matters

The business combination and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware and Cayman Islands necessary to effectuate the merger.

Required Vote

The approval of the merger proposal and charter proposals will require the affirmative vote of the holders of a majority of the then outstanding shares of Cambridge common stock present and entitled to vote at the meeting to approve the respective proposal. Additionally, the business combination will not be consummated if Cambridge has less than $5 million of net tangible assets after taking into account the holders of public shares that properly demanded that Cambridge convert their public shares into their pro rata share of the trust account.

The approval of the merger proposal is a condition to the consummation of the business combination. If the merger proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE CAMBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAMBRIDGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger structure, merger consideration and indemnification provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing and Effective Time of the Business Combination

The closing of the business combination will take place on the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Business Combination,” unless Cambridge and Ability agree in writing to another time. The business combination is expected to be consummated as soon as practicable after the special meeting of Cambridge’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

Except as limited below, the merger agreement contains representations and warranties of each of Cambridge, Holdco and Ability generally relating, among other things, to:

•	proper organization and similar corporate matters;

•	subsidiaries;

•	capital structure of each company;

•	the authorization, performance and enforceability of the merger agreement;

•	required filings and consents and absence of conflicts;

•	compliance with laws and other legal requirements;

•	financial information;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	litigation;

•	employee benefit plans;

•	labor matters;

•	restrictions on business activities;

•	real property, leases and personal property;

•	taxes;

•	environmental matters;

•	brokerage and similar fees;

•	intellectual property;

•	agreements, contracts and commitments;

•	insurance;

•	governmental actions/filings;

•	Foreign Corrupt Practices Act or similar anti-corruption or anti-bribery regulations in non-US jurisdictions;

•	interested party transactions;

•	in the case of Cambridge, indebtedness;

•	in the case of Cambridge, listing or quotation of its securities;

•	board approval;

•	stockholder approval;

•	in the case of Ability, sufficient funds following the dividends;

•	in the case of Ability, relationships;

•	in the case of Cambridge, amount of funds in the trust account and governmental filings;

•	in the case of Ability, certain joint venture relationships;

•	in the case of Ability, absence of Israeli Ministry of Defense designation as a “security corporation;” and

•	in the case of Ability, absence of grants from the State of Israel.

Covenants

Cambridge and Ability have each agreed to take such actions as are necessary, proper or advisable to consummate the business combination. They have also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the agreement, without the prior written consent of the other party:

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or repriced options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•	grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement in any material respect;

•	transfer or license to any person or otherwise extend, amend or modify any material rights to any material intellectual property or enter into any written agreement to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its material intellectual property;

•	except with respect to a dividend out of retained earnings of up to $11 million that Ability is permitted to declare prior to the closing of the business combination, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Ability, its subsidiaries or Cambridge;

•	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

•	amend its constitutional documents;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons in an amount greater than $250,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any collective bargaining agreement, pay any special bonus or special remuneration to any director or employee in an amount greater than $100,000, or increase the salary or wage rate or fringe benefit (including rights to severance or indemnification) of any of its directors, officers, employees or consultants in an amount greater than $100,000, in each case, except in the ordinary course of business consistent with past practices or, in the case of salaries and wages, in a manner generally consistent with market practice;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) in an amount greater than $500,000 other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously recognized or disclosed in financial statements provided to the other party in connection with the merger agreement, or incurred since the date of such financial statements;

•	waive the benefits of, agree to modify in any material respect, terminate, release any person from any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;

•	except in the ordinary course of business consistent with past practices, modify or amend in any material respect or terminate any material contract, or waive, release or assign any material rights or claims thereunder;

•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

•	settle any material litigation where an officer, director or stockholder is a party or the consideration given is other than monetary;

•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

•	form, establish or acquire any subsidiary;

•	permit any person to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	make capital expenditures in excess of $100,000 in the aggregate other that in the ordinary course of business consistent with past practice;

•	take or omit to take any action that would be reasonably expected to have a material adverse effect on such a party;

•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Cambridge, advancement or reimbursement of expenses in connection with Cambridge’s search for a business combination; or

•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	Cambridge and Holdco to prepare and file this proxy statement/prospectus, to be used for the purpose of soliciting proxies from the Cambridge stockholders for the matters to be acted upon at the special meeting;

•	the appointment of certain directors of Holdco;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section entitled “The Merger Agreement — Confidentiality; Access to Information”;

•	the parties to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the business combination and the other transactions contemplated by the merger agreement, including obtaining all necessary approvals from governmental agencies and other third parties;

•	Ability’s and its affiliates to waive their rights to make claims against Cambridge to collect from the trust account any monies that may be owed to them by Cambridge (except in certain limited exceptions);

•	the parties to use reasonable best efforts to obtain the listing for trading on the Nasdaq of the Holdco ordinary shares and warrants prior to the effective time.

•	the parties not to solicit or enter into discussions or transactions with any third party regarding any merger, sale of ownership interests or assets of the other party;

•	Holdco to maintain tail directors’ and officers’ liability insurance policies for a period of six years following the business combination;

•	the Ability shareholders or their affiliates to repay any amounts owed by them to Ability, cause any guaranty made by Ability for the benefit of the Ability shareholders to be terminated and cease to own any direct interest in any Ability subsidiary;

•	Ability to provide periodic financial information to Cambridge through the closing;

•	Cambridge to cause the trust account to be distributed immediately upon consummation of the merger and to pay all liabilities and obligations of Cambridge due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Cambridge’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Cambridge, (iv) payment to third parties of transaction costs of Cambridge and Ability, and (v) the payment to representative of the underwriting in Cambridge’s initial public offering of a merger fee;

•	Holdco to create a stock incentive plan and allocate to the plan a number of shares equal to 8% of the Holdco ordinary shares outstanding immediately after the closing; and

•	From the Closing until the second anniversary thereof, each Stockholder has the right to prohibit Surviving Pubco from closing on any private placement of Surviving Pubco Shares (a) being sold to any Persons who were holders of Cambridge capital stock at the Closing Date or (b) that would be contrary to Sections 103C(8) and 103(C)(9) of the Israel Tax Ordinance, except if any of the foregoing private placement types are then allowable under the tax rulings issued under the ITA in connection with the transactions contemplated by this Agreement.

Conditions to Closing of the Business Combination

General Conditions

Both Cambridge’s and Ability’s obligations to consummate the transactions contemplated by the merger agreement are conditioned upon, among other things:

•	the merger proposal having been duly approved and adopted by the Cambridge stockholders by the requisite vote under the laws of Delaware and Cambridge’s amended and restated certificate of incorporation;

•	Cambridge having at least $5 million of net tangible assets after taking into account the holders of public shares having exercised their right to convert their public shares into cash;

•	confirmation from Nasdaq that Holdco meets all the requirements for listing on such exchange other than the requirement to have a sufficient number of round lot holders; and

•	the proxy statement/prospectus being declared effective.

In addition, each of Cambridge’s and Ability’s obligations to consummate the transactions contemplated by the merger agreement are conditioned upon, among other things:

•	no action, suit or proceeding shall be pending or threatened which is reasonably likely to prevent consummation of any of the transactions contemplated by the merger agreement, cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or affect materially and adversely the right of Cambridge or Ability to own, operate or control any of the assets or operations of Holdco following the transactions, and no order, injunction, judgment, stipulation or decree to any such effect shall be in effect;

•	the execution by and delivery to each party of each of the various transaction documents;

•	the representations and warranties of the other party being true and correct as of the date of the merger agreement and on and as of the closing and such party shall have complied with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing (except to the extent that any failure to perform or comply is not willful and does not constitute a material adverse effect), and each of Cambridge and Ability having received a certificate with respect to the foregoing from the other party; and

•	all necessary consents, waivers and approvals required to be obtained by the other party in connection with the merger having been received, other than consents, waivers and approvals the absence of which could not reasonably be expected to have a material adverse effect.

Ability’s Conditions to Closing

The obligations of Ability to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	there being no material adverse effect with respect to Cambridge or Holdco;

•	Cambridge shall be in compliance with reporting requirements under the Securities Exchange Act of 1934;

•	the lock-up agreement shall have been executed and delivered by The Gordon Family 2007 Trust;

•	Cambridge shall have arranged for funds remaining in the trust account to be dispersed to Ability upon the closing of the business combination; and

•	receipt by Ability of opinions of Cambridge’s US counsel in agreed form.

Cambridge’s and Holdco’s Conditions to Closing

The obligations of Cambridge and Holdco to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	there being no material adverse change effect with respect to Ability;

•	the lock-up agreements shall have been executed and delivered by the Ability shareholders;

•	the shareholders of Ability shall have entered into employment agreements with Ability in agreed forms;

•	all outstanding indebtedness owed by any insider of Ability shall have been repaid in full; (ii) all guarantees or similar arrangements pursuant to which Ability has guaranteed the payment or performance of any obligations of any Ability insider to a third party shall have been terminated; and (iii) no Ability insider shall own any direct equity interests in any subsidiary of Ability; and

•	receipt by Cambridge of opinions of Ability’s US and Israel counsels in agreed forms.

Waiver

If permitted under applicable law, either Ability or Cambridge may, in writing, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any agreements or conditions for the benefit of itself contained in the merger agreement or in any document delivered pursuant to the merger agreement. The conditions applicable to both Cambridge and Ability’s obligations may only be waived by mutual agreement of both parties. The $5 million net tangible asset requirement may not be waived. Cambridge cannot assure you that all of the conditions will be satisfied or waived. While certain changes could be made without further stockholder approval, Cambridge will circulate a new or amended proxy statement/prospectus and resolicit Cambridge’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the merger proposal.

At any time prior to the closing, either Ability or Cambridge may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Cambridge and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Cambridge and Ability;

•	by either Cambridge or Ability if the transactions contemplated by the merger agreement are not consummated on or before December 23, 2015;

•	by either Cambridge or Ability if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either Cambridge or Ability if the other party has materially breached any of its covenants, agreements, representations or warranties in any material respect and has not cured its breach within ten days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•	by Cambridge or Ability if, at the Cambridge stockholder meeting, the business combination shall fail to be approved by holders of Cambridge’s public shares;

•	by Ability or Cambridge if Cambridge would have less than $5 million of net tangible assets after taking into account the holders of Cambridge’s public shares that properly exercised conversion rights;

•	by Ability if, immediately prior to the merger, Cambridge does not have cash on hand of $40,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement and certain other fees and expenses set forth in the merger agreement;

•	by Cambridge if the relevant Israeli tax authorities issue any ruling or decision prior to consummation of the business combination that serves to lock-up or restrict transfers by any person holding Cambridge common stock prior to the consummation of the business combination, other than any pre-closing director or officer of Cambridge holding 5% or more of the outstanding Cambridge common stock;

•	by Ability if the relevant tax authorities issue any ruling or decision prior to consummation of the business combination that does not provide for the tax treatment to the Ability shareholders under Section 103[t] of Israel Tax Ordinance contemplated by their application to the ITA; and

•	by Cambridge if either ASM or Mr. Tzur has materially breached any representation or covenant contained in the JV share purchase agreement, unless the business and operations of ASM can be otherwise transferred to Holdco without liabilities to Holdco.

Effect of Termination

In the event of proper termination by either Cambridge or Ability, the merger agreement will be of no further force or effect and the business combination will be abandoned, except that:

•	the parties’ confidentiality obligations set forth in the merger agreement will survive. See the section entitled “The Merger Agreement — Confidentiality; Access to Information”;

•	the waiver by Ability and its affiliates of their rights to make claims against Cambridge to collect from the trust account any monies that may be owed to them by Cambridge will survive;

•	each party’s liability for breach of the merger agreement will survive; and

•	the obligation of each party to pay fees and expenses incurred by such party in connection with the merger agreement will survive. See the section entitled “The Merger Agreement — Fees and Expenses.”

Fees and Expenses

Unless otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by Holdco if the business combination is consummated and by the party incurring such expenses if the business combination is not consummated.

Confidentiality; Access to Information

Cambridge and Ability will afford to the other party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. Cambridge and Ability will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendments

The merger agreement may be amended by the parties thereto at any time prior to the closing of the merger by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by and construed in accordance with the law of the state of New York, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of New

York. Each party irrevocably submits to the exclusive jurisdiction of any federal or state court located in the county of New York in the state of New York in respect of any action, suit or proceeding arising in connection with the merger agreement, and agrees that any action, suit or proceeding may be brought only in such court.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma condensed combined financial statements (which we refer to as the pro forma financial statements) combine the historical consolidated financial statements of Cambridge and the historical consolidated financial statements of Ability to illustrate the effect of the reverse merger. The pro forma financial statements were based on and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma financial statements;

•	Cambridge’s unaudited consolidated financial statements for the nine months ended September 30, 2015 and the notes relating thereto, included elsewhere in this proxy statement;

•	Cambridge’s audited consolidated financial statements for the year ended December 31, 2014 and the notes relating thereto, included elsewhere in this proxy statement;

•	Ability’s unaudited consolidated financial statements for the nine months ended September 30, 2015 and the notes relating thereto included elsewhere in this proxy statement; and

•	Ability’s audited consolidated financial statements for the year ended December 31, 2014 and the notes relating thereto included elsewhere in this proxy statement.

Cambridge is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of Cambridge as of September 30, 2015 with the unaudited condensed consolidated historical balance sheet of Ability as of September 30, 2015, giving effect to the transactions as if they had been consummated as of September 30, 2015.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 combines the unaudited consolidated statement of operations of Cambridge for the nine months ended September 30, 2015 with the unaudited consolidated statement of comprehensive income of Ability for the nine months ended September 30, 2015, giving effect to the transactions as if they had occurred on January 1, 2015.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the audited consolidated statement of operations of Cambridge for the year ended December 31, 2014 with the audited consolidated statement of comprehensive income of Ability for the year ended December 31, 2014, giving effect to the transactions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 have been prepared using two different levels of approval of the transaction by the Cambridge public stockholders as follows:

Assuming No Conversion: This presentation assumes that no Cambridge public stockholders seek conversion of their Cambridge public shares into pro rata shares of the trust account;

Assuming Maximum Conversion: This presentation assumes that holders of no more than 3,014,653 public shares of Cambridge exercise their right to have their shares converted into their pro rata share of the trust account. At this level of conversion, Cambridge would have $40 million available from the trust account after giving effect to payments that Cambridge would be required to make to converting shareholders and payments of transaction expenses, and other fees and expenses incurred by both Cambridge and Ability which meets minimum cash requirements in order to consummate the business combination.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial statements of Cambridge and Ability have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The historical financial information of Cambridge was derived from the unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 and the audited consolidated financial statements of Cambridge for the year ended December 31, 2014, which are included elsewhere in this proxy statement. The historical financial information of Ability was derived from the unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 and the audited consolidated financial statements of Ability for the year ended December 31, 2014, included elsewhere in this proxy statement. This information should be read together with Cambridge’s and Ability’s financial statements and related notes, “Other Information Related to Cambridge - Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Ability’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Merger

On September 6, 2015, Cambridge, Holdco, Ability and certain shareholders entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

The Merger Agreement provides for (i) the merger of Cambridge with and into Holdco, with Holdco surviving and becoming a new public company and (ii) the subsequent exchange of 100% of the ordinary shares of Ability by its shareholders (the “Ability shareholders”) for ordinary shares of Holdco. Under the Merger Agreement, the Ability shareholders will receive their pro rata portion of: (i) 17,173,267 ordinary shares of Holdco; (ii) $18,150,000 in cash; and (iii) an additional number of ordinary shares of Holdco to be issued upon and subject to Ability achieving certain net income targets following the share exchange, as describe below. Of the shares to be issued, 16,693,267 ordinary shares will be issued to the Ability shareholders (of which 480,000 will be placed in escrow to be used as consideration for the purchase of the joint venture partner) and 480,000 shares will be issued to Migdal Underwriting and Business Initiatives Ltd.

The Ability shareholders will be entitled to receive additional payments of Holdco shares based on Ability’s achievement of specified net income targets in the fiscal years ending December 31, 2015, 2016, 2017 and 2018. The following table sets forth the net income targets and the number of Holdco shares issuable to the Ability shareholders upon the achievement of such targets:

Year ending December 31,	Net Income Target	Number of Holdco Shares
2015	$27,000,000	3,600,000
2016	$40,000,000	1,850,000
2017	$60,000,000	2,000,000
2018	$80,000,000	1,000,000

In the event that Holdco fails to satisfy the net income target for any fiscal year but net income for such fiscal year is ninety percent (90%) or more of the net income target for such fiscal year, then Holdco shall issue to the Ability Shareholders, in the aggregate, such number of Holdco shares equal to the product obtained by (x) the number of Holdco shares that would have been issued to the Ability Shareholders had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year. For illustration, if the net Income for the 2015 fiscal year equals $24,300,000, the number of Holdco shares issuable to the Ability Shareholders for the 2015 net income target shall equal 3,240,000 Holdco shares.

In the event that Holdco fails to satisfy the 2015 net income target but satisfies the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the Holdco shares required to be issued by Holdco as a result of Holdco achieving the 2016 net income target, the Holdco shares relating to the net income target. In addition, (i) if Holdco fails to satisfy the 2015 net income target but net income for such fiscal year is ninety percent (90%) or more of the 2015 net income target and net income for 2016 is a higher percentage of the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the pro rata Holdco shares required to be issued for the 2016 net income target, such number of Holdco shares for 2015 based on the difference between the percentage of net income for 2016 as compared to the 2016 net income Target and the Net Income for 2015 as compared to the 2015 Net Income target, or (ii) if Holdco fails to satisfy the 2015 net income target and net income for such fiscal year is less than ninety percent (90%) of the 2015 net income target but net income for 2016 is ninety percent (90%) or more of the 2016 net income target, then Holdco shall issue to the Ability Shareholders, in addition to the pro rata of the Holdco shares relating to the 2016 net income target, such number of Holdco shares for 2015 based on the same percentage of net income for 2016 as compared to the 2016 net income target.

Under the Merger Agreement, each of the Ability shareholders shall have the right, on one occasion during the 90 day period following the second anniversary of the closing of the merger, to put to Holdco all or part of his pro rata portion of 1,173,267 ordinary shares of Holdco he receives in the share exchange for an amount in cash equal to (1) (x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow account as described below. $11,850,000 shall be deposited into an escrow account, referred to as the put option escrow account, by Holdco at closing of the merger to fund the payment of the purchase price for the put if it is exercised.

Ability will declare and pay a dividend to the Ability shareholders of $11 million prior to the closing of the merger, which dividend shall be paid from the retained earnings of Ability.

Upon the consummation of the transactions described herein, assuming approval of Cambridge shareholders at a special meeting to be called for such purpose, Holdco will be the new public entity and will change its name to a name to be determined by the parties prior to closing.

Ability may terminate the agreement if Cambridge does not have $40 million available from this trust after giving effect to payments that Cambridge would be required to make to converting shareholders and payments of transaction expenses, and other fees and expenses incurred by both Cambridge and Ability.

The transactions are expected to be consummated in the fourth quarter of 2015 after the required approval by the shareholders of Cambridge and the fulfillment of certain other conditions, all as described herein and in the merger agreement.

Accounting for the Merger

The merger will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Cambridge will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ability comprising the ongoing operations of the combined company, Ability senior management comprising the senior management of the combined company, and that the former owners and management of Ability will have control of the board of directors after the merger. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Ability issuing shares for the net assets of Cambridge, accompanied by a recapitalization. The net assets of Cambridge will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Ability.

Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of Cambridge and the historical consolidated financial statements of Ability.

The historical financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the impact of:

•	The mergers of Cambridge and Ability, resulting in Cambridge issuing 17,173,267 shares of ordinary shares (of which 1,173,267 shares are putable back to the combined company) and paying $18,150,000 in cash to the shareholders of Ability in exchange for 100% of the outstanding ordinary shares of Ability. The merger is presented first assuming that there is no conversion by Cambridge’s public holders of common stock and secondly, assuming the maximum conversion by such holders.

•	Other adjustments described in the notes to this section.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

•	Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. The timing and effect of actions associated with integration are currently uncertain.

•	The potential use by the combined entity of the Cambridge pre-merger cash.

•	The shares which may be issued upon the achievement of the earnout targets will be recorded as earned, and no adjustment was made within these pro forma financial statements.

The transaction is being accounted for as a reverse acquisition and recapitalization of Ability, since the former owners of Ability will control the post-merger company. Ability will be deemed the acquirer and Cambridge will be deemed the acquired company for accounting purposes.

CAMBRIDGE HOLDCO CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2015

(dollars in thousands, except share and per share amounts)

	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Pro Forma Adjustments				Pro Forma As Adjusted (assuming no conversion)	Pro Forma Adjustments with Maximum Conversion				Pro Forma As Adjusted (assuming maximum conversion)
			Debit	Note	Credit	Note		Debit	Note	Credit	Note
	Note 1	Note 2
ASSETS
Current assets:
Cash and cash equivalents	$48	$16,011	$81,311	3	$868	5	$45,459	$—		$30,448	12	$15,011
			—		9,143	6		—		—
			—		30,000	7		—		—
			—		900	8		—		—
			—		11,000	10		—		—
Restricted deposits	—	1,402	—		—		1,402	—		—		1,402
Accounts receivable	—	7,322	—		—		7,322	—		—		7,322
Due from related party	—	703	—		—		703	—		—		703
Due from shareholder	—	520	—		—		520	—		—		520
Inventory	—	112	—		—		112	—		—		112
Prepaid expenses and other current assets	—	450	—		—		450	—		—		450

Total current assets	48	26,520	81,311		51,911		55,968	—		30,448		25,520

Property and equipment, net	—	690	—		—		690	—		—		690
Restricted cash and cash equivalents held in trust account	81,311	—	—		81,311	3	—	—		—		—
Restricted deposits, long-term	—	—	11,850	7	—		11,850	—		—		11,850
Other long term assets	—	260	—		—		260	—		—		260

Total assets	$81,359	$27,470	$93,161		$133,222		$68,768	$—		$30,448		$38,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accrued payroll and other compensation	$—	$86	$—		$—		$86	$—		$—		$86
Accounts payable and accrued expenses	868	448	868	5	—		448	—		—		448
Income taxes payable	—	4,078	—		—		4,078	—		—		4,078
Deferred income taxes	—	551	—		—		551	—		—		551
Accounts payable and accrued expenses - project related	—	7,324	—		—		7,324	—		—		7,324
Note payable, stockholder	350	—	350	5	—		—	—		—		—
Progress payments in excess of accumulated costs - project related	—	1,058	—		—		1,058	—		—		1,058

Total current liabilities	1,218	13,545	1,218		—		13,545	—		—		13,545

Accrued severance pay	—	155	—		—		155	—		—		155
Other long-term liabilities	—	260	—		—		260	—		—		260
Put option liability	—	—	—		11,850	7	11,850	—		—		11,850

Total long-term liabilities	—	415	—		11,850		12,265	—		—		12,265

Total liabilities	1,218	13,960	1,218		11,850		25,810	—		—		25,810

Common stock, subject to possible conversion or tender	75,141	—	75,141	4	—		—	—		—		—

Shareholders’ equity:
Ordinary shares	—	35	35	11	3	7	3	1	12	—		2
Additional paid-in capital	6,935	—	30,003	7	75,141	4	40,480	30,447	12	—		10,033
			9,143	6	350	5		—		—
			900	8	35	11		—		—
			1,935	9	—			—		—
Retained (deficit) earnings	(1,935)	13,475	11,000	10	1,935	9	2,475	—		—		2,475

Total shareholders’ equity	5,000	13,510	53,016		77,464		42,958	30,448		—		12,510

Total liabilities and shareholders equity	$81,359	$27,470	$129,373		$89,314		$68,768	$30,448		$—		$38,320

See footnotes to unaudited pro forma condensed combined financial statements

CAMBRIDGE HOLDCO CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2015

(dollars in thousands, except share and per share amounts)

	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Pro Forma Adjustments		Pro forma As Adjusted (no conversion)	Pro Forma Adjustments (assuming maximum conversion)		Pro forma As Adjusted (assuming maximum conversion)
			Adjustment	Note		Adjustment	Note
	Note A	Note B
Revenues	$—	$51,689	$—		$51,689	$—		$51,689
Cost of revenues		27,609	536	C	28,145	—		28,145

Gross Profit	—	24,080	(536)		23,544	—		23,544
Operating expenses:
Selling and marketing	—	2,420	—		2,420	—		2,420
General and administrative	1,025	1,058	329	C	2,412	—		2,412

Total operating expenses	1,025	3,478	329		4,832	—		4,832

(Loss) income from operations	(1,025)	20,602	(865)		18,712	—		18,712
Finance income (expense), net	12	(42)	(12)	E	(42)	—		(42)

Income (loss) before income taxes	(1,013)	20,560	(877)		18,670	—		18,670
Income tax expense	—	3,277	(290)	D	2,987	—		2,987

Net (loss) income	$(1,013)	$17,283	$(587)		$15,863	$—		$15,683

Weighted average shares outstanding
Basic	3,026,916		23,692,709	F	26,719,625	(3,014,653)	G	23,704,972

Diluted	3,026,916		23,692,709	F	26,719,625	(3,014,653)	G	23,704,972

Earnings per share
Basic	$(0.33)				$0.59			$0.66

Diluted	$(0.33)				$0.59			$0.66

See footnotes to unaudited pro forma condensed combined financial statements

CAMBRIDGE HOLDCO CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(dollars in thousands, except share and per share amounts)

	Cambridge Capital Acquisition Corp.	Ability Computer Software Industries Ltd.	Pro Forma Adjustments		Pro forma As Adjusted (no conversion)	Pro Forma Adjustments (assuming maximum conversion)		Pro forma As Adjusted (assuming maximum conversion)
			Adjustment	Note		Adjustment	Note
	Note H	Note I
Revenues	$—	$22,134	$—		$22,134	$—		$22,134
Cost of revenues		14,654	723	J	15,377	—		15,377

Gross Profit	—	7,480	(723)		6,757	—		6,757
Operating expenses:
Selling and marketing	—	2,387	—		2,387	—		2,387
General and administrative	949	469	450	J	1,868	—		1,868

Total operating expenses	949	2,856	450		4,255	—		4,255

(Loss) income from operations	(949)	4,624	(1,173)		2,502	—		2,502
Finance income, net	34	269	(34)	L	269	—		269

Income (loss) before income taxes	(915)	4,893	(1,207)		2,771	—		2,771
Income tax expense	—	1,260	(817)	K	443	—		443

Net (loss) income	$(915)	$3,633	$(390)		$2,328	$—		$2,328

Weighted average shares outstanding
Basic	2,937,744		23,781,881	M	26,719,625	(3,014,653)	N	23,704,972

Diluted	2,937,744		23,781,881	M	26,719,625	(3,014,653)	N	23,704,972

Earnings per share
Basic	$(0.31)				$0.09			$0.10

Diluted	$(0.31)				$0.09			$0.10

See footnotes to unaudited pro forma condensed combined financial statements

PRO FORMA ADJUSTMENTS

The following pro forma adjustments give effect to the merger:

Pro Forma Condensed Combined Balance Sheet – as of September 30, 2015

Note 1	Derived from the Cambridge unaudited consolidated financial statements as of September 30, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2015, included elsewhere in this proxy statement.

Note 2	Derived from the Ability unaudited consolidated financial statements as of September 30, 2015, included elsewhere in this proxy statement.

Pro forma adjustments:

Note 3	To record the conversion of “restricted cash and cash equivalents held in trust account” to “cash and cash equivalents”.

	Debit	Credit
Cash and cash equivalents	$81,311
Restricted cash and cash equivalents held in trust account		$81,311

Note 4	To record the reclassification of Cambridge’s 7,439,153 shares of “common stock, subject to possible conversion or tender” to additional paid in capital ($75,141).

	Debit	Credit
Common stock, subject to possible conversion or tender	$75,141
Additional paid-in capital		$75,141

Note 5	To record the payment of the outstanding accounts payable and accrued expenses of Cambridge, and the issuance of 35,000 units in exchange for the note payable to stockholder at a price of $10 per unit.

	Debit	Credit
Accounts payable and accrued expenses	$868
Note payable, stockholder	350
Cash and cash equivalents		$868
Additional paid in capital		350

Pro Forma Condensed Combined Balance Sheet – as of September 30, 2015, continued

Pro forma adjustments, continued

Note 6	To record the merger expenses, including finders’ fees, advisory, legal, accounting and other expenses. Ability’s merger expenses included (i) cash expenses of $2,555, including value added taxes, as applicable and (ii) the fair value of 480,000 shares issued at closing of $4,848, for a total of $7,403. Cambridge merger and other expenses included cash expenses of $6,588. Cambridge’s merger expenses include a fee of $1,000 payable to FBR Capital Markets & Co. (“FBR”) in an amount equal to 3% of the aggregate sales price of shares of Cambridge purchased by new investors introduced by FBR to Cambridge that continue to hold such shares through the closing of the business combination (with a minimum fee of $1,000).

	Debit	Credit
Additional paid-in capital	$9,143
Cash and cash equivalents		$9,143

Note 7	To record (i) the issuance of 17,173,267 shares of Holdco ordinary shares (of which 1,173,267 are subject to a put back to the combined company), (ii) the payment of $18,150 in cash to the former shareholders of Ability, (iii) to record the obligation for 1,173,267 of such shares subject to put following the merger (valued at $10.10 per share) and (iv) to record the transfer of cash to restricted deposits to a restricted escrow account that will be used to fund the put upon exercise.

	Debit	Credit
Restricted deposits	$11,850
Additional paid-in capital	30,003
Cash and cash equivalents		$30,000
Liability with respect to put options		11,850
Ordinary shares		3

Note 8	To record the purchase of 16% of the shares in ASM for cash.

	Debit	Credit
Additional paid in capital	$900
Cash and cash equivalents		$900

Note 9	To eliminate the accumulated deficit of Cambridge, the accounting acquiree.

	Debit	Credit
Additional paid-in capital	$1,935
Retained (deficit) earnings		$1,935

Pro Forma Condensed Combined Balance Sheet – as of September 30, 2015, continued

Pro forma adjustments, continued

Note 10	To record a dividend of $11,000 distributed to the former shareholders of Ability.

	Debit	Credit
Accumulated deficit	$11,000
Cash and cash equivalents		$11,000

Note 11	To record the cancelation of the outstanding shares of Ability.

	Debit	Credit
Ordinary shares	$35
Additional paid-in capital		$35

To record the effect of the maximum conversion of Cambridge common stock:

Note 12	To record conversion of 3,014,653 shares at approximately $10.10 per share.

	Debit	Credit
Additional paid-in capital	$30,447
Ordinary shares	1
Cash and cash equivalents		$30,448

Pro Forma Condensed Combined Statement of Operations - For the Nine Months Ended September 30, 2015

Note A	Derived from the Cambridge unaudited condensed consolidated financial statements for the nine months ended September 30, 2015, filed with the SEC on November 13, 2015, included elsewhere in this proxy statement.

Note B	Derived from the Ability unaudited condensed consolidated financial statements for the nine months ended September 30, 2015, included elsewhere in this proxy statement.

Pro forma adjustments:

Note C	To record the additional compensation to be paid to Ability’s shareholders.

Note D	To record the decrease in pro forma income tax expense of $290, using an effective income tax rate of 16%.

Note E	To record the decrease in pro forma finance income.

Note F	To record the pro forma effect of the merger on the weighted average shares outstanding as if the merger was consummated on January 1, 2015. As adjusted basic and fully diluted shares include 10,534,625 of Cambridge shares, 16,000,000 shares (net of shares subject to put) issued to sellers, 150,000 shares issued to underwriters in lieu of the underwriters purchase option and 35,000 pro forma shares to be issued in exchange for notes payable – stockholder. Fully diluted shares does not include (a) 8,539,125 shares issuable upon the exercise of warrants, as those warrants were not “in the money” and therefore antidilutive, as of September 30, 2015, and (b) 3,600,000 shares issuable to former shareholders of Ability upon Ability earning certain net income targets in 2015 (had these shares been included, fully diluted shares would have been 30,319,625 shares).

Pro Forma Condensed Combined Statement of Operations - For the Nine Months Ended September 30, 2015

Pro forma adjustments, continued

To record the effect of the maximum conversion of Cambridge common stock:

Note G	To record the pro forma effect of the conversion of 3,014,653 shares of Cambridge’s common stock. Fully diluted shares does not include (a) 8,539,125 shares issuable upon the exercise of warrants, as those warrants were not “in the money” and therefore antidilutive, as of September 30, 2015, and (b) 3,600,000 shares issuable to former shareholders of Ability upon Ability earning certain net income targets in 2015 (had these shares been included, fully diluted shares would have been 27,304,972 shares).

Pro Forma Condensed Combined Statement of Operations - For the Year Ended December 31, 2014

Note H	Derived from Cambridge’s audited financial statements for the year ended December 31, 2014, filed with the SEC on March 3, 2015, included elsewhere in this proxy statement.

Note I	Derived from Ability’s audited consolidated financial statements for the year ended December 31, 2014, included elsewhere in this proxy statement.

Pro forma adjustments:

Note J	To record the additional compensation to be paid to Ability’s shareholders.

Note K	To record the decrease in pro forma income tax expense of $817, using an effective income tax rate of 16%.

Note L	To record the decrease in pro forma interest income.

Note M	To record the pro forma effect of the merger on the weighted average shares outstanding as if the merger was consummated on January 1, 2014. As adjusted basic and fully diluted shares include 10,534,625 of Cambridge shares, 16,000,000 shares (net of shares subject to put) issued to sellers, 150,000 shares issued to underwriters in lieu of the underwriters purchase option and 17,000 pro forma shares to be issues in exchange for notes payable – stockholder. Fully diluted shares does not include (a) 8,539,125 shares issuable upon the exercise of warrants, as those warrants were not “in the money” and therefore antidilutive, as of December 31, 2014, and (b) 3,600,000 shares issuable to former shareholders of Ability upon Ability earning certain net income targets in 2015 (had these shares been included, fully diluted shares would have been 30,319,625 shares).

To record the effect of the maximum conversion of Cambridge common stock:

Note N	To record the pro forma effect of the conversion of 3,014,653 shares of Cambridge’s common stock. Fully diluted shares does not include (a) 8,539,125 shares issuable upon the exercise of warrants, as those warrants were not “in the money” and therefore antidilutive, as of December 31, 2014, and (b) 3,600,000 shares issuable to former shareholders of Ability upon Ability earning certain net income targets in 2015 (had these shares been included, fully diluted shares would have been 27,304,972 shares).

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between the amended and restated memorandum and articles of association of Holdco to be in effect following the business combination and Cambridge’s current amended and restated certificate of incorporation:

•	the name of the new public entity will be “Ability Inc.” as opposed to “Cambridge Capital Acquisition Corporation”;

•	Holdco will have 200,000,000 authorized ordinary shares and 5,000,000 authorized preferred shares, as opposed to Cambridge having 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock;

•	Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence which terminates if Cambridge is unable to consummate a business combination; and

•	Holdco’s amended and restated memorandum and articles of association will not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains (Article Sixth).

As noted above, the provisions of Article Sixth of Cambridge’s amended and restated certificate of incorporation will not be included in Holdco’s amended and restated memorandum and articles of association. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the business combination:

•	Section A requires that Cambridge submit such business combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act.

•	Section B provides that Cambridge may consummate a business combination that is submitted to its stockholders for approval only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve such business combination are voted for the approval of such business combination.

•	Section C specifies the procedures for exercising conversion rights with respect to public shares.

•	Section D prohibits Cambridge from consummating a business combination unless Cambridge has net tangible assets of at least $5,000,001 upon consummation of such business combination.

•	Section E provides that, if a business combination is not consummated by December 23, 2015, Cambridge will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of Cambridge’s then stockholders and Cambridge’s board of directors, dissolving and liquidating.

•	Section F provides when holders of public shares are entitled to receive distributions from the trust account.

•	Section G prohibits Cambridge from issuing any shares of common stock, any securities convertible into common stock, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the common stock on a business combination, prior to the consummation of a business combination.

•	Section H provides that the board of directors is divided into three classes.

In the judgment of Cambridge’s board of directors, the charter proposals are desirable for the following reasons:

•	The name of the new public entity is desirable to reflect the transaction with Ability and the combined business going forward.

•	The greater number of authorized number of shares of capital stock is desirable for Holdco to have sufficient shares to issue to the holders of common stock and warrants of Cambridge and capital stock of Ability to complete the business combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

•	Although the present amended and restated certificate of incorporation provides that Cambridge’s corporate existence will terminate if a business combination is not consummated, perpetual existence is the usual period of existence for corporations and Holdco’s board of directors believes it is the most appropriate period for Holdco.

•	The preamble and Article Sixth (other than Section H providing for a classified board) relate to the operation of Cambridge as a blank check company prior to the consummation of its initial business combination and would not be applicable to Holdco after consummation of the merger. Accordingly, they would serve no further purpose.

Notwithstanding the foregoing, authorized but unissued ordinary shares may enable Holdco’s board of directors to render it more difficult or to discourage an attempt to obtain control of Holdco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Holdco’s ordinary shares. If, in the due exercise of its fiduciary obligations, for example, Holdco’s board of directors were to determine that a takeover proposal were not in the best interests of Holdco, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares of common stock will, however, enable Holdco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Holdco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

If the merger proposal is not approved, the charter proposals will not be presented at the special meeting.

The approval of each charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock on the record date.

Under the merger agreement, the approval of the charter proposals is not a condition to the consummation of the merger. However, because Cambridge does not currently have a sufficient number of authorized shares to consummate the share exchange, the charter proposals must be approved to effectuate the business combination. Accordingly, the approval of the charter proposals is a condition to the adoption of the merger proposal and vice versa.

A copy of Holdco’s amended and restated memorandum and articles of association, as it will be in effect assuming approval of all of the charter proposals and upon consummation of the business combination and filing with the Cayman Islands authorities, is attached to this proxy statement as Annex F.

CAMBRIDGE’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Holdco is an exempted company incorporated under the Companies Law (2013 Revision) of the Cayman Islands. Cayman Islands law and Holdco’s amended and restated memorandum and articles of association will govern the rights of its shareholders. The Companies Law (2013 Revision) of the Cayman Islands differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the certificate of incorporation and bylaws of Cambridge. As a result, when you become a shareholder of Holdco, your rights will differ in some regards as compared to when you were a stockholder of Cambridge. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Cambridge and Holdco according to applicable law and/or the organizational documents of Cambridge and Holdco. You also should review the memorandum and articles of association of Holdco (as same will be amended and restated immediately prior to the business combination) attached as Annex F to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law (2013 Revision) of the Cayman Islands, to understand how these laws apply to Cambridge and Holdco.

Provision	Cambridge (A Delaware General Corporation)	Holdco (An Exempted Company under Cayman Islands Law)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Law (2013 Revision)

Special Vote Required for Combinations with Interested Stockholders/Shareholders	A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.	No Similar Provision

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Stockholder/Shareholder Meetings; Quorum	Stockholder approval of mergers and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the

Provision	Cambridge (A Delaware General Corporation)	Holdco (An Exempted Company under Cayman Islands Law)
approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.	Quorum is set in the company’s articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	The certificate of incorporation may provide that its stockholders may not act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written consent.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;	Except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	A company’s articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

	The board may increase the size of the board and fill any vacancies.	Subject to the articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Provision	Cambridge (A Delaware General Corporation)	Holdco (An Exempted Company under Cayman Islands Law)
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or wilful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or wilful default.

THE INCENTIVE COMPENSATION PLAN PROPOSAL

General

On November 18, 2015, the Board of Directors of Holdco adopted the 2015 Long-Term Equity Incentive Plan (the “2015 Plan”), subject to the approval of Cambridge’s stockholders. The purpose of the Plan is to attract and retain personnel of the highest caliber, provide incentive for officers, directors, employees and other key persons and to promote the well-being of the Company, it is in the best interest of the Company and its stockholders to provide to officers, directors, employees, consultants and other independent contractors who perform services for the Company, through the granting of stock options, restricted stock, deferred stock or other stock-based awards, the opportunity to participate in the value and/or appreciation in value of the Company’s Common Stock. Accordingly, the Board believes that the 2015 Plan (a) will provide the Company with significant means to attract and retain talented personnel, (b) will result in saving cash, which otherwise would be required to maintain current employees and adequately attract and reward personnel and others who perform services for the Company, and (c) consequently, will prove beneficial to the Company’s ability to be competitive. The Ability shareholders will not be eligible to participate in the 2015 Plan.

If approved by Cambridge stockholders at the meeting, the 2015 Plan will become effective on the consummation of the merger. Cambridge’s Board is recommending that its stockholders approve the material terms of the 2015 Plan as described below.

Summary of the 2015 Plan

Awards

The 2015 Plan provides for the grant of any or all of the following types of awards (collectively, “Awards”): (a) stock options, (b) restricted stock, (c) deferred stock and (d) other stock-based awards. Awards may be granted singly, in combination, or in tandem, as determined by the Board of Directors or the Committee (as defined below). Subject to anti-dilution adjustments as provided in the 2015 Plan, (i) the 2015 Plan provides for a total of 8% of the outstanding ordinary shares following the closing of the business combination to be available for distribution pursuant to the 2015 Plan, and subject to the provisions of the immediately preceding paragraph, all of such shares may be granted or measured to any participant under the 2015 Plan during any calendar year or part thereof. If any outstanding Award is canceled, forfeited, delivered to the Company as payment for the exercise price or surrendered to the Company for tax withholding purposes, ordinary shares allocable to such Award may again be available for Awards under the 2015 Plan.

Administration. The 2015 Plan may be administered by the Board of Directors of Holdco (the “Board”) or a Committee (the “Committee”) consisting of two or more members of the Board of Directors appointed by the Board. Each member of the Committee shall to the extent practicable, be “non-employee directors” for the purpose of Rule 16b-3 under the Exchange Act and, if practicable, shall also qualify as “outside directors” for the purpose of the performance-based compensation exception under Code Section 162(m) except to the extent that the Board determines that such compliance is not necessary or that it is not desirable or that it is not practicable. The Board or the Committee will determine, among other things, the persons to whom Awards will be granted, the type of Awards to be granted, the number of shares subject to each Award and the share price. The Board or the Committee will also determine the term of each Award, the restrictions or limitations thereon, and the manner in which each such Award may be exercised or, if applicable, the extent and circumstances under which ordinary shares and other amounts payable with respect to an Award will be deferred. The Board or Committee may delegate some of the functions referred to above to the Company’s Chief Executive Officer, President or Chief Financial

Officer. No Award shall be granted pursuant to the 2015 Plan on or after the tenth anniversary of the effective date of the 2015 Plan.

Eligibility and Participation. Officers and other employees of Holdco or any Parent or Subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the 2015 Plan with the requirements of Rule 16b-3) who are at the time of the grant of an award under the Plan employed by the Company or any Parent or Subsidiary, other than Messrs. Hurgin and Aurovsky, and who are responsible for or contribute to the management, growth and/or profitability of the business of Holdco or any Parent or Subsidiary are eligible to be granted Options or other Awards under the 2015 Plan. In addition, Non-Qualified Stock Options and other Awards may be granted under the 2015 Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to the success of the Company. Eligibility under the 2015 Plan shall be determined by the Board or the Committee, as the case may be.

A participant’s right, if any, to continue to serve Holdco as a director, executive officer, other key employee, or otherwise, will not be enlarged or otherwise affected by his or her designation as a participant under the 2015 Plan. Participants may receive one or more Awards under the 2015 Plan.

Forms of Awards

Stock Options. The 2015 Plan provides for the grant of Incentive Stock Options and Non-Qualified Stock Options. The Board or the Committee, as the case may be, shall determine those persons to whom Stock Options may be granted.

Incentive Stock Options granted pursuant to the 2015 Plan are nontransferable by the optionee during his lifetime. Options granted pursuant to the 2015 Plan will expire if not exercised within 10 years of the grant (five years in the case of Incentive Stock Options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all shares of the Company or a parent or subsidiary of the Company immediately before the grant (“10% Stockholder”)), and under certain circumstances set forth in the 2015 Plan, may be exercised within three (3) months following termination of employment (one year in the event of death, retirement at normal retirement age or disability of the optionee), unless the term of the option, pursuant to the stock option agreement, expires earlier or unless the Board or Committee determines to shorten or extend the exercise periods. Options may be granted to optionees in such amounts and at such prices as may be determined, from time to time, by the Board or the Committee. The exercise price of an Incentive Stock Option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder may not be less than 110% of such fair market value. The exercise price of a Non-Qualified Stock Option may be less than such fair market value on the date of grant.

Under the 2015 Plan, the Company may not, in the aggregate, grant Incentive Stock Options that are first exercisable by any optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

The 2015 Plan contains anti-dilution provisions authorizing appropriate adjustments in certain circumstances. Shares of Common Stock subject to Awards which expire without being exercised or which are cancelled as a result of the cessation of employment are available for further grants. No ordinary shares of Holdco may be issued upon the exercise of any option granted under the 2015 Plan until the full option price has been paid by the optionee. The Board of Directors or the Committee may grant individual options under the 2015 Plan with more stringent provisions than those specified in the 2015 Plan.

Options become exercisable in such amounts, at such intervals and upon such terms and conditions as the Board of Directors or the Committee provides. Stock options granted under the 2015 Plan are exercisable until the earlier of (i) a date set by the Board of Directors or Committee at the time of grant or (ii) the close of business on the day before the tenth anniversary of the stock option’s date of grant (the day before the fifth anniversary in the case of an Incentive Stock Option granted to a 10% Stockholder). The 2015 Plan will remain in effect until all stock options are exercised or terminated. Notwithstanding the foregoing, no options may be granted on or after the tenth anniversary of the Effective Date.

Restricted and Deferred Stock Awards. Under the 2015 Plan, the Board or the Committee may grant shares of restricted Common Stock either alone or in tandem with other Awards. Restricted and Deferred Stock awards give the recipient the right to receive a specified number of shares of Common Stock, subject to such terms, conditions and restrictions as the Board or the Committee deems appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time. In addition, a participant in the 2015 Plan who has received a Deferred Stock Award may request, under certain conditions, the Board or the Committee to defer the receipt of an Award (or an installment of an Award) for an additional specified period or until the occurrence of a specified event.

Performance-Based Awards and Performance Goals. Certain Awards made under the 2015 Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Code Section 162(m), the Company’s tax deduction may be limited to the extent total compensation paid to the Chief Executive Officer, or any of the four most highly compensated executive officers (other than the Chief Executive Officer) exceeds $1,000,000 in any one tax year. Among other criteria, Awards only qualify as Performance-Based Awards if at the time of grant the Committee is administrating the 2015 Plan and the Committee is comprised solely of two or more “outside directors” (as this term is used in Code Section 162(m) and the regulations thereunder). In addition, the Company must obtain stockholder approval of material terms of performance goals for such “performance-based compensation.”

By approving the 2015 Plan, stockholders are also approving the material terms of the performance measures set forth in the 2015 Plan that form the basis upon which the Board or the Committee may issue Performance-Based Awards.

Under the 2015 Plan, the Board of the Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; pre-tax income before FAS 123R expense; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; payroll as a percentage of sales; inventory turnover; employee turnover; sales, general and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company , if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

All Stock Options and certain Stock Awards, Performance Awards, and Other Awards granted under the 2015 Plan, and the compensation attributable to such Awards, are intended to (i) qualify as Performance-Based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Code Section 162(m).

Other Stock Based Awards. Other Stock-Based Awards, which may include performance shares and shares valued by reference to the performance of the Company or any parent or subsidiary of the Company, may be granted either alone or in tandem with other Awards.

Effect of a Change of Control

Upon a “Change of Control” (as defined in the 2015 Plan) unless a majority of the Board determines otherwise prior to such Change of Control, generally, all outstanding Stock Options which have been outstanding for at least one year shall become exercisable in full, whether or not exercisable at the time and any such option shall remain exercisable in full until it expires pursuant to its terms and all restrictions and deferral limitations contained in any Restricted Stock Award, Deferred Stock Award and Other Stock-Based Award granted under the 2015 Plan shall lapse. All restrictions and deferral limitations with respect to a 409A Deferred Stock Award or with respect to a Participant’s Deferred Restricted Stock Account shall not lapse unless the “Change of Control” qualifies as a “409A Change” (as defined in the 2015 Plan).

Termination of Employment

The 2015 Plan provides for certain periods after termination of employment during which a participant may exercise a Stock Option if employment is terminated due to death or disability or normal retirement, as defined in the 2015 Plan. A participant whose employment is terminated for any reason, including, without limitation, retirement, death or disability, forfeits all unvested, unexercisable and unearned Awards granted to the participant. Except as set forth above the Board or Committee, as the case may be, shall determine the post-employment rights of a participant with respect to an Award that was vested or earned prior to termination. The 2015 Plan’s provisions relating to termination of employment may be modified in the discretion of the Board or Committee.

Term and Amendment

The 2015 Plan will become effective as of the Effective Date and no award will be granted more than ten years after the Effective Date. The Board may at any time, and from time to time, amend any of the provisions of the 2015 Plan, and may at any time suspend or terminate the 2015 Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of Stock if the failure to obtain such approval would adversely affect the compliance of the 2015 Plan with the requirements of Rule 16b-3 or any other applicable law, rule or regulation. The Board or the Committee, as the case may be, may amend the terms of any Stock Option or other award theretofore granted under the Plan; provided, however, that subject to certain provisions of the 2015 Plan, no such amendment may be made by the Board or the Committee, as the case may be, which in any material respect impairs the rights of the Participant without the Participant’s consent, except for such amendments which are made to cause the 2015 Plan to qualify for the exemption provided by Rule 16b-3. Moreover, no Stock Option previously granted under the 2015 Plan may be amended to reduce the exercise price of the Stock Option. Additionally, the Board or the Committee may amend the 2015 Plan in order to comply with local regulations as may be required for certain employees in other jurisdictions.

Summary of U.S. Federal Income Tax Consequences

The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the 2015 Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.

Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an Incentive Stock Option granted pursuant to the 2015 Plan (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Stock Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (referred to as a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an Incentive Stock Option may subject the optionee to the so-called “alternative minimum tax” (referred to as “AMT”). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Stock Option, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her Incentive Stock Option generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Stock Option in payment of the exercise price of another Incentive Stock Option, is, however, a “disposition” of such stock. If the Incentive Stock Option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an Incentive Stock Option by surrendering shares will be subject to the Incentive Stock Option holding period requirements. Of those shares, a number of shares (referred to as the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were Incentive Stock Option shares) and the same capital gains holding period as the shares surrendered.

For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of Non-Qualified Stock Options pursuant to the Stock Incentive Plan. On the exercise of a Non-Qualified Stock Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction (subject to the limitations contained in Code Section 162(m)) in an amount equal to such excess, provided that the Company complies with applicable reporting rules.

Upon the sale of stock acquired by exercise of a Non-Qualified Stock Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. For individuals, capital losses are deductible only to the extent of capital gains for the year plus $3,000. An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Stock Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See “Incentive Stock Options.” The optionee will recognize ordinary income on the exercise of the Non-Qualified Stock Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Stock Awards. The taxability of a Stock Award to a participant is dependent upon the extent to which the award is restricted on the date of grant. If a Stock Award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If a Stock Award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as the Stock Award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of a Stock Award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount recognized as ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. The Company will be entitled to a deduction in such amount and at such time as ordinary income becomes taxable to the participant.

Performance Awards. The tax consequences of a performance award depend upon the nature of the underlying award and if and when the performance goals are achieved. If a performance award consists of a promise to deliver common stock at a future date based upon the satisfaction of certain targets, such awards will be subject to federal income taxation as ordinary income based upon the fair market value of the common stock on the date such performance awards are earned by a participant by satisfying the performance targets, provided such awards are not then subject to a substantial risk of forfeiture.

Company Deduction. Generally, whenever a participant realizes ordinary income under the Stock Incentive Plan, a corresponding deduction is available to the Company provided the Company complies with certain reporting requirements. Under Code Section 162(m), however, the Company will be denied a deduction for certain compensation exceeding $1,000,000 paid to its Chief Executive Officer and the four other highest paid executive officers, excluding (among other things) certain performance-based compensation.

New Plan Benefits

The benefits or amounts that will be received by or allocated to any executive officers or employees under the 2015 Plan are not currently determinable since no specific grants have been decided upon and no grants will be made prior to the 2015 Plan’s adoption.

Required Vote

Adoption of the 2015 Long-Term Equity Incentive Plan proposal requires the affirmative vote of a majority of the issued and outstanding shares of Cambridge’s common stock represented in person or by proxy at the meeting and entitled to vote thereon.

THE CAMBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAMBRIDGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2015 SHARE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Cambridge’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the business combination. In no event will Cambridge solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Cambridge initial stockholders, Ability and the Ability shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “The Merger Proposal — Interests of Cambridge’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of Cambridge is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Cambridge will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Cambridge’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the business combination (because either the merger proposal is not approved or the conditions to consummating the business combination have not been met). In such event, the business combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Cambridge’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE CAMBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAMBRIDGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CAMBRIDGE

Introduction

Cambridge was incorporated on October 1, 2013 in order to serve as a vehicle for the acquisition of a target business. Cambridge’s efforts to identify a prospective target business were not limited to any particular industry or geographic region although it focused its search for target businesses that operated in the supply chain industry, with an emphasis on target businesses that operated in the traditional transportation and logistics end of the supply chain industry. Prior to executing the merger agreement with Ability, Cambridge’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Formation

In October 2013, Cambridge issued 2,012,500 shares of common stock to Cambridge Capital LLC and The Gordon Family 2007 Trust for $25,000 in cash, at a purchase price of approximately $0.01 per share as follows:

Name	Number of Shares
Gordon Family 2007 Trust	1,610,000
Cambridge Capital LLC	402,500

In November 2013, Cambridge Capital LLC and The Gordon Family 2007 Trust transferred an aggregate of 445,000 shares at the same purchase price originally paid by them for such shares to the following individuals and entities:

Name	Number of Shares	Relationship to Cambridge
Mitchell I. Gordon	60,000	President, Chief Financial Officer and Director
Michael Durham	40,000	Director
Nathan Gantcher	60,000	Director
Scott Laurans	60,000	Director
Sidney Brown	10,000	Special Advisor
David Brodsky	25,000	Special Advisor
Herb Shear	25,000	Special Advisor
Bob Hammel	50,000	Special Advisor
Jonathan Morris	5,000	Stockholder and Trustee of The Gordon Family 2007 Trust
Elliott Brodsky	10,000	Stockholder
Alex Sagan	10,000	Stockholder
Ramon Suazo	15,000	Stockholder
Raymond Avon Ventures, LLC	25,000	Stockholder
Jonathan Meeks	50,000	Stockholder

Initial Public Offering

On December 23, 2013, Cambridge consummated its initial public offering of 7,000,000 units, each unit consisting of one share of common stock and one warrant to acquire one share of common stock at a price of $11.50. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $70,000,000. On December 30, 2013, Cambridge consummated the sale of an additional 1,050,000 units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $10,500,000. EarlyBirdCapital acted as the representative of the underwriters for the initial public offering. The shares of common stock and warrants comprising the units commenced separate trading on January 27, 2014.

Simultaneously with each of the consummation of the initial public offering and the exercise of the over-allotment option, Cambridge consummated a private placement of an aggregate of 472,125 private units to its initial stockholders, Cambridge Capital LLC, an affiliate of Cambridge’s chief executive officer and EarlyBirdCapital and their respective designees. The private units were sold at an offering price of $10.00 per unit, generating gross proceeds of $4,721,250. The private units are identical to the units sold in the initial public offering, except that the warrants included in the private units are not redeemable and are exercisable on a cashless basis as long as held by the original purchasers or their permitted transferees. In addition, the holders of the private unit securities have agreed (A) to vote the underlying shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Cambridge’s amended and restated certificate of incorporation with respect to its pre-business combination activities prior to the consummation of such a business combination, (C) not to convert any underlying shares into the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to amend the provisions of its amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that such underlying shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have agreed that these units will not be sold or transferred by them (except to certain permitted transferees) until after Cambridge has completed an initial business combination.

Offering Proceeds Held in Trust

The net proceeds from the initial public offering (including the exercise of the over-allotment option), plus the net proceeds from the private placement of private units, or an aggregate of $81,305,000, was placed in a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Cambridge’s initial public offering and in the section entitled “Other Information Related to Cambridge — Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Cambridge’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Cambridge acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for its initial business combination, although Cambridge may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Cambridge’s board of directors determined that this test was met in connection with the proposed business combination with Ability.

Stockholder Approval of Business Combination

Under Cambridge’s amended and restated certificate of incorporation, in connection with any proposed business combination, Cambridge must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Cambridge’s initial public offering. Accordingly, in connection with the business combination with Ability, the Cambridge public stockholders may seek to convert their public shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of Cambridge’s initial stockholders, as well as all of its officers and directors, have agreed to vote the initial shares, shares included in the private units as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

Benjamin Gordon, Cambridge’s chief executive officer, purchased an aggregate of 5,000 shares of common stock in open market transactions at then prevailing market prices. No other directors or officers of Cambridge have purchased any securities of Cambridge in any open market transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Ability or Ability’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Cambridge’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Cambridge’s amended and restated certificate of incorporation, if Cambridge does not complete the business combination with Ability or another initial business combination by December 23, 2015, Cambridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the trust account (currently anticipated to be approximately $10.10 per share) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cambridge’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Cambridge’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of Cambridge’s initial stockholders has agreed to waive its rights to participate in any distribution from Cambridge’s trust account or other assets with respect to the initial shares and shares underlying the private units. There will be no distribution from the trust account with respect to Cambridge’s warrants, which will expire worthless if Cambridge is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Cambridge’s creditors which would be prior to the claims of the Cambridge public stockholders. Although Cambridge has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Cambridge has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Cambridge will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Each executive officer of Cambridge has agreed, pursuant to an agreement with Cambridge and EarlyBirdCapital that he will be jointly and severally personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed such a waiver. Moreover, such executives will not be personally liable to the Cambridge public stockholders and instead will only have liability to Cambridge. However, neither of the executives may be able to satisfy his indemnification obligations if he is required to so as Cambridge has not required such executives to retain any assets to provide for their respective indemnification obligations, nor has Cambridge taken any further steps to ensure that such executives will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.10, plus interest, due to claims of creditors. Additionally, if Cambridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Cambridge’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Cambridge’s stockholders. To the extent any bankruptcy claims deplete the trust account, Cambridge cannot assure you it will be able to return to the Cambridge public stockholders at least approximately $10.10 per share. Cambridge’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Cambridge convert their respective shares for cash upon a business combination which is actually completed by Cambridge. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Cambridge’s trust account distributed to the Cambridge public stockholders upon the redemption of 100% of its outstanding public shares in the event Cambridge does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Cambridge’s trust account distributed to the Cambridge public stockholders upon the redemption of 100% of its public shares in the event Cambridge does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Cambridge is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Cambridge public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cambridge’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Cambridge’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Cambridge does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Cambridge’s stockholders’ liability with respect to liquidating distributions as described above. As such, Cambridge’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Cambridge’s stockholders may extend well beyond the third anniversary of such date.

Because Cambridge will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Cambridge to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Cambridge is a blank check company, rather than an operating company, and Cambridge’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Cambridge will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, each of the executives of the Company has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

Facilities

Cambridge currently maintains its principal executive offices at 525 South Flagler Drive, Suite 201, West Palm Beach, Florida 33401. The cost for this space is included in the $10,000 per-month fee Cambridge Capital LLC, an affiliate of Benjamin Gordon, charges Cambridge for general and administrative services pursuant to a letter agreement between us and Cambridge Capital LLC. Cambridge believes, based on rents and fees for similar services in West Palm Beach, Florida, that the fee charged by Cambridge Capital LLC is at least as favorable as Cambridge could have obtained from an unaffiliated person. Cambridge considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the business combination, the principal executive offices of Holdco will be located at Yad Harutzim 14, Tel Aviv, Israel, 6770007 and its telephone number will be 972-3-6879777, at which time nothing more will be paid to Cambridge Capital LLC.

Employees

Cambridge has two executive officers. These individuals are not obligated to devote any specific number of hours to Cambridge’s matters and intend to devote only as much time as they deem necessary to its affairs. Cambridge does not intend to have any full time employees prior to the consummation of a business combination.

Directors and Executive Officers

Cambridge’s current directors and executive officers are as follows:

Name	Age	Position
Benjamin Gordon	42	Chief Executive Officer, Secretary, Treasurer and Director
Mitchell I. Gordon	58	President, Chief Financial Officer and Director
Michael Durham	64	Director
Nathan Gantcher	75	Director
Scott Laurans	68	Director

Benjamin Gordon has served as Cambridge’s chief executive officer and a member of its board of directors since its inception and as its secretary and treasurer as of October 2013. He has also served as interim chief executive officer, secretary, treasurer and director of Holdco since September 2015. Mr. Gordon founded BG Strategic Advisors (“BGSA”) in 2002 and has served as its managing director since. BGSA is a leading investment bank. Mr. Gordon has also been the chief executive officer of Cambridge Capital LLC since its founding in 2009. Cambridge Capital is the merchant banking investment partner of BGSA. In 1999, Mr. Gordon founded and ran 3Plex, a web-based transportation management systems company that was sold to Maersk in 2002. From 1995 to 1998, Mr. Gordon led strategic projects in technology and transportation at Mercer Management Consulting.

Mr. Gordon is a recognized expert on technology and the supply chain sector, and has been quoted extensively by national media including CNBC, The New York Times, Business Week, ABC, Lehrer News Hour, Journal of Commerce, Transport Topics, Supply Chain Management Quarterly, and Traffic World. Mr. Gordon has been a featured speaker at the Council of Supply Chain Management Professionals (CSCMP), NASSTRAC, TIA, AMB, the IWLA, and other industry events. Mr. Gordon is also an active civic leader, serving as a board member of the Palm Beach United Way, the Palm Beach Federation, the Joint Distribution Committee, the Young Presidents Organization (YPO) of Palm Beach, and other community organizations.

Mr. Gordon received a Masters in Business Administration from Harvard Business School and a Bachelor of Arts degree from Yale College.

Cambridge believes Mr. Gordon is well-qualified to serve as a member of the board due to his operational, investing and advisory experience, as well as his business contacts.

Mitchell I. Gordon, has served as Cambridge’s president and chief financial officer and a member of its board of directors since December 2013. Mr. Gordon has served as a partner of BGSA and Cambridge Capital LLC since December 2013. From 2003 to December 2013, Mr. Gordon was the president of Morpheus Capital Advisors, an investment banking firm serving middle market and growth companies. From 2000 to 2003, Mr. Gordon served as executive vice president and chief financial officer and member of the Office of the President of Interpool, one of the world’s largest marine container and chassis leasing companies which was listed on the NYSE. Before joining Interpool, he was the founder and president of Atlas Capital, a private equity firm, from 1998 to 2000. Prior to that, he served as co-head of the Transportation Investment Banking Group at Salomon Smith Barney (now Citi Investment Banking) and head of the Transportation and Automotive Investment Banking Groups at Furman Selz. Mr. Gordon serves on the board of directors of Mesa Air Group, Inc. and has served on the public company board of Indigo Aviation AB, a leading aircraft leasing company, and on the board of Almedica Corporation, a health care logistics company. He also served on the global advisory board of Nedship Bank, NV, a Rotterdam-based bank focused on the shipping, logistics and energy sectors. He is a board member of the Best-Shot Foundation and is chairman of the Hunter College (CUNY) neighborhood Advisory Committee. He is a co-founder and past president of the Olin Club of New York.

Mr. Gordon received a Masters in Business Administration from Harvard Business School and a Bachelor of Science in Business Administration from Washington University’s Olin School of Business.

Mitchell I. Gordon and Benjamin Gordon are not related.

Cambridge believes that Mr. Gordon is well-qualified to serve as a member of the board due to his operational, investing and advisory experience as well as his industry contacts and management expertise.

Michael J. Durham has served as a member of the board since November 2013. Mr. Durham is currently a director of Hertz Global Holdings, Inc. and its primary subsidiary, The Hertz Corporation. Hertz Global Holdings, Inc. is principally engaged in the global car rental industry and in the equipment rental industry through The Hertz Corporation. Previously, Mr. Durham served as director, president and chief executive officer of Sabre, Inc. (“Sabre”), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre’s initial public offering, to October 1999. From March 1995 to July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre’s president. Prior to joining Sabre, Mr. Durham spent approximately 16 years with American Airlines, serving as the senior vice president and treasurer of AMR Corporation and senior vice president of finance and chief financial officer of American Airlines from October 1989 until he assumed the position of president of Sabre in March 1995. From its formation in 2000 until 2012, Mr. Durham had been the president of Cognizant Associates, Inc., an independent consulting company he formed. During this time, Mr. Durham also served on the boards of directors of numerous private and publicly listed companies, including Asbury Automotive Group, Inc. (where for part of his tenure he served as the non-executive chairman of the board), Acxiom Corporation (where he was also non-executive chair for part of his tenure), NWA Corp. (the parent company of Northwest Airlines) and AGL Resources, Inc. Mr. Durham has also served on the board of directors of Bombardier, Inc., a publicly-traded Canadian corporation.

Mr. Durham received a Bachelor of Arts degree from The University of Rochester in 1973 and a Masters of Business Administration from Cornell University in 1977.

Cambridge believes Mr. Durham is well-qualified to serve as a member of the board due to his extensive business experience, including his service as chief executive officer and chief financial officer of large multinational public companies, and from his serving in leadership roles on numerous public and private company boards.

Nathan Gantcher has served as a member of the board since November 2013. Mr. Gantcher is the managing member of EXOP Capital LLC, an investment firm he founded in 2005. From 2004 to 2006, Mr. Gantcher served as a member of the board of directors of Refco, Inc. and a member of the board of directors of Neuberger Berman, a NYSE-listed company, and served as a member of its audit and compensation committees, from 2001 until 2003. Mr. Gantcher also served as the co-chairman, president and chief executive officer of Alpha Investment Management L.L.C. from 2001 until July 2004. Prior to joining Alpha Investment Management L.L.C., Mr. Gantcher was a private investor from 1999 to 2001. Mr. Gantcher served as vice chairman of CIBC Oppenheimer Corp. from 1997 to 1999. Prior to becoming vice chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as co-chief executive officer and chief operating officer of Oppenheimer & Co., Inc. Mr. Gantcher currently serves as member of the board of directors of Mack-Cali Realty Corporation and is a member of its audit committee, nominating and corporate governance committee and executive committee. Previously, Mr. Gantcher served as a member of the board of directors of NDS Group Ltd. from 2004 to February 2009, and was a member of the compensation committee and the audit committee of the board of directors of NDS Group Ltd. Mr. Gantcher also served as a member of the board of directors of Centerline Holding Company from 2003 to 2008, and as a member of its nominating and governance, compensation and capital markets committees. Mr. Gantcher also served as a member of the board of directors of Liberty Acquisition Holdings Corp., a blank check company that completed a business combination with Promotora de Informaciones, S.A. in November 2010, and as a member of its audit, compensation and governance, and nominating committees.

Mr. Gantcher currently serves as chairman of the board of trustees of Evermore Funds Trust and as chairman of its nominating and governance committee, and as a member of its audit and valuation committees. He previously served as chairman of the board of trustees of Tufts University and as a member of the Council of Foreign Relations and currently serves on the board of trustees of Montefiore Medical Center.

Mr. Gantcher received his Bachelor of Arts in economics and biology from Tufts University and his Masters in Business Administration from the Columbia Business School.

Cambridge believes Mr. Gantcher is well-qualified to serve as a member of the board due to his extensive experience as a director with several public companies and his investment banking, management, and financial expertise, as well as his experience with blank check companies like Cambridge.

Scott Laurans has served as a member of the board since November 2013. Mr. Laurans has served as a managing director in the Rhode Island and Florida offices of The Bank of New York Mellon, a leading investment management and investment services company, since 2005. He has also been affiliated with the Lifespan Health System, Rhode Island’s first health system, since its establishment in 1994, serving as chair of the finance committee, and most recently becoming its chairman of the board in December 2011. From 1991 to 2005, he was a managing director and partner of The Providence Group Investment Advisory Company of Providence, Rhode Island, which was sold to The Bank of New York Mellon in 2005. From 1988 to 1991, he served as president of the New England division of Wetterau of St. Louis. From 1971 to 1988, he held various positions eventually becoming president, chief executive officer and owner of Roger Williams Foods of Providence, Rhode Island, a full-line distributor of food products to the retail and wholesale food industry throughout New England, which was sold to Wetterau of St. Louis.

Mr. Laurans has served as a director or advisor for a number of companies including Giant Food, Inc. (formerly an American Stock Exchange-listed company) and C&S Wholesale Grocery Company.

Mr. Laurans received a Bachelor of Arts in economics from the University of Pennsylvania.

Cambridge believes Mr. Laurans is well-qualified to serve as a member of the board due to his extensive operational and public company experience, as well as his industry contacts.

Legal Proceedings

Cambridge, the members of the Cambridge board of directors and Parakou Tankers, Inc. (‘Parakou”) were named as defendants in a putative class action lawsuit captioned Brian Levy v. Cambridge Capital Acquisition Corp., et al., No. 2015 CA 003339 in connection with Cambridge’s proposed business combination with Parakou, which was terminated on May 6, 2015. The complaint was filed in the Circuit Court of the 15th Judicial Circuit of Palm Beach County, Florida (the “Action”) by a person identifying himself as a stockholder of Cambridge. On October 15, 2015, a first amended and restated derivative complaint captioned Brian Levy v. Cambridge Capital Acquisition Corp., et al., No. 2015 CA 003339 was filed. The amended complaint added Holdco and Ability Computer & Software Industries Ltd. as additional defendants.

The complaint generally alleges, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the contemplated merger with Ability and that Ability is aiding and abetting the Cambridge board of directors in the alleged breaches of their fiduciary duties. The complaint also alleges that Cambridge was obligated to liquidate on June 23, 2015 and redeem the outstanding public shares from the funds held in the trust fund and that the efforts to violate Cambridge’s amended and restated certificate of incorporation are ultra vires and therefore void acts. The complaint further alleges that Cambridge’s directors have various conflicts of interest in the transaction and that such conflicts of interest are not adequately disclosed to stockholders in the definitive proxy statement/prospectus that the Company filed with the SEC on September 17, 2015 (the “Proxy Statement/Prospectus”). The Action seeks injunctive relief, damages and reimbursement of fees and costs, among other remedies.

Periodic Reporting and Audited Financial Statements

Cambridge has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Cambridge’s annual reports contain financial statements audited and reported on by Cambridge’s independent registered public accounting firm. Cambridge has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q covering the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Cambridge’s financial condition and results of operations should be read in conjunction with Cambridge’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of the Critical Accounting Policies, please see Note 2 to the consolidated financial statements included in this proxy statement/prospectus.

Common Stock Subject to Possible Conversion

Cambridge accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within Cambridge’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Cambridge’s common stock features certain conversion rights that are considered by Cambridge to be outside of Cambridge’s control and subject to the occurrence of uncertain future events. Accordingly at September 30, 2015 and December 31, 2014, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of Cambridge’s balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Cambridge has not generated any revenues to date. Cambridge’s entire activity from inception up to the closing of the initial public offering on December 23, 2013 was in preparation for that event. Subsequent to the offering, Cambridge’s activity has been limited to the evaluation of business combination candidates, and Cambridge will not be generating any operating revenues until the closing and completion of an initial business combination. Cambridge expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Cambridge expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Cambridge expects its expenses to increase substantially after this period.

Cambridge incurred net losses of $444,974 and $223,224 for the three months ended September 30, 2015 and 2014, respectively, and net losses of $1,012,497 and $678,459 for the nine months ended September 30, 2015 and 2014, respectively. Costs incurred during the reporting periods consisted primarily of legal and professional fees associated with compliance with Cambridge’s reporting obligations as a public company, Cambridge’s efforts to locate a suitable target Business Combination candidate, and performing due diligence on such candidates. During the three months ended September 30, 2015 and 2014, Cambridge also incurred $30,000 and $30,000, respectively, and $90,000 and $90,000 for the nine months ended September 30 2015 and 2014, respectively, of office expenses payable to Cambridge Capital LLC, a related party. Until Cambridge consummates a Business Combination, it will not have revenues.

Cambridge incurred net losses of $914,698 and $8,329 for the year ended December 31, 2014 and for the period from October 1, 2013 (inception) through December 31, 2013, respectively. Costs incurred during the reporting periods consisted primarily of legal and professional fees associated with compliance with our reporting obligations as a public company, our efforts to locate a suitable business combination candidate, and performing due diligence on such candidates. During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, Cambridge incurred $120,000 and $4,667, respectively of office expenses payable to Cambridge Capital LLC, a related party.

Financial Condition and Liquidity

The net proceeds from Cambridge’s initial public offering and private placement, after deducting underwriting discounts of $2,616,250 and offering expenses of $507,525, were $82,097,475. Of this amount, $81,305,000 was placed in the trust account. The remaining $792,475 of net proceeds not in trust have been, and will continue to be, used for working capital purposes.

Cambridge intends to use the net proceeds of its initial public offering and simultaneous private placement, including the funds held in the trust account, to acquire a target business and to pay its expenses relating thereto, including $2,415,000, representing 3.0% of the gross proceeds of the offering, to engage the underwriter to advise and assist the Company in reviewing potential targets with which the Company may consummate a Business Combination, as well as structuring the terms of the Business Combination and negotiating the terms of the letter of intent and/or definitive agreement relating to such Business Combination only upon completion of Cambridge’s initial Business Combination. To the extent that Cambridge’s capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining proceeds held in the trust account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees, which Cambridge had incurred prior to the completion of our Business Combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

Generally, the proceeds held in the trust account will not be released to Cambridge until the earlier of its completion of an initial Business Combination and its redemption of 100% of the outstanding public shares upon our failure to consummate a Business Combination prior to December 23, 2015. Notwithstanding the foregoing, there can be released to Cambridge from the trust account (1) any interest earned on the funds in the trust account that it needs to pay its income or other tax obligations and (2) any remaining interest earned on the funds in the trust account that it needs for its working capital requirements.

As of September 30, 2015, Cambridge had $47,947 in its operating bank accounts and $81,310,750 in restricted investments and cash equivalents held in trust to be used for an initial Business Combination or to repurchase or convert its common shares. As of September 30, 2015, $5,750 of the amount on deposit in the trust account represents interest income, which was available to be withdrawn by us as described above. Through November 12, 2015, Cambridge had withdrawn $40,678 from the interest income on the trust account to fund its working capital and tax obligations.

Until consummation of our initial Business Combination, we will be using the funds not held in the trust account, plus the interest earned on the trust account balance (net of income, and other tax obligations) that may be released to us to fund our working capital requirements, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

Cambridge will need to raise additional capital through loans or additional investments from our shareholders, officers, directors, or third parties. None of Cambridge’s shareholders, officers or directors are under any obligation to advance funds to, or to invest in, the Company. Accordingly, Cambridge may not be able to obtain additional financing. If Cambridge is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. Cambridge cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all. These conditions raise substantial doubt about its ability to continue as a going concern.

In order to finance transaction costs in connection with an intended initial Business Combination, our sponsors, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate our initial Business Combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Such loans may be convertible into shares of common stock of the post Business Combination entity or additional Private Units at a price of $10.00 per share or Private Unit at the option of the lender. We believe the $10.00 purchase price of these shares will approximate the fair value of such shares when issued. However, if it is determined, at the time of issuance, that the fair value of such shares exceeds the $10.00 purchase price, we would record compensation expense for the excess of the fair value of the shares on the day of issuance over the $10.00 purchase price in accordance with ASC 718 — Compensation — Stock Compensation.

Commencing on December 17, 2013 and ending upon the consummation of a Business Combination or its liquidation, Cambridge began incurring a fee payable to Cambridge Capital LLC of $10,000 per month for providing it with office space and certain general and administrative services.

Off-Balance Sheet Arrangements

Cambridge did not have any off-balance sheet arrangements as of September 30, 2015.

Independent Auditors’ Fees

The firm of Marcum LLP (“Marcum”) acts as Cambridge’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. The firm Ziv Haft Certified Public Accountants (Isr.) (“Ziv Haft”), a BDO member firm, acts as Ability’s independent registered public accounting firm. Ziv Haft will act as Holdco’s independent public accounting firm after consummation of the business combination. Marcum has not waived its right to make claims against the funds in Cambridge’s trust account for fees of any nature owed to it.

Audit Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, audit fees for Cambridge’s independent registered public accounting firm were $59,941 and $42,500, respectively.

Audit-Related Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, audit related fees from Cambridge’s independent registered public accounting firm were $48,140 and $7,500, respectively.

Tax Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, tax related fees from Cambridge’s independent registered public accounting firm were $1,950 and $0, respectively.

All Other Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, there were no fees billed for services provided by Cambridge’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since Cambridge’s audit committee was not formed until December 2013, the audit committee did not pre-approve the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Exchange Act, before Cambridge engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Ethics

In December 2013, Cambridge’s board of directors adopted a code of ethics that applies to Cambridge’s directors, officers, and employees and of any subsidiaries Cambridge may have in the future (including its principal executive officer, its principal financial officer, its principal accounting officer or controller, and persons performing similar functions). Cambridge will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Cambridge’s code of ethics should be sent in writing to Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401.

Upon the consummation of the business combination, Holdco will adopt a similar code of ethics that will apply to Holdco’s directors, officers and employees as well as those of its subsidiaries.

BUSINESS OF ABILITY

In this section, references to “we,” “us” and “our” are intended to refer to Ability, unless the context clearly indicates otherwise.

OVERVIEW

Ability provides advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. We believe that our advanced comprehensive capabilities in both the areas of interception of communications and the decryption of such communications set us apart from our competitors.

Founded in 1994 by a team of experts in intelligence and communications, with further input by specialists in the fields of electronics and mathematics, we have nearly two decades of proven experience in the fields of interception and decryption. We specialize in off-air interception of voice, SMS, and data from both cellular (GSM/CDMA) and satellite communication networks and deciphering solutions for both cellular and satellite communications. We have introduced advanced systems to cover satellite interception for the major mobile satellite communication systems, Iridium, Thuraya and Inmarsat. Our interception systems can be used either as portable stand-alone tactical systems or can be integrated with larger scale strategic systems. We also offer a system that can detect the existence of active interception systems such as active cellular interception systems, fake SMS advertising systems and IMSI/IMEI catchers, can prevent interception by such systems and “intercept the interceptor”, allowing the user to listen to and manipulate the intercepted information.

Our product portfolio also includes an advanced geo-location system, cyber solution and crime prevention system. Our geo-location system is used to geographically target mobile phones and is sold independently or as an additional feature of our active interception system. Our cyber solution provides the user with the ability to extract and view information from a mobile phone and listen to communications over the phone. Our crime prevention solution, which has not yet been commercialized, is designed as a software solution to analyze information extracted from mobile phones and provide predictive data.

We sell to our customers a variety of products and also offer customized solutions designed to meet their specific needs. Our solutions include both active and passive capabilities. While an active system can capture high volumes of information and often features multiple manipulation possibilities concerning the connections of the target, its use can generally be detected by third parties. A passive system has no transmitting parts and does not interfere with GSM networks, mobile phones or satellite communication, therefore remaining undetectable.

We work closely with our customers to design solutions for their specific configuration needs, including facilitating integration with larger scale systems. Our solutions can be configured to provide partial solutions for legacy equipment that is already in place. Furthermore, most of our systems are scalable in functionality, capacity, coverage area and communications protocol types in order to meet the budgets and growing needs of our customers.

Our systems are available either as tactical, transportable solutions or as strategic, fixed installations and can be installed in many fixed or transportable configurations, including in vehicles, ships, aerial platforms and on personnel.

Our headquarters, operations and sales office are located in Tel Aviv, Israel.

INDUSTRY

The increasing threat of global terrorism as well as ordinary criminal activity over the past few decades has created a demand for the increased ability of military intelligence agencies and law enforcement agencies to intercept communications upon which such activity is based and to decipher these communications. We believe interception of communications has become the most crucial task in intelligence and surveillance. Reliable, portable, robust solutions are critical to the success of any such operation.

In response to this need, we have created industry-leading integrated solutions to cover the many facets of communications interception and decryption. We provide solutions to a variety of customer needs, with both off-the-shelf and customized systems for customers around the world.

The customer’s operational demands are becoming increasingly diverse and extensive due to advances in technology of the targeted communications, requiring industry participants to enhance their offerings to include advanced location and cyber solutions and solutions for new generations of GSM communications, such as 4G/LTE and planned 5G networks.

The tactical lawful interception industry is dominated by a limited number of international suppliers, including Ability. We believe that entry into this market by new participants is limited due to the nature of government agencies that comprise the market and customers. Although this market has continually grown due to increased threats, we believe that the number of suppliers has not grown significantly due to barriers to entry into the market, providing long-time market participants such as Ability with a significant opportunity to capitalize on the anticipated growth.

ABILITY SOLUTIONS

In the area of cellular communications, we introduce turn-key integrated solutions for all GSM and CDMA networks for mobile phones including 3G and 4G/LTE. These solutions provide real-time off-air interception, robust, ultra-portable design and user-friendly operations. Our fully passive cellular interception solutions are based on state-of-the-art technology and extensive field experience. We also provide active GSM interception systems and IMSI/IMEI catchers, which are eavesdropping devices used for intercepting mobile phone traffic and tracking of mobile phone users. Ability believes that it was the first company to introduce near real-time deciphering capability to break the GSM advanced encryption algorithm (A-5/1), which it accomplished in 2007.

With respect to satellite communications, we introduced a field-proven, cutting-edge solutions for IRIDIUM, Thuraya and Inmarsat satellite-based communications. Ability believes that it was the first company to introduce an interception solution for IRIDIUM and deciphering solutions for Thuraya in 2005 and 2006, respectively.

Cellular Interception

IBIS

IBIS is a stand-alone solution used for undetectable off-air interrogation, interception, monitoring and deception of tactical GSM communication in a seamless way, without requiring cooperation from the network provider on which the targeted device is operated. IBIS is an advanced integrated solution that includes all relevant sub systems in a single unit, allows the user to scan, analyze, intercept, monitor, record and track GSM mobile phones for voice and SMS communication data and call-related information, regardless of whether they are encrypted by A5/1, A5/2 or A5/3 encryption.

IBIS can be operated locally by the system laptop or by LAN or via WiFi, by remote laptop. The system consists of an interceptor, a laptop, an antenna and a power source. In most relevant jurisdictions, IBIS is restricted by law to be used by law enforcement agencies and authorized governmental agencies and it offers these customers a powerful tool to intercept and track GSM communication of all types. Because no external modules are required, setup of IBIS can be completed within few minutes. IBIS simultaneously accesses, operates on and supports all GSM frequency bands and detects mobile phone identities, including IMSI, IMEI, TMSI, MSISDN and Kc. The standard IBIS system intercepts up to six concurrent duplex calls but can be reconfigured to intercept additional concurrent calls. The IBIS user can control the level of service to target mobile phones and selectively jam specific mobile phones, call or

SMS on behalf of target mobile phones, change SMS messages, detect change of SIM card or change of handset and support direction finding systems. By using the silent call function, a target mobile phone can be activated and traced by an external homing system. The IBIS user can make fake calls and send fake SMS messages to or from a target mobile phone.

The IBIS system can operate with a variety of power sources, which enables it to be installed and operated in many types of applications and environments, either in fixed or transportable installations, including in vehicles and ships, or can be carried by hand or in backpacks. We also provide an IBIS system compatible for airborne platforms. Applications of the IBIS airborne system include surveillance missions, border control, tracking of kidnappers and drug dealers, detection of active mobile phones in disaster areas and providing cellular service in catastrophe situations in which ground networks are not functioning.

3G-Cat

3G-Cat is a smart, compact and inexpensive 3G IMSI/IMEI/TMSI catcher. 3G-Cat has the ability to detect an unlimited number of 3G phones in an unlimited number of 3G networks in such frequency bands and collect the identities of such phones (IMSI, IMEI and TMSI) and display the phone model, country of origin and name of network provider. Additionally, 3G-Cat measures the distance to a given 3G phones within 30 meters and can detect the GPS coordinates of the target mobile phone, if the GPS on such target mobile phone is active. 3G-Cat can selectively force a target phone to migrate to 2G mode for interception by 2G interception systems such as our IBIS or AGIS solutions, while other phones remain in 3G mode. By pushing a target phone into 2G mode, the target phone remains in 2G mode until rebooted, allowing for possible interception of such phones by GSM passive interception systems. After interception is complete, 3G-Cat can send the target phone back to 3Gmode. Furthermore, 3G-Cat provides the ability to selectively block communication of a target 3G phone. 3G-Cat can be used either as a stand-alone device or integrated with Ability’s IBIS or GTReS systems. It can also be integrated into GSM interception systems of other vendors.

TouchDown

TouchDown is an active tactical 3G/UMTS interception, location and monitoring solution. TouchDown creates a virtual 3G network while emulating calls of the public network operating in an area. As a result, the 3G mobile phones in the area detect TouchDown’s vertical network, identify it as a real network, register to it and connect. Thereafter, TouchDown has access to the connected mobile phone and the TouchDown systems operate can take control of the phone’s traffic, intercept voice, SMS and data communications and/or precisely locate the target phone.

ACIS

ACIS is a fast, reliable, portable and undetectable interception device for cellular CDMA network traffic that intercepts and records off-the-air voice communication, SMS messages and other call-related data. ACIS automatically searches for active CDMA cellular network frequencies and active channels. ACIS consists of a laptop computer with interception software, a receiving and processing unit, antenna and power source when in mobile setup. Cooperation from network providers is not required and interception is completely transparent. ACIS works in all CDMAone and CDMA 2000 networks and supports all CDMA frequency bands, including 450 MHz, 800 MHz and 1900 MHz.

AGIS-51

AGIS-51 provides real-time GSM interception while using built-in deciphers for A5/1 and A5/2 encryption. The AGIS-51 system is integrated into one 19 inch unit, making it easily portable, and can operate with a variety of power sources such as an AC supply or battery, which enables it to be installed and operated in many types of applications and environments, either in fixed or transportable installations, including in vehicles, ships, helicopters and on personnel.

AGIS-51’s basic configuration supports interception of eight duplex calls. AGIS-51 is a quad frequency band and can be tuned to the required GSM frequency band used in the specific operational area (850, EGSM-900, DCS-1800, PCS-1900 standard communication systems). All intercepted sessions and related data are stored in the system database for off-line playback and analysis. Although interception is fully passive, AGIS-51 provides the ability to detect the target’s phone number even if the number is not transmitted over the air. When this capability is used, AGIS-51 performs as a semi-passive system as it generates a silent call for this purpose.

Our ULIN (Ultimate Interceptor) was introduced in November 2015 for interception of voice calls, SMS messages and data communication and caller related information of GSM/UMTS/LTE phones. Unlike strategic lawful interception systems, ULIN does not require consent of mobile network operators. ULIN supports 2G/3G/4G communications. ULIN requires only the mobile device’s phone number or IMSI to start interception. Ulin detects dialing/dialed phone numbers and provides the location of participating mobile phones

Cellular Interception Detection and Prevention

Bird-Catcher

Our Bird-Catcher solution is able to detect various types of existing interception systems and prevent interception upon user detection. Bird-Catcher detects active interception systems such as IMSI/IMEI catchers and other active cellular interception systems, as well as fake SMS advertising. It operates on all existing cellular networks including GSM, UMTS and LTE. Bird-Catcher analyzes the data traffic collected by the detected devices and allows the user to act defensively or offensively. In the defensive mode, Bird-Catcher collects information regarding the type of system detected, the manufacturer’s name, the working mode of such system, the target list of the detected system and the content of any SMS advertisement. Finally, defensive mode allows the user to intercept the hostile system’s monitoring of the user. In offensive mode, Bird-Catcher allows the user to disrupt the functionality of the hostile system, eliminating its ability to intercept and geographically locate the hostile system by using a homing direction finder.

In addition to the traditional governmental market for our products, we believe certain additional government agencies are potential customers of the BirdCatcher. For example, embassies and consulates may wish to utilize BirdCatcher to defend against tactical interception systems.

Satellite Interception

IRIS

The Iridium satellite is a system of active communication satellites in orbit and on the ground. It allows voice and data communications using handheld satellite phones across the globe, including poles, oceans and airways, without any gaps. IRIS, our Iridium interception system, is a portable tactical system housed in an industrial lunchbox computer that intercepts information, including voice, SMS and data, in Iridium communication channels on the L Band, which is 1616 -1626.5 MHz. IRIS is completely passive, does not interfere with satellite communication and is therefore undetectable. IRIS can be easily installed in vehicles, ships, helicopters and on personnel.

ATIS-7

Our ATIS-7 system is designed to intercept information transmitted through Thuraya network channels. The Thuraya network is an advanced communication network of two satellites that covers the majority of Europe, Asia and Africa. ATIS-7 provide interception of voice, fax, SMS, data and call-related information, as well as a determination of the geographical position of Thuraya terminals. Additionally, ATIS-7 features continual operation, processing and storage of information, full-range, flexible retrieval of stored information on user demand and the ability to issue reports and recommendations based on stored information assessments.

ATIS-7 is capable of intercepting communications between satellites and mobile phones within the operational range of the system. Our ATIS-7 system can intercept uplink and downlink, and accordingly, both sides of the call can be monitored, depending on interception conditions. All communications intercepted by ATIS-7 and related data are stored in the system database for off-line analysis and playback. In addition to the call-related data, when an uplink is intercepted, the user can obtain the handset location. ATIS-7 is offered in both tactical (L-band only) and strategic configuration (C-band with one or multiple L-band posts) and can be provided in various portable, remote control and fixed formats.

SLIS

Our SLIS system is intended for monitoring information transmitted through satellite communication channels. The information monitored by this system includes the satellite systems Intelsat, Eutelsat, Arabsat, Domsat, Indosat and other global or regional satellite communication operators. SLIS has the capacity to intercept the following communication links:

•	E1/T1 standard, and their derivatives with various types of compression, including DCME and many others;

•	public and private computer networks;

•	different standards of the global VSAT system; and

•	GSM-operators, including GSM-A and Abis.

The type of information that can be monitored from these sources activate voice communications, fax messages (analogue or digital), SMS communications and videoconferences and communication sessions using the Internet or private networks.

Deciphering

GSM Deciphers

DM51-28

Our DM51-28 deciphering system deciphers communications – voice, SMS and data over GSM networks that utilize A5/1 symmetric ciphers. DM51-28 is composed of one circuit board on ASIC components housed inside a ruggedized case and has an average deciphering time of 2.88 seconds.

RTDM51

RTDM51 is a powerful and portable real-time A5/1 decipher system which utilizes four circuit boards working in parallel to provide an average deciphering time of 0.72 seconds.

A5/2 decipher

The A5/2 decipher is a software based solution which deciphers communications – voice, SMS and data over GSM networks that utilize A5/2 symmetric ciphers, with an average deciphering time of 15 milliseconds.

Our GSM deciphers can be easily integrated into any passive GSM interceptors or active GSM interceptors systems using “clone” technology.

GMR-1

Our GMR-1 decipher is a software based solution which provides real-time deciphering of Thuraya communications when used in conjunction with the Ability ATIS system. GMR-1 can also be easily integrated into any Thuraya interception system. Unlike other Thuraya deciphering solutions on the market, GMR-1 can decipher Thuraya communication even in conditions when L-band frequencies are not available.

Geolocation

Hunter

Hunter is a strategic stand-alone geographic intelligence solution which provides accurate location information covertly and in real-time. Hunter provides a bird’s eye view of any mobile subscriber, virtually anywhere in the world, including inbound/outbound roamers, to the system operator, allowing the operator to respond to a perceived threat in real-time with tactical task force. In addition, the system presents additional information regarding the subscriber, such as status and location history.

Hunter is based on the system’s ability to send and handle standard signaling messages (MAP messages) covertly through the international SS7 networks, analyze it and present, in real time the subscriber’s status and location information by using a map view. Hunter does not require special hardware or software installation in either the cellular network or the mobile phone.

Hunter provides the system operator with a suite of operational tools including, the ability to (i) perform online inquiries for any GSM and UMTS target mobile phone in a defined area; (ii) create a “geo-fence” by defining a virtual perimeter around a location and triggering an alert when a mobile phone enters the perimeter; (ii) create routine behavior patterns to identify irregular or suspicious activities; and (iv) export data and distribute reports to enhance team collaboration.

The Hunter solution can also be used to assist operational agencies in a variety of operations, such as locating survivors during natural disasters and locating and tracking criminals.

Cyber

IMRE

IMRE is a powerful extraction, location and monitoring system for mobile phones for the exclusive use of government, law enforcement and intelligence agencies. IMRE operates remotely and undetected and can handle thousands of target Android and IOS mobile phones simultaneously. IMRE can identify different activities which occur on a target mobile phone and enable the system operator to take advantage of features of the mobile phone to extract and monitor the devise undetectably

Crime Prevention

PointGuard

PointGuard is a software solution designed to receive and continually analyze cellular radio information and provide predictive data regarding mobile phones. PointGuard, together with Hunter or a third party geo-location system, can track every mobile phone in a pre-defined area. PointGuard is designed to analyze the collected data using sophisticated algorithms to identity suspicious activity patterns and generate alerts. We cannot assure you that PointGuard will perform as intended.

COMMERCIAL APPLICATIONS

Historically, we have not had significant activity in the commercial and civilian markets, as the vast majority of our products are designed for governmental customers only.

We believe that our technologies can be adapted to civilian uses and we intend to introduce several commercial applications to the market in the future.

The Bird Catcher described above under “Cellular Interception Detection and Prevention” is an advanced information security tool that can be used by defense and security industry participants. We believe that this product has potential commercial applications, subject to regulatory approvals. Large financial institutions such as banks, insurance companies and other companies that deal with sensitive commercial information are under constant competitive and hostile intelligence threats, many of which are generated by tactical interception systems. We believe these commercial entities represent an opportunity for the Birdcatcher. Furthermore, because Birdcatcher does not include deciphering capabilities, use of this product is not restricted to governmental agencies and may be used by private citizens requiring intelligence capabilities, such as political candidates in certain foreign countries.

GROWTH STRATEGY

The key elements of our growth strategy are to:

Generate technological enhancement and innovation-procurement.

We believe we were the first to introduce several unique solutions and capabilities to the market in the past decade, including “near real-time” A-5/1 interception capabilities and Iridium interception system. In our view, we have a strong internal technological base and strong capabilities to identify core technologies and integrate them into our product lines. We believe this enables us to introduce new products to the market with short lead-time and maintain a competitive edge.

We believe that there are new and exciting technologies that could complement and enhance our current technologies. We intend to seek to acquire core complimentary technologies. We intend to target small companies with mature technologies or technologies that are near maturity. We also believe there are several “GSM network in a box” technologies that would complement our line of interception products. There can be no assurance that we will be able to complete an acquisition with owners of a targeted technology.

Establish a Technological Hub in Eastern Europe.

To reduce costs, we procure components and systems in Eastern European countries, as well as in Russia.

We intend to establish a technological hub, which would make it easier for us to manage our foreign suppliers and market products, as well as enable us to conduct specific development of new foreign (to Israel or the U.S.) technologies and products that, if developed and introduced in Israel or in the United States, would likely undergo long and exhausting regulatory processes. In our experience, the costs of goods and services in Eastern Europe are significantly lower than in western countries.

Establish a United States Office.

We believe that one of the most extensive and lucrative potential markets for our line of products is the U.S. It is estimated by Homeland Security Research Corp., an international market and technology research firm specializing in the homeland security and public safety industry, that the U.S. homeland security and public safety market size was approximately $51 billion in 2012, and is expected to grow to $81 billion by 2020. We have begun to approach the U.S. market, sold several systems, and have met with several key potential customers in the U.S.

We believe that Ability is one of only a few foreign companies that have sold tactical interception systems to U.S. governmental agencies. To date, our sales into the U.S. have been minimal. In order to penetrate the U.S. market with our products as a mainstream supplier, we believe we must have our products produced in full by an authorized and certified U.S. supplier, acceptable to and trusted by the U.S. intelligence and law enforcement community. Accordingly, we intend to partner with a local U.S. company that has a strong presence and relationship with our potential customers but is not a direct competitor of ours. Alternatively, we may build the necessary infrastructure to penetrate the U.S. market.

We intend to establish an office in the U.S. that would initially analyze the current U.S. market operational and technological challenges related to our product offerings and the competitive advantages our products have in comparison to existing U.S. vendors. Additionally, at the outset, this U.S. office would be tasked with identifying a potential strategic partner that could assist us with generating significant sales in the U.S. and Canada and negotiating and establishing an agreement with such strategic partner. We will also need to develop a strategy and methodology to differentiate our products within the U.S. from those outside of the U.S. so our non-U.S. products do not fall under U.S. export control restrictions.

INTELLECTUAL PROPERTY

General

Our success depends to a significant degree on the legal protection of our proprietary technology. Because of the highly classified nature of the proprietary information contained in our products and technologies, including the intellectual property of our suppliers and technology providers, we have not sought patent protection for any of our products. Accordingly, we rely on a combination of trade secret laws and confidentiality and non-disclosure agreements with employees and third parties to establish and protect our proprietary rights. We have accumulated a significant amount of proprietary know-how and expertise in integrating our innovative solutions. We regularly review new areas of technology related to our business to determine the proper means for protection of any proprietary information.

We are not aware of any formal claims or other actions that have been filed against us with respect to any alleged infringement. We are not aware of any third parties infringing on our intellectual property. Defending infringement claims or other claims could involve substantial costs and diversion of management resources. In addition, to the extent we are not successful in defending such claims, we may be subject to injunctions with respect to the use or sale of certain of our products or to liabilities for damage and may be required to obtain licenses which may not be available on reasonable terms.

Licenses

While we employ many of our innovations exclusively in our products and services, we also engage in inbound licensing of certain components of our systems. We license certain software, technology and related rights for use in the manufacture and marketing of our products and pay third parties under such licenses and other agreements. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based on industry practice, such licenses generally could be obtained on commercially reasonable terms.

Trademarks and Service Marks

We have not registered any trademarks or service marks.

CUSTOMERS

The principal customers for our interception and decryption solutions include security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. We have sold our solutions to governments and government agencies in over 50 countries.

The following unaudited table presents our revenues for the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015 by geographical region.

	Year Ended December 31,		Nine Months Ended September 30,
Region[1]	2013	2014	2015
Asia	—	$5,963,099	$8,325,442
Africa	$141,000	$1,104,591	—
Latin America	$3,505,000	$6,820,000	$35,258,000
Europe	$1,090,000	$1,236,237	$495,000
Israel	$616,545	$7,000,000	$6,900,000
Other	$235,455	$10,073	$710,558
Total	$5,588,000	$22,134,000	$51,689,000

[1]	Sales in Israel include sales to Israeli integrators that have sold to end users in Asia and Africa, which represented 11%, 32% and 13% of revenues during the years ended December 31, 2013 and 2014, and the nine months ended September 30, 2015, respectively.

Substantially all of Ability’s resellers and customers do not permit Ability to identify them as customers due to the sensitive nature of the products Ability sells to them and projects it undertakes on their behalf, including due to national security concerns for certain government customers. Accordingly, Ability is not able to identify its customers in its marketing and sales materials or the specific purpose for which certain products were sold or projects were undertaken. Moreover, Ability is unable to use substantially all of its customers as referral sources. These limitations could adversely affect Ability’s marketing and sales efforts.

CUSTOMER SERVICE

We provide our customers with on-site training at no additional cost for systems priced in excess of $150,000. Our standard warranty period is 12 months. The warranty and maintenance agreement may be extended by the customer on an annual basis for a fee equal to between 7% and 15% of the net invoice price. Technical support is performed over the phone, by email or by remote access in the first instance and, if an issue is not resolved, technical teams are sent to the customer’s premises.

MARKETING AND SALES

Sales are generated through three principal channels, (i) a direct sales channel, (ii) sales through resellers, and (iii) sales to integrators as a component of larger projects. Our direct sales efforts are led by our executive officers and two additional internal senior executives on a worldwide basis from our Tel Aviv headquarters.

We have a network of independent sales agents active in most regions in which we sell. In addition, we sell through resellers, including certain large companies, in various regions. Finally, we sell through integrators, usually acting as subcontractors to such integrators on more extensive defense and security projects in which such integrators are general contractors.

In October 2013 we entered in a joint venture agreement with Ability Security Systems Ltd. (“ASM”). ASM is an Israeli company registered with the Israeli Defense Export Controls Agency (DECA) as a certified exporter within the business fields in which Ability operates, including with respect to Israeli export control regimes and their implementation. ASM’s sole business is providing contract management services to Ability. ASM has the exclusive right to promote and execute sales of Ability’s products generated by Ability’s marketing channels which involve Israeli-controlled technologies and solutions.

Our payment terms typically include a 30% down payment, a 60% payment due upon delivery and a 10% payment due after a site acceptance test is completed.

COMPETITION

We believe that our solutions have several competitive advantages, including:

•	product performance, functionality and portability;

•	product quality, stability and reliability;

•	customization of solutions to meet customer demands;

•	innovative solutions;

•	breadth of product portfolio and pre-defined integrations;

•	global presence and high-quality, responsive customer service and support;

•	specific industry knowledge and experience; and

•	price.

We believe that our flexibility and ability to react quickly to our customers’ requirements and needs provide us with a competitive advantage.

Despite these competitive advantages, we face competition in most of our markets. In each of our markets, we face competition from companies with products that compete with our solutions.

In the cellular interception market, our principal competitors include Verint Systems, Inc., Neosoft Technologies, Inc., and Picsix, Ltd.

In the satellite interception market, we face competition from Rohde & Schwarz GmbH & Co KG, Verint Systems, Inc., Arpege Defence SAS, L3 TRL Technology Ltd. and Neosoft Technologies, Inc.

In the deciphering market, we face competition from Arpege Defence SAS and L3 TRL Technology Ltd.

In the cyber market, we compete with Wintego Systems Ltd., Magen Ltd., Hacking Team S.r.L., Gamma International GmbH and several others. In the geolocation market, our chief competitor is CT-Circles Technologies Ltd. Certain of these competitors are also suppliers and/or customers of ours.

We believe that our competitive success depends primarily on our ability to provide technologically advanced and cost-effective solutions and services.

RESEARCH AND DEVELOPMENT

We believe that the development of new products and the enhancement of existing products are essential to our future success. Accordingly, we continue to enhance the features and performance of our existing solutions and to introduce new solutions through extensive research and development activities, including facilitating the development of new solutions and the addition of capabilities to existing solutions.

Research and development is generally performed outside of Israel, primarily in Russia and eastern Europe.

We believe that our future success depends on a number of factors, including among others, our ability to:

•	identify and respond to emerging technological trends and areas of growth in our markets;

•	develop and maintain competitive solutions that meet or exceed our customers’ changing needs and challenges;

•	enhance our existing products by adding features and functionality to meet or exceed specific customer needs or differentiate our products from those of our competitors; and

•	attract, recruit, and retain highly skilled and experienced employees.

We plan to establish a technological hub in Eastern Europe, which we believe will enable us to expand international sales.

During the years ended December 31, 2014 and 2013 and the nine months ended September 30, 2015, we expended $457,000, $590,000 and $350,000, respectively, on research and development activities. We allocate our research and development resources in response to market research and customer demand for additional features and solutions. Our development strategy involves rolling out initial releases of our products and adding features over time. We incorporate product feedback received from our customers into our product development process. While the majority of our products are developed internally through our independent contractors, in some cases we also acquire or license technologies, products, and applications from third parties based on timing and cost considerations.

We currently have new products under development, including:

•	a tactical active 3G interceptor system which we expect to introduce in the fourth quarter of 2015. This system is being designed to replace TouchDown as a higher profit margin product; and

•	a tactical 4G/LTE interception system which we expect to introduce in the fourth quarter of 2015. This system is being designed to allow interception of 4G/LTE networks, which capability is not currently available in the market.

MANUFACTURING AND SUPPLIERS

During the year ended December 31 2014, payments to Ability’s three largest vendors comprised 74% of total vendor costs, during the year ended December 31 2013, payments to Ability’s three largest vendors comprised 57% of total vendor costs, and during the nine months ended September 30 2015, payments to Ability’s three largest vendors comprised 73% of total vendor costs.

Ability’s suppliers are located mainly in Europe and Russia, and have long term relationships with Ability. Ability has redundant and immediate procurement solutions for most of the suppliers in case it faces problems with suppliers.

Ability has, to date, been able to obtain adequate supplies of all components in a timely manner from its suppliers or alternative sources, when necessary.

Ability is certified under the ISO 9001:2008 standards promulgated by the International Organization for Standardization for assembling (installation) of interception and deciphering systems.

REGULATORY MATTERS

Ability and some of its suppliers are subject to applicable export control regulations in countries from which they export goods and services. These controls may apply by virtue of the country in which the products are located or by virtue of the origin of the content contained in the products. If the controls of a particular country apply, the level of control generally depends on the nature of the goods and services in question as well as the identity of the end users.

The Israeli Defense Export Control Law, 5766-2007 (“2007 Law”) regulates the export of defense equipment, transfer of defense know-how and the export of defense services (collectively “Defense Products”), taking into account national security considerations, foreign relations considerations, international obligations and other interests of the State of Israel. In addition, the 2007 Law provides that the sale of Defense Products requires a license from the Israeli Ministry of Defense. These licenses are non-transferrable. Fines and criminal sanctions may be imposed for non-compliance with the 2007 Law. For the most part, Ability’s products are manufactured outside of Israel and therefore are not subject to the general provisions of the 2007 Law. Moreover, the provisions of the 2007 Law that regulate defense products’ brokerage activity have not been implemented, by executive order. The Israeli Encryption Order (as defined below) described below regulates the Company’s activities in the area of decryption.

Various Israeli regulations affect the Company’s direct activities and activities performed through its joint venture partner, Ability Security Systems Ltd.

Regulations Applicable to the Activities of Ability

The Company operates under the Order Governing the Control of Commodities and Services (Engagement in Encryption Items) – 1974, as amended in 1998 (“Encryption Order”) and the Declaration Regarding the Control of Commodities and Services (Engagement in Encryption Items) 1974, as amended in 1998 (the “Declaration”) – both issued under the authority of the Minister of Defense derived from the Law Governing the Control of Commodities and Services – 1957 (“1957 Law”).

Ability’s interception systems that contain decryption capabilities may be subject to the Encryption Order which regulates any “engagement” in encryption/decryption items. Even though Ability’s activities in this area involve brokerage and not actual export from Israel (or Israeli know-how), the Company has determined that all of its decryption items are regulated by the Israeli encryption export control regime and the Company requests and obtains the necessary licenses as needed on an ongoing basis.

Any components of the Company’s systems that are subject to the 2007 Law are “drop-shipped” to the customers directly by the foreign suppliers of such components, which are located out of Israel.

Any systems that include components which are subject to export control pursuant to the 2007 Law , are sold by ASM, pursuant to the Joint Venture Agreement described above under “- Marketing and Sales.”

Regulations Applicable to Ability Security Systems (“ASM”):

ASM is an Israeli company registered with the Israeli Defense Export Controls Agency (DECA) as a certified exporter. ASM has extensive knowledge and experience related to Israeli products, Israeli industry, and exports from Israel, including with respect to the Israeli export control regime. Any of the Company’s solutions that fall under the 2007 Law are sold in coordination with ASM. To date, two transactions have been entered into pursuant to the joint venture.

ASM handles compliance with Israeli law for items which are regulated by the following Israeli laws and regulations, as applicable:

•	The Defense Export Control Law, 5766–2007;

•	The Export Control Order (military equipment), 2008; and

•	The Export Control Order (dual-use controlled equipment), 2008 (including its incorporation of the annually updated Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies).

ASM is responsible to register and apply for licenses from DECA when necessary as well as to coordinate all legal, financial and regulatory issues involved. Notwithstanding the foregoing, Ability applies directly to the DECA for the applicable encryption permits.

If the Company expands its geographic scope, it also may be subject to applicable export control regulations in other countries from which it exports goods and services, including the U.S. Such regulations may apply with respect to product components that are developed or manufactured in, or shipped from, the U.S. In the event that the Company’s products and services are subject to such additional controls and restrictions, it may be required to obtain an export license or authorization and comply with other applicable requirements pursuant to such regulations.

Currently, any regulatory aspects of the purchase of goods and services from foreign non-Israeli suppliers (other than in the cases of brokering the purchase and sale of decryption items as described above ) is the responsibility of the foreign supplier.

EMPLOYEES

As of August 31, 2015, we employed 15 individuals on a full-time basis and five individuals on a part-time basis, comprised of administrators and marketing and technical personnel. In addition to our employees, we utilize the services of numerous independent contractors worldwide in the area of research and development, sales and marketing. We consider our relationship with our employees to be good and a critical factor in our success. While we are not a party to any collective bargaining or other agreement with any labor organization in Israel, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Laborers in Israel) and the Coordinating Bureau of Economic Organizations (including the Manufacturers’ Association of Israel) may be applicable to our Israeli employees by virtue of expansion orders of the Israeli Ministry of Industry, Trade and Labor.

PROPERTIES

We do not own any real property. We have entered into lease agreements for our headquarters and laboratory, each on the 7th floor of 14 Yad Haruzim Street, Tel Aviv, Israel, and installation and quality assurance facility at 10/28-30 Havoda Street, Ariel, Israel.

The lease details are as follows:

Headquarters: 90 square meters. The term of the lease is from December 1, 2012 through November 30, 2017, with an option to extend for an additional 60 months. The rent for the headquarters is 25,000 NIS (approximately $6,760) per month. If the option is exercised, the rent will increase by 7%.

Laboratory: 60 square meters. The term of the lease is from May 1, 2015 through November 30, 2017, with an option to extend for 60 months. The rent for the laboratory is 16,350 NIS (approximately $4,420) per month. If the option is exercised, the rent will increase by 7%.

Installation and Quality Assurance facility: 60 square meters. The term of the lease is from august 15, 2105 through august 15, 2016, with an option to extend for an additional three years. The rent for the facility is 5,000 NIS (approximately $1,350) per month. If the option is exercised, the rent will increase by 2% each year.

LEGAL PROCEEDINGS

In October 2014, Mrs. Sonia Rosenhak filed a claim against Ability and Messrs. Anatoly Hurgin and Alexander Aurovsky with the Tel-Aviv Magistrate Court alleging that she is entitled to receive certain amounts due to her pursuant to a Memorandum of Understanding dated August 12, 2002 (the “MOU”) entered into by her late husband, Mr. Danny Rosenhak, and Messrs. Hurgin and Aurovsky.

Pursuant to the MOU, to which we were not a party, Mr. Rosenhak made an investment of $150,000 related to the import, marketing and selling of a system for listening to cellular phones. Under the MOU, Messrs. Hurgin and Aurovsky would be the exclusive source for manufacturing of such system and would provide the connections and knowhow to market the system. The MOU provided that after payment of expenses, profits related to the system would be paid 15% to Mr. Rosenhak and 85% to Messrs. Hurgin and Aurovsky. Mr. Rosenhak received payments under the MOU until his death in June 2013.

We believe we have valid defenses to the claims because (1) the Company is not a proper party to the litigation inasmuch as it was not a party to the MOU, (2) the products that comprised the system referenced in the MOU were discontinued in 2011, (3) Mr. Rosenhak received updates regarding the status of the MOU, including financial statements, and was aware of the fact that he was receiving profits related only to some of our products, and (4) Mr. Rosenhak never asserted that he was entitled to profits from sales that were not part of the system that was ultimately discontinued and did not object to the statements provided to him.

Since the MOU provided for arbitration, the claim was transferred to arbitration by order of the court. The defendants submitted a counterclaim against Mrs. Rosenhak claiming that Mr. Rosenhak received excess amounts of 1,212,863 NIS (approximately $320,000). An arbitration session was held on May 15, 2015 and it was decided that Mrs. Rosenhak was to submit a statement of defense to the counterclaim and Ability would submit a response by July 14, 2015. On October 12, 2015 Mrs. Rosenhak filed a request with the Court to nominate an arbitrator; such a request was rescheduled to be discussed at the Court on December 7, 2015. On November 19, 2015, the plaintiff filed a request with the court and noted that there may be a need to nominate a decisive arbitrator to discuss temporary orders against the business combination with Cambridge.

Ability and its legal counsel are of the opinion that it is impossible to predict the outcome of these legal proceedings as to their preliminary stage and that Ability shall not be part of these legal proceedings as it was not a party to the MOU.

On November 12, 2015, a lawsuit was submitted to the Lod District Court in Israel by a company and an individual, against Ability and its shareholders. The lawsuit amount for registration fee purposes is NIS 5 million ($1,285,000), however the plaintiffs did not specify the demanded compensation amount. The plaintiffs allege that certain of Ability’s products which are designed to intercept and decode encrypted cellular communication networks under the GSM standard, exploit and violate the patented invention, and take advantage of the plaintiffs’ confidential information protected under the terms of a non-disclosure agreement. The plaintiffs allege that such actions constitute patent infringement, violation of the non-disclosure agreement, misappropriation of trade secrets and unjust enrichment. The plaintiffs demand to immediately cease the patent infringement as well as to cease from any further use of the claimed technology and further manufacture, export, sale or marketing of the alleged infringing products by Ability and/or its shareholders. The preliminary hearing date is scheduled for April 13, 2016. Ability believes the allegations in the notice and the lawsuit are without merit and intends to vigorously defend against them. Ability and its legal counsel are of the opinion that it is unable to predict the outcome of these legal proceedings as to their preliminary stage.

GLOSSARY

A5/1 and A5/2 are stream ciphers used to protect the confidentiality of voice communications.

Abis is the interface between a base transceiver station and a base station controller of a cellular telephone network.

ASIC means an application-specific integrated circuit.

CDMA means code division multiple access. CDMA is one of the two major radio systems used in cell phones communications (the other being GSM). CDMAone refers to the original CDMA wireless interface protocol that was first standardized in 1993 and employed to build up the first CDMA cellular network. In the mobile network evolution term, CDMAone is considered as a second-generation (2G) mobile wireless technology. CDMA 2000 is a family of 3G mobile technology standards for sending voice, data, and signaling data between mobile phones and cell sites.

DCME, or digital circuit multiplexing equipment, is a type of voice compression equipment installed at either end of a long distance link, typically communications satellite.

DDoS attack, or distributed denial of service attack, is a malicious attempt through multiple unique internet public addresses to make a server or a network resource unavailable to users, by temporarily or indefinitely interrupting or suspending the services of a host connected to the Internet.

DTMF, or dual tone multi frequency, is the industry standard for landline and mobile service. DTMF became known under the trademark Touch-Tone (a registered trademark of ATT).

E1/T1 – E1 is the European format for digital transmission, carrying signals at 2 Mbps. T1 is the North American format for digital transmission, which carries signals at 1.544. E1 and T1 links enable simultaneous transmission and receiving of several data channels.

GSM, or global system for mobile communications, is a standard to describe protocols for 2G digital networks used by mobile phones. 3G UMTS and 4G/LTE networks are based on the GSM standard.

IMEI, or international mobile equipment identity, is a unique number given to every mobile phone.

IMSI, or international mobile subscriber identity, is a unique identifier that defines a subscriber in a mobile network, including the country and mobile network to which the subscriber belongs. All GSM and UMTS network use the ISMI as the primary identifier of a subscriber.

Iridium, or the Iridium satellite constellation, is a satellite communications system providing voice and data coverage to satellite phones, pagers and integrated transceivers over the earth’s entire surface.

Kc, a code key created by the GSM encryption algorithm that results from the key code Ki and a random number that is sent by the system. Kc is used by the GSM network as part of the authentication process.

LTE (or 4 GLTE) stands for long-term evolution, a standard for wireless communication of high speed data for mobile phones and data terminals. 4GLTE networks are based on the GSM and UMTS network technologies, increasing the operating speed.

Mbps, or megabits per second, is a measure of data transfer speed.

MHz, or megahertz, a unit of measurement or statement of bandwidth for high speed digital data, analog and digital video signals and spread spectrum signals.

MSISDN, or mobile station international subscriber directory number, is the full phone number of the subscriber, including the national country code. The purpose of the MSISDN is to allow a device to be called.

Rogue access points are wireless access points installed on a secure network without explicit authorization from the network administrator.

SMS, or short message service, a text messaging service component of phone, web and mobile communication systems, which uses standardized communications protocols to allow fixed line or mobile phone devices to exchange short text messages.

SS7, or signaling system No. 7, is a set of telephone signaling protocols, relating to the exchange of control information associated with set up and release of a telephone call on a telecommunications circuit.

Thuraya is a regional mobile satellite phone service network.

TMSI, or temporary mobile subscriber identity, the identity that is most commonly sent between a mobile phone and the network, which is local to a location area and is updated each time the phone is switched on.

UMTS, or universal mobile telecommunication system, is a 3G mobile cellular system based on the GSM standard.

VSAT, or very small operative terminal, is an earthbound station used in a satellite communication network, such as a dish antenna.

ABILITY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial and Operating Data” and the accompanying financial statements and related notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Ability’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Ability’s control. Ability’s actual results could differ materially from those discussed in these forward-looking statements. Please read the sections entitled “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Ability provides advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. We believe that our advanced comprehensive capabilities in both the area of interception of communications and the decryption of such communications sets us apart from our competitors.

Founded in 1994 by a team of experts in military intelligence and communications, with further input by specialists in the fields of electronics and mathematics, we have nearly two decades of proven experience in the fields of interception and decryption. We specialize in off-air interception of voice, SMS, and data from both cellular (GSM/CDMA) and satellite communication networks and deciphering solutions for both cellular and satellite communications. We have introduced advanced systems to cover satellite interception for the major mobile satellite communication systems, Iridium, Thuraya and Inmarsat. Our interception systems can be used either as portable stand-alone tactical systems or can be integrated with larger scale strategic systems. We also offer a system that can detect the existence of active interception systems such as active cellular interception systems, fake SMS advertising systems and IMSI/IMEI catchers, can prevent interception by such systems and “intercept the interceptor”, allowing the user to listen to and manipulate the intercepted information.

Summary of Critical Accounting Policies

The preparation of consolidated financial statements in conformity with general accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies are those that are the most important to the portrayal of our financial condition and results of operations, and that require our most difficult, subjective and complex judgments. While our significant accounting policies are described in more detail in the notes to our financial statements, our most critical accounting policies, discussed below, pertain to revenue recognition and income taxes. Estimates, by their nature, are based upon judgments and information currently available to us. The estimates that we make are based upon historical factors, current circumstances and the experience and judgment of management. We evaluate our assumptions and estimates on an ongoing basis.

Revenue recognition

Ability generates revenues from sales of products, which include hardware, software, integration, training and warranty. Ability sells its products and provides services directly to end users and resellers and also participates as a subcontractor of prime contractors in joint projects and as a prime contractor in projects with resellers.

Generally, Ability’s offerings contain a significant differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, Ability is unable to reliably determine what similar competitor products’ selling prices are on a standalone basis. Accordingly, when a sale arrangement contains multiple elements, Ability allocates revenue to each element based on estimated selling price as neither vendor-specific objective evidence nor third party evidence are available. The estimated selling price is established considering several external and internal factors including, but not limited to, historical sales, pricing practices and geographies in which Ability offers its products. The determination of the estimated selling price is judgmental.

Revenues from sales of products are recognized when Ability has delivered products to the customer retained final acceptance, the revenue can be reliably measured and collectability of the receivables is reasonably assured.

Revenues from projects are recognized using the completed-contract method to determine the appropriate amount in a given period, as Ability is unable to produce reasonably dependable estimates due to involvement of many subcontractors and lack of transparency of prime contractors’ progress. Under the completed-contract method, costs are accumulated on the balance sheet until the contract is complete or substantially complete. Similarly, amounts billed to customers are also deferred until the contract is complete or substantially complete. To the extent that the amount of accumulated costs exceeds the amount of advance (or progress) payments received or billed by Ability, the excess should be reflected on the balance sheet as a current asset, separate from inventory. To the extent that the amount of advance (or progress) payments received or billed by Ability exceeds the amount of accumulated costs, the excess is reflected as a liability on the balance sheet.

Ability provides a one-year warranty for the majority of its products. Based on Ability experience the provision is de minimis.

Income Taxes

Deferred tax asset and liability accounts’ balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Ability accounts for deferred taxed on non-distributed income that are subject to income taxes once distributed and when there is an intent to distribute them.

Ability applies the two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement

Recent Accounting Pronouncements

There are no new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Trend Disclosure

Over the last few years there has been a shift in demand from strategic interception systems to tactical interception systems. The tactical systems focus on the interception of a limited number of targets or relatively small target areas, while strategic systems are designed for interception on a country wide scale. Some of the reasons for this change is attributable to encryption obstacles which cannot be surpassed by strategic systems and changes in laws and regulations in different countries. Ability specializes in delivering tactical systems and therefore has experienced significantly higher demand for its products in the last few years.

Ability managed to build a solid reputation, gain international recognition and credibility in its markets enabling it to win large scale projects.

We expect Ability’s expenses to increase in the near future due to higher executive compensation, public company expenses, and expenses relating to entry into the U.S. markets.

Results of Operations

The following table sets forth a summary of our operating results:

(U.S.$; $ in thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
Revenues	$51,689	$20,680	$22,134	$5,588
Cost of revenues	27,609	12,797	14,654	4,455

Gross profit	24,080	7,883	7,480	1,133
Sales and marketing expenses	2,420	2,323	2,387	665
General administrative expenses	1,058	302	469	419

Operating income	20,602	5,258	4,624	49
Finance expenses (income), net	42	(75)	(269)	371

Income (loss) before income taxes	20,560	5,333	4,893	(322)
Income taxes expenses (benefit)	3,277	1,357	1,260	(53)

Net and comprehensive income (loss)	$17,283	$3,976	$3,633	$(269)

Nine months ended September 30, 2015 compared to nine months ended September 30, 2014

Total Revenues

Total revenues for the nine months ended September 30, 2015 were $51.7 million an increase of $31.0 million or 150%, compared to total revenues of $20.7 million for the nine months ended September 30, 2014.

The table below sets forth Ability’s revenues by region for the periods presented:

(U.S.$; $ in thousands)	Nine Months Ended September 30,
Region	2015	2014
Asia	$8,325	$5,681
Africa	—	239
Latin America	35,258	6,820
Europe	495	906
Israel	6,900	7,000
Other	711	34

Total	$51,689	$20,680

Revenues for the nine months ended September 30, 2014 were primarily attributed to sales of geolocation systems. The significant increase in revenues in the nine months ended September 30, 2015 was attributable to Ability’s increased focus on the Latin American market and completion of four large projects with a federal law enforcement agency in the region of which two projects ($8.1 million each) for fixed interception systems and two other projects of portable interception systems ($10.7 million and $8.3 million). Ability believes future projects in this region are likely to continue. Furthermore, there was a significant increase in revenues in the nine months ended September 30, 2015 from Asia, primarily due to a significant project with the intelligence agency in the region totaling $6.1 million of Ability’s cyber systems which were introduced to the market in the beginning of 2014. Ability believes future expansion of sales of its cyber systems in Asia as well as in other regions is likely to continue.

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2015 were $27.6 million, an increase of $14.8 million, or 116%, compared to cost of revenues of $12.8 million for the nine months ended September 30, 2014. The significant increase in cost of revenues was primarily due to increased revenues.

Gross Profit

Gross profit for the nine months ended September 30, 2015 was $24.1 million, an increase of $16.2 million, or 205%, compared to gross profit of $7.9 million for the nine months ended September 30, 2014. Gross profit as a percentage of total revenues increased to 47% for the nine months ended September 30, 2015, compared to 38% for the nine months ended September 30, 2014, primarily due to increased sales of higher margin products and more complex projects completed during the 2015 period.

Sales and Marketing Expenses

Sales and marketing expenses for the nine months ended September 30, 2015 were $2.4 million, an increase of $100,000, compared to $2.3 million for the nine months ended September 30, 2014 immaterial change period over period.

General and Administrative Expenses

General and administrative expenses were $1,058,000 for the nine months ended September 30, 2015, an increase of $756,000, compared to $302,000 for the nine months ended September 30, 2014. The increase in general and administrative expenses related primarily to an expense incurred due to a loss of $462,000. Ability was a victim of a fraud committed by an outside, unrelated third party resulting in an unauthorized outgoing $462,000 transfer to that party by Ability.

Operating Income

Operating income was $20.6 million for the nine months ended September 30, 2015, an increase of $15.3 million, compared to $5.3 million for the nine months ended September 30, 2014.

Finance Expenses, Net

Finance expenses for the nine months ended September 30, 2015 was $42,000, an increase of $117,000, compared to a finance income of $75,000 for the nine months ended September 30, 2014.

The change in finance expenses, net, related primarily to fluctuations in the exchange rate between the US dollar and the New Israeli Shekel.

Income Taxes Expenses

Income taxes expenses for the nine months ended September 30, 2015 were $3.3 million, an increase of $1.9 million, compared to $1.4 million for the nine months ended September 30, 2014. The increase was due to the increase in net income, partially offset by a lower tax rate. Ability’s tax rate was 16% and 25% for the nine months ended September 30, 2015 and 2014, respectively.

Net and Comprehensive Income

Net and comprehensive income were $17.3 million for the nine months ended September 30, 2015, an increase of $13.3 million, compared to $4 million for the nine months ended September 30, 2014

Year ended December 31, 2014 compared to year ended December 31, 2013

Total Revenues

Total revenues for the year ended December 31, 2014 were $22.1 million an increase of approximately $16.5 million, or 294%, compared to total revenues of $5.6 million for the year ended December 31, 2013.

The table below sets forth Ability’s revenues by region for the periods presented:

(U.S.$ ; $ in thousands)	Year Ended December 31,
Region	2014	2013
Asia	$5,963	$—
Africa	1,105	141
Latin America	6,820	3,505
Europe	1,236	1,090
Israel	7,000	617
Other	10	235

Total	$22,134	$5,588

The significant increase in revenues from Asia was primarily attributable to a significant project with an anti drug authority in the region totaling $4.7 million of Ability’s cyber systems which were introduced to the market in the beginning of 2014. The significant increase in revenues from Israel was attributable to a significant project with an Israeli integrator that sold Ability’s systems to end users in Asia and Africa. The increase in revenues in Latin America reflected Ability’s increased focus on this market and was primarily comprised of geolocation systems.

Cost of Revenues

Cost of revenues for the year ended December 31, 2014 were $14.6 million, an increase of $10.1, or 224%, compared to $4.5 million for the year ended December 31, 2013. The significant increase in cost of revenues was primarily due to increased revenues.

Gross Profit

Gross Profit for the year ended December 31, 2014 was $7.5 million, an increase of $6.4 million, or 581%, compared to gross profit of $1.1 million for the year ended December 31, 2013. Gross profit as a percentage of total revenue was 34% and 20% for the year ended December 31, 2014 and 2013, respectively. This increase was primarily due to increased sales of higher margin products and more complex projects completed during 2014.

Sales and Marketing Expenses

Sales and marketing expense were $2.3 million for the year ended December 31, 2014, an increase of $1.7 million, compared to sales and marketing of $0.6 million for the year ended December 31, 2013.

Most of the projects sold by Ability were to resellers and therefore the change in those expenses does not necessarily reflect the growth of the business. The increase in sales and marketing expenses reflects higher commission expense in relation to revenues.

General and Administrative Expenses

General and administrative expenses were $0.5 million for the year ended December 31, 2014, an increase of $0.1 million, compared to $0.4 million for the year ended December 31, 2013.

Operating Income

Operating income for the year ended December 31, 2014 was $4.6 million, an increase of $4.55 million from $0.05 million for the year ended December 31, 2013.

Finance Expenses (Income), net

Finance income for the year ended December 31, 2014 was $0.3 million, an increase of $0.7 million, compared to finance expenses of $0.4 million for the year ended December 31, 2014.

The change in finance expenses (income), net was primarily due to fluctuations in the exchange rate between the US dollar and the New Israeli Shekel.

Income Taxes Expense (Benefit)

Income taxes expense for the year ended December 31, 2014 were $1.2 million, an increase of $1.25 million, compared to income taxes benefit of $0.05 million for the year ended December 31, 2013.

Ability’s tax rate was 25% for the years ended December 31, 2014 and 2013.

Net and Comprehensive Income (loss)

Net and comprehensive income for the year ended December 31, 2014 were $3.6 million, an increase of $3.9 million, compared to net and comprehensive loss of $0.3 million for the year ended December 31, 2013.

Liquidity and Capital Resources

Liquidity

At September 30, 2015, we had cash of $16.0 million and working capital of $13 million, compared to cash of $10.8 million and working capital of $1.7 million as of December 31, 2014. Ability’s principal capital requirements have been to fund its growth. Ability does not require significant capital expenditures.

Immediately prior to the consummation of the business combination with Cambridge, Ability will declare and pay an aggregate of $11 million of dividends to the Ability shareholders and such cash shall not otherwise be available for the operations of Ability. In the past, Ability has paid discretionary bonuses to certain employees. Ability has neither legal nor constructive obligation or intent to pay bonuses as of September 30, 2015 or upon consummation of the merger, however, the Board of Directors of Holdco may determine to pay discretionary bonuses to certain employees upon and considering the results of the fund raising in the merger

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2015 was $11.6 million, an increase of $5.4 million, compared to net cash provided by operating activities of $6.2 million for the nine months ended September 30, 2014.

Net cash provided by operating activities for the nine months ended September 30, 2015 consisted primarily of net income of $17.3 million and increases in income taxes payable and accrued expenses and accounts payable with respect to projects of $2.5 million and $3.8 million, respectively, partially offset by an increase in accounts receivable and progress payments in excess of accumulated costs with respect to projects of $7.3 million and 3.9 million respectively. Non-cash expenses during the nine months ended September 30, 2015 consisted of $76,000 of depreciation.

Net cash provided by operating activities for the nine months ended September 30, 2014 consisted primarily of net income of $4.0 million and increase in deferred taxes and increase in accrued expenses and accounts payable with respect to projects of $1.1 million and $0.8 million, respectively, partially offset by an increase in accounts receivable of $0.5 million. Non-cash expenses during the nine months ended September 30, 2014 consisted of $103,000 of depreciation.

Net cash provided by operating activities was $12.3 million for the year ended December 31, 2014, an increase of $12 million, compared to net cash provided by operating activities of $0.3 million for the year ended December 31, 2013.

Net cash provided by operating activities in 2014 consisted primarily of net and comprehensive income of $3.6 million, deferred taxes of $1.0 million, and increases of $3.4 and $4.0 million in accrued expenses and accounts payable with respect to projects and progress payments in excess of accumulated costs with respect to projects, respectively, partially offset by an increase of $302,000 in restricted deposits. Non-cash expenses for the year ended December 31, 2014 consisted of $128,000 of depreciation and a $7,000 capital gain.

Net cash used in operating activities in 2013 consisted primarily of a net loss of $269,000, an increase in restricted deposits of $704,000 and a decrease in accrued expenses and accounts payable with respect to projects of $794,000, partially offset by an increase in progress payments in excess of accumulated costs with respect to projects of $2.1 million. Non-cash expenses for the year ended December 31, 2013 consisted of $115,000 of depreciation and a $1,000 capital gain.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2015 was $0.2 million, a decrease of $0.3 million, compared to net cash used in investing activities of $0.5 million for the nine months ended September 30, 2014.

Net cash used in investing activities was $0.6 million for the year ended December 31, 2014, an increase of $0.1 million, compared to net cash used in investing activities of $0.5 million for the year ended December 31, 2013.

Net cash used in investing activities for all periods consisted of the purchase of property and equipment and loans to Alan Ltd., a company wholly-owned by Anatoly Hurgin, Ability’s Chief Executive Officer, director and principal shareholder.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2015 was $6.2 million, an increase of $5.5 million, compared to net cash used in financing activities of $0.7 million for the nine months ended September 30, 2014.

The significant increase in the nine months ended September 30, 2015 relates to the $6.2 million dividend paid to Ability’s shareholders, compared to the $0.6 million dividend paid to Ability’s shareholders during the nine months ended September 30, 2014. During the years ended December 31, 2014 and 2013, dividends paid to Ability’s shareholders were $817,000 and $236,000, respectively.

Net cash used in financing activities was $0.9 million for the year ended December 31, 2014, an increase of $0.4 million, compared to net cash used in financing activities of $0.5 million for the year ended December 31, 2013.

Off-balance Sheet Arrangements

Ability has no material off-balance sheet transactions.

Quantitative and Qualitative Disclosures About Market Risk

We conduct business primarily in U.S. dollars and to a lesser extent, in New Israeli Shekels. We are, however, subject to foreign exchange movements, primarily in New Israeli Shekel to the extent of transactions conducted in New Israeli Shekel. For the years ended December 31, 2013 and 2014 and nine months ended September 30, 2015, gain or (loss) from currency fluctuations was $110,000, $150,000 and ($77,000), respectively.

MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION

As contemplated by the merger agreement, Holdco’s board of directors following the business combination will be comprised of six directors, five of whom will be nominated by Ability and two of whom will be nominated by Cambridge. Ability has nominated Anatoly Hurgin, Alexander Aurovsky, Efraim Halevy and Derek Zissman. Cambridge has nominated Benjamin Gordon and Mitchell Gordon. Each director will hold office until his or her term expires at the next annual general meeting of shareholders or until his or her death, resignation, removal or the earlier termination of his or her term of office.

The officers of Ability will remain the same following the transaction, and will also be appointed as executive officers of Holdco following the transactions, as set forth in the table below.

The following sets forth certain information concerning the persons who are expected to serve as Holdco’s directors and executive officers following the consummation of the business combination:

Name	Age	Position
Anatoly Hurgin	57	Chief Executive Officer and Chairman of the Board
Alexander Aurovsky	63	Chief Technology Officer and Director
Avi Levin	40	Chief Financial Officer
Benjamin Gordon	42	Director
Mitchell Gordon	58	Director
Efraim Halevy	80	Director
Derek Zissman	71	Director

Biographical information for Messrs. Gordon and Gordon is set forth in the section entitled “Other Information Related to Cambridge — Directors and Executive Officers”. Biographical information concerning the other directors and executive officers listed above is set forth below.

Anatoly Hurgin has been the Chief Executive Officer of Ability since 1994. Additionally, Mr. Hurgin has served as Chief Executive Officer of Active Intelligence Labs Ltd., a company that develops solutions for the cyber security market, since August 2011, and Chief Executive Officer of UAB Communication Technologies Ltd., a company formed for the purpose of purchasing equipment from a Cyprus supplier, since September 2013. Mr. Hurgin holds a Master’s degree in radios electronics from the High Military College of Radio-electronics of Air Defense Troops in Vilnius, Lithuania. Mr. Hurgin will serve as a member of Holdco’s board of directors due to his expertise in radio electronics and interception technologies and his knowledge of Ability’s industry, his perspective as co-founder of Ability and his role as Chief Executive Officer.

Alexander Aurovsky has been the Chief Technology Officer of Ability since 1994. Mr. Aurovsky holds a Master’s degree in radio electronics from the Bonch-Bruevich Saint Petersburg State University of Telecommunications in Russia. Mr. Aurovsky will serve as a member of Holdco’s board of directors due to his expertise in radio frequency communications and his knowledge of Ability’s industry, his perspective as co-founder of Ability and his role as Chief Technology Officer.

Avi Levin has been the Chief Financial Officer of Ability since November 2015. Previously, Mr. Levin served as an investment banker at Credit Suisse Securities, a multinational financial services institution. Prior to that, Mr. Levin served in corporate finance positions at Broadridge Financial Solutions, Inc. a software company that provides services to banks and other financial institutions; and at Overseas Shipholding Group, Inc., a global company engaged in ocean transportation of oil, natural gas. Mr. Levin started his career at the international accounting firm of PricewaterhouseCoopers, where he worked at the Tel Aviv, Israel, and San Jose, California offices. Mr. Levin is a CPA in the U.S. as well as in Israel. Mr. Levin has an undergraduate degree in Economics and Accounting Ben Gurion University of the Negev in Israel, and an MBA from New York University Stern School of Business. Ability’s board of directors feels Mr. Levin is well suited to the role of Chief Financial Officer based on his hands-on experience with financial management and analysis as well as his capital markets background.

Efraim Halevy served as Head of Israel Secret Intelligence Service from 1998 to 2002 and Deputy Head of Israel Secret Intelligence Service from 1990 to 1995. Since August 2010, Mr. Halevy has served as a director of Azrieli Corporation, an Israeli real estate and holding company listed on the Tel Aviv Stock Exchange. From 2004 to 2007, Mr. Halevy served as a director of Makhteshim Agan Industries Ltd., a multinational pesticide corporation which was listed on the Tel Aviv stock exchange.

Cambridge believes Mr. Halevy is well-qualified to serve as a member of the board due to his extensive business experience and his related capabilities in intelligence operations.

Derek Zissman has served as a director of Signia Wealth Ltd., a privately-held wealth management company since July 2015. Since February 2015, Mr. Zissman has also been a director of Amiad Water Systems Ltd., a member of the AIM listed water solutions group. Since October 2014, Mr. Zissman has been a director of Hotel Urbano Viagens e Turismo S.A., a privately-held online hotel booking company located in Brazil. Since July 2012, Mr. Zissman has been a director of LogicNow S.A. (formerly GFI Software S.a.r.l.), a privately-held global IT solutions company. Since April 2008, Mr. Zissman has served as a director of The 600 Group PLC, an AIM listed engineering group. Previously, from May 2009 to September 2013, Mr. Zissman was a member of the Barclays Wealth & Investment Management Advisory Board. From June 2009 to January 2013, Mr. Zissman was a director of Seymour Pierce Ltd., a privately-held corporate finance and stock broking entity, serving as chairman of the board. From May 2009 to December 2010, Mr. Zissman served as a non-executive director for Wesleyan Assurance Society. From May 2008 to December 2011, Mr. Zissman served as the chairman of the board and a member of the advisory board of Alchemy Partner LLP, a private equity firm. From October 1976 to March 2008, Mr. Zissman served as partner for KPMG and from October 2004 until March 2008, as Vice Chairman of the UK firm. He established KPMG’s Corporate Finance Group in the United Kingdom and Private Equity Groups in the United Kingdom and United States.

Cambridge believes Mr. Zissman is well-qualified to serve as a member of the board due to his extensive experience serving as a chairman and member of numerous audit committees for AIM listed and privately-held companies, as well as his extensive finance and auditing expertise.

Independence of Directors

As a result of its common shares being listed on Nasdaq following consummation of the business combination, Holdco will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Holdco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Holdco’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the business combination, Anatoly Hurgin will be appointed as Chairman of the Board and Chief Executive Officer of Holdco. Holdco believes that having Mr. Hurgin act as both Chairman of the Board and Chief Executive Officer is most appropriate for Holdco at this time because it provides Holdco with consistent and efficient leadership, both with respect to Holdco’s operations and the leadership of the board. In particular, having Mr. Hurgin act in both of these roles increases the timeliness and effectiveness of the board’s deliberations, increases the board’s visibility into the day-to-day operations of Holdco, and ensures the consistent implementation of Holdco’s strategies.

Holdco also believes in the importance of independent oversight. Holdco will look to ensure that this oversight is truly independent and effective through a variety of means, including:

•	Having a majority of the board be considered independent.

•	At each regularly scheduled board meeting, all independent directors will typically be scheduled to meet in an executive session without the presence of any management directors.

Holdco believes that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of Holdco’s other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Meetings and Committees of the Board of Directors

Upon consummation of the business combination, Holdco will establish a separately standing audit committee and compensation committee.

Audit Committee Information

Effective upon consummation of the business combination, Holdco will establish an audit committee comprised of independent directors. It is expected that the audit committee will initially consist of Benjamin Gordon, Derek Zissman and Mitchell Gordon. Each of the member of the audit committee will be independent under the applicable Nasdaq listing standards. The audit committee will have a written charter, a form of which will be attached to this proxy statement/prospectus as Annex G. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Holdco’s independent accountants, review the results and scope of the audit and other accounting related services and review Holdco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Holdco will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Derek Zissman will serve as a financial expert on the Audit Committee.

Nominating Committee Information

Effective upon consummation of the business combination, Holdco will establish a nominating of the board of directors comprised of Benjamin Gordon, Mitchell Gordon and Efraim Halevy. Each member of the nominating committee will be independent under the applicable Nasdaq listing standards. The nominating committee will have a written charter, which is attached to this proxy statement/prospectus as Annex H. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Holdco’s board of directors.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

Effective upon consummation of the business combination, the board of directors of Holdco will establish a compensation committee consisting of independent directors. It is expected that the Compensation Committee will initially consist of Derek Zissman, Benjamin Gordon and Efraim Halevy. The compensation committee will have a written charter, which will be attached to this proxy statement/prospectus as Annex I. The purpose of the compensation committee will be to review and approve compensation paid to Holdco’s officers and directors and to administer Holdco’s incentive compensation plans, including authority to make and modify awards under such plans.

Any award made pursuant to an individual subject to the requirements of Section 16 of the Exchange Act must consist of a committee of two or more members of the board who are Section 162(m)(4)I of “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.

EXECUTIVE COMPENSATION

Cambridge Executive Officer and Director Compensation

Cambridge is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Cambridge has received any compensation for services rendered to Cambridge. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Cambridge’s existing stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the mergers. Since its formation, Cambridge has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

Commencing on December 17, 2013, Cambridge began paying Cambridge Capital LLC, an affiliate of Benjamin Gordon, a fee of $10,000 per month for providing Cambridge with office space and certain office and administrative services. Cambridge will continue to pay this fee through the closing of the merger agreement. However, this arrangement is solely for Cambridge’s benefit and is not intended to provide Mr. Gordon compensation in lieu of a salary. During the year ended December 31, 2014, Cambridge paid Cambridge Capital LLC an aggregate of $120,000 pursuant to this arrangement. In January 2015, Cambridge Capital LLC agreed to accrue payment of this fee and Cambridge has accrued an aggregate of $100,000 for payment of the fee since such time through the record date.

In addition, Cambridge’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Cambridge’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Cambridge’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Cambridge generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of November 24, 2015, the record date, an aggregate of approximately $425,178 has been reimbursed to them for such expenses.

ABILITY’S EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Ability’s Executive Officer and Director Compensation

Compensation of Ability’s Named Executive Officers

Prior to the business combination, Messrs. Hurgin and Aurovsky received the following compensation for their service as executive officers:

Name	Title	Year	Salary	Other Compensation (1)	Total
Anatoly Hurgin	CEO	2014	$45,653	$14,377	$60,030
		2013	$54,266	$14,604	$68,870
Alexander Aurovsky	CTO	2014	$35,819	$17,258	$53,077
		2013	$44,080	$17,478	$61,558

[1]	Consists of social security, savings plan benefits, pension benefits, disability insurance premiums and education benefits paid by the employer.

Employment Agreements and other Employment Arrangements

Prior to the execution of the merger agreement, Ability did not enter into employment agreements with its executive officers.

On September 6, 2015, simultaneously with the execution of the Reorganization Agreement, Ability entered into an employment agreement with (i) Anatoly Hurgin for Mr. Hurgin to serve as its Chief Executive Officer, and (ii) Alexander Aurovsky for Mr. Aurovsky to serve as its Chief Technical Officer. Each of the employment agreements will remain in effect unless terminated as described below. Pursuant to each employment agreements, the executive’s gross salary shall be NIS 120,000 ($30,800) per month commencing January 1, 2016. Each executive is also entitled to receive the following benefits:

•	Ability will pay to an insurance company or a pension fund for such executive, as amount equal to 8.33% of his salary which shall be allocated to a fund for severance pay, and an additional 5% of salary in the case of an insurance policy (or an additional 6% in the case of a pension fund) which shall be allocated to a provident fund or pension plan. In addition, if the executive elects to allocate his pension payments (5% of salary in case of an insurance policy or 5.5% in case of a pension fund, either case, which will be deducted from the executive’s salary), Ability will contribute an amount up to 2.5% of the executive’s salary for disability insurance, provided that such insurance is available for the executive;

•	Ability will contribute to a recognized educational fund an amount equal to 7.5% of such month’s salary for the benefit of each executive; and

•	Ability will provide such executive with a luxury motor vehicle and pay or reimburse the executive for all reasonable expenses relating to the use of the motor vehicle.

Each employment agreement provides that the executive shall be entitled to receive an annual performance bonus of up to NIS 360,000 ($92,400) based on annual performance goals agreed upon by Ability and the executive. Each employment agreement may be terminated by Ability or the executive upon 120 days prior written notice, in which case, the executive shall be entitled to receive salary and benefits during such 120 days provided and for a period of eight months thereafter. The executive will be entitled to accept new employment after the expiration of such eight month period. In addition, Ability, by resolution of its board of directors, may terminate the employment agreements at any time by written notice with cause (as defined in the employment agreements).

In November, 2015, Ability retained Avi Levin to serve as its Chief Financial Officer. Ability agreed to pay Mr. Levin a gross salary of NIS 45,000 ($11,500) per month. In addition, Mr. Levin will be eligible to receive an annual performance-based bonus of up to NIS 135,000 ($34,500). Mr. Levin is also entitled to the following benefits:

•	Ability will pay to an insurance company or a pension fund for Mr. Levin, as amount equal to 8.33% of his salary which shall be allocated to a fund for severance pay, and an additional 5% of salary in the case of an insurance policy (or an additional 6% in the case of a pension fund) which shall be allocated to a provident fund or pension plan. In addition, if Mr. Levin elects to allocate his pension payments (5 of salary in case of an insurance policy or 5.5% in case of a pension fund, either case, which will be deducted from Mr. Levin’s salary), Ability will contribute an amount up to 2.5% of Mr. Levin’s salary for disability insurance, provided that such insurance is available for the executive;

•	Ability will contribute to a recognized educational fund an amount equal to 7.5% of such month’s salary for the benefit of Mr. Levin; and

•	Ability will provide Mr. Levin with a motor vehicle and pay or reimburse him for all reasonable expenses relating to the use of the motor vehicle.

Ability has not yet entered into an employment agreement with Mr. Levin.

Perquisites and other benefits

Prior to the execution of the Reorganization Agreement, Ability provided its executive officers with a car allowance, payment of life insurance premiums and pension benefits. Messrs. Hurgin’s and Aurovsky’s benefits under their employments are described under the caption “— Employment Agreements and other Employment Arrangements” above.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity rewards as of December 31, 2014.

Retirement Benefits, Termination and Severance

Prior to the execution of the merger agreement, Ability did not enter into written employment agreements with its executive officers. The employment agreements to date have included the following:

•	Management Insurance and Severance:

•	8.33% of the executive’s salary per month at Ability’s expense for severance allowance, which severance is payable to the executive upon termination;

•	5% of executive’s salary per month at Ability’s expense (this in addition to 5% at the executive’s expense to the same fund) designated for pension savings;

•	Disability Insurance: 2.5% of executive’s salary per month at Ability’s expense for disability insurance to cover at least 75% of the employee’s salary; and

•	Education fund: 7.5% of executive’s salary per month at Ability’s expense for an education fund for the benefit of the executive.

The benefits payable to Messrs. Hurgin, Aurovsky and Levin are described under the caption “- Employment Agreements and other Employment Arrangements” above.

Compensation of Non-Employee Directors

Ability does not have any non-employee directors.

Equity Compensation Plan Information

Ability had not established an equity compensation plan.

Holdco Executive Officer and Director Compensation Following the Business Combination

Compensation Discussion and Analysis

The policies of Holdco with respect to the compensation of its executive officers and following the merger will be administered by Holdco’s board in consultation with its compensation committee (as described above). The compensation policies followed by Holdco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Holdco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Holdco believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Holdco believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Following consummation of the business combination, Holdco will adopt a long-term incentive plan which will reflect what Holdco believes is a focus on performance- and equity-based compensation. Since Holdco will not have a compensation committee until completion of the business combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Overview of Compensation

Upon consummation of the business combination, Holdco will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of Holdco within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for Holdco stockholders. Holdco intends to be competitive with other similarly situated companies in its industry following completion of the business combination.

The compensation decisions regarding Holdco’s executives will be based on Holdco’s need to attract individuals with the skills necessary for Holdco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Holdco’s expectations.

It is anticipated that Holdco’s executives’ compensation will have three primary components – salary, cash incentive bonus and stock-based awards. Holdco will view the three components of executive compensation as related but distinct. Although Holdco’s compensation committee will review total compensation, Holdco does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Holdco anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since Holdco’s compensation committee will not be formed until consummation of the merger, Holdco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Holdco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Holdco’s compensation committee will be charged with performing an annual review of Holdco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

Holdco believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the global logistics industry. Holdco expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the geophysical services industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to Holdco, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of Holdco post-merger business and objectives that may be unique to Holdco, Holdco generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary. Generally, Holdco, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Holdco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. Holdco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Holdco will structure cash incentive bonus compensation so that it is taxable to its employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual compensation, other than amounts paid under Holdco’s 2015 Long-Term Incentive Plan and qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code, will exceed $1 million, and therefore Holdco does not anticipate that any of the compensation paid by it to its executive officers will be nondeductible under Section 162(m) of the Internal Revenue Code.

Equity Awards. Holdco also will use stock options and other stock-based awards to reward long-term performance. It believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of Holdco’s stockholders and with Holdco’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to Holdco’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Severance Benefit. Holdco currently has no severance benefits plan. Holdco may consider the adoption of a severance plan for executive officers and other employees in the future.

Other Compensation. Holdco will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. Holdco may extend other perquisites to its executives that are not available to its employees generally.

Director and Consultant Compensation. Holdco currently does not have a definitive compensation plan for its future directors or consultants. Holdco, working with the compensation committee, anticipates setting director and consultant compensation at a level comparable with those directors and consultants with similar positions at comparable companies.

On September 6, 2015, simultaneously with the execution of the Reorganization Agreement, Ability entered into an employment agreement with (i) Anatoly Hurgin for Mr. Hurgin to serve as its Chief Executive Officer, and (ii) Alexander Aurovsky for Mr. Aurovsky to serve as its Chief Technical Officer. On [            ], 2015, Ability retained Avi Levin to serve as its Chief Financial Officer. See “Executive Compensation —Employment Agreements and other Employment Arrangements” above.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Holdco

The following table sets forth information regarding the beneficial ownership of Holdco ordinary shares as of the record date and immediately following consummation of the business combination by:

•	each person known by Cambridge to be the beneficial owner of more than 5% of Cambridge’s outstanding shares of common stock either on the record date or after the consummation of the business combination;

•	each of Cambridge’s current executive officers and directors;

•	each person who will become an executive officer or a director of Holdco upon consummation of the business combination;

•	all of Cambridge’s current executive officers and directors as a group; and

•	all of Holdco’s executive officers and directors as a group after the consummation of the business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Ability and/or their affiliates, may enter into a written plan to purchase Cambridge securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Ability or Ability’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that Cambridge will have in excess of $5 million of net tangible assets upon closing of the business combination after taking into account holders of public shares that properly demanded conversion of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Cambridge initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Cambridge common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cambridge will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal and charter amendments proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

As of the record date for the Cambridge special meeting, there were 122,000 common shares of Ability outstanding, of which each of Anatoly Hurgin and Alexander Aurovsky held 61,000 common shares. There were no options or warrants to purchase stock as of such date.

	Pre-Business combination(2)		Post-Business combination(3)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares
Directors and Executive Officers Pre-Business combination:
Benjamin Gordon (4)	60,483	*	185,966	(13)	*
Mitchell I. Gordon (5)	87,716	*	115,432	(14)	*
Michael J. Durham	62,173	*	84,346	(15)	*
Nathan Gantcher (6)	104,346	*	148,692	(6)(16)	*
Scott B. Laurans	104,346	*	148,692	(17)	*
All directors and executive officers prior to the business combination as a group (five individuals)	419,064	4.0%	683,128	(18)	2.4%
Directors and Executive Officers Post-Business combination:
Benjamin Gordon (4)	60,483	*	185,966	(13)	*
Mitchell I. Gordon (5)	87,716	*	115,432	(14)	*
Anatoly Hurgin (7)	0	0%	8,346,633	(19)	29.9
Alexander Aurovsky (7)	0	0%	8,346,633	(20)	29.9%
Efraim Halevy (7)	[●]	[●] %	[●]		[●]	%
Derek Zissman (7)	[●]	[●] %	[●]		[●]	%
All directors and executive officers post-business combination as a group (six individuals)	[●]	[●] %	[●]		[●]	%
Five Percent Holders:
Davidson Kempner Partners (8)	695,000	6.6%	695,000		2.5%

ACK Asset Management LLC (9)	587,021	5.6%	587,021		2.1%
Jonathan Morris (10)	1,588,886	15.1%	1,594,429	(21)	5.7%
AQR Capital Management, LLC (11)	1,584,000	15.0%	1,584,000		5.7%
Polar Securities Inc. (12)	687,649	6.53%	687,649		2.5%

*Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Palm Beach, Florida 33401.

(2)	The pre-business combination percentage of beneficial ownership in the table below is calculated based on 10,534,625 shares of common stock outstanding as of the record date. The amount of beneficial ownership does not reflect the shares of common stock issuable as a result of Cambridge’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, Cambridge believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the business combination.

(3)	The post-business combination percentage of beneficial ownership is calculated based on 27,892,892 ordinary shares outstanding. Such amount assumes that no public shareholders properly elect to convert their shares into cash. The amount of beneficial ownership for each individual or entity post-business combination includes shares of common stock issuable as a result of Cambridge’s warrants as such warrants will become exercisable upon consummation of the business combination. Unless otherwise indicated, Cambridge believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(4)	Represents shares held by Cambridge Capital LLC, an affiliate of Mr. Gordon. Does not include (i) shares held by The Gordon Family 2007 Trust, a trust established for the benefit of Mr. Gordon’s family or (ii) units that are issuable to Mr. Gordon upon conversion of an aggregate of $350,000 of promissory notes as described below under the caption “Certain Relationships and Related Persons Transactions – Cambridge Related Person Transactions.” Also does not include shares of common stock Mr. Gordon may receive in the event that Mitchell Gordon’s shares do not vest as described in footnote 5 below, as well as shares that he may receive in the event that Ramon Suazo’s shares do not vest under similar terms as Mitchell Gordon’s shares.

(5)	Includes 60,000 shares subject to the terms of a restricted stock agreement. The restricted stock agreement provides that 50% of the shares shall vest upon consummation of a business combination and 50% of the shares shall vest after the shares are released from escrow, provided Mr. Gordon is still an employee of Cambridge, Cambridge Capital LLC or BG Strategic Advisors (“BGSA”). Pursuant to the terms of the restricted stock agreement, if Mitchell Gordon is no longer employed by Cambridge, Cambridge Capital LLC or BGSA at such times, shares unvested shall revert to Cambridge Capital LLC.

(6)	Represents shares held by Gantcher Family Limited Partnership. Mr. Gantcher is the managing member of Gantcher Family Partners, LLC, which is the general partner of Gantcher Family Limited Partnership.

(7)	The business address of each of the individuals is Yad Harutzim 14, Tel Aviv, Israel, 6770007.

(8)	Based on information contained in a Schedule 13G/A filed on December 30, 2013 by Davidson Kempner Partners, a New York limited partnership (“DKP”), MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP an MHD. Pursuant to the Schedule 13G/A, the following entities have shares voting and dispositive power over the shares listed next to their names: DKP—128,784 shares; Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”). Davidson Kempner International Advisors Inc., a New York corporation, is the general partner of DKIP—283,282 shares; Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”). Davidson Kempner International Advisors, L.C.C., a Delaware limited liability company, is the investment manager of DKIL—282,934 shares; Davidson Kempner Capital Management LLC, a New York limited liability company and a registered investment advisor with the U.S Securities and Exchange Commission, acts as investment manager to each of DKP, DKIP, and DKIL (“DKCM”) either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund—226,052; Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company (“DKIA”)—402,511. In addition, Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz (collectively, the “Principals) through DKCM, are responsible may be deemed to beneficially own an aggregate of 695,000 shares as a result of their voting and dispositive power through DKCM.

(9)	Includes shares held by ACK Asset Management LLC, as investment manager through ACK’s managing members, (i) John Reilly and (ii) Richard Mesienberg. The business address of ACK Asset Management, LLC is 2 Overhill Road, Suite 400, Scarsdale, NY, 10583. Information respecting ACK Asset Management LLC was derived from a Schedule 13G filed on December 31, 2013.

(10)	Includes shares held by The Gordon Family 2007 Trust. Mr. Morris is the trustee of The Gordon Family 2007 Trust and exercises voting and dispositive power over the shares held by such entity.

(11)	Based on information provided in a Schedule 13G/A filed on February 17, 2015, AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC and serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company. The principal business address of AQR Capital Management LLC and AQR Capital Management Holdings is 2 Greenwich Plaza, Greenwich, CT 06830.

(12)	Based on information provided in a Schedule 13G/A on February 13, 2015, Polar Securities Inc., a company incorporated under the laws of Ontario, Canada, is an investment adviser to North Pole Capital Master Fund, a Cayman Islands exempted company. The principal business address of Polar Securities Inc. and North Pole Capital Master Fund is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(13)	Includes (i) 55,483 ordinary shares issuable upon exercise of warrants included within private units purchased by Mr. Gordon simultaneously with Cambridge’s initial public offering and (ii) 35,000 ordinary shares and 35,000 ordinary shares issuable upon exercise of warrants that are issuable to Mr. Gordon upon conversion of $350,000 of promissory notes held by Mr. Gordon, which Mr. Gordon has indicated he intends to convert upon consummation of the business combination. See “Certain Relationships and Related Person Transactions – Cambridge Related Person Transactions” below for further information.

(14)	Includes 27,716 ordinary shares issuable upon exercise of warrants included within private units purchased by Mr. Gordon simultaneously with Cambridge’s initial public offering. Also includes 30,000 shares held by Mr. Gordon which shall vest after the shares are released from escrow, provided Mr. Gordon is still an employee of Cambridge, Cambridge Capital LLC or BGSA. If Mitchell Gordon is no longer employed by Cambridge, Cambridge Capital LLC or BGSA at such times, shares unvested shall revert to Cambridge Capital LLC.

(15)	Includes 22,173 ordinary shares issuable upon exercise of warrants included within private units purchased by Mr. Durham simultaneously with Cambridge’s initial public offering.

(16)	Includes 44,346 ordinary shares issuable upon exercise of warrants included within private units purchased by Gantcher Family Limited Partnership simultaneously with Cambridge’s initial public offering.

(17)	Includes 44,346 ordinary shares issuable upon exercise of warrants included within private units purchased by Mr. Laurans simultaneously with Cambridge’s initial public offering.

(18)	Includes ordinary shares issuable upon exercise of warrants and upon conversion of promissory notes beneficially owned by Messrs. Gordon, Gordon, Durham, Gantcher and Laurans as described in footnotes 13, 14, 15, 16 and 17 above.

(19)	Represents 8,346,633 ordinary shares issuable upon consummation of the business combination, including 240,000 ordinary shares which Mr. Hurgin may put to Holdco during the 90-day period following the second anniversary of the closing of the business combination. Does not include ordinary shares which may become issuable pursuant to the earn-out.

(20)	Represents 8,346,633 ordinary shares issuable upon consummation of the business combination, including 240,000 ordinary shares which Mr. Aurovsky may put to Holdco during the 90-day period following the second anniversary of the closing of the business combination. Does not include ordinary shares which may become issuable pursuant to the earn-out.

(21)	Includes 5,543 ordinary shares issuable upon exercise of warrants included within private units purchased by Mr. Morris simultaneously with Cambridge’s initial public offering.

Cambridge’s initial stockholders, including its officers and directors, beneficially own 23.6% of its issued and outstanding shares of common stock as of the record date. Because of the ownership block held by Cambridge’s initial stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by Cambridge’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

All of the initial shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco ordinary shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of the business combination and (ii) one year after the consummation of the business combination and (B) with respect to the remaining 50% of such shares, one year after the consummation of the business combination; provided that the initial shares will be released if Holdco consummates a subsequent liquidation merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Cambridge’s securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as Cambridge’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Cambridge is unable to effect a business combination and liquidate the trust account, none of its initial stockholders will receive any portion of the liquidation proceeds with respect to their initial shares.

In a private placement conducted simultaneously with the consummation of Cambridge’s initial public offering, the Cambridge initial stockholders and EarlyBirdCapital and its designees purchased 472,125 private units. The purchasers have agreed that these units will not be sold or transferred by them (except to certain permitted transferees) until after Cambridge has completed a business combination.

Security Ownership of Ability

As of the record date for the Cambridge special meeting, there were issued and outstanding 122,000 ordinary shares of Ability. Ability’s ordinary shares are held by two shareholders, and is not publicly traded.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Cambridge’s Code of Ethics requires Cambridge to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Cambridge or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Cambridge’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Cambridge’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Cambridge enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Cambridge requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Cambridge Related Person Transactions

In October 2013, Cambridge issued 2,012,500 shares of common stock to the entities set forth below for $25,000 in cash, at a purchase price of approximately $0.01 per share, in connection with its organization, as follows:

Name	Number of Shares	Relationship to Cambridge
The Gordon Family 2007 Trust	1,610,000	Affiliate of Chief Executive Officer
Cambridge Capital LLC	402,500	Affiliate of Chief Executive Officer

In November 2013, Cambridge Capital LLC and The Gordon Family 2007 Trust transferred an aggregate of 445,000 insider shares to the individuals and entities as set forth below at the same purchase price originally paid for such shares by Cambridge Capital LLC and The Gordon Family 2007 Trust:

Name	Number of Shares	Relationship to Us
Mitchell I. Gordon	60,000	President, Chief Financial Officer and Director
Michael Durham	40,000	Director
Nathan Gantcher	60,000	Director
Scott Laurans	60,000	Director
Sidney Brown	10,000	Special Advisor
David Brodsky	25,000	Special Advisor
Herb Shear	25,000	Special Advisor
Bob Hammel	50,000	Special Advisor
Jonathan Morris	5,000	Stockholder / Trustee of The Gordon Family 2007 Trust
Elliott Brodsky	10,000	Stockholder
Alex Sagan	10,000	Stockholder
Ramon Suazo	15,000	Stockholder
Raymond Avon Ventures, LLC	25,000	Stockholder
Jonathan Meeks	50,000	Stockholder

On December 23, 2013 and December 30, 2013, Cambridge’s initial stockholders, Cambridge Capital LLC, an affiliate of Cambridge’s chief executive officer and EarlyBirdCapital purchased 472,125 private units (427,500 units by the initial stockholders and 44,625 units by EarlyBirdCapital), for a total purchase price of $4,721,250, from Cambridge. The private units are identical to the units sold in Cambridge’s initial public offering. However, the holders thereof have agreed (A) to vote the underlying shares in favor of the merger proposal, (B) not to propose, or vote in favor of, an amendment to Cambridge’s amended and restated certificate of incorporation with respect to its pre-business combination activities prior to the consummation of such business combination, (C) not to convert any underlying shares into the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to amend the provisions of Cambridge’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that such underlying shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the purchasers have agreed not to transfer, assign or sell any of the private units (except to certain permitted transferees) until the completion of the initial business combination.

The holders of the initial shares and private units (and underlying securities) and any shares the initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Cambridge, are entitled to registration rights. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units or shares issued in payment of working capital loans made to Cambridge can elect to exercise these registration rights at any time after Cambridge consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. Cambridge will bear the expenses incurred in connection with the filing of any such registration statements.

On October 2, 2013, Cambridge issued a $100,000 principal amount unsecured promissory note to Cambridge Capital LLC, an affiliate of Benjamin Gordon. The note was non-interest bearing and was payable on the earlier to occur of (i) October 2, 2014, (ii) the consummation of Cambridge’s initial public offering or (iii) the date on which Cambridge determined not to proceed with an initial public offering. The note was repaid in full on December 24, 2014.

On December 17, 2013, Cambridge Capital LLC advanced to Cambridge an aggregate of $70,000 for the payment of offering costs. This amount was repaid in full on December 24, 2013. Cambridge pays Cambridge Capital LLC, $10,000 per month for certain general and administrative services, including office space, utilities and administrative support. Cambridge has agreed to pay for, and Cambridge Capital LLC has agreed to provide, such services until the consummation of an initial business combination. Benjamin Gordon is the majority holder of Cambridge Capital LLC. Accordingly, Benjamin Gordon benefits from this arrangement to the extent of his interest in Cambridge Capital LLC. However, this arrangement is solely for Cambridge’s benefit and is not intended to provide Benjamin Gordon compensation in lieu of a salary. Cambridge believes, based on rents and fees for similar services in the West Palm Beach, Florida area, that the fee charged by Cambridge Capital LLC is at least as favorable as Cambridge could have obtained from an unaffiliated person.

On March 6, 2015, June 8, 2015, August 3, 2015 and August 26, 2015, Cambridge issued unsecured promissory notes in the aggregate amount of $70,000, $100,000, $100,000 and $80,000, respectively, to Benjamin Gordon in consideration for loans from Mr. Gordon to fund Cambridge’s working capital requirements until a business combination is consummated. Payment of the notes is due upon the consummation of an initial business combination. The notes are non-interest bearing and are convertible at Mr. Gordon’s election upon the consummation of an initial business combination into units of Cambridge, at a price of $10.00 per unit. Mr. Gordon has indicated he intends to convert the full amount of the notes into units, resulting in him being issued an aggregate of 35,000 ordinary shares and 35,000 warrants of Holdco. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven.

Ability Related Person Transactions

Anatoly Hurgin owns 100% of Alan Ltd., which holds a 60% interest in Active Intelligence Labs Ltd. (Israel) (“AIL”). Ability purchased an aggregate of $420,000 and $780,000 of equipment from AIL during the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

On October 24, 2013, Ability entered into a loan agreement with Alan Ltd, a company owned by Mr. Hurgin, pursuant to which Ability agreed to loan Alan Ltd. an aggregate of $760,000. Ability made advances of $205,000 and $555,003 during the years ended December 31, 2013 and 2014, respectively. The balance outstanding under the loan agreement as of September 30, 2015 was $703,000. The loan bears interest at the rate of 3.3%, subject to adjustment based on changes to the consumer price index. The loan agreement provides that the loan will be repaid in accordance with a reasonable schedule to be based on the financial situation of Alan Ltd. as disclosed to Ability. The loan will be repaid at or prior to the consummation of the business combination.

In January 2012 and May 2015 Ability entered into leases each terminating November 30, 2017 and subject to extension for five years at Ability’s option, for properties that combine to comprise Ability’s office space in Tel Aviv, for a combined rent of 41,350 NIS (approximately $11,000) per month. Alexander Aurovsky, Ability’s Chief Technology Officer, has personally guaranteed all of our obligations under these leases.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cambridge directors, officers and persons owning more than 10% of Cambridge common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Cambridge, or representations from certain reporting persons that no other reports were required, Cambridge believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2014.

DESCRIPTION OF HOLDCO SECURITIES

The following description of the material terms of the share capital of Holdco following the transactions includes a summary of specified provisions of the amended and restated memorandum and articles of association of Holdco that will be in effect upon completion of the transactions. This description is qualified by reference to Holdco’s amended and restated memorandum and articles of association as will be in effect upon consummation of the transactions, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

The constitutional documents of Holdco will provide for the issuance of 200,000,000 ordinary shares, par value $.0001, and 5,000,000 preferred shares, par value $.0001.

In the redomestication merger, Holdco will issue its ordinary shares in exchange for the outstanding common stock and warrants of Cambridge as follows:

•	each share of Cambridge common stock will be exchanged for one ordinary share of Holdco, except for public shares that have been converted into a pro rata portion of Cambridge’s trust account;

•	each Cambridge warrant will remain outstanding but will be deemed converted into one warrant of Holdco; and

•	the 420,000 unit purchase options of Cambridge will be exchanged for 150,000 ordinary shares of Holdco.

This prospectus covers an aggregate of 10,534,625 ordinary shares, 8,942,125 warrants, and 8,942,125 ordinary shares issuable upon exercise of warrants, all of which may be issued by Holdco as a result of the redomestication merger in exchange for the outstanding securities of Cambridge.

In the share exchange, the holders of Ability’s capital stock will receive (1) 17,173,267 ordinary shares of Holdco; (2) $18,150,000 in cash; and (3) an additional number of net income shares as described elsewhere herein.

Ordinary Shares

The holders of ordinary shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of Holdco’s ordinary shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the ordinary shares.

Preferred Shares

The memorandum and articles of association of Holdco, as amended, will authorize the issuance of 5,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by Holdco’s board of directors. Accordingly, Holdco’s board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Holdco.

Warrants

Each outstanding warrant of Cambridge shall automatically represent the right to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock upon closing of the redomestication merger at a price of $11.50 per share, subject to adjustment as discussed below. However, no public warrants underlying the units sold in Cambridge’s IPO will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if we called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the ordinary shares for the ten (10) trading days ending on the trading day prior to the date of exercise. The warrants will expire on December 17, 2018 at 5:00 p.m., New York City time.

The private warrants are identical to the public warrants underlying the units sold in Cambridge’s IPO, except that such private warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $17.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our shares of common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

Cambridge has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. The payment of dividends subsequent to the business combination will be entirely within the discretion of Holdco’s then board of directors and will be contingent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger.

Put Rights

Under the merger agreement, each of the Ability shareholders shall have the right exercisable on one occasion during the 60-day period immediately following the second anniversary of the end of the full fiscal year in which the consummation of the business combination occurred, referred to as the put option exercise period, to put to Holdco all or a portion of his pro rata portion of 1,173,267 ordinary shares he receives in the share exchange for an amount in cash equal to (1)(x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow (as herein defined). At closing of the business combination, $11,850,000 shall be deposited into an escrow account, referred to as the put option escrow, by Holdco to fund the payment of the purchase price for the put if it is exercised. Such a put option shall be exercised by way of a repurchase of shares as a matter of Cayman Islands law. During the put option exercise period, the holders of the put may sell all or a portion of their shares if they are not then legally or contractually prohibited from doing so.

Holdco’s Transfer Agent

The transfer agent for Holdco’s ordinary shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF CAMBRIDGE SECURITIES AND DIVIDENDS

Market Price of Units, Common Stock and Warrants

Cambridge’s units, common stock and warrants are traded on The Nasdaq Capital Market under the symbols CAMBU, CAMB and CAMBW, respectively. The following table sets forth the high and low sales prices for Cambridge’s units, common stock and warrants for the periods indicated since the units began public trading on December 31, 2013 and Cambridge’s common stock and warrants began public trading on January 27, 2014.

The closing price Cambridge’s units, common stock and warrants on September 4, the last trading day before announcement of the execution of the merger agreement, was $9.95, $9.95 and $0.15, respectively. As of November 24, 2015, the record date, the closing price for each unit, share of common stock and warrants of Cambridge was $10.28, $10.08 and $0.271, respectively.

	Units				Common Stock				Warrants
	High		Low		High		Low		High		Low
Fiscal 2014
Fourth Quarter		$10.30		$10.04		$9.93		$9.69		$0.47		$0.31
Third Quarter		$10.40		$10.04		$9.82		$9.74		$0.43		$0.33
Second Quarter		$10.46		$10.08		$9.79		$9.63		$0.75		$0.34
First Quarter		$11.10		$9.96		$12.00		$8.00		$2.10		$0.10
Fiscal 2015
Fourth Quarter*	$		$		$		$		$		$
Third Quarter		$10.54		$9.00		$10.24		$9.90		$0.30		$0.10
Second Quarter		$15.48		$9.00		$11.00		$9.65		$0.62		$0.10
First Quarter		$11.50		$9.71		$10.05		$9.72		$0.40		$0.10

*	Through November 24, 2015.

Holders of Cambridge units, common stock and warrants should obtain current market quotations for their securities. The market price of Cambridge’s securities could vary at any time before the merger.

Holders

As of November 11, 2015, there were 16 holders of record of Cambridge common stock and 1 holder of record of Cambridge warrants. This includes 16 holders of record of Cambridge units, each for one share common stock and one warrant. Cambridge believes that the number of beneficial holders of the common stock to be in excess of 300 persons.

APPRAISAL RIGHTS

Neither Cambridge stockholders nor Cambridge warrantholders have appraisal rights under the DGCL in connection with the merger.

STOCKHOLDER PROPOSALS

The Holdco 2016 annual meeting of stockholders will be held on or about [●], 2016 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2016 annual meeting, you need to provide it to Holdco by no later than [●], 2016. You should direct any proposals to Holdco’s secretary at its principal office which will be in Yad Harutzim 14, Tel Aviv, Israel, 677000 and at its registered office which will be located at [●]. If you are a stockholder and you want to present a matter of business to be considered at the year 2016 annual meeting, under Holdco’s amended and restated memorandum and articles of association you must give timely notice of the matter, in writing, to Holdco’s secretary. To be timely, the notice has to be given between [●], 2016 and [●], 2016.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Cambridge’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Following the business combination, such communications should be sent in care of Holdco, Yad Harutzim 14, Tel Aviv, Israel, 6770007. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The consolidated financial statements of Ability Computer Software Industries and subsidiaries as of and for the years ended December 31, 2014 and 2013, included in this Prospectus have been audited by Ziv Haft Certified Public Accountants (Isr.), an independent registered public accounting firm, a BDO Member Firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Cambridge Capital Acquisition Corporation as of December 31, 2014 and 2013, and for the year ended December 31, 2014 and the period from October 1, 2013 (inception) to December 31, 2013, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Cambridge and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Cambridge’s annual report to stockholders and Cambridge’s proxy statement. Upon written or oral request, Cambridge will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Cambridge deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Cambridge deliver single copies of such documents in the future. Stockholders may notify Cambridge of their requests by calling or writing Cambridge at its principal executive offices at 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401 or (561) 932-1600. Following the business combination, such requests should be made by calling or writing Holdco at (401) 846-7790 or Yad Harutzim 14, Tel Aviv, Israel, 6770007.

WHERE YOU CAN FIND MORE INFORMATION

Cambridge files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Cambridge with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Cambridge at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Cambridge has been supplied by Cambridge, and all such information relating to Ability has been supplied by Ability. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Mr. Benjamin Gordon

Cambridge Capital Acquisition Corporation

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

Tel. (561) 932-1600

Fax: (561) 655-6232

INDEX TO FINANCIAL STATEMENTS

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

FINANCIAL STATEMENTS

Part I Financial Information

Item 1. Financial Statements

Cambridge Capital Acquisition Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$47,947	$47,185
Prepaid expenses	—	2,445

Total current assets	47,947	49,630

Restricted investments and cash equivalents held in trust account	81,310,750	81,339,095

Total assets	$81,358,697	$81,388,725

Liabilities, Redeemable Common Stock and Stockholders’ Equity
Current Liabilities:
Accrued expenses	558,210	139,342
Accrued Delaware franchise tax	170,529	86,529
Note payable from stockholder	350,000	—
Accrued expenses — related party	139,199	9,598

Total liabilities	1,217,938	235,469

Commitments

Common stock, subject to possible conversion or tender, 7,439,153 and 7,536,766 shares at conversion value at September 30, 2015 and December 31, 2014, respectively	75,140,758	76,153,255

Stockholders’ Equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 40,000,000 shares authorized; 3,095,472 shares issued and outstanding (excluding 7,439,153 shares subject to possible conversion or tender) at September 30, 2015 and 2,997,859 shares issued and outstanding (excluding 7,536,766 shares subject to possible conversion or tender) at December 31, 2014	310	299
Additional paid-in capital	6,935,215	5,922,729
Accumulated deficit	(1,935,524)	(923,027)

Total stockholders’ equity	5,000,001	5,000,001

Total liabilities, redeemable common stock and stockholders’ equity	$81,358,697	$81,388,725

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Formation and operating costs
Legal and professional fees	$293,049	$49,834	$528,809	$257,724
General and administrative expenses	126,666	148,850	406,024	356,592
Office expense — related party	30,000	30,000	90,000	90,000

Loss from operations	(449,715)	(228,684)	(1,024,833)	(704,316)
Interest income	4,741	5,460	12,336	25,857

Net loss	$(444,974)	$(223,224)	$(1,012,497)	$(678,459)

Weighted average shares outstanding, basic and diluted(1)	3,051,466	2,949,447	3,026,916	2,926,336

Basic and diluted net loss per common share	$(0.15)	$(0.08)	$(0.33)	$(0.23)

(1)	For the three and nine months ended September 30, 2015 and 2014, weighted average shares outstanding excluded 7,439,153 and 7,563,316, respectively, shares subject to possible conversion or tender.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Condensed Consolidated Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity
	Shares	Amount
Balance — December 31, 2014	2,997,859	$299	$5,922,729	$(923,027)	$5,000,001
Change in net proceeds subject to possible redemption(1)	97,613	11	1,012,486	—	1,012,497
Net loss	—	—	—	(1,012,497)	(1,012,497)

Balance, September 30, 2015 (unaudited)	3,095,472	$310	$6,935,215	$(1,935,524)	$5,000,001

(1)	As a result of changes in the Company’s net tangible assets, a total of 7,439,153 shares of common stock were subject to possible conversion or tender at September 30, 2015.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,012,497)	$(678,459)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on investments held in trust	(11,753)	(25,820)
Changes in operating assets and liabilities:
Prepaid expenses	2,445	15,362
Accrued expenses	502,868	198,636
Accrued expenses — related party	129,601	4,906

Net cash used in operating activities	(389,336)	(485,375)

Cash flows from investing activities:
Purchases of restricted investments and cash equivalents held in Trust Account	(406,514,172)	(243,958,629)
Proceeds from maturity of restricted investments and cash equivalents held in Trust Account	406,554,270	243,958,629

Net cash provided by investing activities	40,098	—

Cash flows from financing activities:
Proceeds from note payable from stockholder	350,000	—
Payment of offering costs	—	(46,292)

Net cash provided by (used in) financing activities	350,000	(46,292)

Net decrease in cash and cash equivalents	762	(531,667)
Cash and cash equivalents — beginning	47,185	803,613

Cash and cash equivalents — ending	$47,947	$271,946

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern

Organization and Plan of Business Operations

Cambridge Capital Acquisition Corporation (“Cambridge” or the “Company”) was incorporated in Delaware on October 1, 2013 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a target business are not limited to a particular industry or geographic region.

On September 6, 2015, Cambridge entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Cambridge, Cambridge Holdco Corp., Cambridge’s wholly-owned subsidiary (“Holdco”), Ability Computer & Software Industries Ltd., an Israeli company (“Ability”) and Ability’s shareholders (the “Shareholders”). The Merger Agreement provides for a business combination transaction by means of (i) the merger of Cambridge with and into Holdco, with Holdco surviving and becoming a new public company and (ii) the subsequent exchange of 100% of the ordinary shares of Ability by the Shareholders for ordinary shares of Holdco (the “Merger”). Under the Merger Agreement, the Shareholders will receive their pro rata portion of: (i) 17,173,267 ordinary shares of Holdco; (ii) $18,150,000 in cash; and (iii) an additional number of ordinary shares of Holdco to be issued upon and subject to Ability achieving certain net income targets following the share exchange. See Note 4 — Merger Agreement for a further discussion of the Merger Agreement.

All activity through September 30, 2015 relates to the Company’s formation, the offering described below and the Company’s identification and investigation of prospective target businesses with which to consummate a Business Combination.

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on December 17, 2013. On December 23, 2013, the Company consummated the Public Offering of 7,000,000 units (“Units”) at $10.00 per Unit and received net proceeds of $67,217,475 after payment of underwriters discount of $2,275,000 and offering expenses of $507,525 and simultaneously raised $4,275,000 through the issuance of 427,500 private units (“Private Units”) at $10.00 per unit to the Company’s initial stockholders (collectively, the “Sponsors”) and the underwriters (and/or their respective designees) in a private placement (See Note 5 — Public Offering and Private Placement). Subsequent to December 31, 2013, the Company paid $46,292 in additional offering expenses, for a total amount of offering expenses paid of $553,817.

On December 23, 2013, the underwriters exercised their over-allotment option and on December 30, 2013, the Company consummated the closing of the over-allotment option (the “Overallotment”). The Public Offering and the Overallotment are collectively referred to as the “Offering.” The Company sold 1,050,000 units pursuant to the Overallotment at an offering price of $10.00 per Unit, generating net proceeds of $10,158,750 after payment of underwriters’ discount of $341,250. In a private placement that took place simultaneously with the consummation of the exercise of the over-allotment option, certain of the Sponsors and the underwriters purchased an additional 44,625 Private Units at $10.00 per Private Unit generating gross proceeds of $446,250. The private placements consummated simultaneously with the Offering are collectively referred to as the “Private Placement.”

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern, continued

Organization and Plan of Business Operations, continued

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect the Merger or any other Business Combination successfully. The Company’s securities are listed on the Nasdaq Capital Markets (“NASDAQ”). Pursuant to the NASDAQ listing rules, the target business or businesses that the Company acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (defined below) at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance.

Following the closing of the Overallotment on December 30, 2013, an amount of $81,305,000 (or $10.10 per Unit sold in the Offering), including the proceeds of the Private Placement, was placed in trust (the “Trust Account”) and was subsequently invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in U.S. treasuries until the earlier of the consummation of the initial Business Combination and the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s executive officers have agreed that they will be jointly and severally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, they may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, (1) interest income on the funds held in the Trust Account can be released to the Company to pay its income and other tax obligations and (2) interest income on the funds held in the Trust Account can be released to the Company to pay for its working capital requirements in connection with searching for a Business Combination.

The Company will seek shareholder approval of the Merger or any other Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. The Company will proceed with the Merger or any other Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Merger or any other Business Combination and a majority of the outstanding shares of common stock of the Company voted are voted in favor of the Merger or any other Business Combination. In connection with any shareholder vote required to approve the Merger or any other Business Combination, the Sponsors agreed (i) to vote any of their respective shares, including the 2,012,500 shares of common stock sold to the Sponsors in connection with the organization of the Company (the “Sponsors’ Shares”), shares of common stock sold to Sponsors in connection with the Private Placement, and any shares of common stock which were initially issued in connection with the Offering, whether acquired in or after the effective date of the Offering, in favor of the initial Business Combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account.

The Company’s amended and restated Certificate of Incorporation provides that the Company will continue in existence only until December 23, 2015. If the Company has not completed a Business Combination by such date, the Company will, as promptly as possible but not more than ten business days thereafter, redeem from holders of the outstanding shares sold in the Offering (“Public Stockholders”) 100% of such shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate. In the event of a liquidation, the Public Stockholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be $10.10 per share after the closing of the Overallotment, plus any pro rata interest earned on the Trust Account not previously released to the Company). The Company’s Sponsors and purchasers of the Private Units have agreed not to participate in such redemption, except with respect to any shares of common stock which were issued in connection with the Offering.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern, continued

Terminated Transaction

On December 1, 2014, the Company, together with two newly formed direct and indirect subsidiaries, entered into a Business Combination Agreement (“Parakou Agreement”) with Parakou Tankers, Inc., a Marshall Islands corporation (“Parakou”).

On May 6, 2015, the Company and Parakou terminated the Parakou Agreement and are no longer pursuing merger discussions.

Liquidity and Going Concern

As of September 30, 2015, the Company had $47,947 in its operating bank accounts and $81,310,750 in restricted cash and equivalents held in trust to be used for an initial Business Combination or to convert its common shares. As of September 30, 2015, the Company has withdrawn $40,108 from interest income on the trust account for its working capital and tax obligations. As of September 30, 2015, $5,750 of the amount on deposit in the trust account represents interest income, which was available to be withdrawn as described above.

Until consummation of its initial Business Combination, the Company will be using the funds not held in the trust account, plus the interest earned on the trust account balance (net of income, and other tax obligations) that may be released to the Company to fund its working capital requirements, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its shareholders, officers, directors, or third parties. None of the shareholders, officers or directors are under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On March 6, 2015, June 8, 2015, August 3, 2015 and August 26, 2015, the Company issued promissory notes (the “Notes”) to Benjamin Gordon, the Company’s Chief Executive Officer, evidencing loans by Mr. Gordon of $70,000, $100,000, $100,000 and $80,000, respectively. See Note 6 — Commitments and Contingencies for a further discussion of the Notes.

Note 2 — Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ended December 31, 2015. For further information refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with Securities and Exchange Commission on March 2, 2015.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3 — Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cambridge, Holdco, and Merger Sub. All significant intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Restricted Investments and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination.

As of September 30, 2015, investment securities held in the Trust Account consisted of $81,305,459 in United States treasury securities, which matured on October 8, 2015, and $5,291 of cash equivalents. On October 8, 2015, upon the maturity of the Company’s U.S. Treasury Bills, the Company received $81,306,000 in proceeds. As of December 31, 2014, investment securities held in the Trust Account consisted solely of $81,339,095 of cash equivalents.

From time to time, the Company may invest the amounts held in the Trust Account in United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and are adjusted for the accretion of discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

The carrying amount, gross unrealized holding gains and fair value of held-to-maturity securities at September 30, 2015 are as follows:

	Carrying Amount	Gross unrealized Holding Gains	Fair Value
Held-to-maturity:
U.S. Treasury Bills	$81,305,459	$541	$81,306,000

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3 — Significant Accounting Policies, continued

Common Stock Subject to Possible Conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance provided in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at September 30, 2015 and December 31, 2014, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods. Common shares subject to possible redemption of 7,439,153 and 7,563,316 for the three months ended September 30, 2015 and 2014, respectively, and 7,439,153 and 7,563,316 for the nine months ended September 30, 2015 and 2014, respectively, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 8,522,125 shares of the Company’s common stock and (ii) 420,000 shares of common stock and warrants to purchase 420,000 common shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Material estimates include the Company’s estimate of the value of the unit purchase option issued to the underwriter of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 1, 2013, the evaluation was performed for the 2014 and 2013 tax years, which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3 — Significant Accounting Policies, continued

Income Taxes, continued

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or for the nine months ended September 30, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of September 30, 2015 through the date which these financial statements were issued. Based upon the review, except as disclosed in Note 8 — Subsequent Event the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Note 4 — Merger Agreement

On September 6, 2015, Cambridge, Holdco, Ability and the Shareholders entered into the Merger Agreement.

The Merger Agreement provides for (i) the merger of Cambridge with and into Holdco, with Holdco surviving and becoming a new public company and (ii) the subsequent exchange of 100% of the ordinary shares of Ability by the Shareholders for ordinary shares of Holdco. Under the Merger Agreement, the Shareholders will receive their pro rata portion of: (i) 17,173,267 ordinary shares of Holdco; (ii) $18,150,000 in cash; and (iii) an additional number of ordinary shares of Holdco to be issued upon and subject to Ability achieving certain net income targets following the share exchange, as describe below. Of the shares to be issued, 16,693,267 ordinary shares will be issued to the Shareholders (of which 480,000 will be placed in escrow to be used as consideration for the purchase of the joint venture partner) and 480,000 shares will be issued to Migdal Underwriting and Business Initiatives Ltd.

The Shareholders will be entitled to receive additional Holdco shares based on Ability’s achievement of specified net income targets in the fiscal years ending December 31, 2015, 2016, 2017 and 2018. The following table sets forth the net income targets and the number of Holdco shares issuable to the Shareholders upon the achievement of such targets:

Year ending December 31,	Net Income Target	Number of Holdco Shares
2015	$27,000,000	3,600,000
2016	$40,000,000	1,850,000
2017	$60,000,000	2,000,000
2018	$80,000,000	1,000,000

In the event that Holdco fails to satisfy the net income target for any fiscal year but net income for such fiscal year is ninety percent (90%) or more of the net income target for such fiscal year, then Holdco shall issue to the Shareholders, in the aggregate, such number of Holdco shares equal to the product obtained by (x) the number of Holdco shares that would have been issued to the Shareholders had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year. For illustration, if the net Income for the 2015 fiscal year equals $24,300,000, the number of Holdco shares issuable to the Shareholders for the 2015 net income target shall equal 3,240,000 Holdco shares.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 4 — Merger Agreement, continued

In the event that Holdco fails to satisfy the 2015 net income target but satisfies the 2016 net income target, then Holdco shall issue to the Shareholders, in addition to the Holdco shares required to be issued by Holdco as a result of Holdco achieving the 2016 net income target, the Holdco shares relating to the net income target. In addition, (i) if Holdco fails to satisfy the 2015 net income target but net income for such fiscal year is ninety percent (90%) or more of the 2015 net income target and net income for 2016 is a higher percentage of the 2016 net income target, then Holdco shall issue to the Shareholders, in addition to the pro rata Holdco shares required to be issued for the 2016 net income target, such number of Holdco shares for 2015 based on the difference between the percentage of net income for 2016 as compared to the 2016 net income Target and the Net Income for 2015 as compared to the 2015 Net Income target, or (ii) if Holdco fails to satisfy the 2015 net income target and net income for such fiscal year is less than ninety percent (90%) of the 2015 net income target but net income for 2016 is ninety percent (90%) or more of the 2016 net income target, then Holdco shall issue to the Shareholders, in addition to the pro rata of the Holdco shares relating to the 2016 net income target, such number of Holdco shares for 2015 based on the same percentage of net income for 2016 as compared to the 2016 net income target.

Under the Merger Agreement, each of the Shareholders shall have the right, on one occasion during the 90 day period following the second anniversary of the closing of the merger, to put to Holdco all or part of his pro rata portion of 1,173,267 ordinary shares of Holdco he receives in the share exchange for an amount in cash equal to (1) (x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow account as described below. $11,850,000 shall be deposited into an escrow account, referred to as the put option escrow account, by Holdco at closing of the merger to fund the payment of the purchase price for the put if it is exercised.

Ability will declare and pay a dividend to the Shareholders of $11 million prior to the closing of the merger, which dividend shall be paid from the retained earnings of Ability.

Upon the consummation of the transactions described herein, assuming approval of Cambridge stockholders at a special meeting to be called for such purpose, Holdco will be the new public entity and will change its name to a name to be determined by the parties prior to closing.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5 — Public Offering and Private Placement

On December 23, 2013 and December 30, 2013, the Company sold 7,000,000 and 1,050,000 Units, respectively, at an offering price of $10.00 per Unit generating gross proceeds of $70,000,000 and $10,500,000, respectively, in the Offering. Each Unit consisted of one share of common stock of the Company and one Warrant to purchase one share of common stock of the Company (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50 upon the Company’s completion of its initial Business Combination and expiring on December 17, 2018. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $17.50 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, beginning on the 91st day and until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise.

On December 23, 2013 and December 30, 2013, the Company sold 427,500 and 44,625 Private Units, respectively, at an offering price of $10.00 per Private Unit generating gross proceeds of $4,275,000 and $446,250, respectively, in the Private Placement. The Private Units are identical to the Units sold in the Offering except the warrants included in the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, the holders of the Private Units have agreed (A) to vote the shares underlying their Private Units in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of such a Business Combination, (C) not to convert any shares underlying the Private Units into the right to receive cash from the trust account in connection with a stockholder vote to approve an initial Business Combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-Business Combination activity and (D) that the shares underlying the Private Units shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of the Company’s initial Business Combination.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5 — Public Offering and Private Placement, continued

The Sponsors and purchasers of the Private Units are entitled to registration rights with respect to their initial shares and the Private Units purchased in the Private Placement. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units (and underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Sponsors and purchasers of the Private Units have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Pursuant to an agreement with the underwriters of the Offering (the “Underwriting Agreement”), the Company paid 3.25% of the gross proceeds of the Offering or $2,616,250 as underwriting discounts and commissions. The Company has further engaged the representative of the underwriters (“Representative”) as an investment banker to provide the Company with merger and acquisition services in connection with its initial Business Combination. Pursuant to this arrangement, the Representative will, if requested, advise and assist the Company in reviewing potential targets with which the Company may consummate a Business Combination as well as structuring the terms of the Business Combination and negotiating the terms of the letter of intent and/or definitive agreement relating to such Business Combination (but not for purposes of finding and/or locating potential targets for its Business Combination). If requested by the Company, the Representative will participate directly in negotiations, review marketing plans and projections of the target, analyze and advise on the financial implications of the transaction, and arrange meetings with and prepare materials for investors. The Company will pay the Representative a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to $2,415,000 (representing 3.0% of the total gross proceeds raised in the Offering (exclusive of any applicable finders’ fees which might become payable)).In connection with the closing of the Offering, the Company sold to the underwriter and its designees, for $100, unit purchase options to purchase up to a total of 420,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,200,000) commencing on the consummation of a Business Combination. The unit purchase option expires on December 17, 2018. The units issuable upon exercise of these options are identical to the Units sold in the Offering. The holders of the unit purchase options have demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the Public Offering, including securities directly and indirectly issuable upon exercise of the unit purchase option.

The Company has accounted for the fair value of the unit purchase options, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company has determined that the fair value of this unit purchase options was approximately $1,402,485 (or $3.34 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase options was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.68% and (3) expected life of five years. The unit purchase options may be exercised for cash or on a “cashless” basis, at the holders’ option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase options or the Warrants underlying the unit purchase options. The holders of the unit purchase options will not be entitled to exercise the unit purchase options or the Warrants underlying the unit purchase options unless a registration statement covering the securities underlying the unit purchase options is effective or an exemption from registration is available. If the holders are unable to exercise the unit purchase options or underlying Warrants, the unit purchase options or Warrants, as applicable, will expire worthless.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6 — Commitments and Contingencies

Office Space

The Company presently occupies office space provided by an affiliate of the Company’s Chief Executive Officer (the “Affiliate”). Such Affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such Affiliate $10,000 per month for such services commencing on December 17, 2013. During the three and nine months ended September 30, 2015, the Company has accrued $30,000 and $90,000 to the aforementioned Affiliate, which is reflected in the Statement of Operations as Office Expense — Related Party. As of September 30, 2015, the Company included in Accrued Expenses — Related Party $139,199 due to the Affiliate representing the unpaid portion of the administrative fee along with unpaid reimbursable expenses.

Legal Proceedings

On March 24, 2015, the Company, the members of the Company’s board of directors and Parakou were named as defendants in a putative class action and derivative lawsuit captioned Brian Levy v. Cambridge Capital Acquisition Corp., et al., No. 2015 CA 003339. The complaint was filed in the Circuit Court of the 15th Judicial Circuit of Palm Beach County, Florida (the “Action”) by a person identifying himself as a stockholder of Cambridge.

The complaint generally alleged, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the Parakou Mergers. The complaint also alleged that there were various conflicts of interest in the transaction and that such conflicts of interest were not adequately disclosed to stockholders in the definitive proxy statement/prospectus that the Company filed with the SEC on March 27, 2015 (the “Proxy Statement/Prospectus”). The Action sought injunctive relief, damages and reimbursement of costs, among other remedies.

On April 9, 2015, the plaintiff in the Action filed a motion for a preliminary injunction seeking to enjoin temporarily the closing of the Mergers. On April 15, 2015, the circuit judge set a hearing date of April 17, 2015 for an emergency hearing on the motion for preliminary injunction.

The Company, under the advice of legal counsel, believed that the Action was without merit and that no further disclosure was required to supplement the Proxy Statement/Prospectus under applicable laws. However, to eliminate certain burdens, expenses and uncertainties, on April 16, 2015, defendants in the Action entered into a Memorandum of Understanding regarding the settlement of claims asserted in the Action and on April 17, 2015, the plaintiff in the Action filed a notice of withdrawal of its emergency motion for preliminary injunction and unopposed motion to cancel the hearing. Shortly thereafter the Company terminated the Mergers with Parakou and the plaintiff took no further action.

On October 15, 2015, the plaintiff filed an amended complaint against Cambridge, Holdco, the members of Cambridge’s board of directors and Ability.

The amended complaint generally alleges, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the contemplated merger with Ability and that Ability is aiding and abetting the Cambridge board of directors in the alleged breaches of their fiduciary duties. The complaint also alleges that Cambridge was obligated to liquidate on June 23, 2015 and redeem the outstanding public shares from the funds held in the trust fund and that the efforts to violate Cambridge’s amended and restated certificate of incorporation are ultra vires and therefore void acts. The complaint further alleges that Cambridge’s directors have various conflicts of interest in the transaction and that such conflicts of interest are not adequately disclosed to stockholders in the definitive proxy statement/prospectus that the Company filed with the SEC on September 17, 2015 (the “Proxy Statement/Prospectus”). The Action seeks injunctive relief, damages and reimbursement of fees and costs, among other remedies.

The Company believes that it is reasonably possible that the Action could result in a material loss. However, the Company is not able to estimate the amount. At September 30, 2015, no amounts have been accrued on the Company’s condensed consolidated financial statements in connection with this Action.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6 — Commitments and Contingencies, continued

Legal Matters

The Company has engaged a law firm to assist the Company with its legal matters in identifying, negotiating, and consummating a Business Combination as well as assisting with other legal matters. In connection with the engagement, the Company has agreed to pay the law firm $3,000 per month plus additional legal fees not to exceed $100,000 per calendar year. Of this amount, $148,000 has been included in accrued expenses as of September 30, 2015. The Company will also pay the law firm an additional cash fee for its services, contingent upon the consummation of a Business Combination. If a Business Combination does not occur, the Company will not be required to pay this contingent fee. As of September 30, 2015, the Company estimates the amount of this contingent fee to be approximately $700,000. There can be no assurance that the Company will complete the merger with Ability or any other Business Combination.

Promissory Notes

On March 6, 2015, June 8, 2015, August 3, 2015 and August 26, 2015, the Company issued the Notes to Benjamin Gordon to evidence loans of $70,000, $100,000, $100,000 and $80,000, respectively, made by Mr. Gordon to the Company. The Notes bear no interest and the principal balance is due and payable upon the consummation of a Business Combination. Furthermore, at the consummation of a Business Combination, Mr. Gordon has the option to convert any or all of the Notes into additional Private Units of the Company at a rate of $10.00 per Private Unit.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of September 30, 2015, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on December 23, 2013, the Sponsors Shares, consisting of a total of 2,012,500 shares of the Company’s common stock were sold to the Sponsors at a price of approximately $0.01 per share for an aggregate of $25,000. This number included an aggregate of 262,500 shares that would have been subject to forfeiture if the over-allotment option had not been exercised in full by the underwriters. On December 23, 2013, the underwriters exercised their overallotment option and such option was fully closed on December 30, 2013. As a result, no shares remain subject to forfeiture.

At September 30, 2015, 3,095,472 shares of the Company’s common stock were issued and outstanding, excluding 7,439,153 shares subject to possible conversion or tender. At December 31, 2014, 2,997,859 shares of the Company’s common stock were issued and outstanding, excluding 7,536,766 shares subject to possible conversion. The Sponsors Shares were placed into an escrow account maintained by Continental Stock Transfer and Trust Company, acting as escrow agent. Subject to certain limited expectations, these shares will not be transferable during the escrow period. Such shares will be released from escrow on the first anniversary of the closing date of the initial Business Combination, or earlier upon the occurrence of certain events.

Note 8 — Subsequent Event

During November 2015, the Company engaged FBR Capital Markets & Co. (“FBR”) to assist the Company in introducing investors in connection with its Business Combination with Ability. The Company will pay to FBR a fee equal to 3% of the aggregate sales price of shares of the Company’s common stock purchased by new investors introduced by FBR to Cambridge that continue to hold such shares through the closing of the Business Combination (with a minimum fee of $1,000,000).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders of Cambridge Capital Acquisition Corporation

We have audited the accompanying consolidated balance sheet of Cambridge Capital Acquisition Corporation and Subsidiaries (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014 and for the period October 1, 2013 (Inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cambridge Capital Acquisition Corporation and Subsidiaries, as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 and for the period October 1, 2013 (Inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has no present revenue and the Company’s cash and working capital as of December 31, 2014 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 2, 2015

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$47,185	$803,613
Prepaid expenses	2,445	25,300

Total current assets	49,630	828,913
Restricted investments and cash equivalents held in trust account	81,339,095	81,305,000

Total assets	$81,388,725	$82,133,913

Liabilities, Redeemable Common Stock and Stockholders’ Equity
Current Liabilities:
Accrued expenses	139,342	15,000
Accrued Delaware franchise tax	86,529	—
Accrued expenses — related party	9,598	4,667

Total liabilities	235,469	19,667

Commitments
Common stock, subject to possible conversion or tender, 7,536,766 and 7,635,074 shares at conversion value at December 31, 2014 and 2013, respectively	76,153,255	77,114,245

Shareholders’ Equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 40,000,000 shares authorized; 2,997,859 shares issued and outstanding (excluding 7,536,766 shares subject to possible conversion or tender) at December 31, 2014 and 2,899,551 shares issued and outstanding (excluding 7,635,074 shares subject to possible conversion or tender) at December 31, 2013	299	290
Additional paid-in capital	5,922,729	5,008,040
Accumulated deficit	(923,027)	(8,329)

Total stockholders’ equity	5,000,001	5,000,001

Total liabilities, redeemable common stock and stockholders’ equity	$81,388,725	$82,133,913

The accompanying notes are an integral part of these consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (Inception) through December 31, 2013
Formation and operating costs
Legal and professional fees	$331,974	$—
General and administrative expenses	496,861	3,662
Office expense — related party	120,000	4,667

Loss from operations	(948,835)	(8,329)
Interest income	34,137	—

Net loss	$(914,698)	$(8,329)

Weighted average shares outstanding, basic and diluted (1)	2,937,744	1,853,197

Basic and diluted net loss per common share	$(0.31)	$(0.00)

(1)	For the years ended December 31, 2014 and the period October 1, 2013 (inception) through December 31, 2013, weighted average shares outstanding excluded 7,536,766 and 7,635,074, respectively, shares subject to possible conversion or tender.

The accompanying notes are an integral part of these consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity

For The Period October 1, 2013 (Inception) through December 31, 2014

	Common Stock		Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity
	Shares	Amount
Balance — October 1, 2013 (Inception)	—	$—	$—	$—	$—
Common stock issued at approximately $0.01 per share to initial stockholders on October 7, 2013	2,012,500	201	24,799	—	25,000
Sale of 7,000,000 units on December 23, 2013, net of underwriters’ discount and offering costs	7,000,000	700	67,216,775	—	67,217,475
Sale of 427,500 units to Sponsors on December 23, 2013 in Private Placement	427,500	43	4,274,957	—	4,275,000
Sale of unit purchase option on December 23, 2013	—	—	100	—	100
Sale of 1,050,000 units on December 30, 2013	1,050,000	105	10,158,645	—	10,158,750
Sale of 44,625 units on December 30, 2013 in Private Placement	44,625	5	446,245	—	446,250
Net proceeds subject to redemption of 7,635,074 shares at redemption value	(7,635,074)	(764)	(77,113,481)	—	(77,114,245)
Net loss	—	—	—	(8,329)	(8,329)

Balance — December 31, 2013	2,899,551	290	5,008,040	(8,329)	5,000,001
Payment of offering costs	—	—	(46,292)	—	(46,292)
Change in net proceeds subject to possible redemption (1)	98,308	9	960,981	—	960,990
Net loss	—	—	—	(914,698)	(914,698)

Balance, December 31, 2014	2,997,859	$299	$5,922,729	$(923,027)	$5,000,001

(1)	As a result of changes in the Company’s net tangible assets, a total of 7,536,766 and 7,635,074 shares of common stock were subject to possible conversion or tender at December 31, 2014 and 2013, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (Inception) through December 31, 2013
Cash flows from operating activities:
Net loss	$(914,698)	$(8,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on investments held in trust	(34,095)	—
Changes in operating assets and liabilities:
Prepaid expenses	22,855	(25,300)
Accrued expenses	210,871	15,000
Accrued expenses — related party	4,931	4,667

Net cash used in operating activities	(710,136)	(13,962)

Cash flows from investing activities:
Purchases of restricted investments and cash equivalents held in Trust Account	(487,943,697)	(81,305,000)
Proceeds from maturity of restricted investments and cash equivalents held in Trust Account	487,943,697	—

Net cash used in investing activities	—	(81,305,000)

Cash flows from financing activities:
Proceeds from offering, net of offering costs	—	77,376,225
Payment of offering costs	(46,292)	—
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from private placement	—	4,721,250
Proceeds from sale of unit purchase option	—	100

Net cash (used in) provided by financing activities	(46,292)	82,122,575

Net (decrease) increase in cash and cash equivalents	(756,428)	803,613
Cash and cash equivalents — beginning	803,613	—

Cash and cash equivalents — ending	$47,185	$803,613

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern

Organization and Plan of Business Operations

Cambridge Capital Acquisition Corporation (“Cambridge” or the “Company”) was incorporated in Delaware on October 1, 2013 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search for target businesses that operate in the supply chain industry, with an emphasis on target businesses that operate in the traditional transportation and logistics end of the supply chain industry.

On December 1, 2014, the Company formed a wholly-owned subsidiary, Cambridge Holdco, Inc. (“Holdco”), a Marshall Islands corporation and Cambridge Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Holdco and a Marshall Islands corporation. The Company formed Holdco and Merger Sub for the purpose of consummating an initial business combination.

On December 1, 2014, the Company entered into a Business Combination Agreement (the “Merger Agreement”) by and among Holdco, Merger Sub, Parakou Tankers, Inc., a Marshall Islands corporation (“Parakou”), and Mr. Por Liu, the sole shareholder of Parakou. Subject to certain conditions, upon the consummation of the transactions contemplated by the Merger Agreement, (i) Cambridge will be merged with and into Holdco, with Holdco surviving the merger (the “Cambridge Merger”) and (ii) Merger Sub will be merged with and into Parakou, with Parakou surviving the merger and becoming the wholly-owned subsidiary of Holdco (the “Parakou Merger” and, together with the Cambridge Merger, the “Mergers”). See Note 4 — Merger Agreement for a discussion of the Merger Agreement entered into on December 1, 2014.

At December 31, 2014, the Company had not yet commenced any operations. All activity through December 31, 2014 relates to the Company’s formation, the offering described below and the Company’s identification and investigation of prospective target businesses with which to consummate a Business Combination.

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on December 17, 2013. On December 23, 2013, the Company consummated the Public Offering of 7,000,000 units (“Units”) at $10.00 per Unit and received net proceeds of $67,217,475 after payment of underwriters discount of $2,275,000 and offering expenses of $507,525 and simultaneously raised $4,275,000 through the issuance of 427,500 private units (“Private Units”) at $10.00 per unit to the Company’s initial stockholders (collectively, the “Sponsors”) and the underwriters (and/or their respective designees) in a private placement (See Note 4 — Public Offering and Private Placement). Subsequent to December 31, 2013, the Company paid $46,292 in additional offering expenses, for a total amount of offering expenses paid of $553,817.

On December 23, 2013, the underwriters exercised their over-allotment option and on December 30, 2013, the Company consummated the closing of the over-allotment option (the “Overallotment”). The Public Offering and the Overallotment are collectively referred to as the “Offering.” The Company sold 1,050,000 units pursuant to the Overallotment at an offering price of $10.00 per Unit, generating net proceeds of $10,158,750 after payment of underwriters’ discount of $341,250. In a private placement that took place simultaneously with the consummation of the exercise of the over-allotment option, certain of the Sponsors and the underwriters purchased an additional 44,625 Private Units at $10.00 per Private Unit generating gross proceeds of $446,250. The private placements consummated simultaneously with the Offering are collectively referred to as the “Private Placement.”

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect the Mergers or any other Business Combination successfully. The Company’s securities are listed on the Nasdaq Capital Markets (“NASDAQ”). Pursuant to the NASDAQ listing rules, the target business or businesses that the Company acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (defined below) at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern, continued

Organization and Plan of Business Operations, continued

Following the closing of the Overallotment on December 30, 2013, an amount of $81,305,000 (or $10.10 per Unit sold in the Offering), including the proceeds of the Private Placement, was placed in trust (the “Trust Account”) and was subsequently invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in U.S. treasuries until the earlier of the consummation of the initial Business Combination and the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s executive officers have agreed that they will be jointly and severally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, they may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, (1) interest income on the funds held in the Trust Account can be released to the Company to pay its income and other tax obligations and (2) interest income on the funds held in the Trust Account can be released to the Company to pay for its working capital requirements in connection with searching for a Business Combination.

The Company will seek shareholder approval of the Mergers or any other Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. The Company will proceed with the Mergers or any other Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Mergers or any other Business Combination and a majority of the outstanding shares of common stock of the Company voted are voted in favor of the Mergers or any other Business Combination. In connection with any shareholder vote required to approve any Business Combination, the Sponsors agreed (i) to vote any of their respective shares, including the 2,012,500 shares of common stock sold to the Sponsors in connection with the organization of the Company (the “Sponsors’ Shares”), shares of common stock sold to Sponsors in connection with the Private Placement, and any shares of common stock which were initially issued in connection with the Offering, whether acquired in or after the effective date of the Offering, in favor of the initial Business Combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account.

The Company’s amended and restated Certificate of Incorporation provides that the Company will continue in existence only until June 23, 2015 (or December 23, 2015 if the Company has executed a definitive agreement for an initial Business Combination by June 23, 2015, but has not completed the initial Business Combination by June 23, 2015). If the Company has not completed a Business Combination by such date, the Company will, as promptly as possible but not more than ten business days thereafter, redeem from holders of the outstanding shares sold in the Offering (“Public Stockholders”) 100% of such shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate. In the event of a liquidation, the Public Stockholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be $10.10 per share after the closing of the Overallotment, plus any pro rata interest earned on the Trust Account not previously released to the Company). The Company’s Sponsors and purchasers of the Private Units have agreed not to participate in such redemption, except with respect to any shares of common stock which were issued in connection with the Offering.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern, continued

Liquidity and Going Concern

As of December 31, 2014, the Company had $47,185 in its operating bank accounts and $81,339,095 in restricted cash and equivalents held in trust to be used for an initial business combination or to repurchase or convert its common shares. As of December 31, 2014, the Company has not withdrawn from the trust account any interest income for its working capital and tax obligations. As of December 31, 2014, $34,095 of the amount on deposit in the trust account represents interest income, which was available to be withdrawn as described above.

Until consummation of its initial business combination, the Company will be using the funds not held in the trust account, plus the interest earned on the trust account balance (net of income, and other tax obligations) that may be released to the Company to fund its working capital requirements, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

The Company will need to raise additional capital through loans or additional investments from its shareholders, officers, directors, or third parties. None of the shareholders, officers or directors are under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission (“SEC”).

Note 3 — Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cambridge, Holdco, and Merger Sub. All significant intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Restricted Investments and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of December 31, 2014 and 2013, investment securities held in the Trust Account consisted solely of $81,339,095 and $81,305,000 of cash equivalents, respectively.

From time to time, the Company may invest the amounts held in the Trust Account in United States Treasury securities, each with maturities of less than sixty days from the date of purchase. The Company has invested the amounts held in the Trust Account in United States Treasury securities and such securities have matured and were reinvested approximately every sixty days. The Company classifies its United States Treasury securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and are adjusted for the accretion of discounts.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies, continued

Restricted Investments and Cash Equivalents Held in Trust Account, continued

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Common Stock Subject to Possible Conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance provided in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at December 31, 2014 and 2013, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods. Common shares subject to possible redemption of 7,536,766 and 7,635,074 for the years ended December 31, 2014 and 2013, respectively, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 8,522,125 shares of the Company’s common stock and (ii) 420,000 shares of common stock and warrants to purchase 420,000 common shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Material estimates include the Company’s estimate of the value of the unit purchase option issued to the underwriter of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies, continued

Income Taxes, continued

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 1, 2013, the evaluation was performed for the 2014 and 2013 tax years, which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or for the year ended December 31, 2014. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU effective with its Quarterly Report on Form 10-Q filed on August 13, 2014 and its adoption resulted in the removal of previously required development stage disclosures.

The FASB has issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under U.S. GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, U.S. GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies, continued

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2014 through the date which these financial statements were issued. Based upon the review, other than disclosed in Note 9 — “Subsequent Event”, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Note 4 — Merger Agreement

On December 1, 2014, Cambridge entered into the Merger Agreement by and among Cambridge, Holdco, Merger Sub, Parakou and Mr. Por Liu. Subject to certain conditions described therein, upon the consummation of the transactions contemplated by the Merger Agreement, (i) Cambridge will be merged with and into Holdco, with Holdco surviving the Merger and (ii) Merger Sub will be merged with and into Parakou, with Parakou surviving the Merger and becoming the wholly-owned subsidiary of Holdco.

Parakou is a fully integrated industrial shipping company engaged in the seaborne transportation of liquid petroleum products that owns and operates a fleet of modern medium range, or MR, product tankers. As of December 1, 2014, Parakou’s fleet consists of eight 51,000 deadweight ton MR product tankers, which were transferred in July 2014 from Parakou (International) Limited, a Hong Kong based shipping firm founded in 1985. Parakou’s existing fleet is primarily employed under time-charter contracts with terms generally between three and five years and an average remaining charter, as of December 1, 2014, of 1.5 years. Parakou was incorporated under the laws of the Marshall Islands in January 2014 and is headquartered in Singapore with an additional office in New York City.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Mergers (the “Effective Time”), each share of Cambridge common stock, par value $.0001 (“Cambridge Common Stock”), issued and outstanding prior to the Effective Time (other than shares with respect to which conversion rights are properly exercised) will be exchanged for one common share of Holdco, par value $.0001 (“Holdco Common Share”), each Cambridge warrant and purchase option will be deemed to be converted into one Holdco warrant or purchase option, respectively, and Mr. Por Liu will receive 5,800,000 Holdco Common Shares in exchange for all of the common shares of Parakou, par value $0.01. Additionally, Cambridge’s initial stockholders, including certain of its directors and officers, have agreed to cancel an aggregate of 1,012,500 of their shares of Cambridge Common Stock immediately prior to the consummation of the Cambridge Merger. Each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco Common Shares (up to 2,000,000 additional shares for Mr. Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain EBITDA targets (the “Earn Out Targets”), if Holdco achieves certain share price targets (“Share Price Targets”) or Holdco undergoes a Change of Control (as defined in the Merger Agreement), in each case, as set forth in the Merger Agreement.

As a result of the Mergers and subject to the terms and conditions of the Merger Agreement, Holdco is expected to become the public company and will change its name to “Parakou Tankers, Inc.” After the completion of the proposed Mergers, the public stockholders of Cambridge (other than the Cambridge initial stockholders), the Cambridge initial stockholders and Mr. Por Liu are expected to own 52.5%, 9.6% and 37.9%, respectively, of the issued and outstanding Holdco Common Shares, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the Mergers. If the Earn Out Targets or Share Price Targets are fully achieved or Holdco undergoes a Change of Control, the public stockholders of Cambridge (other than the Cambridge initial stockholders), the Cambridge initial stockholders and Mr. Por Liu would own 43.9%, 13.6% and 42.5%, respectively, of the issued and outstanding Holdco Common Shares, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the Mergers.

The closing of the Mergers is subject to approval by the stockholders of Cambridge, holders of no more than 7,536,766 shares (as of December 31, 2014) of the common stock of Cambridge issued in Cambridge’s initial public offering (the “IPO”) exercising their rights to convert their shares into a pro rata share of Cambridge’s trust fund (the “Trust Fund”) in accordance with Cambridge’s charter documents, Cambridge having cash on hand of at least $50,000,000 (if Parakou does not otherwise waive this requirement) after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the Mergers and other customary closing conditions for transactions of this nature.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Merger Agreement, continued

The Mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the Mergers, will hold at least 37.9% of the outstanding common shares of Holdco as the largest minority voting interest holder immediately following the completion of the Mergers. Furthermore, Parakou will have its current officers assuming all corporate and day-to-day management offices of Holdco, including chief executive officer and chief financial officer; Mr. Por Liu, as well as Mr. Yang Jian Guo, Chief Operating Officer of Parakou, will serve on the board of directors of Holdco upon consummation of the Mergers; and Mr. Por Liu will have the right to designate for nomination to the Holdco board up to three directors, depending on his ownership percentage of Holdco common shares at the time of the nomination. Accordingly, Parakou will be deemed to be the accounting acquirer in the Mergers and, consequently, the Mergers will be treated as a recapitalization of Parakou. The assets and liabilities and the historical operations that will be reflected in the Holdco financial statements after consummation of the Mergers will be those of Parakou and will be recorded at the historical cost basis of Parakou. Cambridge’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Parakou upon consummation of the Mergers.

Note 5 — Public Offering and Private Placement

On December 23, 2013 and December 30, 2013, the Company sold 7,000,000 and 1,050,000 Units, respectively, at an offering price of $10.00 per Unit generating gross proceeds of $70,000,000 and $10,500,000, respectively, in the Offering. Each Unit consisted of one share of common stock of the Company and one Warrant to purchase one share of common stock of the Company (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50 upon the Company’s completion of its initial Business Combination and expiring on December 17, 2018. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $17.50 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, beginning on the 91 st day and until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise.

On December 23, 2013 and December 30, 2013, the Company sold 427,500 and 44,625 Units, respectively, at an offering price of $10.00 per Unit generating gross proceeds of $4,275,000 and $446,250, respectively, in the Private Placement. The Private Units are identical to the Units sold in the Offering except the warrants included in the Private Units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, the holders of the Private Units have agreed (A) to vote the shares underlying their Private Units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of such a Business Combination, (C) not to convert any shares underlying the Private Units into the right to receive cash from the trust account in connection with a stockholder vote to approve an initial Business Combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that the shares underlying the Private Units shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of the Company’s initial Business Combination.

The Sponsors and purchasers of the Private Units are entitled to registration rights with respect to their initial shares and the Private Units purchased in the Private Placement. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units (and underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Sponsors and purchasers of the Private Units have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Pursuant to an agreement with the underwriters of the Offering (the “Underwriting Agreement”), the Company paid 3.25% of the gross proceeds of the Offering or $2,616,250 as underwriting discounts and commissions. The Company has further engaged the representative of the underwriters (“Representative”) as an investment banker to provide the Company with merger and acquisition services in connection with its initial Business Combination. Pursuant to this arrangement, the Representative will, if requested, advise and assist the Company in reviewing potential targets with which the Company may consummate a Business Combination as well as structuring the terms of the Business Combination and negotiating the terms of the letter of intent and/or definitive agreement relating to such Business Combination (but not for purposes of finding and/or locating potential targets for its Business Combination). If requested by the Company, the Representative will participate directly in negotiations, review marketing plans and projections of the target, analyze and advise on the financial implications of the transaction, and arrange meetings with and prepare materials for investors . The Company will pay the Representative a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to $2,415,000 (representing 3.0% of the total gross proceeds raised in the Offering (exclusive of any applicable finders’ fees which might become payable)).

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Public Offering and Private Placement, continued

In connection with the closing of the Offering, the Company has sold to the underwriter, for $100, a unit purchase option to purchase up to a total of 420,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,200,000) commencing on the later of the consummation of a Business Combination and December 17, 2014. The unit purchase option expires on December 17, 2018. The units issuable upon exercise of this option are identical to the Units sold in the Offering. The holders of the unit purchase option have demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the Public Offering, including securities directly and indirectly issuable upon exercise of the unit purchase option.

The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company has determined that the fair value of this unit purchase option was approximately $1,402,485 (or $3.34 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.68% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 6 — Commitments and Contingencies

The Company presently occupies office space provided by an affiliate of the Company’s Chief Executive Officer (the “Affiliate”). Such Affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such Affiliate $10,000 per month for such services commencing on December 17, 2013. During the year ended December 31, 2014 the Company has paid $120,000 to the aforementioned Affiliate, which is reflected in the Statement of Operations as Office Expense — Related Party.

The Company has engaged a law firm to assist the Company with its legal matters in identifying, negotiating, and consummating a Business Combination as well as assisting with other legal matters. In connection with the engagement, the Company has agreed to pay the law firm $3,000 per month plus additional legal fees not to exceed $100,000 per calendar year. Upon the consummation of a Business Combination, the Company will pay the law firm an additional cash fee for its services, the amount of which has not yet been determined and for which the Company is not yet able to provide an estimate.

Note 7 — Income Taxes

The Company’s income tax provision (benefit) consists of the following:

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (Inception) through December 31, 2013
Federal
Current	$—	$—
Deferred	(290,224)	(2,935)
State
Current	—	—
Deferred	(30,986)	(313)
Change in Valuation Allowance	321,210	3,248

Income tax provision (benefit)	$—	$—

The Company’s deferred tax assets are as follows:

	As of December 31,
	2014	2013
Net operating loss carry forwards	$324,458	$3,248

Total deferred tax assets	324,458	3,248
Less: Valuation allowance	(324,458)	(3,248)

Deferred tax assets, net of valuation allowance	$—	$—

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Income Taxes, continued

The Company has a net operating loss of approximately $862,920 that expires beginning in 2033. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company may have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at December 31, 2014 and 2013.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company established a valuation allowance of $324,458 and $3,248 as of December 31, 2014 and 2013, respectively, which fully offset the deferred tax assets of $324,458 and $3,248, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate at December 31, 2014 and 2013 is as follows:

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (inception) through December 31, 2013
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State income tax, net of federal benefit	(3.6)%	(5.0)%
Permanent differences:
Meals and entertainment	0.4%	—
Merger and acquisition costs	2.1%	—
Increase in valuation allowance	35.1%	39.0%

Effective income tax rate	—%	—%

Note 8 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2014, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on December 23, 2013, the Sponsors Shares, consisting of a total of 2,012,500 shares of the Company’s common stock were sold to the Sponsors at a price of approximately $0.01 per share for an aggregate of $25,000. This number included an aggregate of 262,500 shares that would have been subject to forfeiture if the over-allotment option had not been exercised in full by the underwriters. On December 23, 2013, the underwriters exercised their overallotment option and such option was fully closed on December 30, 2013. As a result, no shares remain subject to forfeiture.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Equity, continued

Common Stock, continued

At December 31, 2014, 2,997,859 shares of the Company’s common stock were issued and outstanding, excluding 7,536,766 shares subject to possible conversion or tender. At December 31, 2013, 2,899,551 shares of the Company’s common stock were issued and outstanding, excluding 7,635,074 shares subject to possible conversion or tender. The Sponsors Shares were placed into an escrow account maintained by Continental Stock Transfer and Trust Company, acting as escrow agent. Subject to certain limited expectations, these shares will not be transferable during the escrow period. Such shares will be released from escrow on the first anniversary of the closing date of the initial Business Combination, or earlier upon the occurrence of certain events.

Note 9 — Subsequent Event

Notice of Potential Delisting from NASDAQ

On January 2, 2015, the Company received notice from NASDAQ that, as a result of the Company’s failure to hold an annual meeting of stockholders within the timeframe required by NASDAQ listing Rules 5620(a) and 5620(b), NASDAQ had determined to delist the Company’s securities from its NASDAQ listing. NASDAQ Rule 5620(a) requires a listed company to hold an annual meeting of stockholders no later than one year after the end of its fiscal year-end, and NASDAQ Rule 5620(b) requires a listed company to solicit proxies and provide proxy statements for all meetings of stockholders and to provide copies of such proxy solicitation to NASDAQ. NASDAQ’s delisting determinations will not immediately result in the delisting of the Company’s securities.

On February 5, 2015, a hearing was held to appeal NASDAQ’s delisting determination. On February 10, 2015, the Company received notice from NASDAQ that NASDAQ granted the Company’s request for continued listing, assuming that the Company has completed an initial business combination prior to July 1, 2015 and that the Company has demonstrated, on the earlier of July 20, 2015 or 20 days after the completion of an initial business combination, that the company is in compliance with the initial listing standards of NASDAQ. If the Company fails to meet NASDAQ’s requirements, its stock may be delisted from the NASDAQ stock market.

Ability Computer & Software Industries Ltd.

Condensed Consolidated Interim Financial Statements

As of September 30, 2015

Unaudited

Ability Computer & Software Industries Ltd.

Condensed Consolidated Interim Balance Sheets (Unaudited)

	September 30, 2015	December 31, 2014
	(U.S. dollar in thousands)
		Audited
ASSETS
CURRENT ASSETS:
Cash (VIE - $601 thousand, and $856 thousand as of September 30, 2015 and December 31, 2014, respectively)	16,011	10,794
Restricted deposits	1,402	1,402
Accounts receivable (VIE - $597 thousand and $0 thousand as of September 30, 2015 and December 31, 2014, respectively)	7,322	48
Inventory	112	113
Loans to related company	703	709
Due from shareholders	520	—
Other current assets (VIE - $161 thousands and $460 thousand as of September 30, 2015 and December 31, 2014, respectively)	450	632

Total Current Assets	26,520	13,698

NON-CURRENT ASSETS:
Other assets	260	158
Property and equipment, net	690	599

Total Non-Current Assets	950	757

Total Assets	27,470	14,455

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Condensed Consolidated Interim Balance Sheets (Unaudited)

	September 30,	December 31,
	2015	2014
	(U.S. dollar in thousands)
		Audited
LIABILITIES & SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accrued payroll and other compensation related accruals	86	848
Accounts payable and accrued expenses	426	70
Income taxes payable	4,078	310
Deferred income taxes	551	555
Other accounts payable	22	229
Accrued expenses and accounts payable with respect to Projects (VIE - $457 thousand and $182 thousand as of September 30, 2015 and December 31, 2014, respectively)	7,324	3,568
Due to shareholders	—	21
Dividend payables	—	1,163
Progress payments in excess of accumulated costs with respect to Projects (VIE - $0 thousand and $503 thousand as of September 30, 2015 and December 31, 2014, respectively)	1,058	4,956

Total Current Liabilities	13,545	11,720

NON-CURRENT LIABILITIES:
Other long term payables	260	158
Accrued severance pay	155	99

Total Non-Current Liabilities	415	257

Total Liabilities	13,960	11,977
SHAREHOLDERS’ EQUITY:
170,000 ordinary shares authorized, 122,000 of NIS1 ($0.3) par value, issued and outstanding	35	35
Retained earnings (VIE - $902 thousand and $631 thousand as of September 30, 2015and December 31, 2014, respectively)	13,475	2,443

Total Shareholders’ Equity	13,510	2,478

Total Liabilities and Shareholders’ Equity	27,470	14,455

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Condensed Consolidated Interim Statements of Comprehensive Income (Unaudited)

	Nine-month period ended
	September 30, 2015	September 30, 2014
	(U.S. dollar in thousands)
Revenues	51,689	20,680
Cost of revenues	27,609	12,797

Gross profit	24,080	7,883
Sales and marketing expenses	2,420	2,323
General and administrative expenses	1,058	302

Operating income	20,602	5,258
Finance expenses (income), net	42	(75)

Income before income taxes	20,560	5,333
Income taxes	3,277	1,357

Net and comprehensive income	17,283	3,976

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

	Nine-month period ended
	September 30, 2015	September 30, 2014
	(U.S. dollar in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	17,283	3,976

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	76	103
Capital loss	18	—
Changes in operating assets and liabilities:
Restricted deposits	—	403
Accounts receivable	(7,274)	(461)
Inventory	1	8
Deferred taxes	(4)	1,126
Other current assets	182	123
Accrued payroll and other compensation related accruals	(762)	448
Accounts payable and accrued expenses	356	(34)
Income taxes payable	2,536	(85)
Other accounts payable	(219)	(138)
Accrued expenses and accounts payable with respect to Projects	3,756	779
Due from/to shareholders	(541)	52
Progress payments in excess of accumulated costs with respect to Projects	(3,898)	(56)
Accrued severance pay	56	(6)

Total Adjustments	(5,717)	2,262

Net Cash provided by Operating Activities	11,566	6,238

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

	Nine-month period ended
	September 30, 2015	September 30, 2014
	(U.S. dollar in thousands)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(400)	(123)
Proceeds from sale of Property and equipment	215	—
Loans to related company	—	(342)

Net Cash used in Investing Activities	(185)	(465)

CASH FLOWS FROM FINANCING ACTIVITIES:
Income taxes paid on behalf of the shareholders	—	(94)
Dividends paid	(6,164)	(644)

Net Cash Used in Financing Activities	(6,164)	(738)

Net Change In Cash	5,217	5,035
CASH AT BEGINNING OF THE PERIOD	10,794	22

CASH AT END OF THE PERIOD	16,011	5,057

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Nine-month period ended
	September 30, 2015	September 30, 2014
	(U.S. dollar in thousands)
Cash paid:
Interest and banks’ charges	22	24
Income taxes	353	284

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 1 - GENERAL:

a.	Ability Computer & Software Industries Ltd. (the “Company”), a privately held Israeli corporation, incorporated in 1994, together with Ability Security Systems Ltd. (“ASM”) (for the purpose of these consolidated financial statements the “Group”) provide advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. The Group provides innovative tailored solutions, with lean and flexible processes that enable short sale cycles and fast delivery.

Certain solutions in certain countries are subject to the Israeli Control Order of Commodities and Services - 1974, and the Israeli Control Order Regarding the Engagement in Encryption Items -1998 regulated under the Encryptions export Control Department in the Israeli Ministry of Defense (“IMOD”), other solutions sold through ASM are subject to Defense Export Control Law - 2007 regulated under DECA (Defense Export Control Agency in IMOD). ASM is an Israeli corporation registered with DECA as a certified exporter, wholly owned by an Israeli individual, that his other wholly owned Israeli corporation also provides consultation services to the Company and to ASM. The parties (The Company, ASM and the Israeli individual) are interested in a mutually beneficial commercial relationship based on their complementary skills, commercial connections, experience and capabilities in pursuing business opportunities in the field of DECA controlled products, whereby the Company contributes the substantial business efforts while ASM is responsible mainly for the regulated. These activities are governed by a long-term agreement (“JV Agreement”) and can be terminated and/or transferred to the Company full ownership at any time, subject to the Company’s exclusive discretion as detailed in the JV agreement. The Company and its shareholders were significantly involved in the redesign of ASM operations, in such manner that in essence, the operations are conducted in favor of only the Company (ASM has no other activities other than on behalf of the Company). Moreover, According to the JV Agreement, ASM shall negotiate and determine any project terms and sign contracts with the clients - all with a full transparency, coordination and advance consent from the Company, as applicable. Therefore the Company has the power to govern ASM’s operations through its consent provision of any new client which ASM wishes to accept. The Company is entitled to all, but 3% commission (the return that ASM shareholder is entitled to as a service provider) of ASM’s results which are transferred to the Company, and is fully responsible to indemnify ASM for any losses incurred as part of their joint operations (ASM’s shareholder does not have the obligation to absorb its losses) or any negative consequences with respect to the performance of a project.

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 1 - GENERAL (CONT.):

When the activities of ASM commenced (following the JV agreement) it did not have equity at risk (no equity and no subordinated loans). All the equity that ASM has achieved is based on the transactions which involved the Company. There are no restrictions on ASM’s assets. Any required financial guarantees are provided by the Company.

Given the Company’s exposure and rights to the outcome of its operations among other factors described above, the Company concluded that ASM is a variable interest entity (“VIE”) and that the Company is its primary beneficiary. Therefore, the consolidated financial statements include the financial information of the two entities.

On September 6, 2015, Cambridge Capital Acquisition Corporation (“Cambridge”), a public company traded on NASDAQ, Cambridge Holdco Corp., Cambridge’s wholly-owned subsidiary (“Holdco”), the Company and the Company’s shareholders entered into an Agreement and Plan of Reorganization (the “Merger Agreement” or “Merger”).

b.	The Merger Agreement provides for (i) the merger of Cambridge with and into Holdco, with Holdco surviving and becoming a new public company and (ii) the subsequent exchange of 100% of the ordinary shares of the Company by its shareholders for ordinary shares of Holdco. Under the Merger Agreement, the Company’s shareholders will receive their pro rata portion of: (i) 17,173,267 ordinary shares of Holdco; (ii) $18,150,000 in cash; and (iii) an additional number of ordinary shares of Holdco to be issued upon and subject to the Company achieving certain net income targets following the share exchange, as describe below. Of the shares to be issued, 16,693,267 ordinary shares will be issued to the Company’s shareholders (of which 480,000 will be placed in escrow to be used as consideration for the purchase of ASM) and 480,000 shares will be issued to Migdal Underwriting and Business Initiatives Ltd.

The Company’s shareholders will be entitled to receive additional payments of Holdco shares based on the Company achievement of specified net income targets in the fiscal years ending December 31, 2015, 2016, 2017 and 2018.

Under the Merger Agreement, each of the Company’s shareholders shall have the right, on one occasion during the 90 day period following the second anniversary of the closing of the merger, to put to Holdco all or part of his pro rata portion of 1,173,267 ordinary shares of Holdco he receives in the share exchange for an amount in cash equal to (1) (x) the number of shares being put multiplied by (y) $10.10 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 1 - GENERAL (CONT.):

Israel Tax Authority, as generated in the put option escrow account as described below. $11,850,000 shall be deposited into an escrow account, referred to as the put option escrow account, by Holdco at closing of the merger to fund the payment of the purchase price for the put if it is exercised.

The Company will declare and pay a dividend to the Company’s shareholders of $11 million prior to the closing of the merger, which dividend shall be paid from the retained earnings of the Company.

Upon the consummation of the transactions described herein, assuming approval of Cambridge shareholders at a special meeting to be called for such purpose, Holdco will be the new public entity and will change its name to a name to be determined by the parties prior to closing.

The Company may terminate the agreement if Cambridge does not have $40 million available from this trust after giving effect to payments that Cambridge would be required to make to converting shareholders and payments of transaction expenses, and other fees and expenses incurred by both Cambridge and the Company.

The transactions are expected to be consummated in the fourth quarter of 2015 after the required approval by the shareholders of Cambridge and the fulfillment of certain other conditions, all as described herein and in the merger agreement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	The condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Group’s management, the accompanying unaudited condensed consolidated interim financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2015 and the results of operations and cash flows for the periods presented. The results of operations for the periods presented are not necessarily indicative of the operating results for the full respective fiscal years or any future period.

These condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2014 issued on August 20, 2015.

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.):

b.	Principles of consolidation:

As mentioned in note 1, the condensed consolidated interim financial statements include the accounts of the Company and ASM. All intercompany accounts and transactions have been eliminated in consolidation.

c.	Use of estimates:

The preparation of the condensed consolidated interim financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the condensed consolidated interim financial statements and accompanying notes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

d.	Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the ‘exit price’) in an arms’ length transaction between willing market participants at the measurement date. The applicable financial accounting rules establish a hierarchy for inputs used in measuring fair value. The hierarchy is divided into three levels based on the reliability of inputs:

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Group has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active but for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Group’s financial assets and liabilities as of September 30, 2015 and December 31, 2014 are measured based on Level 1 inputs.

e.	Subsequent events:

In connection with the preparation of the condensed consolidated interim financial statements and in accordance with authoritative guidance for subsequent events, the Group evaluated subsequent events after the recent balance sheet date through November 17, 2015, the date on which the condensed consolidated interim financial statements were issued.

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 3 - RELATED PARTIES:

a.	One of the Company’s shareholders owns 100% of Alan Ltd. (“Alan”) which holds a 60% interest in Active Intelligence Labs Ltd. (Israel) (“AIL”). The Company purchased products which are integrated into its innovative tailored solutions aggregated to $420 thousand and $780 thousand from AIL during the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

In 2014 and 2013 the Company granted Alan loans aggregated to $555 thousand and $205 thousand, respectively. The loans bear an annual interest of 3.3% linked to the Israeli consumer price index. The loans will be repaid prior to consummation of the merger described above.

b.	In 2011, the Company declared dividends of 10,760 thousand ($2,833 thousand) New Israeli Shekels (“NIS”) of which 15% income taxes were withheld (the “Net Amount”) and NIS1,140 thousand ($300 thousand) and NIS474 thousand ($125 thousand) paid to the Israeli Tax Authorities in 2013 and 2014, respectively. NIS894 thousand ($197 thousand), NIS1,379 thousand ($231 thousand), NIS2,350 thousand ($817 thousand) and NIS4,523 thousand ($1,163 thousand) of the Net Amount were paid to the shareholders up to 2012, in 2013, 2014 and 2015, respectively.

Additionally, in the second quarter of 2015, the Company declared dividends of NIS23,560 thousand ($6,251 thousand) of which 20% income taxes were withheld and outstanding as of September 30, 2015, while the net amounts were paid to the shareholders.

c.	The Company have no valid employment agreements with its shareholders who also act as the Company’s executive officers.

The executive officers compensations’ related expenses in the nine-month periods ended September 30, 2015 and 2014, amounted to NIS345 thousand ($89 thousand) and NIS303 thousand ($87 thousand), respectively.

Subject to consummation of the Merger as described above, the Company will enter into an employment agreement with its executive officers. Each of the employment agreements will remain in effect unless terminated as described below. Pursuant to each employment agreements, the executive’s gross salary shall be NIS 120,000 ($30,800) per month commencing January 1, 2016. Each executive is also entitled to receive social benefits.

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 3 - RELATED PARTIES (CONT.):

Each employment agreement provides that the executive shall be entitled to receive an annual performance bonus of up to NIS 360,000 ($92,400) based on annual performance goals agreed upon by the Company and the executive. Each employment agreement may be terminated by the Company or the executive upon 120 days prior written notice, in which case, the executive shall be entitled to receive salary and benefits during such 120 days provided and for a period of eight months thereafter. The executive will be entitled to accept new employment after the expiration of such eight month period. In addition, the Company, by resolution of its board of directors, may terminate the employment agreements at any time by written notice with cause (as defined in the employment agreements).

NOTE 4 - PROGRESS PAYMENTS IN EXCESS OF ACCUMULATED COSTS WITH RESPECT TO PROJECTS:

	September 30, 2015	December 31, 2014
	(U.S. dollar in thousands)
	Unaudited	Audited
Advance payments from customers	2,635	15,995
Prepaid expenses	(1,577)	(11,039)

	1,058	4,956

NOTE 5 - OTHER:

a.	Litigation:

i.

The Company, its shareholders and a third party entered into an arbitration process in January 2015, following a claim filed with the Tel Aviv Magistrate Court (“Court”) in October 2014 by the third party against the Company and its shareholders (the “Respondents”), contending for entitlement of receipt of accounts and reserving the right to file a monetary claim. The ground of these legal proceedings is a memo of understanding (“MOU”) signed in 2002 by the shareholders and the third party’s spouse (who passed away in 2013) (the “Spouse”), whereby he transferred $150 thousand to the shareholders to import, market and sell certain products and therefore, as defined in the MOU, he is entitled to 15% of the profits derived from these products. Over the years since 2003 through 2013, the Company on behalf of its shareholders

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 5 - OTHER (CONT.):

a.	Litigation (cont.):

paid the Spouse amounts aggregated to NIS4,512 thousand ($1,187 thousand) which were accounted for as a transaction with shareholders and recorded directly into shareholders’ equity.

In April 2015, a counter claim was submitted by the Respondents to the arbitrator contending that the Spouse received an excess amount of NIS1,213 thousand (305$ thousand) and therefore shall be returned to them.

On October 12, 2015, the third party’s representatives filed a request with the Court to nominate an arbitrator; such a request was scheduled to be discussed at the Court on January 12, 2016.

The Company and its legal counsel are of the opinion that it is impossible to predict the outcome of these legal proceedings as to their preliminary stage and that the Company shall not be part of these legal proceedings as it was not a party to the MOU.

ii.	On October 27, 2015, the Company received a notice alleging that the Company’s GSM interception and decryption systems apparently fall within the claim of an Israeli patent owned by the claimants. The notice demands that the Company cease from any further use of the claimed technology and further manufacture, export, sale or marketing of the alleged infringing products. The notice also demands an accounting of all such products manufactured, exported, sold or otherwise commercialized by the Company and/or any entity on its behalf. In that regards, On November 12, 2015, a lawsuit was submitted to the Lod District Court in Israel by a company and an individual (the “Plaintiffs”), against the Company and its shareholders. The lawsuit amount for registration fee purpose is NIS5 million ($1,285 thousand), however the Plaintiffs did not specify the demanded compensation amount. Furthermore, the Plaintiffs demands to immediately cease the patent infringement as well as to cease from any further use of the claimed technology and further manufacture, export, sale or marketing of the alleged infringing products by the Company and/or its shareholders.

The Company believes the allegations in the notice and the lawsuit are without merit and intends to vigorously defend against them. The Company and its legal counsel are of the opinion that it is impossible to predict the outcome of these legal proceedings as to their preliminary stage.

iii.

On October 15, 2015 the Company was added to a derivative complaint, originally filed by a stockholder of Cambridge against Cambridge, the members of the Cambridge board and others. The complaint generally alleges, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the contemplated merger with the Company and that the

Ability Computer & Software Industries Ltd.

Note to Condensed Consolidated Interim Financial Statements

NOTE 5 - OTHER (CONT.):

a.	Litigation (cont.):

Company is aiding and abetting the Cambridge board of directors in the alleged breaches of their fiduciary duties.

The Action seeks injunctive relief, damages and reimbursement of fees and costs, among other remedies. Further, such action may cause the termination of the Merger as described above.

b.	Income taxes:

Commencing on January 1, 2015, the Company has elected the “Preferred Enterprise” program under the amendment of the Israeli Law for the Encouragement of Capital Investments, 1959, whereby the Company will be subject to 9% corporate income tax rate on its Preferred Income generated at Development Area A and 16% corporate income tax rate on its Preferred Income generated at all other areas.

c.	Other:

During the first quarter of 2015, through an internal investigation conducted by the Company, it was discovered that the Company was a victim of fraud from an outside, unrelated third party. The fraud resulted in an unauthorized outgoing transfer to the third party by the Company in the amount of $462 thousand. While the Company has reported the fraud to the police and to its bank, there can be no assurance that the funds will be recovered. Accordingly, the wire transfer amount has been recorded within general and administrative expense in the statement of comprehensive income for the nine months period ended September 30, 2015.

Ability Computer & Software Industries Ltd.

Consolidated Financial Statements

As of December 31, 2014

Ability Computer & Software Industries Ltd.

Consolidated Financial Statements

As of December 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Ability Computer & Software Industries Ltd.

We have audited the accompanying consolidated balance sheets of Ability Computer & Software Industries Ltd. (the “Company”) and consolidated company (“the Group”) as of December 31, 2014 and 2013 and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2014 and 2013 and its results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

August 20, 2015, except for Note 1, as to which the date is November 17, 2015
Tel Aviv, Israel

/s/ Ziv Haft Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Ability Computer & Software Industries Ltd.

Consolidated Balance sheets

	December 31,
	2014	2013
	(U.S. dollar in thousands)
ASSETS
CURRENT ASSETS:
Cash (VIE - $856 thousand and $0 thousand as of December 31, 2014 and 2013, respectively)	10,794	22
Restricted deposits	1,402	1,100
Accounts receivable	48	209
Inventory	113	127
Loans to related company	709	209
Deferred taxes	—	434
Other current assets (VIE - $460 thousand and $0 thousand as of December 31, 2014 and 2013, respectively)	632	492

Total Current Assets	13,698	2,593

NON-CURRENT ASSETS:
Other assets	158	278
Property and equipment, net	599	602

Total Non-Current Assets	757	880

Total Assets	14,455	3,473

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Consolidated Balance sheets

	December 31,
	2014	2013
	(U.S. dollar in thousands)
LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT):
CURRENT LIABILITIES:
Accrued payroll and other compensation related accruals	848	683
Accounts payable and accrued expenses	70	38
Income taxes payable	310	212
Deferred income taxes	555	—
Other accounts payable	229	162
Accrued expenses and accounts payable with respect to Projects (VIE - $182 thousand and $0 thousand as of December 31, 2014 and 2013, respectively)	3,568	152
Due to shareholders	21	15
Dividend payables	1,163	1,980
Progress payments in excess of accumulated costs with respect to Projects (VIE - $503 thousand and $0 thousand as of December 31, 2014 and 2013, respectively)	4,956	977

Total Current Liabilities	11,720	4,219

NON-CURRENT LIABILITIES:
Other accounts payable	158	278
Accrued severance pay	99	131

Total Non-Current Liabilities	257	409

Total Liabilities	11,977	4,628
SHAREHOLDERS’ EQUITY (DEFICIT)
170,000 ordinary shares authorized, 122,000 of NIS1 ($0.3) par value, issued and outstanding	35	35
Retained earnings (accumulated losses) (VIE - $631 thousand and $0 thousand as of December 31, 2014 and 2013, respectively)	2,443	(1,190)

Total Shareholders’ Equity (Deficit)	2,478	(1,155)

Total Liabilities and Shareholders’ Equity (Deficit)	14,455	3,473

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Consolidated Statements of Comprehensive Income (Loss)

	Year ended December 31,
	2014	2013
	(U.S. dollar in thousands)
Revenues	22,134	5,588
Cost of revenues	14,654	4,455

Gross profit	7,480	1,133
Sales and marketing expenses	2,387	665
General and administrative expenses	469	419

Operating income	4,624	49
Finance expenses (income), net	(269)	371

Income (loss) before income taxes	4,893	(322)
Income taxes expenses (benefit)	1,260	(53)

Net and comprehensive income (loss)	3,633	(269)

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

	Ordinary Shares	Retained earnings (accumulated losses)	Total
	(U.S. dollar in thousands)
Balance as of December 31, 2012	35	(921)	(886)
Net and comprehensive loss		(269)	(269)

Balance as of December 31, 2013	35	(1,190)	(1,155)
Net and comprehensive income		3,633	3,633

Balance as of December 31, 2014	35	2,443	2,478

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2014	2013
	(U.S. dollar in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	3,633	(269)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	128	115
Capital (gain) loss	7	(1)
Changes in operating assets and liabilities:
Restricted deposits	(302)	(704)
Accounts receivable	161	430
Inventory	14	(9)
Deferred taxes	989	(120)
Other current assets	(140)	(190)
Accrued payroll and other compensation related accruals	165	131
Accounts payable and accrued expenses	32	9
Income taxes payable	223	(273)
Other accounts payable	67	127
Accrued expenses and accounts payable with respect to Projects	3,416	(794)
Due to shareholders	6	(126)
Progress payments in excess of accumulated costs with respect to Projects	3,979	2,069
Accrued severance pay	(32)	(34)

Total Adjustments	8,713	630

Net cash provided by operating activities	12,346	361

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2014	2013
	(U.S. dollar in thousands)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(291)	(256)
Proceeds from sale of property and equipment	159	13
Loans to related company	(500)	(209)

Net cash used in investing activities	(632)	(452)

CASH FLOWS FROM FINANCING ACTIVITIES:
Income taxes paid on behalf of the shareholders	(125)	(300)
Dividends paid	(817)	(231)

Net cash used in financing activities	(942)	(531)

Net Change In Cash	10,772	(622)
CASH AT BEGINNING OF THE YEAR	22	644

CASH AT END OF THE YEAR	10,794	22

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year ended December 31,
	2014	2013
	(U.S. dollar in thousands)
Cash paid:
Interest and banks’ charges	30	43
Income taxes	338	776

The accompanying notes are an integral part of the consolidated financial statements.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 1 - GENERAL:

Ability Computer & Software Industries Ltd. (the “Company”), a privately held Israeli corporation, incorporated in 1994, together with Ability Security Systems Ltd. (“ASM”) (for the purpose of these consolidated financial statements the “Group”) provide advanced interception, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide. The Group provides innovative tailored solutions, with lean and flexible processes that enable short sale cycles and fast delivery.

Certain solutions in certain countries are subject to the Israeli Control Order of Commodities and Services - 1974, and the Israeli Control Order Regarding the Engagement in Encryption Items -1998 regulated under the Encryptions export Control Department in the Israeli Ministry of Defense (“IMOD”), other solutions sold through ASM are subject to Defense Export Control Law - 2007 regulated under DECA (Defense Export Control Agency in IMOD). ASM is an Israeli corporation registered with DECA as a certified exporter, wholly owned by an Israeli individual, that his other wholly owned Israeli corporation also provides consultation services to the Company and to ASM. The parties (The Company, ASM and the Israeli individual) are interested in a mutually beneficial commercial relationship based on their complementary skills, commercial connections, experience and capabilities in pursuing business opportunities in the field of DECA controlled products, whereby the Company contributes the substantial business efforts while ASM is responsible mainly for the regulated. These activities are governed by a long-term agreement (“JV Agreement”) and can be terminated and/or transferred to the Company full ownership at any time, subject to the Company’s exclusive discretion as detailed in the JV agreement. The Company and its shareholders were significantly involved in the redesign of ASM operations, in such manner that in essence, the operations are conducted in favor of only the Company (ASM has no other activities other than on behalf of the Company). Moreover, According to the JV Agreement, ASM shall negotiate and determine any project terms and sign contracts with the clients - all with a full transparency, coordination and advance consent from the Company, as applicable. Therefore the Company has the power to govern ASM’s operations through its consent provision of any new client which ASM wishes to accept. The Company is entitled to all, but 3% commission (the return that ASM shareholder is entitled to as a service provider) of ASM’s results which are transferred to the Company, and is fully responsible to indemnify ASM for any losses incurred as part of their joint operations (ASM’s shareholder does not have the obligation to absorb its losses) or any negative consequences with respect to the performance of a project.

When the activities of ASM commenced (following the JV agreement) it did not have equity at risk (no equity and no subordinated loans). All the equity that ASM has achieved is based on the transactions which involved the Company. There are no restrictions on ASM’s assets. Any required financial guarantees are provided by the Company.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 1 – GENERAL (CONT.):

Given the Company’s exposure and rights to the outcome of its operations among other factors described above, the Company concluded that ASM is a variable interest entity (“VIE”) and that the Company is its primary beneficiary. Therefore, the consolidated financial statements include the financial information of the two entities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of presentation:

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all adjustments necessary for the fair presentation of the Group’s financial position, results of operations, changes in shareholders’ equity (deficit) and cash flows for the periods presented.

b.	Principles of consolidation:

As mentioned in note 1, the consolidated financial statements include the accounts of the Company and ASM. All intercompany accounts and transactions have been eliminated in consolidation.

c.	Use of estimates:

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

d.	Foreign currency:

The currency of the primary economic environment in which the operations of the Group is conducted is the U.S. dollar (“Dollar” or “$”); thus, the Dollar is the functional currency of the Group. Therefore, the Company’s transactions and balances denominated in Dollars are presented at their original amounts, while non-Dollar transactions and balances have been re-measured to Dollars and the relating gains and losses are reflected in the statements of comprehensive income (loss) as finance income or expenses, as appropriate.

All amounts are presented in Dollars, unless otherwise indicated, rounded to the nearest thousands.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.):

e.	Revenue recognition:

The Group generates revenues from sales of products, which include hardware, software, integration, training and warranty. The Group sells its products (“Products”) and provides services (“Services”) directly to end users and resellers and also participates as a subcontractor of prime contractors in joint projects and as a prime contractor in projects with resellers (the “Projects”).

Generally, the Group’s offerings contain a significant differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Group is unable to reliably determine what similar competitor products’ selling prices are on a standalone basis.

Accordingly, when a sale arrangement contains multiple elements, the Group allocates revenue to each element based on estimated selling price (“ESP”) as neither vendor-specific objective evidence nor third party evidence are available. ESP is established considering several external and internal factors including, but not limited to, historical sales, pricing practices and geographies in which the Group offers its products. The determination of ESP is judgmental.

Products and Services:

Revenues from sales of Products are recognized when the Group has delivered products to the customer and retained final acceptance, the revenue can be reliably measured and collectability of the receivables is reasonably assured.

Revenues from sales of Services are recognized ratably in the accounting period in which the services are rendered.

Projects:

Revenues from Projects are recognized using the completed-contract method to determine the appropriate amount in a given period, as the Group is unable to produce reasonably dependable estimates due to involvement of many subcontractors and lack of transparency of prime contractors’ progress.

Under the completed-contract method, costs are accumulated on the balance sheet until the contract is complete or substantially complete. Similarly, amounts billed to customers are also deferred until the contract is complete or substantially complete. To the extent that the amount of accumulated costs exceeds the amount of advance (or progress) payments received or billed by the Group, the excess should be reflected on the balance sheet as a current asset, separate from inventory. To the extent that the amount of advance (or progress) payments received or billed by the Group exceeds the amount of accumulated costs, the excess is reflected as a liability on the balance sheet.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.):

e.	Revenue recognition (cont.):

The Group provides a one year warranty for the majority of its products. Based on the Group’s experience the provision is deminimis.

f.	Advertising costs:

Advertising costs are expensed as incurred. In 2014 and 2013, advertising expenses were $7 thousand and $14 thousand, respectively.

g.	Inventory:

Inventories are comprised of finished goods and stated at the lower of cost or market. Cost is determined by the first-in, first-out method. The valuation of the inventory requires making estimates regarding excess or obsolete inventories, including making estimates of the future demand for the Group’s products considering technological developments and other factors.

h.	Related parties:

Related Parties include the Company’s shareholders and entities controlled by them.

i.	Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the ‘exit price’) in an arms’ length transaction between willing market participants at the measurement date. The applicable financial accounting rules establish a hierarchy for inputs used in measuring fair value. The hierarchy is divided into three levels based on the reliability of inputs:

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Group has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active but for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Group’s financial assets and liabilities as of December 31, 2014 and 2013 are measured based on Level 1 inputs.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.):

j.	Property and equipment, net:

Property and equipment are stated at cost less accumulated depreciation. Upon the retirement or disposition of property and equipment, the related costs and accumulated depreciation are removed and any related gain or loss is recorded in the statements of comprehensive income (loss). Repairs and maintenance that do not extend the life or improve an asset are expensed in the periods incurred.

The Group evaluates its property and equipment for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. Should impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s estimated fair value. As of December 31, 2014 and 2013, the Group has not written down any of its property and equipment as a result of impairment.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

	%	Useful life (years)
Vehicles	15	7
Leasehold improvements	10-20	5-10
Office furniture and equipment	7-10	10-14
Computers, electronics and related	15-33	3-7

k.	Income Taxes:

Deferred tax asset and liability accounts’ balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Group accounts for deferred taxes on non-distributed income that are subject to income taxes once distributed and when there is an intent to distribute them.

The Group applies the two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.):

l.	Subsequent events:

In connection with the preparation of the consolidated financial statements and in accordance with authoritative guidance for subsequent events, the Group evaluated subsequent events after the recent balance sheet date through August 20, 2015, the date on which the consolidated financial statements were issued.

NOTE 3 - RESTRICTED DEPOSITS:

The Group is required to provide banks performance guarantees in certain projects secured by deposits.

As of December 31, 2014 and 2013, the Group’s outstanding banks performance guaranties aggregated to $1,402 thousand and $1,100 thousand, respectively.

NOTE 4 - PROPERTY AND EQUIPMENT, NET:

Composition:

	December 31,
	2014	2013
	(U.S. dollar in thousands)
Vehicles	510	501
Leasehold improvements	368	368
Office furniture and equipment	199	199
Computers, electronics and related	94	81

Property and equipment	1,171	1,149
Less: accumulated depreciation	572	547

Property and equipment, net	599	602

NOTE 5 - PROGRESS PAYMENTS IN EXCESS OF ACCUMULATED COSTS WITH RESPECT TO PROJECTS:

	December 31,
	2014	2013
	(U.S. dollar in thousands)
Advance payments from customers	15,995	7,154
Prepaid expenses	(11,039)	(6,177)

	4,956	977

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 6 - RELATED PARTIES:

The Company granted non-interest bearing loans to an entity wholly owned by its shareholder, the loans to be repaid on demand.

In 2011, the Company declared dividends of 10,760 thousand New Israeli Shekels (“NIS”) ($2,833 thousand) of which 15% income taxes were withheld (the “Net Amount”) and NIS1,140 thousand ($300 thousand) and NIS474 thousand ($125 thousand) paid to the Israeli Tax Authority in 2013 and 2014, respectively. NIS894 thousand ($197 thousand), NIS1,379 thousand ($231 thousand), NIS2,350 thousand ($817 thousand) and

NIS4,523 thousand ($1,163 thousand) of the Net Amount were paid to the shareholders up to 2012, in 2013, 2014 and 2015, respectively.

Additionally, in the second quarter of 2015, the Company declared dividends of NIS23,560 thousand ($6,251 thousand) of which 15% income taxes were withheld and outstanding as of June 30, 2015, while the net amounts were paid to the shareholders.

The Company’s shareholders have no employment agreements as of the date of the approval of these consolidated financial statements. Their compensation’s related expenses in 2014 and 2013, amounted to NIS495 thousand ($138 thousand) and NIS547 thousand ($151 thousand), respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES:

Legal proceedings

The Company, its shareholders and a third party entered into an arbitration process in January 2015, following a claim filed with the Tel Aviv Magistrate Court in October 2014 by the third party against the Company and its shareholders (the “Respondents”), contending for entitlement of receipt of accounts and reserving the right to file a monetary claim. The ground of these legal proceedings is a memo of understanding (“MOU”) signed in 2002 by the shareholders and the third party’s spouse (who passed away in 2013) (the “Spouse”), whereby he transferred $150 thousand to the shareholders to import, market and sell certain products and therefore, as defined in the MOU, he is entitled to 15% of the profits derived from these products. Over the years since 2003 through 2013, the Company on behalf of its shareholders paid the Spouse amounts aggregated to NIS4,512 thousand ($1,187 thousand) which were accounted for as a transaction with shareholders and recorded directly into shareholders’ equity.

In April 2015, a counter claim was submitted by the Respondents to the arbitrator contending that the Spouse received an excess amount of NIS1,213 thousand ($305 thousand) and therefore shall be returned to them.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONT.):

The Company and its legal counsel are of the opinion that it is impossible to predict the outcome of these legal proceedings as to their preliminary stage and that the Company shall not be part of these legal proceedings as it was not a party to the MOU.

Lease commitments

The Company has the following lease agreements:

1.	A 5 year lease agreement with respect to an office space expiring on November 30, 2017. The monthly rent is NIS25 thousand ($6 thousand) linked to the Israeli consumer products index.

2.	The Company had an agreement with respect to an office space which was renewed in August 2015 for 12 months, the monthly rent is NIS5 thousand ($1 thousand).

3.	A 17 month lease agreement with respect to a warehouse space expired on June 30, 2015. The monthly rent is NIS2.4 thousand ($1 thousand).

In the 2014 and 2013, the rent expenses amounted to $114 thousand and $109 thousand, respectively.

NOTE 8 - INCOME TAXES:

The Israeli corporate tax rate in 2012 and 2013 is 25% and in 2014 onward is 26.5%.

The Company was granted an ‘approved enterprise’ status for 10 years ended December 31, 2014, under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Encouragement Law”). The tax benefit is a reduced corporate income tax rate on a non-distributed income generated in approved areas (“Approved Income”). Distributed Approved Income is subject to 25% corporate income tax at the Company level and 15% withholding income taxes on the shareholders level.

As of December 31, 2011, upon a tax assessment by the Israeli Tax Authority, all the accumulated Approved Income was distributed as dividends to the shareholders and the applicable income taxes applied. As the Company intends to distribute its Approved Income to its shareholders, a deferred tax liability is recorded on the non-distributed Approved Income as generated, on the difference of the reduced corporate income tax rate applied and 25%, as well as related deferred income taxes expenses.

The Company has final tax assessments for the years up to 2011 inclusive.

Commencing on January 1, 2015, the Company has elected the “Preferred Enterprise” program under the amendment of the Encouragement Law, whereby the Company will be subject to 9% corporate income tax rate on its Preferred Income generated at Development Area A and 16% corporate income tax rate on its Preferred Income generated at all other areas.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 8 - INCOME TAXES (CONT.):

The income taxes expenses (benefit) consisted of the following:

	For the year ended December 31,
	2014	2013
	(U.S. dollar in thousands)
Current	95	—
Deferred	1,165	(53)

	1,260	(53)

Deferred income taxes liability as of December 31, 2014 is with respect to accumulated non-distributed Approved Income and deferred income taxes asset as of December 31, 2013 is with respect to carry forward net operating losses.

A reconciliation between the theoretical income tax, assuming all income is taxed at the Israeli corporate tax rate, and the actual income taxes expenses (benefit) as reported in the consolidated statements of comprehensive income (loss) is as follows:

	For the year ended December 31,
	2014	2013
	(U.S. dollar in thousands)
Income (loss) before income taxes	4,893	(322)

Israeli corporate income tax rate	26.5%	25%
Theoretical income tax expenses	1,296	(80)
Other, net	(36)	27

Income taxes expenses (benefit)	1,260	(53)

NOTE 9 - CONCENTRATION RISK:

Major customers and vendors are defined as ones from whom the Group derives at least 10% of its revenues and cost of revenues, respectively.

During 2014 and 2013, the revenues from major customers aggregated to 83% (three customers) and 80% (two customers) from the total consolidated revenues, respectively.

During 2014 and 2013, the cost of revenues from major vendors aggregated to 74% (three vendors) and 51% (two vendors) from the total consolidated cost of revenues, respectively.

Ability Computer & Software Industries Ltd.

Notes to Consolidated Financial Statements

NOTE 10 - SUBSEQUENT EVENT:

On June 29, 2015 the Company signed a non-binding letter of intent (“LOI”) with Cambridge Capital Acquisition Corporation (“CAMB”), a public company traded on NASDAQ for a merger, on a cash free debt free basis of the Company, whereby the Company’s shareholders would receive cash, newly-issued shares of CAMB as well additional shares based on the Company’s results in consideration for their shares in the Company.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CAMBRIDGE CAPITAL ACQUISITION CORPORATION,

CAMBRIDGE HOLDCO CORP.,

ABILITY COMPUTER & SOFTWARE INDUSTRIES LTD.

AND

THE SECURITYHOLDERS OF ABILITY COMPUTER & SOFTWARE INDUSTRIES LTD.

DATED AS OF SEPTEMBER 6, 2015

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 6, 2015, by and among Cambridge Capital Acquisition Corporation, a Delaware corporation (“Cambridge”), Cambridge Holdco Corp., a Cayman Islands company and wholly-owned subsidiary of Cambridge (“Holdco”), Ability Computer & Software Industries Ltd., an Israeli company (“Company”), and each of the persons or entities listed under the caption “Signing Securityholders” on the signature page hereof for the limited purpose of the sections of this Agreement (as defined below) identified on such page, such persons being the holders of all of the outstanding capital stock of the Company (each a “Stockholder” and collectively the “Stockholders”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Cambridge Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Companies Law (2013 Revision) of the Cayman Islands as amended from time to time (the “Cayman Companies Law”) and the Companies Law 5759-1999 of Israel (the “Israeli Companies Law”) and other applicable law (collectively, the “Applicable Law”), Cambridge and the Company intend to enter into a business combination transaction by means of (i) a merger of Cambridge with and into Holdco, with Holdco surviving the merger and becoming the public company (the “Redomestication Merger”) and (ii) immediately following the Redomestication Merger, an exchange of 100% of the ordinary shares of the Company (the “Company Common Shares”) by the Stockholders for ordinary shares of Holdco, including the right to receive certain contingent shares, and cash as provided herein (the “Share Exchange” and, together with the Redomestication Merger, the “Transactions”).

B. The board of directors of each of Cambridge (including any committee or subgroup thereof, the “Cambridge Board”), Holdco (including any committee or subgroup thereof, the “Holdco Board”) and the Company (including any committee or subgroup thereof, the “Company Board”) has determined that the Transactions are fair to, and in the best interests of, its respective company and securityholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I.

THE MERGER

1.1. The Merger and Share Exchange. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Applicable Law:

(a) Cambridge shall be merged with and into Holdco, the separate existence of Cambridge shall cease and Holdco shall continue as the surviving corporation in the Redomestication Merger (the “Surviving Pubco”); and

(b) Immediately following the consummation of the Redomestication Merger, all of the outstanding shares of the Company shall be exchanged for ordinary shares of Holdco, including the right to receive certain contingent shares as provided for in Section 1.13 hereof, and cash as provided herein, and the Company shall become a wholly owned subsidiary of Surviving Pubco.

1.2. Effective Time; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause (i) a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (ii) a plan of merger (the “Plan of Merger” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”) to be filed with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Companies Law (the time of such filing, or such later time as may be agreed in writing by the Company and Cambridge and specified in the Plan of Merger being the “Effective Time”) and (iii) the consummation of the Share Exchange as provided herein. The consummation of each of the Redomestication Merger and Share Exchange is conditioned upon the consummation of the other. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Cambridge, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3. Effect of the Transactions. At the Effective Time, the effect of the Transactions shall be as provided in this Agreement and the provisions of the Applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the issued and outstanding securities of Cambridge shall be automatically converted into securities of Surviving Pubco as provided herein, (ii) all the property, rights, privileges, powers and franchises of Cambridge shall vest in Surviving Pubco and all debts, liabilities and duties of Cambridge shall become the debts, liabilities and duties of Surviving Pubco and (iii) the Company shall continue its existence as a wholly owned subsidiary of Surviving Pubco.

1.4. Governing Documents. At the Effective Time:

(a) the constitutional documents of Holdco shall be amended and restated by adoption of the Memorandum and Articles of Association in the form to be reasonably agreed between the Company and Cambridge and as required to reflect the terms of this Agreement prior to Closing and shall become the constitutional documents of the Surviving Pubco;

(b) the charter documents of the Company shall be amended and restated in the form of Exhibit A.

1.5. Conversion of Securities.

(a) Subject to the terms and conditions of this Agreement, and as more particularly set out in the Plan of Merger, the following shall occur in the Redomestication Merger:

(i) Each share of common stock, par value $0.0001 per share, of Cambridge issued and outstanding immediately prior to the Effective Time (“Cambridge Common Stock”), including those contained in units of Cambridge (“Cambridge Units”) consisting of one share of Cambridge Common Stock and one warrant to purchase one share of Cambridge Common Stock (“Cambridge Warrants”), will be automatically converted (subject to Section 1.5(c)) into one ordinary share of Surviving Pubco (“Surviving Pubco Shares”) and the holders thereof shall cease to have any further rights as holders of Cambridge Common Stock. Each certificate that evidenced Cambridge Common Stock immediately prior to the Redomestication Merger (“Cambridge Common Certificate”) shall entitle the holder to the applicable number of Surviving Pubco Shares into which the Cambridge Common Stock is convertible according to this Section 1.5(a)(i); provided, however, that each Cambridge Common Certificate owned by holders who have validly elected to receive a portion of the proceeds held in Cambridge’s Trust Fund (as defined in Section 3.26 hereof) shall entitle the holder thereof to receive only such portion of the Trust Fund as provided for in Cambridge’s Charter Documents (as defined below).

(ii) Each Cambridge Warrant, including those contained in the Cambridge Units, issued and outstanding immediately prior to the Effective Time shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted and to represent a warrant (“Surviving Pubco Warrant”) to purchase one Surviving Pubco Share on the same terms existing under the Cambridge Warrants immediately prior to the Effective Time. Immediately following the Redomestication Merger, each certificate that evidenced Cambridge Warrants immediately prior to the Redomestication Merger (“Cambridge Warrant Certificate” and together with the Cambridge Common Certificates, the “Cambridge Certificates”) shall represent the applicable number of Surviving Pubco Warrants into which the Cambridge Warrants represented thereby have been converted.

(iii) Each unit purchase option of Cambridge (“Cambridge UPOs” and together with the Cambridge Common Stock and Cambridge Warrants, the “Cambridge Securities”) issued and outstanding immediately prior to the Effective Time shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted and to represent a unit purchase option (“Surviving Pubco UPOs” and together with the Surviving Pubco Shares and Surviving Pubco Warrants, the “Surviving Pubco Securities”) to purchase units of Surviving Pubco on the same terms existing under the Cambridge UPOs immediately prior to the Effective Time. Immediately following the Redomestication Merger, each certificate that evidenced Cambridge UPOs immediately prior to the Redomestication Merger (“Cambridge UPO Certificate”) shall represent the applicable number of Surviving Pubco UPOs into which the Cambridge UPOs represented thereby have been converted

(iv) Each share of Cambridge Common Stock and each Cambridge Warrant held by Cambridge or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(v) Certificates representing the Surviving Pubco Shares and Surviving Pubco Warrants issuable pursuant to Sections 1.5(a)(i) and 1.5(a)(ii) shall be issued to the holders of Cambridge Certificates upon surrender of the applicable Cambridge Certificates in the manner provided in Section 1.5(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(b) Exchange Procedures.

(i) Prior to the Effective Time, Surviving Pubco shall appoint Continental Stock Transfer & Trust Company (“Continental”), as agent (the “Exchange Agent”), for the purpose of exchanging Cambridge Securities for Surviving Pubco Securities. Upon surrender of the Cambridge Certificates and delivery of a duly executed letter of transmittal to the Exchange Agent, the holders of such Cambridge Certificates shall be registered in the register of members of Surviving Pubco and shall receive in exchange therefor certificates representing Surviving Pubco Securities (“Surviving Pubco Certificates”) into which their Cambridge Securities shall be converted at the Effective Time and the Cambridge Certificates so surrendered shall forthwith be canceled. Surviving Pubco shall make available to the Exchange Agent, as necessary, Surviving Pubco Certificates to be issued in respect of the Cambridge Certificates surrendered. Until so surrendered, outstanding Cambridge Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the shares in Surviving Pubco to which the holder thereof is entitled pursuant to Sections 1.5(a).

(ii) If certificates representing Surviving Pubco Shares are to be held in a name other than that in which the Cambridge Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Cambridge Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by an instrument of transfer that is reasonably satisfactory to the Company and that the persons requesting such exchange will have paid to Surviving Pubco, or any agent designated by it, any transfer or other taxes required by reason of the issuance of certificates representing shares of Surviving Pubco in any name other than that of the registered holder of the Cambridge Certificates surrendered, or established to the satisfaction of Surviving Pubco or any agent designated by it that such tax has been paid or is not payable.

(c) Fractional Shares. Fractions of a Holdco Share may be issued as necessary by virtue of the Transactions.

(d) Adjustments to Exchange Ratios. The number of Surviving Pubco Shares that the Stockholders and the holders of Cambridge Securities are entitled to receive as a result of the Transactions shall be equitably adjusted to reflect appropriately the effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cambridge Common Stock or Company Common Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Cambridge Common Stock or Company Common Shares occurring on or after the date hereof and prior to the Effective Time (provided there shall not be any adjustment with respect to the Company Dividend (as defined in Section 5.25)), and (ii) any breach or inaccuracy of either Section 2.3 or 3.3.

1.6. Share Exchange.

(a) Exchange. All of the Company Common Shares issued and outstanding immediately prior to the Effective Time shall be exchanged at the Effective Time into the right of the holders thereof to receive (collectively, the “Exchange Consideration”) an aggregate of:

(i) $18,150,000 in cash (the “Cash Consideration”),

(ii) 17,173,267 Surviving Pubco Shares (the “Closing Date Share Consideration” and, together with the Cash Consideration, the “Total Closing Date Consideration”), and

(iii) the Net Income Shares (as defined in Section 1.13) in accordance with Section 1.13.

The Exchange Consideration will be issued to the Stockholders as set forth on Schedule 1.6 pro rata with their ownership of Company Common Shares, subject to the issuance of a portion thereof to those Persons and in those amounts set forth on Schedule 1.6 (each such portion, a “Pro Rata Portion”).

(b) Share Exchange Steps. On the Closing Date, the Share Exchange shall occur in two separate steps:

(i) the first step is an exchange of 9.473% of the Company Common Shares in exchange for the Cash Consideration, subject to Section 1.6(c); and

(ii) the second step, immediately following the first step, is an exchange of the remaining 90.527% of the Company Common Shares in exchange for the Closing Date Share Consideration.

(c) Cash Consideration; Put Options.

(i) The Cash Consideration equal to $18,150,000 shall be distributed to the Stockholders at Closing, pro rata with their ownership of Company Common Shares (subject to the issuance of a portion thereof to those Persons and in those percentages set forth on Schedule 1.6).

(ii) At Closing, an amount of cash equal to $11,850,000 (the “Put Option Escrow Cash”) shall be deposited by Surviving Pubco in escrow in accordance with the escrow agreement (the “Put Option Escrow Agreement”) prescribed in Schedule 5.31 hereto (the “Put Option Escrow Account”).

(iii) Each Stockholder (each, a “Put Option Holder”) shall have the right to put (each, a “Put Option” and collectively, the “Put Options”) to the Surviving Pubco of his Pro Rata Portion of up to 1,173,267 Surviving Pubco Shares comprising a portion of the Closing Date Share Consideration (the “Put Shares”) for an amount in cash equal to (x) the number of Put Shares subject to such exercise, multiplied by (y) $10.10 per Put Share, plus (z) his Pro Rata Portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority (the “ITA”), generated in the Put Option Escrow, as specifically set forth on Schedule 1.6. The Put Option may be exercised by each Put Option Holder, in whole or in part, on one occasion by giving written notice to the Surviving Pubco at its principal executive office, together with the delivery of the Put Shares covered by the Put Option, at any time during the sixty (60) day period immediately following the two (2) year anniversary of the end of the full fiscal year in which Closing occurs (the “Put Option Exercise Period”). Any exercise of a Put Option with respect to issued Surviving Pubco Shares shall take effect as a repurchase as a matter of Cayman Islands law. Each Put Option Holder’s written notice shall be signed by such Put Option Holder and shall state the number of Put Shares with respect to which the Put Option is being exercised. If the Put Option is exercised by a Put Option Holder during the Put Option Exercise Period for a number of Put Shares that results in an amount of cash in the Put Option Escrow Account that is less than his or its Pro Rata Portion of the total Put Option Escrow Cash, then his or its Pro Rata Portion of the Put Option Escrow Cash remaining in the Put Option Escrow Account following distribution of such lesser amount of cash to such Put Option Holder (or any Permitted Put Option Transferee (as defined below)) with respect to the Put Shares exercised by such Put Option

Holder shall be distributed to the Surviving Pubco. Notwithstanding the foregoing, subject to the Lock-up Agreements, nothing herein shall restrict any Put Option Holder (or any Permitted Put Option Transferee (as defined below)) from selling any Put Shares if the Put Option Holder provides at least three (3) trading days prior written notice of any such sale (the “Notice Period”) stating the number of Put Shares to be sold (a “Proposed Sale Notice”), the Put Option Holder may sell all or a portion of the Put Shares identified in the Proposed Sale Notice during the three (3) trading days following the expiration of the Notice Period (the “Permitted Sale Period”) and the Put Option Holder shall provide written notice of the number of such Put Shares that were sold by the end of the trading day following the expiration of the Permitted Sale Period (the “Final Sale Notice”). Notwithstanding the foregoing, during the Put Option Escrow Period, no Put Option Holder may encumber or otherwise subject the Put Shares applicable to him to any Lien.

(iv) For purposes hereof, (A) “Permitted Put Option Transferee” means (x) a beneficiary, “family member” (where a “family member” means any relationship by blood, marriage or adoption, including spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse) or trusts, family limited partnerships and similar entities primarily for the benefit of the Put Option Holder or the Put Option Holder’s family members or (y) an Affiliate of the Put Option Holder or any investment fund or entity controlled or managed by the Put Option Holder, including, if the Put Option Holder is a corporation, partnership, limited liability company or other business entity, a distribution of securities to limited or general partners, members, shareholders or other equity holders of the Put Option Holder; provided, however, that in each and any such event it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Put Option subject to the provisions of this Agreement applicable to the Put Option, and (B) “Put Option Escrow Period” means the period through the two (2) year anniversary of the end of the full fiscal year in which the Closing occurs.

(v) If any Put Option is exercised, the purchase of the Put Shares covered by same and payment therefor shall be consummated within ten business days of such exercise and the applicable Put Holders and the Surviving Pubco shall cooperate in the prompt consummation of same; provided that, prior to the release and payment of any Put Option Escrow Cash to an exercising Put Option Holder, such Put Option Holder shall provide a representation to Surviving Pubco that the Put Shares subject to such Put Option exercise are free and clear of all Liens.

(d) Surrender of Company Certificates. Subject to Section 1.10 and Schedule 1.6, the Exchange Consideration shall be paid and issued to the holders of certificates representing the Company Common Shares (the “Company Certificates”) upon surrender of their respective Company Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8, or in the case of an uncertificated share, by delivery of a copy of the register of members of the Company indicating such holder as entitled to the shares). After the Effective Time, each outstanding Company Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable portion of the Exchange Consideration in accordance with the provisions of this Article I.

(e) United States Tax Characterizations. With respect to the holders of Cambridge Securities, it is the intention of the parties hereto that (a) the Redomestication Merger shall be properly treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and (b) that the Redomestication Merger and the Share Exchange shall otherwise be treated as integrated transactions for United States income tax purposes for such holders.

(f) Israeli Tax Matters

(i) Withholding of Tax. All payments to the Stockholders under this agreement shall be subject to withholding of taxes under the laws of the State of Israel. Surviving Pubco and the escrow agent appointed for the purposes of subsection (c) of this Section 1.6(f) shall be entitled to withhold Israeli tax from the payments hereunder at the maximum rate provided for under the Israeli Income Tax Ordinance and the regulations promulgated thereunder. Notwithstanding the foregoing sentence, in the event that any of the Stockholders shall timely provide the payor with a valid certificate issued by the Israeli Tax Authority for the exemption from withholding tax or for the withholding of tax at a lesser percentage or amount provided under the law, the provisions of the said tax certificate shall prevail. Any amount withheld and paid over to the Israeli Tax Authority shall be deemed paid on account of the respective amount payable under this Agreement.

(ii) Tax Pre-Ruling. The Company and the Stockholders shall be entitled to apply to the Israeli Tax Authority for rulings regulating the transactions contemplated hereunder for Israeli tax purposes. The language of any such application shall require the prior written consent of Cambridge only with respect to limitations in the rulings that relate to Surviving Pubco stockholders which are not the Stockholders or with respect to Surviving Pubco itself, which consent shall not be unreasonably withheld.

1.7. No Distributions Until Surrender of Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Surviving Pubco Shares with a record date after the Closing Date will be paid to the holders of any unsurrendered Cambridge Certificates or Company Certificates with respect to the Surviving Pubco Shares to be issued upon surrender thereof until the holders of record of such Cambridge Certificates or Company Certificates shall surrender such Cambridge Certificates or Company Certificates. Subject to Applicable Law, following surrender of any such Cambridge Certificates or Company Certificates with a properly completed letter of transmittal, Surviving Pubco shall register the record holder thereof in the register of members of Surviving Pubco and shall deliver to the record holders thereof, without interest, the Surviving Pubco Certificates representing Surviving Pubco Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such Surviving Pubco Shares. For the avoidance of doubt, this Section 1.7 does not affect the distribution of the cash dividend as set forth in Section 5.27.

1.8. Lost, Stolen or Destroyed Certificates. In the event that any Cambridge Certificates or Company Certificates shall have been lost, stolen or destroyed, Surviving Pubco shall issue in exchange for such lost, stolen or destroyed Cambridge Certificates or Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Surviving Pubco Shares that the shares of Cambridge Common Stock, Cambridge Warrants, Company Common Shares formerly represented by such Cambridge Certificates or Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that as a condition precedent to the issuance of such certificates representing Surviving Pubco Shares and other distributions, the owner of such lost, stolen or destroyed Cambridge Certificates or Company Certificates shall indemnify Surviving Pubco against any claim that may be made against Surviving Pubco with respect to the Cambridge Certificates or Company Certificates alleged to have been lost, stolen or destroyed.

1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the then current officers and directors of Cambridge and Surviving Pubco and the officers and directors of the Company shall take all such lawful and necessary action.

1.10. Continental Escrow. As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, a portion of the Closing Date Share Consideration (the “Escrow Shares”) having an aggregate value (based on $10.10 per share) equal to five percent (5%) of the Total Closing Date Consideration shall be deposited in escrow (the “Escrow Account”), which escrow amount deposited shall be allocated among the Stockholders in the same proportion as their proportionate share of the total Company Common Shares immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing as prescribed in Schedule 5.31 with Continental Stock Trust and Transfer serving as escrow agent (“Continental Escrow Agent”), substantially in the form of Exhibit C hereto (the “Continental Escrow Agreement”). On the first anniversary of the Closing Date (the “Basic Indemnity Escrow Termination Date”), the Continental Escrow Agent shall release fifty percent (50%) of the original number of Escrow Shares to the Stockholders, less any of such shares applied in satisfaction of a claim for indemnification pursuant to Article VIII and any of such shares related to a claim that is then unresolved in the same proportions as originally deposited into escrow. The remaining Escrow Shares (the “Additional Indemnity Shares”) shall be available for indemnification only with respect to Additional Indemnification Claims (each as hereinafter defined). On the earlier of (x) the eighteen (18) month anniversary of the Closing Date, and (y) the thirtieth (30th) day following the filing by Surviving Pubco of its Annual Report on Form 10-K for the year ending December 31, 2016 with the SEC (the “Additional Indemnity Escrow Termination Date”), the Continental Escrow Agent shall deliver the Additional Indemnity Shares, less any of such shares applied in satisfaction of an Additional Indemnification Claim and any of such shares related to an Additional Indemnification Claim that is then unresolved, to each recipient in the same proportions as initially deposited in escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. “Additional Indemnification Claim” means a claim for indemnification pursuant to Article VII.

1.11. Representatives.

(a) Cambridge hereby appoints Benjamin Gordon as the representative for Surviving Pubco immediately prior to the Effective Time (the “Cambridge Representative”) to take actions and make decisions required or permitted to be taken or made by the Cambridge Representative following the Closing pursuant to this Agreement or the Continental Escrow Agreement. Should the Cambridge Representative resign or be unable to serve, a new Cambridge Representative shall be selected by majority vote of those Persons who served on the Cambridge Board immediately prior to the Effective Time. The Cambridge Representative shall not be liable to any Person (including Surviving Pubco or recipients of Surviving Pubco Shares) for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Cambridge Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Cambridge Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Surviving Pubco is hereby relieved from any liability to any person for any acts done by Cambridge Representative and any acts done by Surviving Pubco in accordance with any such decision, act, consent or instruction of the Cambridge Representative. Surviving Pubco and each of its Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Cambridge Representative without independent investigation.

(b) The Stockholders hereby appoint Anatoly Hurgin as their representative (the “Ability Representative”) to take actions and make decisions required or permitted to be taken or made by the Ability Representative following the Closing pursuant to this Agreement or the Continental Escrow Agreement. Should the Ability Representative resign or be unable to serve, a new Ability Representative shall be selected by majority vote of the remaining members of the Company Board who served thereon immediately prior to the Effective Time. The Ability Representative shall not be liable to any Person (including Surviving Pubco or recipients of Surviving Pubco Shares) for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Ability Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Ability Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Surviving Pubco is hereby relieved from any liability to any person for any acts done by Ability Representative and any acts done by Surviving Pubco in accordance with any such decision, act, consent or instruction of the Ability Representative. Surviving Pubco and each of its Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Ability Representative without independent investigation.

1.12. Stockholder Matters.

(a) By its execution of this Agreement, each Stockholder, in its capacity as a stockholder of the Company, hereby approves this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Transactions and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of the Stockholders for purposes of the Israeli Companies Act (“Written Consent”).

(b) Each Stockholder, for himself only (it being understood that each Stockholder makes the representations contained in this Section 1.12(b) only with respect to himself and not with respect to any other Stockholder), represents and warrants as follows:

(i) such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder and, to consummate the transactions contemplated hereby;

(ii) this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii) all Surviving Pubco Shares to be acquired by such Stockholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof;

(iv) he understands that he must bear the economic risk of the investment in the Surviving Pubco Shares, which cannot be sold by him unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom is available thereunder;

(v) he has had both the opportunity to ask questions and receive answers from the officers and directors of Cambridge and all persons acting on Cambridge’s behalf concerning the business and operations of Cambridge and to obtain any additional information to the extent Cambridge possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(vi) he has had access to the Cambridge SEC Reports (as defined in Section 3.7 hereof) filed prior to the date of this Agreement;

(vii) that his execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), including without limitation to the Israeli Ministry of Defense and/or any agency thereof and/or under any Israeli national security legislation, including, without limitation, the Security Corporations Act (Protection of Security Interests) – 2006, the Defense Export Control Law – 2007 and the Control of Commodities and Services Order (Engagement in Encryption Means) – 1974, except (1) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on the Company or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(viii) he is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;

(ix) he is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3);

(x) he understands that the certificates representing Surviving Pubco Shares to be received by it may bear legends to the effect that the Surviving Pubco Shares may not be transferred except upon compliance with (1) the registration requirements of the Securities Act (or an exemption therefrom) and (2) the provisions of this Agreement; and

(xi) he owns the Company Common Shares as listed on Schedule 2.3(a) as being owned by him free and clear of all Liens and has not granted to any other Person any options or other rights to buy such securities, nor has he granted any interest in such securities to any Person of any nature.

1.13. Net Income Shares.

(a) If, for the fiscal year of Surviving Pubco ending December 31, 2015, Surviving Pubco has Net Income equal to or greater than $27,000,000 (the “2015 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 3,600,000 Surviving Pubco Shares (the “2015 Net Income Shares”).

(b) If, for the fiscal year of Surviving Pubco ending December 31, 2016, Surviving Pubco has Net Income equal to or greater than $40,000,000 (the “2016 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 1,850,000 Surviving Pubco Shares (the “2016 Net Income Shares”).

(c) If, for the fiscal year of Surviving Pubco ending December 31, 2017, Surviving Pubco has Net Income equal to or greater than $60,000,000 (the “2017 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 2,000,000 Surviving Pubco Shares (the “2017 Net Income Shares”).

(d) If, for the fiscal year of Surviving Pubco ending December 31, 2018, Surviving Pubco has Net Income equal to or greater than $80,000,000 (the “2018 Net Income Target”), Surviving Pubco shall issue to the Stockholders, in the aggregate, 1,000,000 Surviving Pubco Shares (the “2018 Net Income Shares”).

(e) In the event that Surviving Pubco fails to satisfy the Net Income Target for any fiscal year but Net Income for such fiscal year is ninety percent (90%) or more of the Net Income Target for such fiscal year, then Surviving Pubco shall issue to the Stockholders, in the aggregate, such number of Surviving Pubco Shares equal to the product obtained by (x) the Net Income Shares that would have been issued to the Stockholders had the Net Income Target been achieved multiplied by (y) the quotient obtained by (A) the Net Income for such fiscal year divided by (B) the Net Income Target for such fiscal year. For instance and solely by way of illustration, if the Net Income for the 2015 fiscal year equals $24,300,000, the 2015 Net Income Shares issuable to the Stockholders shall equal 3,240,000 Surviving Pubco Shares.

(f) In the event that Surviving Pubco fails to satisfy the 2015 Net Income Target but satisfies the 2016 Net Income Target, then Surviving Pubco shall issue to the Stockholders, in addition to the 2016 Net Income Shares required to be issued by Surviving Pubco as a result of Surviving Pubco achieving the 2016 Net Income Target, the 2015 Net Income Shares. In addition, (i) if Surviving Pubco fails to satisfy the 2015 Net Income Target but Net Income for such fiscal year is ninety percent (90%) or more of the 2015 Net Income Target (i.e., 92%) and Net Income for 2016 is a higher percentage of the 2016 Net Income Target (i.e., 97%), then Surviving Pubco shall issue to the Stockholders, in addition to the pro rata 2016 Net Income Shares (i.e., 97%) required by Section 1.13(e), such number of Surviving Pubco Shares for 2015 in accordance Section 1.13(e) based on the difference (i.e. 5%) between the percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 97%) and the Net Income for 2015 as compared to the 2015 Net Income Target (i.e. 92%), or (ii) if Surviving Pubco fails to satisfy the 2015 Net Income Target and Net Income for such fiscal year is less than ninety percent (90%) of the 2015 Net Income Target but Net Income for 2016 is ninety percent (90%) or more of the 2016 Net Income Target (i.e. 95%), then Surviving Pubco shall issue to the Stockholders, in addition to the pro rata of 2016 Net Income Shares (i.e. 95%) required by Section 1.13(e), such number of Surviving Pubco Shares for 2015 in accordance Section 1.13(e) based on the same percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 95%). For purposes of clarity, the catch-up allowance described in this clause (f) shall not apply to any other time periods or targets other than those specifically referenced in this clause (f).

(g) As used herein,

(i) “Net Income” means net income of Surviving Pubco as set forth in Surviving Pubco’s audited financial statements for any applicable year, as determined in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”). Net Income shall not take into account any net income (loss) that exists for a company acquired by Surviving Pubco or the Company after the Effective Time at the time of its acquisition; provided, however, any subsequent net income (loss) after the date of such acquisition shall be taken into account for purposes of determining whether the Net Income targets have been achieved. For instance and solely by way of illustration, if the Company acquires a company with $1 million of net income on October 31, 2015, any net income in November 2015 and December 2015 would be taken into account for purposes of determining whether the 2015 Net Income target has been achieved, and then if net income attributable to such acquisition was $6 million in 2016, then $6 million of such 2016 net income would be taken into account for purposes of determining whether the 2016 Net Income target has been achieved. In addition, the calculation of Net Income for all purposes under this Section 1.13 shall not include (x) any expenses paid or incurred by the Company, Surviving Pubco or Cambridge in connection with the transactions contemplated hereby or as otherwise set forth on Schedule 5.23 of this Agreement; and (y) any and all losses or expenses incurred by the Company, Surviving Pubco or Cambridge in connection with the litigation described on Schedule 3.10.

(ii) “Net Income Shares” means, subject to Section 1.13(e), the sum of the 2015 Net Income Shares, the 2016 Net Income Shares, the 2017 Net Income Shares and the 2018 Net Income Shares issuable pursuant to this Section 1.13.

(iii) “Net Income Target” means, as the context requires, each of the 2015 Net Income Target, the 2016 Net Income Target, the 2017 Net Income Target or the 2018 Net Income Target.

(h) Subject to compliance with Applicable Law, any Net Income Shares to be issued pursuant to this Section 1.13 shall be (i) issued automatically and without requiring approval from the Surviving Pubco Board other than approvals granted in connection with this Agreement and the Transactions, (ii) allocated as set forth on Schedule 1.13(h), and (iii) automatically equitably adjusted to reflect appropriately (x) the effect of any stock split, consolidation, reverse stock split, share dividend (including any dividend or distribution of securities convertible into Surviving Pubco Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Shares occurring on or after the date such Net Income Shares are issued, and (y) any breach or inaccuracy of either Section 2.3 or 3.3.

(i) Not later than 150 days after the fiscal year with respect to which Net Income is calculated, Surviving Pubco shall deliver to the Cambridge Representative its Net Income calculation (the “Net Income Calculation”), which shall be conclusive and binding upon the parties unless the Cambridge Representative, within ten (10) Business Days after its receipt of the Net Income Calculation, notifies Surviving Pubco in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Net Income Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten (10) Business Days after notice is given to Surviving Pubco by the Cambridge Representative, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within thirty (30) days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Surviving Pubco and the Cambridge Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Net Income Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section 1.13(g) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by Surviving Pubco. Subject to the requirement to act in good faith in accordance with Section 1.11 herein, the Cambridge Representative shall be entitled to engage a firm of independent accountants to advise it with respect to the Net Income Calculation, with the all fees and expenses of such firm to be paid by Surviving Pubco.

(j) Except as set forth in Section 1.13(d), Net Income Shares shall be issued to the Persons entitled to them no later than thirty (30) days after the Net Income Calculation becomes conclusive and binding for the fiscal year with respect to such Net Income Shares are earned.

1.14. Sale Restriction. Prior to the Effective Time, (i) those Persons set forth on Schedule 1.14(i) shall enter into a Lock-Up Agreement in the form of Exhibit D-1 (the “One Year Lock-Up Agreement”), and (ii) those Persons set forth on Schedule 1.14(ii) shall enter into a Lock-Up Agreement in the form of Exhibit D-2 (the “Two Year Lock-Up Agreement,” and together with the One Year Lock-Up Agreement, the “Lock-Up Agreements”). Surviving Pubco’s register of members and the Surviving Pubco Certificates evidencing the Surviving Pubco Shares issued as a result of the Share Exchange shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Stockholders hereby represent and warrant to Cambridge as follows:

2.1. Organization and Qualification.

(a) The Company is duly incorporated, validly existing and in good standing under the laws of Israel and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Cambridge or Cambridge’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain, in all material respects, true and accurate records of written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Cambridge or Cambridge’s counsel.

(d) The stock transfer and ownership records of the Company, if any, contain, in all material respects, true and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Cambridge or Cambridge’s counsel.

2.2. Subsidiaries. The Company has no Subsidiaries, and, other than as set forth on Schedule 2.2, has no participations in joint ventures or other entities. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity

2.3. Capitalization.

(a) The authorized capital stock of the Company consists of 170,000 Company Common Shares, of which 122,000 shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than Company Common Shares, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company, the number of Company Common Shares owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s state or province of residence. As of the date of this Agreement, the Company has no outstanding options to purchase Company Common Shares or outstanding warrants or other rights or derivative securities to purchase Company Common Shares. All outstanding Company Common Shares have been issued and granted in compliance with (x) all Applicable Law, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(b) Except as set forth in Schedule 2.3(b) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) Except as set forth in Schedule 2.3(d), no outstanding Company Common Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e) Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.4. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Share Exchange). The execution and delivery of this Agreement and the consummation by the

Company of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI and approval of the Stockholders by the Written Consent), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5. No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, impairments, rights of termination, acceleration or cancellation, Liens, payment accelerations or increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, including without limitation to the Israeli Ministry of Defense and/or any agency thereof and/or under any Israeli national security legislation, including, without limitation, the Security Corporations Act (Protection of Security Interests) – 2006, the Defense Export Control Law – 2007 and the Control of Commodities and Services Order (Engagement in Encryption Means) – 1974, or other third party to any Material Company Contract, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6. Compliance. Since the date of its establishment, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, except for failures to comply or violations which, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect on the Company. The Company has not sold or entered into any Company Contract for the sale of products or goods into any jurisdiction in violation of any trade agreements, treaties or embargoes imposed by the State of Israel. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Since the date of the Company’s establishment, no written notice of non-compliance with any Legal Requirements has been received by the Company from any Governmental Entity which currently remains pending or unresolved. The Company is not in default of any term of any Company Contract, except for defaults which, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect on the Company.

2.7. Financial Statements.

(a) The Company has provided to Cambridge a correct and complete copies of the (i) audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2014 and 2013 (the “Audited Financial Statements”), and (ii) the unaudited consolidated financial statements of the Company for the three month period ended June 30, 2015 (the “Balance Sheet Date”) (including any notes related thereto) (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and do not include all footnotes.

(c) The books of account and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet contained therein, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e) To the knowledge of the Company, the Company’s auditor that has audited and reported upon the financial statements to be included in the Proxy Statement/Prospectus (as defined) has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

2.8. No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except such liabilities (i) disclosed in the Financial Statements or in the notes thereto, (ii) arising in the ordinary course of the Company’s business since the Balance Sheet Date, and (iii) incurred in connection with the transactions contemplated by this Agreement, including those incurred by actions permitted by Section 4.1 herein, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

2.9. Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto and as expressly contemplated by this Agreement, between the Balance Sheet Date and the date hereof, (i) the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any Material Adverse Effect on the Company, and (ii) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

2.10. Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11. Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, agreements, commitments or other arrangements

(whether or not set forth in a written document) currently covering any active or former employee, director or consultant of the Company since the date of the Company’s establishment, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan in any material respect (except to the extent required by law or to conform any such Plan to the requirements of any Applicable Law, in each case as previously disclosed to Cambridge in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Plan.

2.12. Labor Matters.

(a) Except as set forth on Schedule 2.12(a) and pursuant to Applicable Law, the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company, on the one hand, and any of its employees, on the other hand, subject to a collective bargaining agreement or other labor union contract.

(b) Except as set forth on Schedule 2.12(b), each employee and consultant of the Company is terminable “at will” subject to Applicable Law and the terms of his/her respective employment agreement. The Company has not received any written notice of termination of employment from any of its officers or key employees. The Company is in compliance in all material respects with the terms of the respective employment and consulting agreements between the Company and such individuals. Except as otherwise disclosed in Schedule 2.12(b), to the knowledge of the Company, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company that have been made available to Cambridge.

(c) The Company is in compliance in all material respects with all Legal Requirements applicable to its employees respecting employment, employment practices, terms and conditions of employment and wages and hours and are not liable for any arrears of wages or penalties with respect thereto. All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12(c), there are no pending, or to the Company’s knowledge, threatened claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d) All of Company’s employees have executed employment agreements incorporating Section 14 of the Israeli Severance Pay Law and the General Permit of the Minister of Economy, pursuant to which payments made by Company for the benefit of its employees under a pension plan or a manager’s insurance policy (“Severance Funds”) shall be in lieu of its statutory obligation to pay severance pay, for the period commencing August 2014. As per the periods prior thereto, severance payments would be made in accordance with law, for which sufficient funds have been deposited in the Company’s employees’ personal Severance Funds as well as accrued in the financial statements. The aggregate amounts of all accrued vacation days for all employees of the Company are not material.

2.13. Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto and except as set forth in the Company Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14. Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Audited Financial Statements and is listed on Schedule 2.14(a) hereto.

(b) The Company has good, valid and marketable title to the real property owned thereby, and except as set forth in the Audited Financial Statements or on Schedule 2.14(b) hereto, all of such real property is held free and clear of all Liens other than Permitted Liens and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(b) hereto also contains a list of all options or other contracts under which the Company has a right to acquire or the obligation to sell any interest in real property.

(c) Except as otherwise disclosed on Schedule 2.14(c), all leases of real property held by the Company, and all material personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in the ordinary course of business. Schedule 2.14(c) hereto contains a list of all leases of real property and Personal Property held by the Company where the annual lease payments are greater than $100,000 (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company has good and marketable title to such Personal Property owned thereby, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Audited Financial Statements or in Schedule 2.14(c) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company. All assets used in the business and set forth in financial statements are owned by the Company and will continue to be owned by the Company following the Closing.

(d) All leases pursuant to which the Company lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

2.15. Taxes.

(a) Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all Tax Returns required to be filed by the Company with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company. All such Tax Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Tax Returns. No taxes are currently owed and payable by the Company that have not been paid. All Taxes to become due for all periods through the date of this Agreement have been, and all Taxes to become due for all periods through the Closing Date will be, adequately reserved for by the Company.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor have the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any written request for such an audit or other examination.

(v) To the knowledge of the Company, no claim has been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that the Company is subject to Tax in that jurisdiction.

(vi) No adjustment relating to any Tax Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vii) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(viii) With respect to periods prior to Closing, none of the Stockholders is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder.

2.16. Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and except for matters which have been resolved with no remaining obligations: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) to the knowledge of the Company, the properties currently operated or being constructed by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company; (iii) to the knowledge of the Company, the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (iv) the Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity alleging that the Company is in violation of or liable under any Environmental Law; and (vi) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any outstanding indemnity claim from any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any international, United States or non-United States federal, state, local or common-law Laws relating to: (i) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance, material or waste, regardless of physical form or concentration that is (a) hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things, the environment or natural resources, or (b) is identified, defined, designated, listed, restricted or otherwise regulated under any Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

2.17. Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of the Company are payable to any third party by the Company as a result of the Transactions.

2.18. Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii) “Company Intellectual Property” shall mean any material Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

(iii) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(v) “Company Products” means all current versions of products or service offerings of the Company.

(b) The Company owns or has enforceable rights to use each material item of Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18(b) hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18(c) hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the current operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

(d) Except as disclosed in Schedule 2.18(d) hereto, to the knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party, and the Company has not received any written notice from third parties alleging any such infringement or misappropriation.

(e) No government funding or facilities of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property owned by the Company. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution, research center, security forces or other public services during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(f) The Stockholders and each of the Company’s current employees have entered into written agreements with the Company assigning to the Company all rights in the Company Intellectual Property, and in all other rights in and to all other product, technology, know how, or other proprietary information developed in the course of their employment by, or performance of services for, the Company, the failure of which would not reasonably be expected to have a Material Adverse Effect on the Company.

2.19. Agreements, Contracts and Commitments.

(a) Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including notes or other instruments payable to the Company) and (ii) the term “Material Company

Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company in excess of $1,000,000 in the aggregate or (C) under or in respect of which the Company presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $1,000,000 in the aggregate, (y) each Company Contract that otherwise is material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer, director, stockholder or holder of derivative securities of the Company (“Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment of an executive officer;

(v) any Company Contract, made other than in the ordinary course of business, (x) providing for the grant of any preferential rights to purchase or lease any material asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company involving payments (present or future) to the Company in excess of $250,000 over the remaining term of such Company Contract;

(vi) any contractual obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any contractual obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons by the Company;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(x) any Company Contract to which any Insider of the Company, or, to the knowledge of the Company, any entity owned or controlled by an Insider, is a party.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event.

(c) Subject to any confidentiality obligations or restrictions, true, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been made available to Cambridge or Cambridge’s counsel.

(d) All purchase orders (including any comprising or made part of any Material Company Contract) for the purchase and sale of the Company’s products, goods and services were entered into on arms-length basis in good faith and the Company has performed under such contracts and orders in all material respects on a timely basis as required under the terms thereof.

2.20. Insurance. Schedule 2.20 sets forth a summary of the Company’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by the Insurance Policies are adequate in amount and scope in all material respects for the operation of the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21. Governmental Actions/Filings.

(a) The Company is in possession of all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company of its business (as presently conducted) except where the failure to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Company. Each such Governmental Action/Filing is in full force and effect and the Company is in material compliance with all of their obligations with respect thereto. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Company.

(b) Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by the Company to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice, except where failure to obtain, secure or make such licenses would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Company. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, order, permit, approval or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22. No Violation of Anti-Corruption or Anti-Bribery Laws.

(a) Neither the Company has, nor, to the knowledge of the Company, has any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b) The operations of the Company have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, the money laundering statutes of Israel and the Organization for Economic Cooperation and Development (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c) To the Company’s knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law.

(d) The Company has complied with, and to the Company’s knowledge, its officers, directors and employees have complied with, Israel’s criminal laws regarding the prohibition against bribery of foreign government officials, specifically Section 291A of the Israeli Penal Code.

2.23. Interested Party Transactions. Except as set forth in the Schedule 2.23 hereto, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted for borrowed money to the Company, nor is the Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to employees in the ordinary course of business. Except as set forth in Schedule 2.23, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.23, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families has an economic interest in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.24. Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.25. Stockholder Approval. The action by Written Consent of the Stockholders of the Company to approve and adopt this Agreement and the transactions contemplated (which Written Consent has been obtained as of the date hereof and is in full force and effect) is the only consent or approval by, or vote of, the holders of any class or series of share capital of the Company necessary for the Company to adopt this Agreement and the transactions contemplated hereby.

2.26. Sufficient Funds. After giving effect to the Company Dividend, as of the date of this Agreement, the Company has, and immediately prior to the Closing Date, the Company will have sufficient funds to operate its business in the ordinary course of business consistent with past practices.

2.27. Relationships. Schedule 2.27(a) hereto sets forth a list of all exclusive supply relationships between the Company, on the one hand, and suppliers, on the other hand. Schedule 2.27(b) hereto sets forth a list of all exclusive sales agency relationships between the Company, on the one hand, and agents, on the other hand. Each such relationship is exclusive for the purposes indicated in the agreements governing such relationship.

2.28. Reserved.

2.29. Ministry of Defense Designation. The Company is not declared, nor does it meet the conditions for being declared by the Israeli Ministry of Defense as a “Security

Corporation” under the Israeli Security Corporations Act (Protection of Security Interests) – 2006, and the Israeli Defense Export Control Law – 2007 does not apply to the Company’s business as currently conducted.

2.30. Grants. Except as set forth on Schedule 2.30, within three (3) years of the date hereof, the Company has not received any grants and/or payments from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, including, without limitation, grants from the Israeli Office of the Chief Scientist.(“OCS”). Schedule 2.30 provides a complete list of all pending and/or outstanding grants, incentives and subsidies, and applications therefore (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. Schedule 2.30 also provides true and accurate the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company (if any) with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company (if any). The Company is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto.

2.31. Joint Venture. The Company has entered into a Joint Venture Agreement, entered into on October 10, 2013 (“Joint Venture Agreement”), with Ability Security Systems Ltd. (“Joint Venture Partner”). To the knowledge of the Company and the Stockholders:

(a) Since its inception, the Joint Venture Partner has been operated in compliance with and is not and has not been in violation of any Legal Requirements.

(b) The Joint Venture Partner is an Israeli company, duly formed and in good standing under the laws of its jurisdiction of formation.

(c) The Joint Venture Agreement is in full force and effect and no party thereto is in breach of same.

(d) The Joint Venture Partner each has all material Approvals to carry on its respective business and as necessary for its operation.

(e) Neither the Joint Venture Partner nor any of its Affiliates is or has been a subject of any proceeding or investigation by any Governmental Entity.

(f) There are no claims, suits, actions or proceedings pending or threatened against the Joint Venture Partner before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

(g) The Joint Venture Partner has no liabilities that are not disclosed and included in the Financial Statements.

(h) The Joint Venture Partner has no employees.

(i) Other than the consent required by the Israeli Ministry of Defense, there are no contracts, agreements or Legal Requirements that would prevent the exercise by Surviving Pubco of the Joint Venture Acquisition Option as contemplated by Section 5.28 of this Agreement.

Except for payments required under the Joint Venture Agreement and as set forth on Schedule 2.17, neither the Company nor any Affiliate thereof has any indebtedness to the Joint Venture Partner or any Affiliate thereof. Neither the Joint Venture Partner nor any Affiliate thereof has any indebtedness to the Company or any Affiliate thereof. The Joint Venture Partner neither owns nor has been licensed any Intellectual Property necessary for the operation of the business of the Company. The Joint Venture Partner has no claims of ownership with respect to any assets of the Company or any Company Products or Company Intellectual Property (regardless of the stage of development of such Company Intellectual Property or Company Products). The Company is not a guarantor of any obligation of the Joint Venture Party.

2.32. Survival of Representations and Warranties. The representations and warranties of the Company and the Stockholders set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE AND HOLDCO

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Cambridge Schedule”), Cambridge and Holdco represent and warrant to the Company and Stockholders as follows:

3.1. Organization and Qualification.

(a) Cambridge is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Cambridge is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge. Complete and correct copies of the Charter Documents of Cambridge, as amended and currently in effect, have been heretofore delivered to the Company. Cambridge is not in violation of any of the provisions of Cambridge’s Charter Documents.

(b) Cambridge is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Cambridge. Each jurisdiction in which Cambridge is so qualified or licensed is listed in Schedule 3.1.

3.2. Subsidiaries and Other Interests.

(a) Cambridge has no Subsidiaries except for Holdco. Cambridge owns all of the outstanding shares of Holdco, free and clear of all Liens. Except for Holdco, Cambridge does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Cambridge has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Except for Holdco, Cambridge does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c) Following the Redomestication Merger, Surviving Pubco will be an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and will have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted as Cambridge. Surviving Pubco will be in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Surviving Pubco. Complete and correct copies of the Charter Documents of Surviving Pubco, as amended and currently in effect, have been heretofore delivered to the Company or its counsel. Surviving Pubco is not in violation of any of the provisions of its Charter Documents.

(d) Surviving Pubco will be duly qualified or licensed to do business as a foreign corporation and will be in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Surviving Pubco.

(e) Surviving Pubco has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Cambridge consists of 40,000,000 shares of Cambridge Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Cambridge Preferred Stock”), of which 10,534,625 shares of Cambridge Common Stock and no shares of Cambridge Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Cambridge or any agreement to which Cambridge is a party or by which it is bound, and free of any Liens other than any Liens created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Cambridge has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Cambridge on any matter.

(b) Except for the Cambridge Warrants and Cambridge UPOs or as set forth in Schedule 3.3(b), there are no (i) existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Cambridge to issue, transfer or sell any Cambridge Capital Stock or make any payments in lieu thereof, (ii) agreements or understandings to which Cambridge is a party with respect to the voting of any Cambridge Capital Stock or which restrict the transfer of any such shares, nor does Cambridge have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, (iii) outstanding contractual obligations of Cambridge to repurchase, redeem or otherwise acquire any Cambridge Capital Stock or any other securities of Cambridge, (iv) outstanding options to purchase Cambridge Common Stock or Cambridge Preferred Stock granted to employees of Cambridge or other parties, (v) outstanding warrants to purchase Cambridge Common Stock or Cambridge Preferred Stock or (vi) outstanding notes, debentures or securities convertible into Cambridge Common Stock or Cambridge Preferred Stock. All shares of Cambridge Common Stock and Cambridge Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Cambridge Common Stock and all outstanding Cambridge Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Cambridge Contracts (as defined in Section 3.19).

(c) Except as set forth in Schedule 3.3(c), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreements or understandings to which Cambridge is a party or by which Cambridge is bound with respect to any security of any class of Cambridge.

(d) Except as set forth in Schedule 3.3(d), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Cambridge are issuable and no rights in connection with any shares, warrants, options or other securities of Cambridge accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) The Surviving Pubco Shares to be issued by Surviving Pubco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Surviving Pubco Shares will be fully paid and nonassessable. There are no outstanding options, warrants or other rights to purchase securities of Surviving Pubco (except as provided in this Agreement).

(f) The authorized share capital of Holdco is 50,000 shares, par value $1.00 per share, of which one (1) share is issued and outstanding. Cambridge owns all of the issued and outstanding equity securities of Holdco, free and clear of all Liens.

3.4. Authority Relative to this Agreement. Each of Cambridge and Holdco has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Cambridge or Holdco has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Cambridge’s and Holdco’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transactions). Other than the Cambridge Stockholder Approval (as defined in Section 5.1(a)), the execution and delivery of this Agreement by Cambridge and Holdco and the consummation by Cambridge and Holdco of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of Cambridge and Holdco (including the approval by the Board of Directors of each of Cambridge and Holdco and the shareholders of Holdco with respect to the Redomestication Merger, as the case may be), and no other corporate proceedings on the part of Cambridge or Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cambridge and Holdco, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Cambridge and Holdco, enforceable against Cambridge and Holdco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Cambridge and Holdco does not, and the performance of this Agreement by Cambridge and Holdco shall not: (i) conflict with or violate Cambridge’s or Holdco’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Cambridge’s or Holdco’s rights, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Cambridge or Holdco pursuant to, any Cambridge Contracts, (iv) result in the acceleration or increase of any payment to any Person pursuant to any

Cambridge Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, impairments, rights of termination, acceleration or cancellation, Liens, payment accelerations or increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Cambridge or Holdco.

(b) The execution and delivery of this Agreement by Cambridge and Holdco does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party to any Cambridge Contract, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Cambridge or Holdco is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

3.6. Compliance. Each of Cambridge and Holdco has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, except for failures to comply or violations which, individually or in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Cambridge or Holdco. Neither Cambridge nor Holdco is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Cambridge or Holdco from any Governmental Entity which currently remains pending or unresolved. Cambridge is not in default of any term of any Cambridge Contract, except for defaults which, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect on Cambridge or Holdco.

3.7. SEC Filings; Financial Statements; Internal Controls.

(a) Cambridge has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Cambridge with the SEC (the “Cambridge SEC Reports”), which are all the forms, reports and documents required to be filed by Cambridge with the SEC prior to the date of this Agreement. All Cambridge SEC Reports required to be filed by Cambridge since its initial public offering were filed in a timely manner. As of their respective dates, the Cambridge SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cambridge SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the staff of the SEC with respect to the Cambridge SEC Reports. Except to the extent set forth in this Section, Cambridge makes no representation or warranty whatsoever concerning any Cambridge SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Cambridge SEC Reports are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Cambridge SEC Reports, including each Cambridge SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Cambridge at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Cambridge or Holdco. Except to the extent set forth in the Cambridge SEC Reports, no report of auditors in such Cambridge SEC Reports has been withdrawn or modified. The books and records of Cambridge are complete and correct in all material respects and have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c) The financial records, systems, controls, data and information of Cambridge are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Cambridge or accountants. Cambridge has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (“Internal Controls”). The Internal Controls for Cambridge satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Cambridge is made known on a timely basis to the individuals responsible for the preparation of Cambridge’s filings with the SEC and other public disclosure documents.

(d) To the knowledge of Cambridge, Cambridge’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Cambridge within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8. No Undisclosed Liabilities. Neither Cambridge nor Holdco has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Cambridge SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Cambridge, except (i) liabilities provided for in or otherwise disclosed in Cambridge SEC Reports filed prior to the date hereof, (ii) liabilities incurred since June 30, 2015 in the ordinary course of business, and (iii) incurred in connection with the transactions contemplated by this Agreement, including those incurred by actions permitted by Section 4.1 herein, none of which would, individually or on the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco. Neither Cambridge nor Holdco is or has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

3.9. Absence of Certain Changes or Events. Except as set forth in Cambridge SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, between June 30, 2015 and the date hereof, (i) Cambridge has conducted their business only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any Material Adverse Effect on Cambridge or Holdco, and (ii) neither Cambridge nor Holdco has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

3.10. Litigation. Except as set forth on Schedule 3.10 hereto, there are no claims, suits, actions or proceedings pending or to Cambridge’s knowledge, threatened against Cambridge or Holdco, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11. Employee Benefit Plans. Cambridge does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Cambridge, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12. Labor Matters.

(a) Neither Cambridge nor Holdco is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Cambridge or Holdco and neither Cambridge nor Holdco knows of any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving Cambridge, on the one hand, and any of its employees, on the other hand, subject to a collective bargaining agreement or other labor union contract.

(b) Cambridge is in compliance in all material respects with all Legal Requirements applicable to its employees respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. Except as set forth in Schedule 3.12(b), there are no pending, or to the Cambridge’s knowledge, threatened claims or actions against Cambridge or Holdco by any employee in connection with such employee’s employment or termination of employment by the Cambridge.

3.13. Business Activities. Since its respective organization, neither Cambridge nor Holdco has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Cambridge Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Cambridge or Holdco or their assets or to which Cambridge or Holdco is a party which has or would not reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Cambridge or Holdco, any acquisition of property by Cambridge or Holdco or the conduct of business by Cambridge or Holdco as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Cambridge or Holdco.

3.14. Title to Property. Neither Cambridge nor Holdco owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Cambridge or Holdco has a right or obligation to acquire or lease any interest in real property or personal property.

3.15. Taxes. Except as set forth in Schedule 3.15 hereto:

(a) No taxes are currently owed by Cambridge or Holdco and all Taxes to become due for all periods through the date of this Agreement have been, and to become due for all periods through the Closing Date will be, adequately reserved for by Cambridge.

(b) Each of Cambridge and Holdco has timely filed all Tax Returns required to be filed by Cambridge and Holdco with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects.

(c) All Taxes that Cambridge or Holdco are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(d) Neither Cambridge nor Holdco has been delinquent in the payment of any material Tax that has not been accrued for in Cambridge’s or Holdco’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Cambridge or Holdco, nor has Cambridge or Holdco executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Tax Return of Cambridge or Holdco by any Tax authority is presently in progress, nor has Cambridge been notified of any written request for such an audit or other examination.

(f) No adjustment relating to any Tax Returns filed by Cambridge or Holdco has been proposed in writing, formally or informally, by any Tax authority to Cambridge or any representative thereof.

(g) Neither Cambridge nor Holdco has any liability for any material unpaid Taxes which have not been accrued for or reserved on Cambridge’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Cambridge, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Cambridge in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Cambridge.

3.16. Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and except for matters which have been resolved with no remaining obligations: (i) Cambridge and Holdco have complied with all applicable Environmental Laws; (ii) to the knowledge of Cambridge, Cambridge and Holdco are not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Cambridge and Holdco have not been associated with any release or threat of release of any Hazardous Substance; (iv) Cambridge and Holdco have not received any written notice, demand, letter, claim or request for information from any Governmental Entity alleging that Cambridge or Holdco are in violation of or liable under any Environmental Law; and (v) Cambridge and Holdco are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any outstanding indemnity claim from any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17. Brokers. Except as set forth in Schedule 3.17, neither Cambridge nor Holdco has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18. Intellectual Property. Cambridge and Holdco do not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Cambridge Capital.”

3.19. Agreements, Contracts and Commitments.

(a) Except as set forth in the Cambridge SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which Cambridge or Holdco is a party or by or to which any of the properties or assets of Cambridge or Holdco may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000 in the aggregate, or (b) may not be cancelled by Cambridge or Holdco on less than 30 days’ or less prior notice (“Cambridge Contracts”). All Cambridge Contracts are listed in Schedule 3.19 other than those that are exhibits to the Cambridge SEC Reports.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco and except as set forth in Schedule 3.19(b): (i) each Cambridge Contract is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto, and (ii) neither Cambridge nor, to the Cambridge’s knowledge, any other party thereto is in breach of or in default under, any Cambridge Contract, and no party to any Cambridge Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Cambridge Contracts (or written summaries in the case of oral Cambridge Contracts) have been heretofore been made available to the Company or Company counsel.

3.20. Insurance. Except for directors’ and officers’ liability insurance, Cambridge and Holdco do not maintain any Insurance Policies.

3.21. No Violation of FCPA and Related Matters.

(a) Neither Cambridge nor Holdco has not, to the knowledge of Cambridge, has any director, officer, agent, employee, Affiliate or other person acting on behalf of Cambridge or Holdco, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Neither Cambridge or Holdco nor, to the knowledge of Cambridge, any director, officer, agent, employee or affiliate or other person acting on behalf of Cambridge or Holdco is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and each of Cambridge and Holdco and, to the knowledge of Cambridge, Cambridge’s and Holdco’s respective Affiliates have instituted and maintain policies and procedures reasonably designed to ensure continued compliance therewith.

(b) The operations of Cambridge and Holdco have been conducted at all times in material compliance with all Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Entity involving Cambridge or Holdco with respect to the Money Laundering Laws is pending or, to the knowledge of Cambridge, threatened.

(c) Neither Cambridge or Holdco nor, to the knowledge of Cambridge, any director, officer, agent, employee or Affiliate of Cambridge or Holdco is currently subject to any U.S. sanctions administered by OFAC, and neither Cambridge nor Holdco will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(d) To Cambridge’s knowledge, no employee of Cambridge has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law.

3.22. Interested Party Transactions. Except as set forth in the Cambridge SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Cambridge or a member of his or her immediate family is indebted for borrowed money to Cambridge nor is Cambridge indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Cambridge; (b) to Cambridge’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Cambridge is affiliated or with whom Cambridge has a material contractual relationship, or any Person that competes with Cambridge, except that each employee, stockholder, officer or director of Cambridge and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Cambridge; and (c) to Cambridge’s knowledge, no officer, director or stockholder or any member of their immediate families has an economic interest in any material contract with Cambridge (other than such contracts as relate to any such individual ownership of capital stock or other securities of Cambridge).

3.23. Indebtedness. Except as set forth in the Cambridge SEC Reports filed prior to the date of this Agreement, neither Cambridge nor Holdco has any indebtedness for borrowed money.

3.24. Listing of Securities. The Cambridge Units, Cambridge Common Stock and Cambridge Warrants are listed for trading on the Capital Markets of Nasdaq. There is no action or proceeding pending or, to Cambridge’s knowledge, threatened against Cambridge by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Cambridge Units, Cambridge Common Stock or Cambridge Warrants on the Nasdaq.

3.25. Board Approval. The Board of Directors of Cambridge (including any required committee or subgroup of the Board of Directors of Cambridge) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Transactions are in the best interests of the stockholders of Cambridge, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25).

3.26. Trust Fund. Cambridge has as of the date hereof all funds necessary to consummate the Transactions and to perform its obligations hereunder. As of the date hereof, and immediately prior to the Effective Time, Cambridge has and will have no less than $81,307,407 in a trust account at UBS Financial Services Inc., administered by Continental (the “Trust Fund”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended; provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.23. The Trust Fund Agreement, dated as of December 17, 2013 (the “Trust Fund Agreement”), by and between Cambridge and Continental is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the Cambridge SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of Cambridge and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Fund for the benefit of Cambridge, certain of its stockholders and the underwriters of its initial public offering.

3.27. Governmental Filings. Except as set forth in Schedule 3.27, each of Cambridge and Holdco is in possession of all Governmental Actions/Filings necessary to the conduct by Cambridge and Holdco of its business (as presently conducted), and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.27, will not expire prior to December 31, 2016, and each of Cambridge and Holdco is in material compliance with all of its obligations with respect thereto. To the knowledge of Cambridge, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Cambridge.

3.28. Survival of Representations and Warranties. The representations and warranties of Cambridge and Holdco set forth in this Agreement shall survive until the Closing.

ARTICLE IV.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Company and Cambridge. Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Cambridge shall, and, with respect to the Joint Venture, the Company shall cause the Joint Venture to, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the applicable party), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Cambridge shall not (and the Company shall not cause the Joint Venture to) do any of the following:

(a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to Applicable Law, written agreements outstanding, or company policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof in any material respect;

(c) transfer or license to any person or otherwise extend, amend or modify any material rights to any material Intellectual Property or enter into any written agreement to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Cambridge or Holdco license on an exclusive basis or sell any material Intellectual Property of the Company, its Subsidiaries or Cambridge as or Holdco applicable;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than, in the case of the Company, payment of the Company Dividend (as defined below);

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its respective business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict in any material respect such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus (as defined in Section 5.1);

(i) sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons in an amount greater than $250,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any collective bargaining agreement, pay any special bonus or special remuneration to any director or employee in an amount greater than $100,000, or increase the salary or wage rate or fringe benefit (including rights to severance or indemnification) of any of its directors, officers, employees or consultants in an amount greater than $100,000, in each case, except in the ordinary course of business consistent with past practices or, in the case of salaries and wages, in a manner generally consistent with market practice;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in an amount greater than $500,000, other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the Cambridge SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m) waive the benefits of, agree to modify in any material respect, terminate, release any person from any confidentiality or similar agreement to which the Company or Cambridge or Holdco is a party or of which the Company or Cambridge or Holdco is a beneficiary, as applicable;

(n) except in the ordinary course of business consistent with past practices, modify or amend in any material respect or terminate any Material Company Contract or Cambridge Contract, as applicable, or waive, release or assign any material rights or claims thereunder;

(o) except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(p) except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(q) settle any material litigation where the consideration given is other than monetary or to which an Insider (as defined in Section 2.19(a)) is an opposing party;

(r) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by Applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s) form, establish or acquire any Subsidiary;

(t) permit any Person to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) make capital expenditures in excess of $100,000 in the aggregate other that in the ordinary course of business consistent with past practice;

(v) make or omit to take any action which would be reasonably expected to have a Material Adverse Effect on such party;

(w) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Cambridge, advancement or reimbursement of expenses in connection with Cambridge’s search for a business combination; or

(x) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1. Proxy Statement/Prospectus; Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable after the execution of this Agreement, the Company and Cambridge shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the Surviving Pubco Shares to be issued in connection with the Redomestication Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Cambridge Common Stock to vote, at a meeting of the holders of Cambridge Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other matters, the adoption of this Agreement and the approval of the Transactions, including the approval of the Surviving Pubco Plan (“Cambridge Stockholder Approval”). Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Cambridge Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing the Surviving Pubco Shares as contemplated hereby (the “Proxy Statement/Prospectus”). Each of the Company and Cambridge shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus, including providing the Company with periodic and prompt updates with respect to the tabulated vote counts received by Cambridge. Cambridge shall cause the Proxy Statement/Prospectus and the Registration Statement to be filed as promptly as possible and (ii) October 1, 2015 (the “Filing Deadline”).

(b) Cambridge and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Cambridge and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c) As soon as practicable following the SEC declaring the Registration Statement effective, Cambridge shall distribute the Proxy Statement/Prospectus to the holders of Cambridge Common Stock and Cambridge Warrants and, pursuant thereto, shall duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC declaring the Registration Statement effective and, subject to the other provisions of this Agreement, solicit proxies from the holders of Cambridge Common Stock to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the stockholders of Cambridge for approval or adoption at the Special Meeting, including the matters described in Section 5.1(a).

(d) The Company and Cambridge shall, and shall use commercially reasonable efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus, comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(e) The Company and Cambridge shall make all necessary filings with respect to the Transactions and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. Cambridge will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both the Company and Cambridge, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Cambridge, or any of their respective Affiliates, officers or directors should be discovered by the Company or Cambridge that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company and Cambridge.

(f) Cambridge, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Cambridge Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions, and shall otherwise use best efforts to obtain the Cambridge Stockholder Approval.

5.2. Directors and Officers of Surviving Pubco After Merger; Further Actions.

(a) Cambridge shall take all such action as may be necessary (i) to cause the number of directors comprising the Surviving Pubco Board as of the Effective Time to be increased to seven, (ii) to cause the five individuals designated by the Company (the “Company Designated Directors”) to be appointed to the Surviving Pubco Board as of the Effective Time to the classes indicated, to serve until the next annual election of directors of Surviving Pubco within such class; provided, however, that three of such Company Designated Directors shall be reasonably acceptable to Cambridge (which acceptance may not be unreasonably withheld or delayed) and (iii) to cause the two individuals designated by Cambridge to be appointed to the Surviving Pubco Board as of the Effective Time, to serve until the next annual election of directors of Surviving Pubco.

(b) The parties shall take all necessary action so that the Persons listed in Schedule 5.2(b) are elected to the positions of officers of Surviving Pubco, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2(b) becomes unable to serve prior to the Closing Date, the party appointing such Person shall designate a successor.

(c) Following the Closing, the board of directors of Surviving Pubco shall evaluate possible redomestication from the Cayman Islands to a more tax efficient jurisdiction for its stockholders; provided that no such shareholders are negatively affected by any such redomestication.

(d) The Company Designated Directors shall have the exclusive right to determine (i) the call of any outstanding warrants of Surviving Pubco and (ii) whether to require the cashless exercise of any warrants called by the Company.

5.3. Repayment to Indebtedness. Prior to the Closing, Alan Ltd., an Israeli company wholly-owned by Anatoly Hurgin, will repay to the Company the loan in the amount of US$760,000, as set forth in the Financial Statements, and there shall exist no other indebtedness between the Company and any Insider, Company Designated Director, Joint Venture Partner or any Affiliate of the foregoing.

5.4. Other Actions.

(a) As promptly as practicable after execution of this Agreement, Cambridge will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Cambridge and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five days prior to Closing, Cambridge shall prepare a Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (the “Closing Form 8-K”). Prior to Closing, Cambridge and the Company shall prepare a mutually agreeable press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Cambridge shall file the Closing Form 8-K with the SEC.

(c) Any language included in a Reviewable Document (as defined herein) that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in such Reviewable Documents without further review or consent of the reviewing party.

5.5. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Cambridge and/or the Company to any Government Entity in connection with Transactions and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Cambridge each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, stockholders and Affiliates (including the directors of Surviving Pubco to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided, that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by any of Cambridge or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Prior to the Effective Time (i) the Company and Cambridge shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Cambridge shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Cambridge and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Cambridge with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6. Confidentiality; Access to Information.

(a) Confidentiality. All information obtained by the parties pursuant to this Section 5.6 shall be kept confidential in accordance with the confidentiality agreement, dated March 22, 2015 (the “Confidentiality Agreement”), between Cambridge and the Company.

(b) Access to Information.

(i) The Company will afford Cambridge and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Cambridge may reasonably request. No information or knowledge obtained by Cambridge in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

(ii) Cambridge will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Cambridge a during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Cambridge, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Cambridge and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend

“road shows” that are to be presented to existing and prospective Cambridge security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided the Company’s compliance with the foregoing shall not require it or its employees to unreasonably disrupt the ordinary course operations of the Company. In connection with and without limiting the generality of the foregoing, the Cambridge Board, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transactions and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Cambridge, the Company or any Stockholder to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8. Surviving Pubco Listing. Cambridge shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Surviving Pubco Common Stock to be issued in the Reorganization Merger, and shall use its, and Surviving Pubco and the Company shall use their, reasonable best efforts to obtain, prior to the Effective Time, approval for the listing for trading of the Surviving Pubco Common Stock on Nasdaq.

5.9. Reserved.

5.10. Treatment as a Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Transactions to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to cause the Transactions to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. Moreover, this Agreement is intended to comply with Section 103[t] of the Income Tax Ordinance (New Version), 5721-1961 of the laws of the State of Israel (“Israel Tax Ordinance”).

5.11. No Cambridge Securities Transactions. Neither the Company, the Stockholders nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the sale or purchase of securities of Cambridge prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.12. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Stockholders acknowledge that they have read Cambridge’s final prospectus dated December 17, 2013 (“Final Prospectus”) and understand that Cambridge has established the Trust Fund for the benefit of Cambridge’s public stockholders and that, except for interest earned on the amounts held in the Trust Fund, Cambridge may disburse monies from the Trust Fund only (i) to Cambridge’s public stockholders in the event they elect to convert their shares into cash in accordance with Cambridge’s Charter Documents (x) upon consummation of a business combination, (y) amendment to Cambridge’s Charter Documents relating to pre-business combination activity, or (z) the liquidation of Cambridge in the event that Cambridge is unable to consummate a business combination within the required time period, (ii) to Cambridge after, or concurrently with, the consummation of a business combination, and (iii) to Cambridge in limited amounts for its working capital requirements and tax obligations. The Company and the Stockholders further acknowledge that, if Cambridge does not consummate a business combination by December 23, 2015, Cambridge will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, and the Stockholders, for themselves (collectively, the “Company and Stockholder Releasors”), hereby waive all rights, title, interest or claim of any kind against any monies in the Trust Fund for any monies that may be owed to the Company and Stockholder Releasors by Cambridge for any reason whatsoever, including but not limited to a breach of this Agreement by Cambridge or any negotiations, agreements or understandings with Cambridge (whether in the past, present or future), and the Company and Stockholder Releasors will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

5.13. Disclosure of Certain Matters. Each of Cambridge, Holdco, the Company and the Stockholders will provide the others with prompt written notice of any event, development or condition that (i) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (iii) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (iv) is of a nature that is or may be materially adverse to the operations or condition (financial or otherwise) of the Company, or (v) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Cambridge Schedules, as applicable (collectively, the “Disclosure Schedules”), being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1, as are permitted by Section 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14. Further Actions. The parties hereto shall use their best efforts to take such actions as are necessary to fulfill their respective obligations under this Agreement.

5.15. No Solicitation. Upon the terms and subject to the conditions set forth in this Agreement, each of Cambridge and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement. In furtherance of the foregoing, none of Cambridge, Holdco, the Company or the Stockholders will, and each of the foregoing will cause its Affiliates and employees not to, directly or indirectly, (i) solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the other parties hereto and their designees) concerning any merger, acquisition of ownership interests and/or assets of any Person, recapitalization or similar transaction (an “Alternative Transaction Proposal”), (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal, (iv) enter into any agreement or agreement in principle requiring the Cambridge, Holdco, the Company or the Stockholders to abandon, terminate or fail to consummate the Transactions or breach their respective obligations hereunder, or (v) propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit BG Strategic Advisors LLC or Cambridge Capital LLC from conducting their normal operations and activities so long as such operations and activities conducted on behalf of Cambridge and Holdco do not violate this Section 5.15.

5.16. Ancillary Agreements. Each party shall use its reasonable best efforts to cause each other party to any ancillary agreement to which it a party to (i) perform and comply in all material respects with all obligations required of each such other party thereunder and (ii) consummate the Transactions in accordance with the terms thereof (including by taking enforcement action to cause such performance, compliance and consummation). Notwithstanding anything to the contrary contained herein, no party shall agree to amend any ancillary agreement to which it is a party, or terminate, or waive, release or assign any material right or claim under, any such ancillary agreement, in either case, in a manner adverse to the other party without the other party’s prior written consent.

5.17. Public Announcements. Except as otherwise set forth in Section 5.4 and elsewhere in this Agreement, no party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

5.18. Liability Insurance.

(a) For six (6) years after the Effective Time, Surviving Pubco agrees that it will (i) indemnify and hold harmless, to the extent Cambridge is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Applicable Law (and the Surviving Pubco shall also advance expenses as incurred to the extent Cambridge is obligated to advance such expenses as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of Cambridge (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions and (ii) include and cause to be maintained in effect in the Surviving Pubco’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of the Surviving Pubco’s directors and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Charter Documents of Cambridge. Notwithstanding anything to the contrary contained herein, the Surviving Pubco shall not be obligated pursuant to this Section 5.18(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, suit or proceeding.

(b) The Surviving Pubco agrees to maintain in effect for a period of six (6) years from and after the Effective Time any insurance policy purchased by Cambridge prior to the Effective Time providing tail coverage with respect to events occurring prior to the Effective Time, continuing the Cambridge’s existing director and officer insurance coverage. The premium for such tail coverage for such six year period (not to exceed the amount specified on Schedule 5.23) shall be paid at or prior to Closing.

(c) If the Surviving Pubco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Pubco assume the obligations set forth in this Section 5.18.

(d) The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Cambridge for all periods ending on or before the Closing Date and may not be changed without the consent of the Cambridge Representative.

(e) The rights of the Indemnified Parties under this Section 5.18 shall be in addition to any rights such Indemnified Parties may have under the Charter Documents of Cambridge, or under any applicable contracts or Applicable Law.

5.19. Certain Financial Information. Within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Cambridge management reports, prepared on a cash basis, of the Company for such month, prepared on a cash basis consistent with past practice.

5.20. Access to Financial Information. The Company will, and will cause its auditors to, during normal business hours and upon reasonable notice, (a) continue to provide Cambridge and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by Cambridge or its advisors of any such financial statements or information.

5.21. Insider Loans; Equity Ownership in Subsidiaries. The Stockholders, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Stockholders and any other amount owed by the Stockholders to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Stockholders to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company.

5.22. Cambridge Borrowings. Through the Closing, Cambridge shall be allowed to borrow funds from its directors, officers, stockholders or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Cambridge in due course on a non-interest bearing basis and repayable at Closing (or convertible into securities of Cambridge in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

5.23. Trust Fund Disbursement. Cambridge shall cause the Trust Fund, which shall consist of no less than $40,000,000 at Closing (after giving effect to the amounts paid or to be paid in accordance with the next sentence), to be disbursed to the Company and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Cambridge (and, in the case of subsection (iv)(y) below, of the Company) due and owing or incurred at or prior to the Effective Time, all of which are set forth on Schedule 5.23, shall be paid as and when due from the Trust Fund, including all amounts payable (i) to stockholders who elect to have their shares of Cambridge Common Stock converted to cash in accordance with the provisions of Cambridge’s Charter Documents, (ii) for income tax or other tax obligations of Cambridge prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Cambridge, (iv) to third parties (e.g., professionals, printers, cash finders fees due on Closing, underwriters, etc.) who have rendered services to (x) Cambridge in connection with its operations and efforts to effect a business combination, including the Transactions and the other transactions contemplated by this Agreement, and (y) the Company in connection with its efforts to effect the Transactions and the other transactions contemplated by this Agreement, and (v) payment to the representative of the underwriters in Cambridge’s initial public offering of a merger/acquisition fee as described in the Final Prospectus. For purposes of clarity, it is acknowledged and agreed (i) that the Cash Consideration shall be paid from the Trust Fund and (ii) any payments with respect to Taxes reimbursed or paid on behalf of any third party, including value added taxes, shall not be deducted in the calculation of amounts contained in the Trust Fund.

5.24. Pre-Closing Confirmation and Certification. Not later than 48 hours prior to the Closing, Cambridge shall give Continental advance notice of the Effective Time. At the Closing, Cambridge shall deliver, or cause to be delivered, to Continental written notification that the Closing has occurred and irrevocable written instructions with respect to the funds in the Trust Account to deliver such funds with respect to the payments referred to in Section 5.23.

5.25. Section 16 Matters. Prior to the Effective Time, Cambridge shall take all reasonable steps as may be required or permitted to cause any dispositions of the Cambridge Shares and Cambridge Warrants that occur or are deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cambridge to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.26. Surviving Pubco Plan. As soon as practicable following Closing, Surviving Pubco shall create an incentive stock plan created under the laws of Israel and administered by the Board of Surviving Pubco or a committee thereof (the “Surviving Pubco Plan”) that provides that an aggregate of no more than 8% of the Surviving Pubco Shares to be outstanding immediately after the Effective Time shall be reserved for issuance pursuant to the Surviving Pubco Plan; provided, that (i) the Surviving Pubco Plan shall require all issuances shall be made at fair market value on the date of grant and (ii) provided further that such Surviving Pubco Plan shall not provide for any grants to the Stockholders.

5.27. Company Dividend. At or prior to the Closing, the Company shall, and shall be permitted hereunder to, declare and pay a cash dividend to the holders of shares of Company Common Stock of Eleven Million US Dollars (US$11,000,000) (the “Company Dividend”).

5.28. Joint Venture Acquisition Agreement. As of the date of this Agreement, the Company, Cambridge, the Stockholders, Eyal Tzur and the Joint Venture Partner shall enter into that certain Share Purchase Agreement (the “Joint Venture Acquisition Agreement”) in the form attached hereto as Exhibit E.

5.29. Stockholder Right to Veto Private Placements. From the Closing until the second anniversary thereof, each Stockholder has the right to prohibit Surviving Pubco from closing on any private placement of Surviving Pubco Shares (a) being sold to any Persons who were holders of Cambridge capital stock at the Closing Date or (b) that would be contrary to Sections 103C(8) and 103(C)(9) of the Israel Tax Ordinance, except if any of the foregoing private placement types are then allowable under the tax rulings issued under the ITA in connection with the transactions contemplated by this Agreement.

5.30. Conversion of Early Bird Capital Warrants. At Closing, those warrants of Cambridge held by Early Bird Capital shall be converted into 150,000 Surviving Pubco Shares.

5.31. Escrows. At Closing, the parties shall deliver or cause to be delivered the escrow agreements prescribed by Schedule 5.31 attached hereto, including the Continental Escrow Agreement.

ARTICLE VI.

CONDITIONS TO THE TRANSACTION

6.1. Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

(a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose shall have been threatened or initiated by the SEC.

(b) Cambridge Stockholder Approval. This Agreement and the Transactions shall have been duly approved and adopted by the stockholders of Cambridge by the requisite vote under the laws of the State of Delaware and the Cambridge Charter Documents.

(c) Cambridge Net Tangible Assets. Cambridge shall have at least $5 million of net tangible assets following the exercise by holders of Cambridge Common Stock issued in Cambridge’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Cambridge’s Charter Documents.

(d) Cambridge Common Stock. The time period for the valid exercise of conversion rights shall have terminated.

(e) Nasdaq. The shares of Surviving Pubco Shares to be issued in the Redomestication Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance; provided, however, that any certification of compliance with Nasdaq’s minimum number of beneficial holders requirement shall not occur until after Closing.

6.2. Additional Conditions to Obligations of the Company. The obligations of the Company and the Stockholders to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Cambridge and Holdco contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein)

(A) as of the date of this Agreement and (B) on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, except (i) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Cambridge or Holdco and (ii) that the representation set forth in Sections 3.9(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Cambridge and Holdco by an authorized officer of Cambridge and Holdco (“Cambridge Closing Certificate”).

(b) Agreements and Covenants. Cambridge and Holdco shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects, and the Cambridge Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Cambridge or the Company to own, operate or control any of the assets and operations of Surviving Pubco following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Cambridge and Holdco shall have obtained all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cambridge or Holdco and the Cambridge Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Cambridge or Holdco shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Cambridge shall be in compliance with the reporting requirements under the Exchange Act.

(g) Lock-Up Agreements. The applicable Lock-Up Agreements shall be executed by each of the Persons (other than the Stockholders) set forth on Schedule 1.14(i) and 1.14(ii) and delivered to the Company.

(h) Reserved.

(i) Reserved.

(j) Evidence of Repayments. Cambridge shall have received reasonably satisfactory evidence that the repayments and conditions required under Section 5.3 have been made and satisfied.

(k) Directors Comprising the Surviving Pubco Board. The provisions of Section 5.2(a) herein shall have been satisfied.

(l) Other Deliveries. At or prior to Closing:

(i) Cambridge shall have delivered to the Company (a) copies of resolutions and actions taken by the respective board of directors and stockholders of Cambridge and Holdco in connection with the approval of this Agreement and the transactions contemplated hereunder, and (b) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder; and

(ii) Cambridge shall have delivered or issued, as applicable, to the Stockholders pro rata with their ownership of Company Common Shares (a) the Cash Consideration by wire transfer of immediately available funds to an account designated in writing to the Cambridge Representative, and (b) the Closing Date Share Consideration to the Stockholders.

(m) Trust Fund. Cambridge shall have caused the Trust Fund, which shall consist of no less than $40,000,000 at Closing after giving effect to the amounts paid and to be paid pursuant to Section 5.23, to be disbursed to the Company upon the Closing.

(n) Opinion of Cambridge Counsel. The Company shall have received from Graubard Miller, counsel to Cambridge, the opinion of counsel in substantially the form of Exhibit F annexed hereto.

6.3. Additional Conditions to the Obligations of Cambridge and Holdco. The obligations of Cambridge and Holdco to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Cambridge:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholder contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, except (i) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Company and (ii) that the representation set forth in Section 2.9(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Cambridge shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and the Stockholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Cambridge or the Company to own, operate or control any of the assets and operations of Surviving Pubco or the Company following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Lock-Up Agreements. The applicable Lock-Up Agreements shall be executed by each of the Stockholders and delivered to Cambridge.

(g) Reserved.

(h) Reserved.

(i) Opinions of Company Counsel. Cambridge shall have received (i) from Blank Rome LLP, US counsel to the Company, or such other counsel that is reasonably acceptable to Cambridge, an opinion of counsel in substantially the form of Exhibit H annexed hereto; (ii) from Levin-Fisher, law offices, Israeli counsel to the Company, or such other counsel that is reasonably acceptable to Cambridge, an opinion of counsel with respect to Israeli matters relating to the Company (but other than regulation relating to security export controls) in substantially the form of Exhibit I annexed hereto; and (iii) from the law offices of Jonathan Aronson, Israeli counsel to the Company, or such other counsel that is reasonably acceptable to Cambridge, an opinion of counsel with respect to Israeli security export controls regulations, in substantially the form of Exhibit J annexed hereto.

(j) Other Deliveries. At or prior to Closing, the Company shall have delivered to Cambridge: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Cambridge and its counsel in order to consummate the transactions contemplated hereunder.

(k) Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.23; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

(l) Employment Agreements. The Company shall have entered into employment agreements in the forms of Exhibit K-1 and Exhibit K-2 annexed hereto with each of the Stockholders, which employment agreements shall be effective as of the Closing Date.

ARTICLE VII.

INDEMNIFICATION

7.1. Indemnification of Surviving Pubco by the Stockholders.

(a) Effective at and after the Closing, subject to the terms and conditions of this Article VII (including the limitations set forth in Section 7.4), the Surviving Pubco and its representatives, successors and permitted assigns (the “Indemnified Parties”) shall be indemnified, defended and held harmless, through the availability of the Escrow Shares and solely to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, including any Schedule or ancillary agreement hereto, or contained in any certificate delivered by the Company to Cambridge pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

Notwithstanding anything contained in this Section 7.1, the matter set forth on Schedule 2.10 shall not be subject to this Article VII, and no indemnification obligations shall apply hereunder.

(b) As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties,

settlements, costs and expenses (including interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any indirect, incidental, remote, exemplary, special, consequential, diminution of value, failure to realize savings or benefits, punitive, lost profits, loss of use, or other multiple-based losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses.

(c) Solely for the purpose of determining the amount of any Losses (and not for determining whether a representation or warranty or covenant has been breached or is inaccurate) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d) Any payment for an Indemnifiable Loss pursuant to this Section 7.1 shall be made out of the Escrow Shares by transferring to the Surviving Pubco that number of Escrow Shares that is equal to the amount of the Indemnifiable Loss as determined by the terms of the Continental Escrow Agreement, subject to Section 7.4. As used in this Article VII, the term “Indemnifiable Loss” means an amount equal to (A) the amount of any Loss multiplied by the number that is (B) equal to one minus the quotient of (1) the total number of shares representing the Closing Date Share Consideration, including the Escrow Shares, divided by (2) the total number of shares of Surviving Pubco Shares issued and outstanding immediately after giving effect to the Closing.

7.2. Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a party under an obligation to indemnify pursuant to Sections 7.1 other than the Indemnified Parties (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The Indemnified Parties will give the Stockholders prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known on which such alleged breach is based, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Stockholders shall be entitled to participate in the defense of Third Party Claim at their expense.

(b) Defense. The Stockholders shall have the right, at their option (subject to the limitations set forth in subsection 7.2(c) below) and at their own expense, by written notice to the Indemnified Parties, to assume the entire control of, subject to the right of the Indemnified Parties to participate (at their expense and with counsel of their choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense; provided that the Stockholders’ assumption of the defense of a Third Party Claim will not, vis-à-vis the Indemnified Parties, constitute acceptance of liability to the Indemnified Parties under this Article VII. So long as the Stockholders are contesting any such claim in good faith, the Indemnified Parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the Indemnified Parties shall have the right to pay or settle any such claim at any time, provided that in such event, the Indemnified Parties shall waive any right of indemnification therefor under this Article VII. If the Stockholders elect to assume the defense of a Third Party Claim:

(i) the Stockholders shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Parties reasonably informed of the status of such defense and shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Stockholders shall obtain the prior written consent of the applicable Indemnified Party before entering into any compromise or settlement of such Third Party Claim, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that no such consent shall be required for any such compromise or settlement that: (A) is exclusively monetary and will be paid in full out of the Escrow Shares (rather than by the applicable Indemnified Party); (B) does not contain an admission of liability on the part of any Indemnified Party; and (C) unconditionally and fully releases the applicable Indemnified Party with respect to such Third Party Claim; and

(ii) the Indemnified Parties shall cooperate fully in all respects with the Stockholders in any such defense, compromise or settlement thereof, including the selection of counsel and in making any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, and the Indemnified Parties shall make available to the Stockholders all pertinent information and documents under its control, including by providing the Stockholders with reasonable access during normal business hours of the applicable Indemnified Party to books, records and personnel of the applicable Indemnified Party (but only to the extent relevant to such Third Party Claim).

(c) Limitations of Right to Assume Defense. The Stockholders shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Stockholders which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim would result in a Material Adverse Effect of Surviving Pubco.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Indemnified Parties against the Indemnifying Parties and shall not affect the Indemnifying Parties’ duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have (i) adversely affected the ability of the Stockholders to defend against or reduce the Indemnifiable Losses or (ii) caused or increased such Indemnifiable Losses or otherwise caused the Indemnifiable Losses to be greater than such Indemnifiable Losses would have been had the Indemnified Parties given the Stockholders prompt notice hereunder. So long as the Stockholders are defending any such action actively and in good faith, the Indemnified Parties shall not settle such action. The Indemnified Parties shall make available to the Stockholders all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Parties, for the use of the Stockholders and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Stockholders, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim in good faith, the Indemnified Parties, at their own cost and expense, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as they may determine in their reasonable discretion, provided that the Stockholders shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnifying Parties Consent. Unless the Stockholders have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Continental Escrow Agreement.

(g) Advancement of Defense Costs. Notwithstanding anything to the contrary contained herein, the Surviving Pubco shall advance to or pay on behalf of the Stockholders the reasonable out-of-pocket costs and expenses incurred by the Stockholders in connection with the defense of any alleged Indemnifiable Matter asserted by the Surviving Pubco, including reasonable attorneys’ fees; provided, however, if it is finally determined by a court of competent jurisdiction that the Indemnifiable Losses related to any such indemnifiable matter shall be satisfied through the availability of the Escrow Shares, the advances to or payments made on behalf of the Stockholders shall count towards the aggregate Indemnifiable Losses incurred by the Surviving Pubco in connection with such indemnifiable matter.

7.3. Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Surviving Pubco or the Company prior to or after the Closing, the Surviving Pubco and the Company shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Parties shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Parties for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing from the Escrow Shares. If the Surviving Pubco has received the payment required by this Agreement from the Escrow Shares in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Stockholders and shall return to escrow the Escrow Shares released to the Indemnified Parties or in the event of a subsequent sale thereof, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount realized by the Indemnified Parties upon such sale. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4. Limitations on Indemnification. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms will apply to any claim arising out of this Agreement or related to the transactions contemplated hereby:

(a) Survival: Time Limitation. The representations and warranties of the parties under this Agreement will survive the execution and delivery of this Agreement until the first anniversary of the Closing Date, at which time such representations and warranties will expire (the “Basic Survival Period”) except that the right of the Indemnified Parties to bring (i) Additional Indemnity Claims shall survive the Closing for the period that ends on the Additional Indemnity Escrow Termination Date (the “Additional Indemnity Survival Period”), (ii) Claims for the breach of the representations and warranties in Sections 2.1(a) and (b) and 2.4, 1.12(b)(i) and 1.12(b)(ii) shall survive without limitation as to time, and (iii) Claims for the breach of the representations and warranties in Sections 3.1 and 3.4 shall survive without limitation as to time. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

(b) Any indemnification claim made by the Indemnified Parties prior to the termination of the Basic Survival Period or the Additional Indemnity Survival Period (each a “Survival Period”), as the case may be, in accordance with the requirements of this Agreement shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period or the Additional Indemnity Survival Period, as the case may be.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all Indemnifiable Losses otherwise payable exceeds

$1,500,000 (the “Deductible”), in which event all Indemnifiable Losses so due in excess of the Deductible shall be paid out of the Escrow Shares. Notwithstanding anything to the contrary contained herein, the Deductible shall not apply to any claims for Indemnifiable Losses for the breach of the representations and warranties contained in Section 2.6 (Compliance).

(d) Aggregate Amount Limitations. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares in the case of Basic Indemnity Claims or the Additional Indemnity Shares in the case of Additional Indemnity Claims, and Surviving Pubco shall have no claim against the Stockholders other than for any of such Escrow Shares (and any non-cash dividends declared and actually paid with respect to the Escrow Shares).

(e) No Double Recovery. In the event that any Losses for which indemnification is provided under this Article VII are recoverable under more than one provision of this Agreement, the Indemnified Parties will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Indemnified Parties under one provision, such Losses no longer exist and, therefore, recovery by the Indemnified Parties for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(f) Miscellaneous Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Indemnified Parties will not be entitled to indemnification pursuant to Section 7.1 for any Loss underlying such indemnification claim to the extent that: (i) the Indemnified Parties could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); (ii) such Loss (or any part thereof) results from or is increased by the action or inaction of any Indemnified Parties or any Affiliate thereof; (iii) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy, or (iv) Cambridge had, prior to the Closing Date, actual knowledge of a breach of the applicable representation, warranty or covenant.

7.5. EXCLUSIVE REMEDY. HOLDCO (WHICH SHALL SURVIVE THE REDOMESTICATION MERGER TO BECOME SURVIVING PUBCO, ON BEHALF OF ITSELF AND THE OTHER INDEMNIFIED PARTIES, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VII. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VII. FURTHERMORE, EACH PARTY TO THIS AGREEMENT COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND SUCH PARTIES AGREE

THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 7.5 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE VII SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT THE INDEMNIFIED PARTIES’ RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST THE OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD OR INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, IT BEING UNDERSTOOD THAT A MERE BREACH OF A REPRESENTATION AND WARRANTY, WITHOUT INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, DOES NOT CONSTITUTE FRAUD. NOTWITHSTANDING ANY OF THE FOREGOING, AND FOR PURPOSE OF FURTHER CLARITY, NOTHING IN THIS AGREEMENT, INCLUDING THIS SECTION 7.5, SHALL SERVE TO LIMIT OR ELIMINATE ANY REMEDY AVAILABLE TO CAMBRIDGE OR THE SURVIVING PUBCO AT LAW OR EQUITY UNDER THE JOINT VENTURE ACQUISITION AGREEMENT.

7.6. Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the Surviving Pubco Shares issued by Surviving Pubco as a result of the Transactions, except as otherwise required by Law.

7.7. Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Cambridge Representative’s obligations under this Article VII are solely as a representative of the stockholders of Cambridge immediately prior to the Effective Time in the manner set forth in the Continental Escrow Agreement with respect to the obligations to indemnify the Surviving Pubco under this Article VIII and that the Cambridge Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Surviving Pubco as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Reasonable and actual out-of-pocket expenses of the Cambridge Representative for attorneys’ fees and other costs shall be borne in the first instance by the Surviving Pubco, which may make a claim for reimbursement thereof as part of the Indemnifiable Losses against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Continental Escrow Agreement). The Continental Escrow Agent, pursuant to the Continental Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with this Agreement and the Continental Escrow Agreement. The Continental Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8. Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such Indemnified Party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the Indemnified Party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnified Party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The Indemnified Party shall provide the Indemnifying Party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9. Mitigation. A Indemnified Party shall use commercially reasonable efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimis incidental expenses).

7.10. NO RELIANCE. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULES, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE II AND CAMBRIDGE AND HOLDCO IN ARTICLE III, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO THIS AGREEMENT AND IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BY ANY ANCILLARY AGREEMENT HERETO. WITHOUT LIMITING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II, THE COMPANY IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO CAMBRIDGE OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL OR OPERATIONAL FORECASTS) OR MATTERS THAT WERE DISCUSSED ORALLY OR IN WRITING ON OR PRIOR TO THE DATE HEREOF.

ARTICLE VIII.

TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Cambridge and the Company at any time;

(b) by either Cambridge or the Company if the Transactions shall not have been consummated by December 23, 2015 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Cambridge or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Cambridge set forth in this Agreement, or if any representation or warranty of Cambridge shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Cambridge is curable by Cambridge prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for ten (10) days after delivery of written notice from the Company to Cambridge of such breach (or if the Termination Date is less than ten (10) days from notice by the Company, is not cured, or by its nature or timing cannot be cured, by the Company by the Termination Date), provided Cambridge continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Cambridge is cured during such ten (10)-day period);

(e) by Cambridge, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Cambridge may not terminate this Agreement under this Section 8.1(e) for ten (10) days after delivery of written notice from Cambridge to the Company of such breach (or if the Termination Date is less than ten (10) days from notice by Cambridge, is not cured, or by its nature or timing cannot be cured, by Cambridge by the Termination Date), provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Cambridge may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such ten (10)-day period);

(f) by either Cambridge or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Cambridge Common Stock required under Cambridge’s Charter Documents, or Cambridge will have less than $5 million of net tangible assets following the exercise by the holders of shares of Cambridge Common Stock issued in Cambridge’s initial public offering of their rights to convert the Cambridge Common Stock held by them into cash in accordance with Cambridge’s Charter Documents;

(g) by the Company, if immediately prior to the Transactions, Cambridge does not have cash on hand (or in Cambridge’s Trust Fund) of at least $40,000,000, after giving effect to the amounts paid or to be paid in accordance with Section 5.23;

(h) by the Company, if the Registration Statement and the Proxy Statement/Prospectus are not filed with the SEC on or prior to the Filing Deadline; provided that such failure to file is not due to the Company’s failure to furnish to Cambridge all information concerning its company and business in a timely fashion and as has been reasonably requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus;

(i) by Cambridge, if the Registration Statement and the Proxy Statement/Prospectus are not filed with the SEC on or prior to the Filing Deadline and such failure to file is due to the Company’s failure to furnish to Cambridge all information concerning its company and business in a timely fashion and as has been reasonably requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus;

(j) by Cambridge if the relevant Israeli tax authorities issue any ruling or decision prior to Closing that serves to lockup or restrict transfers by any person holding Cambridge Common Stock prior to the consummation of the transactions contemplated hereby, other than any pre-Closing director or officer of Cambridge holding 5% or more of the outstanding Cambridge Common Stock;

(k) by the Company if the relevant tax authorities issue any ruling or decision (the “ITA Ruling”) prior to Closing that does not provide for the tax treatment to the Stockholders under Section 103[t] of Israel Tax Ordinance contemplated by their application to the ITA to be filed (a copy to be promptly provided to Cambridge (“ITA Application”)); and

(l) by Cambridge if either ASM or the ASM Stockholder has materially breached any representation or covenant contained in the Joint Venture Agreement; unless the business and operations of ASM can be otherwise transferred to Surviving Pubco without liabilities to Surviving Pubco.

8.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Sections 5.6(a), 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Transactions to occur on or before the date stated therein; provided however, the liabilities hereunder shall not include any consequential, special, indirect or punitive damages (except to the extent any such consequential, special, incidental, indirect or punitive damages are paid to a third party in a third party claim).

8.3. Fees and Expenses. Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are effected and consummated.

ARTICLE IX.

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:1

ARTICLE X.

GENERAL PROVISIONS

10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Cambridge or Holdco to:	Cambridge Capital Acquisition Corporation
525 South Flagler Drive, Suite 201
West Palm Beach, Florida 33401
Attention: Benjamin Gordon
Telephone: (561) 932-1600
Telecopy: (561) 655-6232
E-mail: ben@cambridgecapital.com

with a copy to:	Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com

if to the Company or Stockholders, to:	Ability Computer & Software Industries Ltd.
Yad Harutzim 14
Tel Aviv, Israel, 6770007
Attention: Anatoly Hurgin
Telephone: 972-3-6879777
Telecopy: 972-3-5376483
E-mail: ability@ability.co.il

[1]	Note: To be inserted once agreement is fully negotiated.

with a copy to:	Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attention: Robert J. Mittman
Telephone: 212-885-5555
Telecopy: 212-885-5001
E-mail: rmittman@blankrome.com

Maples & Calder LLP	PO Box 309
Ugland House
Grand Cayman KY1-1104
Attention: Michael Johns
Telephone: 345-814-5264
Telecopy:
E-mail: michael.johns@maplesandcalder.com

10.2. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close;

(c) the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to the Company or Cambridge of each of the persons listed on Schedule 10.2(c), without the requirement of any independent verification or investigation;

(d) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity which are applicable to a Person;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the Company or any Affiliate of the Company, or any agreement to give any security interest);

(f) the term “Material Adverse Effect” when used in connection with an entity means any change, event, or circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, which has had a material adverse effect on the business, assets (including intangible assets), revenues, financial condition, or results of operations of such entity and its Subsidiaries, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (ii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (iii) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of such Person or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which such Person or any of its Subsidiaries operate (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (v) the failure, in and of itself, of such Person or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of such Person or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby, and (vii) any action taken or omitted to be taken by such Person or any of its Subsidiaries at the other party’s direction or written request (including any action not taken as a result of the failure of such other party to consent to any action requiring its consent hereunder) or otherwise required or permitted to be taken or omitted to be taken by this Agreement;

(g) the term “Permitted Liens” means any and all Liens (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) imposed or promulgated by law or any Governmental Entity, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business, (d) created as a result of any action taken by Cambridge or any of its Affiliates, (e) that are expressly listed as exceptions in insurance policies, (f) listed on Schedule 10.2(g), (g) covenants, conditions, restrictions, encroachments, liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (h) purchase money liens or liens securing rental payments under capital lease arrangements; and (i) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise have a Material Adverse Effect on such Person;

(h) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(i) the term “Subsidiary” of a Person means any corporation or other entity (including a limited liability company, partnership or other business association) in which such Person, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity; and

(j) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3. Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Cambridge and the Company dated June 29, 2015 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6. Other Remedies; Specific Performance. Except as otherwise provided herein, including Section 7.5, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.7. No Recourse. Except as expressly set forth in this Agreement, and other than in the case of fraud or willful and intentional breach of this Agreement or any ancillary agreement hereto, notwithstanding any rights of Cambridge at law or in equity, in the event of any default or breach by the Company under this Agreement or any ancillary agreement hereto, Cambridge’s remedies shall be restricted to enforcement of its rights against the property and assets of the Company, and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Company (other than the Company), any Stockholder, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate (other than the Company) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations or liabilities of the parties to this Agreement or any ancillary agreement hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. Except as expressly set forth in this Agreement or any ancillary agreement, and other than in the case of fraud or willful and intentional breach of this Agreement, notwithstanding any rights of the Company at law or in equity, in the event of any default or breach by Cambridge, under this Agreement or any ancillary agreement hereto, the remedies of the Company and the Stockholders shall be restricted to enforcement of its rights against any other property and assets of Cambridge, and no liability whatsoever shall attach to, be imposed on or otherwise be, incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of Cambridge, (other than Cambridge) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing (other than Cambridge), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the generality of the foregoing, each party hereto agrees that it shall, and shall cause its Affiliate to, not file, or threaten to file, any claim, suit, action or proceeding in violation of this Section 10.7. Cambridge and the Company will be liable for all reasonable attorneys’ fees and court costs arising from a breach of this Section 10.7.

10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of the Cambridge Representative, the Surviving Pubco and the Stockholders.

10.12. Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR PURPOSES OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT RELATED HERETO, OR ANY TRANSACTION RELATED HERETO (INCLUDING THE MERGER) OR THERETO. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15. Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

By:	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	Chief Executive Officer

CAMBRIDGE HOLDCO CORP.

By:	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	Chief Executive Officer

ABILITY COMPUTER & SOFTWARE INDUSTRIES LTD.

By:	/s/ Anatoly Hurgin
Name:	Anatoly Hurgin
Title:	Chief Executive Officer

SIGNING SECURITYHOLDERS, for the
purposes of Sections 1.10, 1.11(b), 1.12, 4.1, 5.12,
5.19 and Articles VII and X:

ANNEX B

Fairness Opinion

In connection with the Acquisition of

Ability Computers and Software Industries

By

Cambridge Capital

September 1, 2015

14 Kremnitski St Tel-Aviv 6789912 Israel | Tel: 972-3-561-7801 | Fax: 972-3-5617765

The Board of Directors

Cambridge Capital Acquisition Corp.

525 South Flagler Drive, Suite 201

West Palm Beach, Florida 33401

Ladies and Gentlemen:

We understand that Cambridge Capital Acquisition Corporation (the “Company” and/or “CAMB” and/or the “Client”) intends to enter into a Business Combination Agreement (the “Merger Agreement”) by and among Cambridge, Cambridge Holdco, Inc., the Company’s wholly-owned subsidiary (“Holdco”), Cambridge Merger Sub, Inc., Holdco’s wholly-owned subsidiary (“Merger Sub”), and Ability Computer & Software Industries Ltd. (the “Target” and/or “Ability”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Target, with the Target surviving as a wholly-owned subsidiary of the Company (the “Merger”). In consideration therefor, and pursuant to the Merger, we understand that the Company is contemplated to pay for all of the outstanding shares of common stock and other equity interests of the Target, on a cash-free, debt-free basis, through the payment of cash and the issuance of the common stock of the Company, an aggregate purchase price of comprised of USD 19.1 million (the “Cash Consideration”), Put Option Shares Consideration - the Company will issue to the Sellers an aggregate of 1,079,208 new, fully paid, non-assessable ordinary shares of the Company that will hold a put option (“Put Shares”), 16,000,000 newly-issued common stock of the Company (the “Transaction Shares”) and an aggregate additional shares of up to 8,350,000 of the company (the “Earn-out Shares”). The Cash Consideration, the Transaction Shares and the Earn-out Shares are hereunder referred to as the “Consideration”. The Consideration is subject to adjustment as set forth in the Merger Agreement and the terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Merger

14 Kremnitski St Tel-Aviv 6789912 Israel | Tel: 972-3-561-7801 | Fax: 972-3-5617765

as of September 1, 2015 and (ii) whether the fair market value of the Target (measured by the enterprise values implied by the various financial analyses we conducted in connection with our opinion) equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders.

In connection with the preparation of the opinion set forth herein, we have examined, among other things: (a) reviewed a letter of intent dated June 30, 2015, of the Merger Agreement and reviewed a draft of the Merger Agreement; (b) audited historical financial statements of the Target for the fiscal years ended December 31 and 2013, December 31, 2014, and unaudited (reviewed) financial statements as of June 30, 2015, in addition to certain financial information for fiscal year 2012 (c) certain publicly available financial statements of the Company for the fiscal year ended December 31, 2014 and for the six months ending on June 30, 2015; (d) certain internal business, operating and financial information and forecasts of the Target prepared by senior management of the Target, and reviewed by senior management of the Company and approved for our use (the “Forecasts”); (e) certain information regarding the financial and operational benefits anticipated from the Merger and the prospects of the Target provided to us by the Target; (f) certain information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) financial information (including the financial position and operating results) of the Target compared with financial and trading information of certain publicly traded companies we deemed relevant; (h) the Bloomberg database, and (i) certain other publicly available information regarding the industry.

We have also held discussions with members of the senior management and of the Company and the Target and the Company’s investment banking advisor, Migdal Underwriting & Business Initiatives Ltd. and other advisors, to discuss the foregoing, the past and current business operations and the financial condition and future prospects of the Target. We have considered such other matters that we have deemed relevant to our inquiry and have taken into account such financial and other procedures and considerations as we have deemed relevant or appropriate.

14 Kremnitski St Tel-Aviv 6789912 Israel | Tel: 972-3-561-7801 | Fax: 972-3-5617765

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts and the Company’s historical financial information. We have not made or obtained an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or solvency of the Company or the Target. We have been advised by the senior management of the Company that the Forecasts and the other prospective financial information prepared for our use by the senior management of the Company and examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent that all material assets and liabilities (contingent or otherwise) of the Company and Target are as set forth in the Target’s financial statements made available to us. We have particularly assumed, with your consent, that Target does not have any assets or liabilities (contingent or otherwise) that would be material to the opinion expressed herein that are not reflected in the financial statements of the Target made available to us. We express no opinion with respect to the Forecasts or other prospective financial information or the estimates and judgments on which they are based.

We did not consider and express no opinion as to the amount or nature of any compensation to any of the Target’s or the Company’s officers, directors or employees (or any class of such persons), whether such payments are made to persons holding such positions before or after the Merger, relative to the Consideration or otherwise. We did not consider and express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or constituencies of the Company. We were not requested to, nor did we participate in the negotiation or structuring of the Merger. We were not requested to, nor did we, seek alternative candidates for a transaction with the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction or business strategy in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions as they exist on and can be evaluated as of, and other information disclosed to us as of, the date of this letter. It

14 Kremnitski St Tel-Aviv 6789912 Israel | Tel: 972-3-561-7801 | Fax: 972-3-5617765

should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We express no view with respect to the tax treatment that will be required to be applied to the Merger, nor does our opinion address any legal, other tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We have relied as to all legal, tax and accounting matters on advice of the Company’s management and its third-party legal, tax and accounting advisors. We have further assumed, with your consent, that any adjustment of the Consideration pursuant to the Merger Agreement will not be material to the opinion expressed herein. In rendering our opinion, we have assumed that the final terms of the Merge will not vary materially from those set forth in the latest drafts reviewed by us, without any waiver, modification or amendment of any material terms or conditions thereof, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Target or on the expected benefits of the Merger. We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. We also express no view or opinion as to any other agreements or arrangements that may be a part of the Merger including, without limitation, any stockholders’ agreement to be entered into by the Company in connection with the transaction.

For purposes of our analyses, we have considered the Consideration assuming the issuance of a number of the Company shares based upon the value per share of the Company common stock of $9.95, which the Company advised us, and which we have assumed with your consent, is the fair market value of such shares. We have been advised by the Company, and we have assumed with your consent, that the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the amount held in trust) does not and shall not exceed $81 million.

Prometheus Financial Advisory Ltd. (“Prometheus” and/or the “Firm”) is an Israeli independent financial advisory firm, offering a broad range of valuation and consulting

14 Kremnitski St Tel-Aviv 6789912 Israel | Tel: 972-3-561-7801 | Fax: 972-3-5617765

services, including fairness and solvency opinions, mergers and acquisitions due diligence services, financial reporting valuations, tax valuations, fixed asset and real estate consulting. Prometheus is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions. Although Prometheus has never in the past, provided any services to the Target and the Company, in the ordinary course of our business, Prometheus may from time to time provide such services to the Company or the Target. Prometheus is strictly an advisory firm with no investment banking activity. Prometheus was engaged by the Company solely to provide an opinion to the Board of Directors and shall receive a fee as a result of the delivery of this opinion (the “Fee”). The Fee is immaterial in comparison to our revenues (according to Israeli Securities Authority threshold). A portion of the Fee will be received only upon closing of the Merger, and should the Merger not take place Prometheus will not be entitled to that portion of the Fee. In addition, the Company has agreed to indemnify Prometheus against certain liabilities arising out of the engagement with the Company.

We express no opinion herein as to the price at which the common shares of the Company will trade at any future time or otherwise as to the effect of the Merger on the trading price of the common shares of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common shares of the Company by stockholders within a short period of time after the closing of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of the Target or in the markets they serve, (v) any actions taken or restrictions imposed by federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written

14 Kremnitski St Tel-Aviv 6789912 Israel | Tel: 972-3-561-7801 | Fax: 972-3-5617765

consent, except that this letter may be included in its entirety in a proxy statement mailed by the Company to its stockholders with respect to the Merger; provided that any summary of this opinion is in form and substance acceptable to us and our counsel. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as financial advisors that, as of the date hereof (i) the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company and (ii) the fair market value of the Target (measured by the enterprise values implied by the various financial analyses we conducted in connection with our opinion) equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account).

Yours Truly

Prometheus Financial
Advisory Ltd

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Description of the Parties and Transaction Details:

Ability - the Target Company

The Target is an Israeli private company established in 1994 that provides Tactical Communication Interception for authorized governments and law enforcement agencies.

It provides off-the-shelf and tailored solutions for its customers, offering a variety of cellular interception systems, (including passive and active solutions for GSM, CDMA, UMTS and LTE networks), personal satellite communication interception (including Thuraya, Iridium and VSAT) and geographic-based services for cellular location.

According to the Target’s management, it has an Installed customer base in over 50 countries worldwide.

Cambridge Capital Acquisition Corporation (NASDAQ: CAMBU): the Acquirer Cambridge Capital Acquisition Corporation (hereunder “CAMB”) - a blank check company formed in October 2013 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. CAMB has raised $81 million in equity for that purpose. If CAMB is unable to consummate a business combination within 18 months (or 24 months if a definitive agreement for an initial business combination was reached within 18 months) it will redeem 100% the outstanding public shares.

Merger Details

The Merger Consideration will be paid to the pre-closing shareholders of the Target’s securities pro-rata in accordance with their respective ownership interests and will consist of the following parts:

•	16,000,000 newly-issued shares of CAMB common stock

•	$19.1 million in cash

•	Put Option Shares Consideration - the Company will issue to the Sellers an aggregate of 1,079,208 new, fully paid, non-assessable ordinary shares of the Company that will hold a put option (“Put Shares”).

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•	An aggregate of 8,350,000 earn-out shares of CAMB to be paid if the following targets are met:

•	3,500,000 shares shall be issued if Target achieves Net Income of at least $27 million for the fiscal year 2015

•	1,850,000 shares shall be issued if Target achieves Net Income of at least $40 million for the fiscal year 2016

•	2,000,000 shares shall be issued if Target achieves Net Income of at least $60 million for the fiscal year 2017

•	1,000,000 shares shall be issued if Target achieves net income of at least $80 million for the fiscal year 2018

We were requested to assume by CAMB that the Merger with Target will be in a tax-free transaction. At closing, Target will be debt-free, and immediately prior to closing, Target shall pay a cash dividend to its shareholders in an amount equal to all of its cash in excess of normalized working capital.

In addition, we were informed by CAMB that there will be no less than $40 million left in trust after (i) payment to all redeeming stockholders, (ii) payment of CAMB and Target transaction expenses; (iii) payment of all CAMB accrued expenses and other liabilities, (iv) payment of each party’s finder’s fees and payment of fees.

Market Overview

The Lawful Interception (“LI”) market comprises of solutions aimed at assisting security agencies or Law Enforcement Agencies is fighting terrorism and criminal activities. Across the world, countries have adopted such legislative regulations and made it compulsory for the operators to make LI-enabled communication network.

As communication and networking technologies evolve over time, so do interception techniques. LI solutions are nowadays used to intercept voice and data traffic over a variety of wireless communication protocols ans systems including VoIP, LTE, WLAN, WiMax, DSL, PSTN, ISDN, CDMA, GSM, and GPRS, and more.

The global Homeland Security (HLS) & Public Safety markets, once dominated by US and EU as the major buyers is growing at a rapid pace in the regional markets of APAC,

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MEA and South America, with major investments made by governments to keep up with the rising volume of data traffic and increased security threats.

According to a research made by Allied Market Research1, estimates the market to grow from $670 million in 2014 to $2,100 million by 2020 which means CAGR of 20.8% over the period.

Background - Israeli Cyber Environment

The core technologies in the both interception and Cyber defense largely originate in state sponsored research finding its way to the civilian market.

Israel, which is often described as the “Startup Nation”, is also a leader in the cyber security software and services industry. Israel is home to a unique ecosystem that includes a verity of technological startup fueled by talented graduates of army cyber units bringing hands-on experience and prior access to cutting edge technology.

This in turn, with a combination of Israel being home to some of world class academic institutions, generates a vibrant cyber environment.

Israel is the second largest exporter of cyber products & services after the US. Israel cyber security exports accounts for 10% of the global internet security market and R&D expenditure in Israel accounts to c.15% of total global expenditure in the field2

Israel is the also the largest source for foreign IPOs in the US (24 IPOs out of 72 foreign companies IPOs in 2014 alone), with Israeli cyber companies now listed in the US including Cyberark (NASDAQ:CYBR), Check Point (NASDAQ:CHKP), Palo Alto (NASDAQ:PANW), Radware (NASDAQ:PANW), Imperva (NASDAQ:IMPV), Varonis (NASDAQ:VRNS), NICE-Systems (NASDAQ:NICE) which recently sold its LI related operations to Elbit Systems (NASDAQ:ELST), and Verint (NASDAQ:VRNT) with a total market cap of about $40 billion.

[1]	http://www.steamfeed.com/lawful-interception-market-is-expected-to-reach-2-1-billion-globally-by-2020-allied-market-research/
[2]	http://www.themarker.com/technation/1.2643488

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Recent examples of M&A activity in the Israeli cyber arena include among others the acquisition of Trustier by IBM, the acquisition of Aorato by Microsoft, the acquisition of Hyperwise & Lacon by Check Point for an aggregate consideration $1.2 billion.

Competition

The following table describes some of the known direct competition:

System Type	Product name	Short description	Known competitors

Satellite	IRIS	Tactical Iridium Interception system	Rohde&Schwarz (Germany), Verint (Israel)
	Thuraya	Tactical Thuraya Interception system	Arpege Defence (France), L3 TRL (USA)
	Thuraya	Strategic Thuraya interception system	Arpege Defence (France), L3 TRL (USA)
	SLIS	Satellite Link Interception System (VSAT, DCME, etc.)	L3 TRL (USA)

Cellular	IBIS	Tactical active GSM/3G interception system	Verint (Israel), Neosoft (Swiss)
	3G-Cat	3G IMSI Catcher	Verint (Israel), Neosoft (Swiss)
	AGIS	Passive GSM interception	Verint, Picsix, Laguna
	ACIS	Tactical passive CDMA interception system	An Ukrainian company

Cyber	Deceptor	Cyber data extraction system for IOS and Android	Wintego, Magen (Israel), Gamma Group (UK), many others

Geolocation	Hunter	Location of cellular phones	Circles (Bulgaria)

Deciphers	Thuraya decipher	Thuraya decipher	Arpege (France), L3 TRL (USA)

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Target Overview

Established in 1994, Target is a Private company, headquartered in Tel Aviv with offices in Israel, Lithuania and Hong Kong.

The Target offers its clients a variety of cellular interception systems, including passive and active solutions for GSM, CDMA, UMTS and LTE networks. It also offers interception solutions for Personal satellite communication interception, including Thuraya, Iridium and VSAT, integration of front-end with larger scale systems and geographic-based services for cellular location.

According to the Target’s management, the Target’s clients are located in over 50 countries, and include only governments, security agencies or law enforcement agencies which are all approved by the Israeli authorities. It is our understanding from Target’s management that Target does not conduct business with rogue countries.

The Target was founded by Mr. Anatoly Hurgin and Mr. Alexander Aurovsk. Together they and their team bring deep technological background combined with military experience. Mr. Anatoly Hurgin has a Master’s degree in Electronic Engineering from the Military Academy of Radio Electronics in Vilnius, Lithuania and has spent 10 years in the military service. Mr. Aurovsk holds a Master’s degree in Radio Engineering from the Bonch-Bruevich Saint-Petersburg State University of Telecommunications.

The Target currently has 13 employees, which include sale representatives, electrical engineers, programmers and technical staff. In addition, the Target extensively relies on subcontractors, with many of which it has exclusivity arrangements.

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Target’s Sales Segmentation

As indicated from the chart above, the Target relies heavily of sales in Latin America. According and more specifically (and most recently) on one major Latin American government Agency with which it has extensive business. On the same note, while Europe accounted for 42.9% of sales in 2012 in only accounted for 1.3% of sales in the first half of 2015. This pattern of variation may result in the Target having highly volatile revenue streams once big contracts end. However, it should be noted over the past three years the Target had demonstrated a general pattern of strong growth, mainly due to the fact that more and more individuals worldwide switch to smartphones which concentrate enormous quantities of information about such individuals and drive the growth in the LI market.

Sales by Product Type

Target offers a verity of lawful interception solutions. According to its management, one of Target’s main competitive advantage is the fact that is acts as a value added integrator of systems from different manufactures (with some of which it is also a direct

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competitors) creating solutions with seamless operability and exceptionally easy-to-operate interfaces. Following is a chart describing sales by product types:

Over the last 4 years, most sales were of cellular interception systems, accounting for 91.8% of total sales in 2013. Another main segment over the years was Geolocation products that accounted for 37.5% and 33.4% of total sales in 2012 and 2014 respectively. In 2014 the company introduced new Cyber, data mining and extraction from iOS and Android systems (“Cyber”) that was responsible to 33.8% of sales in 2014. This pattern of variation may result in the Target having highly volatile revenue streams once big contracts end. However, as noted earlier, the Target had demonstrated a general pattern of strong growth over the past 3 years.

Target Risk Analysis

Following are the main risks associated with Target’s operations as described to us by the Company and the Target:

•

Key Customers: Major customers and vendors are defined as ones from whom the Group derives at least 10% of its revenues and cost of revenues, respectively. During 2014 and 2013, the revenues from major customers aggregated to 83% and 80% from the total consolidated revenues, respectively. During 2014 and 2013, the

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cost of revenues from major vendors aggregated to 74% and 51% from the total consolidated cost of revenues, respectively. The Target is making efforts to reduce this high dependency on major customers, since this dependency may cause its future revenues to fluctuate significantly and may also cause future revenues to be significantly lower than past revenues.

•	Technological risk – the LI market is relatively new and there is a risk that Target will not be able to keep up with new emerging technologies. To mitigate this risk Target extensively works with 3rd party subcontractors supplying it with cutting-edge technologies.

•	Regulatory risk – the LI arena is affected by changes in regulation that may restrict sales either in certain countries or of certain products. It is our understanding from Target’s management that Target sells only to government entities that are not “black-listed”.

•	Political Risk – as sales are made to government agencies, there is a risk of early contract termination if a client government becomes unstable or financially distressed. The Target’s main client is a Latin American government agency. Latin America has experienced in the past and may experience in the future political and financial turmoil that may adversely and materially affect Target’s business.

•	Backlog instability risk – Growth estimates are based on a certain extent of current sales and backlog. The Target experienced a very strong growth in recent years. If this growth stops for some reason, the value of Target will sharply decrease.

•	Competition – As the Target operates in a very profitable market, with a strong demand for products, it runs a risk of increased competition both from the private sector and also from governments that may opt to develop cyber abilities in-house.

•	Key personnel – Target depends on key personnel, mainly its founders, to maintain its growth and customer relations. If such key personnel were to leave the Target, business results may materially decline.

•	Fluctuations in currency rates – The Target is exposed to currency risk due to its global sales. Sharp changes in exchange rates may adversely affect its business

•

Key Suppliers – the Target does not own most of the technology it uses in its products. These technologies are own and developed by the Target’s suppliers. If the relationship with certain key suppliers is compromised, Target’s business may

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suffer. Target management indicated that it makes efforts to find alternative suppliers and sign binding contracts with existing suppliers to mitigate this risk.

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Analysis of Target’s Financial Statements

Following is Target’s US-GAAP financial information for the years 2013 – H1/2015 based on information handed to us by Target’s representatives.

Balance sheet:

$ Thousands	Dec 31, 2013	Dec 31, 2014	Jun 30, 2015
	(US-GAAP audited)	(US-GAAP audited)	(US-GAAP reviewed)
Current Assets
Cash and cash equivalents	22	10,794	18,591
Restricted cash	1,100	1,402	1,402
Accounts receivable	209	48	4,897
Inventory	127	113	117
Loan to related parties	209	709	739
Due to related parties	—	—	119
Deferred taxes	434	—	—
Other current assets	492	632	297
	2,593	13,698	26,162
Non-Current Assets
Property and equipment, net	602	599	736
other assets	278	158	270
	880	757	1,006

Total assets	3,473	14,455	27,168

$ Thousands	Dec 31, 2013	Dec 31, 2014	Jun 30, 2015
Current Liabilities
Accrued payroll and other compensation related accruals	683	848	138
Accounts payable and accrued expenses	38	70	225
Income taxes payable	212	310	3,663
Deferred income taxes	—	555	953
Other accounts payable	162	229	47
Accrued expenses and account payable with respect to Projects	152	3,568	6,073
Due to shareholders	15	21	—
Dividend payables	1,980	1,163	—
Advance payments from customers	977	4,956	2,668
	4,219	11,720	13,767
Non-Current Liabilities
Other long term payables	278	158	270
Accrued severance pay	131	99	105
	409	257	375
Equity	(1,155)	2,478	13,026

Total Liabilities and Equity	3,473	14,455	27,168

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Cash and cash equivalents: Target’s revenue and net earnings growth has increased significantly its cash balances to $18.6 million as of June 30, 2015. During 2013-2014 the Target also distributes $2 million in dividends and repaid shareholders’ loans. Target demonstrated its ability to generate such sales without the need of major capital expenditures as shown in the low Property and equipment item. It is important to note that as part of the merger all of the cash excess will be distributed as dividend to the current shareholders before the merger.

Working Capital: Due to advance payments from customers, Target has negative working capital. According to management, this is due to the nature of its business, where clients such as governments pays significant advance payments. The negative Working Capital was 40% of revenues on December 30, 2014 and it decreased towards 16% on June 30, 2015.

Property and equipment, net: The property and equipment balance increased at about $140 thousands between 12/2013 and H-2015, while Target’s annual revenues soared by more than $37 million at the same period. This means that the Target’s growth required no major CAPEX.

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Profit & Loss:

$ Thousands	2013	2014	1-6/2015	LTM June 30, 2015
	(US-GAAP audited)	(US-GAAP audited)	(US-GAAP reviewed)	(Unaudited analysis)[3]
Total Revenues	5,588	22,134	43,043	48,737
YOY		298.2%		120.2%
Cost of revenues	4,455	14,654	20,516	25,605

Gross Profit	1,133	7,480	22,527	23,132
%	20.3%	33.8%	52.3%	47.5%
S&M	665	2,387	1,772
%	12.0%	10.8%	4.1%
G&A	419	469	686
%	7.5%	2.1%	1.6%

Operating income (loss)	49	4,624	20,069	20,113
%	0.9%	20.9%	46.6%	41.3%
Finance expenses (Income)	371	(269)	192
Profit before tax	(322)	4,893	19,877
Tax	(53)	1,260	3,087

Net income	(269)	3,633	16,799	17,028
%	(4.8%)	16.4%	39.0%	34.9%
Depreciation & Amortization	115	128	62	127

EBITDA	164	4,752	20,131	20,240
%	2.9%	21.5%	46.8%	41.5%

Revenues

Revenues grew significantly in 2014 and in the first half of 2015, with June 30, 2015’s LTM revenues reaching $48.7 million. The increase is due to growing market demand with the bulk of sales concentrated on cellular interception systems in Latin America.

Note: on a cash basis (Non-US-GAAP) 2014 revenues were c.$26 million4 ($22.1 million on US-GAAP basis). According to Target’s management, the difference is caused by the US-GAAP revenue recognition method. It should also be noted that Target’s contracts often contain recurring service and support revenues.

COGs

COGs are mainly made up of procurement of systems from 3rd party vendors.

[3]	The June 30, 2015 LTM results are an unaudited analysis of financial statements prepared by Prometheus and based on the 2014 audited financial statements and the 2015-H1 reviewed
[4]	Convenience translation based on year end USD/NIS exchange rate

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EBITDA Margin

Target improved its EBITDA margin significantly along the years reaching 46.8% of sales in the second half of 2015. This gives a strong indication of the value of Target’s products to its customers.

Net Income

Net income shows strong growth in recent years.

Note: on a cash basis (Non-US-GAAP) net income grew from $1.2 million, $3.6 million and $11.2 million 2012, 2013 and 2014 respectively. According to Target’s management, the difference is caused by the US-GAAP revenue recognition method.

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Backlog Analysis

According to Target’s management, it has a backlog (comprised of signed purchase orders) of $65.7 million in projects around the globe, of which 80% are with Latin American clients. The backlog is expected to generate over 40% gross margin in H2-2015. According to management, the backlog includes only projects in progress that are planned to be completed through 2015-2016, and excludes later phases of projects that are planned for later than 2016.

Most of the Company’s backlog comes from cellular interception projects as described at the following pie chart:

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The Target is also negotiating additional sales (“pipeline” sales) of $46 million, with Target’s management assigning probabilities of wining each sale. Below are a list of the main pipeline projects in thousands of dollars:

Project	Region	Type of product	Total of the project	Probability	Estimated total	In 2015	In 2016
1	Asia	Satellite	1,300	90%	1,170	1,170
2	Asia	Satellite	3,000	90%	2,700	0	2,700
3	Europe	Satellite	380	80%	304	304
4	Asia	Cellular	1,000	80%	800	800
5	Asia	Cellular	4,600	80%	3,680	0	3,680
6	Asia	Cellular	500	80%	400	400
7	Europe	Defense	140	80%	112	112
8	Asia	Maintenance	400	70%	280	280
9	Asia	Maintenance	400	50%	200	200
10	Asia	Cellular	14,880	50%	7,440		7,440
11	Asia	Cellular	1,000	50%	500	500
12	Europe	Satellite	2,500	50%	1,250	1,250
13	Asia	Cyber	4,000	50%	2,000	2,000
14	Africa	Cellular	1,420	50%	710	710
15	Latin America	Satellite	500	50%	250	250
16	Latin America	Satellite	490	50%	245	245
17	Asia	Cellular	1,420	50%	710	710
18	Latin America	Defense	150	50%	75	75
19	Latin America	Defense	150	50%	75	75
20	Asia	Defense	1,500	50%	750	750
21	Asia	Cellular	6,900	50%	3,450	0	3,450

	Total:		46,630		27,101	9,831	17,270

The following graph describes the aggregate pipeline by region for the years 2015-2016, with taking into account the probability of the project in its estimated value multiplied with the probability of each project:

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Fairness Analysis of the Consideration from the Financial Point of View of CAMB

From a financial point of view, and from CAMB’s point of view, the fairness of the Merger will be determined by comparing the value of Target as implied from the compensation paid to its shareholders in the Merger Agreement (the “Implied Value”) and the value calculated independently by us as presented in this fairness opinion (the “Independent Value”).

A.	The Implied Value

The Consideration to the Target’s comprises of the following:

•	The Cash Consideration – according to the Company, the Cash Consideration, in the amount of $19.1 million, shall be paid out of the Company’s own resources held in trust directly to Target’s shareholders. The Cash Consideration was therefore evaluated by us at face value.

Subtotal: the Cash Consideration is valued at $19,100,000

•	The Transaction Shares - In addition to the cash and Earn-out consideration stated in the share purchase agreement, the Company will issued to the Target shareholders (the “Sellers”) an aggregate of 16,000,000 new, fully paid, non-assessable ordinary shares of the Company. Target shareholders will have a 24 month lockup period for 90% of these shares (the remaining shares can be sold at any time).

In order to calculate the value of the shares granted to the Sellers, we used the market price of CAMB share as the merger date, the share price was set at $9.95. As the shares granted to the Sellers have a lockup period, a discount should be applied to the base share value. We detriment the restriction base on the Asian protective put method for estimating the suitable discount for lack of marketability (see appendix B), and we conclude that the restricted share discount is 15%.

Subtotal: Based on the above, the total value of the consideration paid in shares is estimated at $ 137,794,269

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•	Put Option Shares Consideration - the Company will issue to the Sellers an aggregate of 1,079,208 new, fully paid, non-assessable ordinary shares of the Company that will hold a put option (“Put Shares”). The sellers shall have the right to put to the Company their Pro Rata Portion of the Put Shares for an amount in cash equal to (x) the number of Put Shares subject to such exercise, multiplied by (y) $10.10. An amount of the Cash Consideration equal to $10,900,000 shall be deposited in escrow which deposited escrow amount shall be allocated among the Stockholders and those other Persons upon exercise of the Put Options.

Subtotal: Based on the above, the total value of the consideration paid in put shares is estimated at 10,900,000

•	The Earn-out Shares –

Consists of an aggregate earn-out payment of 8,350,000 shares of CAMB to be paid if the following objectives are met:

•	3,500,000 shares shall be issued if Target achieves net income of at least $27 million for the fiscal year 2015

•	1,850,000 shares shall be issued if Target achieves net income of at least $40 million for the fiscal year 2016

•	2,000,000 shares shall be issued if Target achieves net income of at least $60 million for the fiscal year 2017

•	1,000,000 shares shall be issued if Target achieves net income of at least $80 million for the fiscal year 2018

•

In the event that the Target fails to satisfy the Net Income target for any fiscal year but the net Income for such fiscal year is ninety percent (90%) or more of the net Income target for such fiscal year, then Shares equal to the product obtained by (x) the net income shares that would have been issued to had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year. For instance and solely by way of illustration, if the net income for the 2015 fiscal year equals $24,300,000, the 2015 Net Income Shares issuable to the Stockholders shall equal

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3,150,000 Holdco Shares. In addition, in the event that the Target fails to satisfy the 2015 Net Income Target but satisfies the 2016 Net Income Target, then CAMB shall issue to the Stockholders, in addition to the 2016 Net Income Shares required to be issued by the Target as a result of the Target achieving the 2016 Net Income Target, the 2015 Net Income Shares. In addition, (i) if the Target fails to satisfy the 2015 Net Income Target but Net Income for such fiscal year is ninety percent (90%) or more of the 2015 Net Income Target (i.e., 92%) and Net Income for 2016 is a higher percentage of the 2016 Net Income Target (i.e., 97%), then CAMB shall issue to the Stockholders, in addition to the pro rata 2016 Net Income Shares (i.e., 97%) required, such number of CAMB Shares for 2015 in accordance with the above based on the difference (i.e. 5%) between the percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 97%) and the Net Income for 2015 as compared to the 2015 Net Income Target (i.e. 92%), or (ii) if Target fails to satisfy the 2015 Net Income Target and Net Income for such fiscal year is less than ninety percent (90%) of the 2015 Net Income Target but Net Income for 2016 is ninety percent (90%) or more of the 2016 Net Income Target (i.e. 95%), then CAMB shall issue to the Stockholders, in addition to the pro rata of 2016 Net Income Shares (i.e. 95%) required by the above, such number of CAMB Shares for 2015 in accordance based on the same percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 95%). For purposes of clarity, the catch-up allowance described in this clause shall not apply to any other time periods or targets other than those specifically referenced in this clause.

In our valuation and according to the net profit in H1/2015, the existing backlog for H2/2015, Company’s assumptions and the estimated net profit in H2/2015 as of the measurement date, we have determined that the probability to meet the bonus for the performance of 2015 is 100%. Contingent consideration does not generally lend itself to valuation using the market or cost approach. Therefore, either the income or the option pricing approaches

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is most frequently used. Numerical methods provide additional support for the real options approach to valuing contingent considerations. While there will undoubtedly be situations in which the closed form solutions will be useful for valuing contingent consideration, there will be many cases calling for numerical methods. The most popular numerical methods are lattices and the Monte Carlo simulation. For full discussion in the Monte Carlo simulation and other parameters used in valuing the Earn-out Shares see appendix A

Subtotal: the Earn-out Shares are valued at $40.1 million

Conclusion: The total value of Target as implied from the Merger is $208

This figure is going to be compared against our independent valuation of Target to determine financial fairness.

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B.	The Independent Value of Target

Following is a summary of the analyses performed and main factors considered in calculating the Independent Value. Prometheus reviewed these analyses with the Company’s management. Although the summary does not purport to describe all of the analyses performed or factors considered by Prometheus in this regard, it does set forth those considered by Prometheus to be material in arriving at its opinion. The analyses included the following complimentary approaches:

1.	Discounted cash flow analysis

2.	Reasonability Analysis: Selected publicly traded companies multiples analysis

3.	Reasonability Analysis: Selected precedent transactions analysis.

1. Discounted Cash Flow Analysis

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company or asset by calculating the “present value” of estimated future cash flows of the company or asset. “Future cash flows” refers to projected unlevered free cash flows of the business. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

We calculated the discounted cash flow value for Target as the sum of the net present value of (i) the projected unlevered, post-after tax future free cash flows beginning with the second half of fiscal year 2015 through and including fiscal year 2017, and (ii) the assumed value of Target at the end of the period (referred to as the “terminal value”). We used a 20% discount rate. This rate was based on the AICPA Practice Aid on Valuation Of Privately Held Company referencing rates of return data and studies performed by James Plummer (QED Report on Venture Capital Financial Analysis, 1987) and Daniel Scherlis and William Sahlman (A Method for Valuing High-Risk, Long Term, Investments: The Venture Capital Method,” Harvard Business School Teaching Note 9-288-006, Boston: Harvard Business School Publishing, 1989). Rates from various studies are displayed in the table below:

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Stage of Development	Rates of Return
Startup	50% - 100%
First Stage/Early Development	40% - 60%
Second Stage/Expansion	30% - 50%
Bridge/IPO	20% - 35%

The Target is a fast growing company with high profit margins and evidently in the Bridge/IPO stage. Based on the facts and studies described above, the Target’s advanced stage and on our experience in valuation theory and valuation practice, we chose a 20% discount rate.

Main Cash Flow Assumptions

Revenues:

Due to the relatively high visibility of the backlog, we adopted Target’s forecast for the second half of 2015. For 2016 and 2017, we estimated revenue growth at 20.8%, in accordance to total market growth estimations described in earlier segments of this report. We note that Target’s management expects much higher results implying a 33.4% CAGR over the same period. However, we believe that there is a risk that Target’s current backlog is not representative of a steady state and we therefore opted to use market growth estimates.

Gross Margin

Gross margins in the first half of 2015 stood at 52% and are expected to stand at 47.3% for the entire year of 2015 in line with the Target’s projections. We assumed a margin erosion mainly based on existing backlog data from the Target and increased competition that may immerge, thus factoring is a probability that future sales will be less profitable than 2015.

Total OPEX

We adopted the Target’s OPEX forecast in dollar value with only minor changes.

EBITDA Margin

The EBITDA margin resulting from the forecast is expected to erode from 41.7% in 2015 to 36.3% by 2017 mainly due to the reduction in gross margins.

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CAPEX

Prometheus assumed an average annual CAPEX of 0.5% from sales during the forecast years. CAPEX expense, based on the Target’s historical performance that show modest CAPEX.

Working Capital

Prometheus assumed that Target’s working capital ratio will remain stable at a negative 15% of revenues.

Tax

We were informed by Target’s management that the applicable tax rate for Target is 16%.

Valuation Date

The discounted cash flows valuation is as of September 1, 2015. However, for convenience purposes, the cash flow period begins on June 30, 2015. We were assured by the Target’s management that they are not aware of any material changes to the worse in Target’s business.

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Forecasted cash flow:

$ Thousands	2012	2013	2014	1-6/2015	7-12/2015E	2015	2016	2017	TY
Total Revenues	7,460	5,588	22,134	43,043	46,715	89,758	108,428	130,981	134,911
YOY		(25.1%)	296.1%			305.5%	20.8%	20.8%	3.0%
Gross Margin (exc’l D&A)	2,718	1,133	7,480	22,527	19,937	42,464	46,274	54,589
Margin	36.4%	20.3%	33.8%	52.3%	42.7%	47.3%	42.7%	41.7%

EBITDA	(818)	49	4,624	20,069	17,363	37,432	40,419	47,516	48,942
Margin	(11.0%)	0.9%	20.9%	46.6%	37.2%	41.7%	37.3%	36.3%	36.3%
Total Depreciation & Amortization	87	115	128	62	73	135	253	430	642

Operating Profit	(905)	(66)	4,496	20,007	17,291	37,298	40,166	47,086	48,300
Margin	(12.1%)	(1.2%)	20.3%	46.5%	37.0%	41.6%	37.0%	35.9%	35.8%
CAPEX					467		488	589	589
Change in WC					6,449		2,393	3,143	589
Tax					4,323		13,248	20,446	7,728
Cash flow					19,023		29,077	29,624	41,214

Based on the forecasted cash flows presented above, Target’s enterprise value is $226.3 million.

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Sensitivity Analysis

The table below shows the changes in the enterprise value of the Target given a range of discount rates and permanent growth rates:

		WACC
$ Thousands		18.0%	19.0%	20.0%	21.0%	22.0%
	1.0%	228,184	215,517	204,196	194,019	184,821
	2.0%	241,419	227,222	214,616	203,349	193,220
Permanent Growth	3.0%	256,419	240,390	226,261	213,715	202,502
	4.0%	273,561	255,313	239,362	225,302	212,816
	5.0%	293,341	272,369	254,210	238,336	224,344

Conclusion:

A.	The Independent value calculated in the DCF analysis ($226.3 million) is greater than the Implied Value ($208 million). The Consideration is therefore fair from a the financial point of view of CAMB

B.	Both the Independent Value and the Implied Value exceed 80% of the amount held by the Company in trust for the benefit of its public stockholders.

Note: the forecast above was prepared by Prometheus and it is significantly more conservative than the Target’s estimates according to which the earn-out objectives were set. Despite this fact, the value derived by this forecast is still fair from a the financial point of view of CAMB

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2. Reasonability Analysis: Selected publicly traded companies multiples analysis

In order to estimate the reasonability of the Independent Value, Prometheus reviewed and compared certain financial information and multiples relating to Target to corresponding financial information, ratios and public market trading multiples of publicly traded cyber information technology security and lawful interception (“Cyber”) companies that Prometheus deemed relevant. Although none of the selected companies is identical or directly comparable to Target, Prometheus, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that Prometheus considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that the comparable companies operate in the same or similar industries having financial profiles similar to the business model and financial profile of Target. Among the information Prometheus considered was Target’s earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) and Target’s Revenues, in each case for the 12 months ended on the last available financial statement (referred to as “LTM”). For each selected publicly traded company, Prometheus considered its enterprise value defined as the company’s market capitalization calculated on a fully-diluted basis as of June 30, 2015 plus preferred equity and total debt, less cash and cash equivalents) as a multiple of LTM EBITDA. These trading multiples are commonly used by professionals in connection with financial valuations. The operating results and the corresponding trading multiples derived for each of the selected publicly traded companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of June 30, 2015. Prometheus adjusted the historical results of the selected publicly traded companies, where it deemed appropriate, to eliminate the impact of publicly disclosed unusual or non-recurring items included in their financial information. Although Prometheus compared the trading multiples of the selected publicly traded companies to those implied for Target, none of the selected publicly traded companies is identical or directly comparable to Target. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading

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multiples of the selected publicly traded companies. Prometheus did not have access to internal forecasts for any of the selected publicly traded companies other than Target.

Following are the selected publicly traded companies used in the analysis:

Radware Ltd

Cyberark Software

Check Point Soft

Imperva Inc

Varonis Systems

Nice Systems

Verint systems

Cobham plc

Nice systems, Cobham plc and Verint systems are the companies most similar to Target in terms of the line of business, as they are all engaged at lawful interception and their business is based on selling interception systems to public authorities worldwide, very similar to the Target. However, these companies vary from Target in size and in additional lines of operations. We also included additional comparable companies which operate in the Cyber (security) market, and are of Israeli origins and traded in the US. These companies develop cyber technologies and compete for similar manpower and share some of the same risks.

Prometheus calculated the multiples implied by the Consideration and compared these multiples to the range of the trading multiples for the selected publicly traded companies. Information regarding the trading multiples from Prometheus’s analysis of selected publicly traded companies is set forth in the following tables:

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Comparable Company	EV / LTM EBITDA
Radware LTD	23.53x
Cyberark Software	85.45x
Check Point Soft.	13.47x
Imperva Inc.	N/A
Varonis Systems	N/A
Nice Systems	16.21x
Verint Systems	21.85x
Cobham Plc	16.86x

Median	19.35x
Average	29.56x
Min	13.47x
Max	85.45x

Target LTM EBITDA ($ millions)	20.2

Value indications:
Median	391.7
Average	598.3
Min	272.5

Prometheus notes that some of the companies included above has an operating loss and therefore were excluded from the relative group for EV/EBITDA multiple purpose (see above).

Conclusion:

A.	Based on Enterprise Value/ LTM EBITDA Multiples of Selected Publicly Traded Companies Target’s value is at least $272.5 million. This value is greater than the Implied Value ($208 million). The Consideration is therefore fair from a the financial point of view of CAMB

B.	Both the Independent Value and the values calculated above based on multiples exceed 80% of the amount held by the Company in trust for the benefit of its public stockholders.

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3. Selected Precedent Transactions Analysis.

Prometheus performed an analysis of 2 selected precedent transactions it was able to identify as close in nature. The purpose of this analysis was to provide a comparison of the transaction multiples implied by the consideration paid by acquirers in recent transactions involving the acquisition of companies operating in the Cyber industry with the multiples implied by the Consideration. Prometheus’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the Cyber industry because complete information relating to such entire range of transactions is not always publicly available. While none of the companies that participated in the selected transactions is identical or directly comparable to Target, Prometheus, using its professional judgment and experience, deemed such transactions relevant after analyzing them in connection with certain criteria that Prometheus considered to be appropriate in light of the applicable facts and circumstances. In selecting the transactions to analyze, Prometheus evaluated criteria in their entirety without application of definitive qualifications or limitations to any individual criterion. As a result, a transaction involving the acquisition of a significantly larger or smaller company relative to Target operating in a line of business and under business and financial conditions similar, in whole or in part, to Target’s may have been included, while a transaction involving the acquisition of a similarly sized company as the Target with less similar lines of business and operating under different business and financial conditions may have been excluded. Prometheus calculated the multiples implied by the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of the revenues and net earnings. These multiples are commonly used by professionals in connection with financial analysis. Prometheus adjusted the historical results of the acquired companies, where it deemed appropriate, to eliminate the impact of publicly disclosed unusual or non-recurring items included in their financial information.

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Selected Precedent Transactions Analysis Summary:

a.	U-TX Technologies LTD/Verint Systems (April 2014)

The publicly available information regarding the deal was the total consideration paid by the acquirer and the expected target’s contribution to Verint revenue in 2014 and in 2015 as described in a conference call by Verint CEO, Dan Bodner5. The multiples indicated by the deal was as follows:

Implied TV/2015 Expected Sales	4.1x

Applying the same multiple on the Target’s 2015 expected revenues yields the following result:

Implied TV/2015 Expected Sales	4.1x
Target’s 2015 expected revenues:	89.8

Target’s implied Value	372.0

b.	NICE Systems Ltd.’s Cyber and Intelligence division acquired by Elbit Systems Ltd (May 2015)

The available information regarding the deal was the cash consideration paid by the acquirer in a total of $117.9 million and an additional $40 million earn-out. The press release indicated the Intelligence division’s full year contribution (as shown in the previous annual guidance of to the seller) to the Non-GAAP revenue of $80 million and $0.09 in Non-GAAP fully diluted earnings per share. The press release also indicated the previous second quarter guidance included the Intelligence division’s contribution of $20 million in Non-GAAP revenue and $0.03 in Non-GAAP fully diluted earnings per share.

Applying a conservative approach Prometheus used the low end of the consideration (excluding earn-out) and annualized the 3 months contribution to the EPS. The multiple indicated by the deal was as follows:

•	Last quarter per share net earnings: $0.03

[5]	http://www.globes.co.il/en/article-verint-acquires-utx-for-83m-1000929349

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•	Annualized per share net earnings: $0.12 (we used this number which is higher than the 2015 $0.09 guidance available that was at the time)

•	Number of shares: 60.9 million

•	Annualized net earnings: $7.3 million Consideration (exc’l Earn-out): $117.9

•	P/E: 16.1x

The transaction took place in early 2015 and the 16.1x P/E multiple is based on the 2015 earnings expectations we derived.

Applying the Same multiple on the Target’s 2015 expected EBITDA yields the following result:

Implied TV/2015 Expected net earnings
Deal implied multiples	16.1x
Target’s 2015 expected EBITDA	32.1 million

implied value	$516.8 million

The implied value to Target according to the NICE-Elbit transaction is $516.8 million. However, both NICE and Elbit are publicly traded company’s therefore a discount for lack of marketability should be used when applying the multiple to the Target’s profit. The applied discount is usually around 20% in such cases, implying a total discounted value of approximately $414 million to Target based on this transaction.

Prometheus notes that the total consideration the buyers in both tested transactions were willing to pay is probably somewhat higher that what a financial investor would be willing to pay due to possible synergies. However, the implied multiples are high enough to show that the Consideration paid for Target is reasonable.

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Conclusion:

A.	Based on the selected transaction multiples above, Target’s value is greater than the Implied Value ($208 million). The Consideration is therefore fair from a the financial point of view of CAMB

B.	Both the Independent Value and the values calculated above based on multiples exceed 80% of the amount held by the Company in trust for the benefit of its public stockholders.

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Appendix A- Contingent Consideration Valuation

The Earn-Out Terms

Consists of an aggregate earn-out payment of 8,350,000 shares of CAMB to be paid if the following objectives are met:

•	3,500,000 shares shall be issued if Target achieves net Income of at least $27 million for the fiscal year 2015

•	1,850,000 shares shall be issued if Target achieves net Income of at least $40 million for the fiscal year 2016

•	2,000,000 shares shall be issued if Target achieves net Income of at least $60 million for the fiscal year 2017

•	1,000,000 shares shall be issued if Target achieves net Income of at least $80 million for the fiscal year 2018

In the event that the Target fails to satisfy the Net Income target for any fiscal year but the net Income for such fiscal year is ninety percent (90%) or more of the net Income target for such fiscal year, then Shares equal to the product obtained by (x) the net income shares that would have been issued to had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year. For instance and solely by way of illustration, if the net income for the 2015 fiscal year equals $24,300,000, the 2015 Net Income Shares issuable to the Stockholders shall equal 3,150,000 Holdco Shares. In addition, in the event that the Target fails to satisfy the 2015 Net Income Target but satisfies the 2016 Net Income Target, then CAMB shall issue to the Stockholders, in addition to the 2016 Net Income Shares required to be issued by the Target as a result of the Target achieving the 2016 Net Income Target, the 2015 Net Income Shares. In addition, (i) if the Target fails to satisfy the 2015 Net Income Target but Net Income for such fiscal year is ninety percent (90%) or more of the 2015 Net Income Target (i.e., 92%) and Net Income for 2016 is a higher percentage of the 2016 Net Income Target (i.e., 97%), then CAMB shall issue to the Stockholders, in addition to the pro rata 2016 Net Income Shares (i.e., 97%) required, such number of CAMB Shares for 2015 in accordance with the above based on the difference (i.e. 5%) between the percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 97%) and the Net Income for 2015 as

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compared to the 2015 Net Income Target (i.e. 92%), or (ii) if Target fails to satisfy the 2015 Net Income Target and Net Income for such fiscal year is less than ninety percent (90%) of the 2015 Net Income Target but Net Income for 2016 is ninety percent (90%) or more of the 2016 Net Income Target (i.e. 95%), then CAMB shall issue to the Stockholders, in addition to the pro rata of 2016 Net Income Shares (i.e. 95%) required by the above, such number of CAMB Shares for 2015 in accordance based on the same percentage of Net Income for 2016 as compared to the 2016 Net Income Target (i.e. 95%). For purposes of clarity, the catch-up allowance described in this clause shall not apply to any other time periods or targets other than those specifically referenced in this clause.

Basic Valuation

•	Contingent consideration does not generally lend itself to valuation using the market or cost approach. Therefore, either the income or the option pricing approaches is most frequently used.

•	Numerical methods provide additional support for the real options approach to valuing contingent considerations. While there will undoubtedly be situations in which the closed form solutions will be useful tools for valuing contingent consideration, there will be many cases that call for numerical methods. That can be applied to both of the most popular numerical methods, lattices and Monte Carlo simulation.

The Monte Carlo –Simulation

For the Monte Carlo simulation implementation, we explicitly acknowledge the possibility of time varying parameters. The evolution of the asset price is:

Where z is a unit normal random variable. Monte Carlo simulation is likely to be especially useful because many contingent consideration payments are path-dependent. For example, the contingent consideration could be 1) defined by average sales, 2) depend on periodic growth rates, and 3) could include multiple payments that depend on previous payments.

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The Monte Carlo –Simulation- Parameters

In order to calculate the total earn out we conduct two Monte Carlo simulation, one is for the equity (share price) and the seconded is for the net income, the following table displays the parameters we used in order to build this simulation:

Parameter	Value – Share Price	Value – Net Income	Comments
Risk-free interest	1.33%	1.33%	1
Underlying Asset	$9.95	30,000	2
Contractual Life	3.5	3.5	3
Growth Margin	NR	1.9%	4
Annual Standard Deviation	47.53%	45.44%	5

1.	The risk-free interest rate assumption is based on the yield of U.S. Treasury zero-coupon bonds with an equivalent term to Contractual Life plus CDS according to Israel’s risk.

2.	$9.95 is based on the market price of CAMB share as of the merger date, the value in the net income simulation is based on the first year forecast to the ending period of 2015.

3.	The Earn-out Periods is based on the share purchase agreement

4.	We determined the Growth Margin which is calculated by the difference between the CAGR of the company and it’s CAPM, under the assumption that there is no change between the sales beta to the equity beta.

5.	The standard deviation is derived from comparable companies which are similar to the Companies selected for the construction of the WACC for both simulation, regarding the net income simulation we made adjustment in order to use the standard deviation for the assets, as follows:

	Short Name	Vol - 3.5 Years	E/(D+E)	(D/(D+E)	Years 3.5- Vol
1	Radware Ltd	31%	100%	0%	30.91%
2	Cyberark	108%	100%	0.00%	107.72%
3	Check Point Soft	20%	100%	0.00%	19.60%
4	Imperva Inc	62%	100%	0.00%	61.51%
5	Varonis Systems	94%	100%	0.00%	94.03%
6	Nice Systems	21%	100%	0.00%	20.84%
7	Verint Systems	25%	58%	42.30%	16.84%
8	Cobham Plc	21%	43%	56.56%	12.09%
	Average	47.53%			45.44%

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Appendix B - Discount for lack of marketability (DLOM)

Calculation of DLOM

1.	According to the AICPA practice aid valuation of privately held companies and restricted stocks of public companies, it is recommended to apply a discount to the other securities to capture the difference in level of influence between different classes of securities.

2.	Several quantitative methods have been developed to estimate the discount for lack of marketability for privately held securities and restricted stocks of public companies.

3.	In this report we used the Asian protective put method for estimating the suitable discount for lack of marketability.

4.	The protective put method for estimating a discount for lack of marketability was first described by David Chaffe in 1993, and it serves as the foundation for other option-based methods. In this method, the discount is estimated as the value of an at-the-money put with a life equal to the period of the restriction, divided by the marketable stock value.

5.	The Asian protective put is a variant of the protective put method that is preferred by some practitioners because it estimates the discount based on the average price over the restriction period rather than based on the final price.

6.	The table below includes the key parameters we used for the Asian protective put model:

Assumption	Parameter	Comments
Contractual life	2	1
Underlying asset	$9.95	2
Expected volatility	47.53%	3
Risk-free interest rate	1.08%	4
Exercise price	$9.95	5

DLOM %	15%

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Comments

6.	The contractual life is based on the holding period before the sellers can sell any restricted securities in the marketplace.

7.	Based on the market price of CAMB share as of the merger date.

8.	The standard deviation is derived from comparable companies which are similar to the Companies selected for the construction of the WACC:

Comparable Companies	Annual Standard Deviation%
Radware Ltd	30.91
Cyebrark	107.72
Check Point Soft	19.60
Imperva Inc	61.51
Varonis Systems	94.03
Nice Systems	20.84
Verint Systems	16.84
Cobham Plc	12.09

Average	45.44%

9.	The risk-free interest rate assumption is based on the yield of U.S. Treasury zero-coupon bonds with an equivalent term to Contractual Life plus CDS according to Israel’s risk.

10.	According to the underlying assets.

Based on the above, we used a DLOM of 15% for a 90% portion of shares, which are restricted for 24 months and a DLOM of 0% for a 10% portion of shares, which are restricted for 0 months.

The calculation of the value of shares for each portion of shares is as follows:

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90% of Shares	14,400,000
Restricted Shares Discount	14.94%
Adjusted price per share (USD)	8.61
Total value of Group 90% Portion of Shares (Thousand USD)	121,874

10% of Shares	1,600,000
Restricted Shares Discount	0%
Adjusted price per share (USD)	9.95
Total value of Group B Shares (Thousand USD)	15,920

Based on the above, the total value of the consideration paid in shares is estimated at 137,794 thousand USD.

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ANNEX C

Cambridge Holdco Corp.

2015 Long-Term Equity Incentive Plan

Section 1. Purposes; Definitions.

The purpose of the Cambridge Holdco Corp. 2015 Long-Term Equity Incentive Plan is to enable Cambridge Holdco Corp. to offer to those of its employees and to the employees of its Subsidiaries and other persons who are expected to contribute to the success of the Company, long term performance-based share and/or other equity interests in the Company, thereby enhancing their ability to attract, retain and reward such key employees or other persons, and to increase the mutuality of interests between those employees or other persons and the shareholders of Cambridge Holdco Corp.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Board” means the Board of Directors of Cambridge Holdco Corp.

(b)	“Cause” shall have the meaning ascribed thereto in Section 5(b)(ix) below.

(c)	“Change of Control” shall have the meaning ascribed thereto in Section 10 below.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

(e)	“Committee” means any committee of the Board, which the Board may designate.

(f)	“Company” means Cambridge Holdco Corp., a Cayman Islands exempted company.

(g)	“Covered Employee” shall mean any employee of the Company or any of its Subsidiaries who is deemed to be a “covered employee” within the meaning of Section 162(m) of the Code.

(h)	“Deferred Shares” means Shares to be received, under an award made pursuant to Section 7 below, at the end of a specified deferral period.

(i)	“Disability” means disability as determined under procedures established by the Board or the Committee for purposes of the Plan.

(j)	“Early Retirement” means retirement, with the approval of the Board or the Committee, for purposes of one or more award(s) hereunder, from active employment with the Company or any Parent or Subsidiary prior to age 65.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect from time to time.

(l)

“Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the principal market for the Shares is a national securities exchange or the Over The Counter Bulletin Board, the closing sale price of the Shares on such day as reported by such exchange or market system or quotation medium, or on a consolidated tape reflecting transactions on such exchange or market system or quotation medium, or (ii) if the principal market for the Shares is not a national securities exchange and the Shares are not quoted on the Over The Counter Bulletin Board, the mean between the closing bid sale price for the Shares on such day as reported by the National Quotation Bureau, Inc.; provided that if clauses (i) and (ii) of this paragraph are both inapplicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Shares shall be determined by the Board of Directors or the Committee, as the case may be, which determination shall be conclusive as to the Fair Market Value of the Shares.

(m)	“409A Change” shall mean (i) the acquisition by any one person, or more than one person acting as a group, of Shares that, together with Shares held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Shares; (ii) (a) the acquisition by any one person, or more than one person acting as a group (or the acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of Shares possessing fifty percent (50%) or more of the total voting power of the Shares; or (b) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the acquisition by any one person or more than one person acting as a group (or the acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company resulting in a Change of Control and, in any event, that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that in no event shall a “409A Change” occur unless it is also a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership a substantial portion of the Company’s assets” under Code Section 409A and the Treasury regulations issued thereunder.

(n)	“409A Deferred Share Award” shall mean a Deferred Share Award that is or has become subject to Section 409A of the Code.

(o)	“Identification Date” shall mean each December 31.

(p)	“Incentive Share Option” means any Share Option which is intended to be and is designated as an “Incentive Share option” within the meaning of Section 422 of the Code, or any successor thereto.

(q)	“Non-Qualified Share Option” means any Share Option that is not an Incentive Share Option.

(r)	“Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after age 65.

(s)	“Other Share-Based Award” means an award under Section 8 below that is valued in whole or in part by reference to, or is otherwise based upon, Stock.

(t)	“Participant” shall mean any person who has received an award of an Option, Deferred Shares, Restricted Shares or an Other-Stock Based-Award under the Plan.

(u)	“Parent” means any present or future parent of the Company, as such term is defined in Section 424(e) of the Code, or any successor thereto.

(v)	“Plan” means this Cambridge Holdco Corp. 2015 Long-Term Equity Incentive Plan, as hereinafter amended from time to time.

(w)	“Restricted Shares” means Shares, received under an award made pursuant to Section 6 below, that is subject to restrictions imposed pursuant to said Section 6.

(x)	“Register of Members” means the register of members of the Company maintained in accordance with the Companies Law (2013 Revision) of the Cayman Islands. “Retirement” means Normal Retirement or Early Retirement.

(y)	“Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Exchange Act, as in effect from time to time, and any successor thereto.

(z)	“Securities Act” means the Securities Act of 1933, as amended, as in effect from time to time.

(aa)	“Specified Employee” means any Participant (As hereinafter defined) who is (i) an officer of the Company and (ii) receives annual compensation from the Company in excess of $130,000 (or such other amount as determined pursuant to Code Section 416(i)(1)(A)(i)). The term Specified Employee shall also include any other individual who satisfies the definition of specified employee under Code Section 409A. A Participant is a Specified Employee if he/she meets the foregoing requirements at any time during the 12-month period ending on an Identification Date. If a Participant is a Specified Employee as of an Identification Date, such Participant is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the Identification Date.

(bb)	“Shares” means the Ordinary Shares of the Company, $[ • ] par value per share.

(cc)	“Share Option” or “Option” means any option to purchase Shares which is granted pursuant to the Plan.

(dd)	“Subsidiary” means any present or future (A) subsidiary corporation of the Company, as such term is defined in Section 424(f) of the Code, or any successor thereto, or (B) unincorporated business entity in which the Company owns, directly or indirectly, 50% or more of the voting rights, capital or profits.

(ee)	“Unforeseen Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2. Administration.

The Plan shall be administered by the Board, or at its discretion, the Committee, the membership of which shall consist solely of two or more members of the Board, each of whom shall serve at the pleasure of the Board and to the extent practicable, shall be a “Non-Employee Director,” as defined in Rule 16b-3 and shall be at all times constituted so as not to adversely affect the compliance of the Plan with the requirements of Rule 16b-3 or with the requirements of any other applicable law, rule or regulation. To extent practicable, the members of the Committee shall each be an “outside director” within the meaning of Section 162(m) of the Code and the regulations thereunder.

The Board or the Committee, as the case may be, shall have the authority to grant, pursuant to the terms of the Plan, to officers and other employees or other persons eligible under Section 4 below: (i) Share Options, (ii) Restricted Shares, (iii) Deferred Shares, and/or (iv) Other Share-Based Awards.

For purposes of illustration and not of limitation, the Board or the Committee, as the case may be, shall have the authority (subject to the express provisions of the Plan):

(i)	to select the officers, other employees of the Company or any Parent or Subsidiary and other persons to whom Share Options, Restricted Shares, Deferred Shares and/or Other Share-Based Awards may be from time to time granted hereunder;

(ii)	to determine the Incentive Share Options, Non-Qualified Share Options, Restricted Shares, Deferred Shares and/or Other Share-Based Awards, or any combination thereof, if any, to be granted hereunder to one or more eligible persons;

(iii)	to determine the number of Shares to be covered by each award granted hereunder;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, share price, any restrictions or limitations, and any vesting acceleration, exercisability and/or forfeiture provisions);

(v)	to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company or any Parent or Subsidiary outside of the Plan;

(vi)	to substitute (A) new Share Options for previously granted Share Options, including previously granted Share Options having higher option exercise or purchase prices and/or containing other less favorable terms, and (B) new awards of any other type for previously granted awards of the same type, including previously granted awards which contain less favorable terms.

Subject to Section 11 hereof, the Board or the Committee, as the case may be, shall have the authority to (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, (ii) interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and (iii) to otherwise supervise the administration of the Plan.

Subject to the provisions of the Plan and notwithstanding anything to the contrary above, the Board or the Committee, as the case may be, may, in its sole discretion, from time to time delegate to the Chief Executive Officer of the Company (the “CEO”), President (the “President”) or the Chief Financial Officer of the Company (the “CFO”) the authority, subject to such terms as the Board or the Committee, as the case may be, shall determine, to determine and designate from time to time the employees or other persons to whom awards under the Plan may be granted and to perform other specified functions under the Plan; provided, however, that the CEO, President or CFO, as the case may be, may not grant any award to, or perform any function related to an award to, himself or herself, as the case may be, or any individual (i) who is an officer of the Company or (ii) then subject to Section 16 of the Exchange Act or (iii) who is or, in the determination of the Board or the Committee, as the case may be, may become a Covered Employee, and any such grant or function relating to such individuals shall be performed solely by the Board or the Committee, as the case may be, to ensure compliance with the applicable requirements of the Exchange Act and the Code or (iv) where the grant or performance of such function by the CEO, President or CFO will cause the Plan not to comply with any applicable regulation of any securities exchange or automated quotation system where the Shares are listed for trading.

Any such delegation of authority by the Board or the Committee, as the case may be, shall be by a resolution adopted by the Board or the Committee, as the case may be, and shall specify all of the terms and conditions of the delegation. The resolution of the Board or the Committee, as the case may be, granting such authority may authorize the CEO, President or CFO to grant awards pursuant to the Plan and may set forth the types of awards that may be granted; provided, however, that the resolution shall (i) specify the maximum number of Shares that may be awarded to any individual Plan participant and to all participants during a specified period of time and (ii) specify the exercise price (or the method for determining the exercise price) of an award, the vesting schedule, and any other terms, conditions, or restrictions that may be imposed by the Board or the Committee, as the case may be, in its sole discretion. The resolution of the Board or the Committee, as the case may be, shall also require the CEO, President or CFO, as the case may be, to provide the Board or the Committee, as the case may be, on at least a monthly basis, a report that identifies the awards granted pursuant to the delegated authority and, with respect to each award: the name of the participant, the date of grant of the award, the number of Shares subject to the award, the exercise period and exercise price, if any and vesting provisions of such award. All awards granted pursuant to delegated authority are subject to the resolutions of the Board or the Committee, as the case may be, granting such authority.

The Board or the Committee, as the case may be, may also delegate to other officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan that are not inconsistent with Rule 16b-3 or other rules or regulations applicable to the Plan. Any actions taken by any officers of the

Company pursuant to such written delegation of authority shall be deemed to have been taken by the Board or Committee, as the case may be.

Subject to the express provisions of the Plan, all decisions made by the Board or the Committee, as the case may be, pursuant to the provisions of the Plan shall be made in the Board or the Committee’s sole and absolute discretion and shall be final and binding upon all persons, including the Company, its Parent and Subsidiaries and the Plan Participants.

Section 3. Shares Subject to Plan.

The total number of Shares reserved and available for distribution under the Plan shall be [    ●    ] shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

If any Shares that have been optioned cease to be subject to a Share Option award for any reason (other than by issuance of such shares upon exercise of a Share Option), or if any Shares that are subject to any Restricted Share Award, Deferred Share Award or Other Share-Based award are forfeited or any such award otherwise terminates without the issuance of such shares such shares shall again be available for distribution under the Plan. Without limiting the foregoing, (i) any Shares subject to an award that remain unissued upon the cancellation, surrender, exchange or termination of such award without having been exercised or settled, (ii) any Shares subject to an award that are retained by the Company as payment of the exercise price or tax withholding obligations with respect to an award and (iii) any Shares equal to the number of previously owned Shares surrendered to the Company as payment of the exercise price of a Share Option or to satisfy tax withholding obligations with respect to an award, shall again be available for distribution under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, extraordinary distribution with respect to the Shares or other change in corporate structure affecting the Shares, such substitution or adjustments shall be made in the (A) aggregate number of Shares reserved for issuance under the Plan, (B) number, kind and exercise price of Shares subject to outstanding Options granted under the Plan, and (C) number, kind, purchase price and/or appreciation base of Shares subject to other outstanding awards granted under the Plan, as may be determined to be appropriate by the Board or the Committee, as the case may be, in order to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount which is payable to the optionee upon the exercise by the Board or the Committee, as the case may be, of the alternative settlement right which is set forth in Section 5(b)(xi) below.

Subject to the provisions of the immediately preceding paragraph, the maximum number of Shares with respect to which Options, Deferred Shares, Restricted Shares or Other Share-Based Awards may be granted or measured to any Participant under the Plan during any calendar year or part thereof shall not exceed [    ●    ] shares. The maximum number of Shares with respect to which Incentive Share Options may be granted under the Plan shall [    ●    ] Shares.

Section 4. Eligibility.

Officers and other employees of the Company or any Parent or Subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the Plan with the requirements of Rule 16b-3) who are at the time of the grant of an award under the Plan employed by the Company or any Parent or Subsidiary and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company are eligible to be granted Options and awards under the Plan. In addition, Non-Qualified Share Options and other awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to the success of the Company. Eligibility under the Plan shall be determined by the Board or the Committee, as the case may be.

The Board or the Committee, as the case may be, may, in its sole discretion, include additional conditions and restrictions in the agreement entered into in connection with such awards under the Plan. The grant of an Option or other award under the Plan, and any determination made in connection therewith, shall be made on a case by case basis and can differ among optionees and grantees. The grant of an Option or other award under the Plan is a privilege and not a right and the determination of the Board or the Committee, as the case may be, can be applied on a non-uniform (discretionary) basis.

Section 5. Share Options.

(a)	Grant and Exercise. Share Options granted under the Plan may be of two types: (i) Incentive Share Options and (ii) Non-Qualified Share Options. Any Share Option granted under the Plan shall contain such terms as the Board or the Committee, as the case may be, may from time to time approve. The Board or the Committee, as the case may be, shall have the authority to grant to any optionee Incentive Share Options, Non-Qualified Share Options, or both types of Share Options, and they may be granted alone or in addition to other awards granted under the Plan. To the extent that any Share Option is not designated as an Incentive Share Option or does not qualify as an Incentive Share Option, it shall constitute a Non-Qualified Share Option. The grant of an Option shall be deemed to have occurred on the date on which the Board or the Committee, as the case may be, by resolution, designates an individual as a grantee thereof, and determines the number of Shares subject to, and the terms and conditions of, said Option.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Share Options or any agreement providing for Incentive Share Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Share Option under said Section 422.

(b)	Terms and Conditions. Share Options granted under the Plan shall be subject to the following terms and conditions:

(i)	Option Price. The option price per share of Stock purchasable under a Share Option shall be determined by the Board or the Committee, as the case may be, at the time of grant but as to Incentive Share Options and Non-Qualified Share Options shall be not less than 100% (110% in the case of an Incentive Share Option granted to an optionee (“10% Shareholder”) who, at the time of grant, owns Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or its Parent, if any, or its Subsidiaries) of the Fair Market Value of the Shares at the time of grant.

(ii)	Option Term. The term of each Share Option shall be fixed by the Board or the Committee, as the case may be, but no Incentive Share Option shall be exercisable more than ten years (five years, in the case of an Incentive Share Option granted to a 10% Shareholder) after the date on which the Option is granted.

(iii)	Exercisability. Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board or the Committee, as the case may be. If the Board or the Committee, as the case may be, provides, in its discretion, that any Share Option is exercisable only in installments, the Board or the Committee, as the case may be, may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Board or the Committee, as the case may be, shall determine.

(iv)

Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Share Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price for the Share Options exercised, which shall be in cash or, if provided in the Share Option agreement referred to in Section 5(b)(xii) below or otherwise provided by the Board, or Committee, as the case may be, either at or after the date of grant of the Share Option, in whole Shares which are already owned by the holder of the Option or partly in cash and partly in such Stock. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to issue Shares with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. If permitted, payments of the exercise price and any tax required to be withheld by the Company in the form of Shares (which shall be valued at the Fair Market Value of Shares on the date of exercise) shall be made by delivery of share transfer forms which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. In addition to the foregoing, payment of the exercise price may be made by delivery to the Company by the optionee of an executed exercise form, together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares covered by the option and deliver the sale or margin loan proceeds directly to the Company. Except as otherwise expressly provided in the Plan or in the Share Option agreement referred to in Section 5(b)(xii) below or otherwise provided by the Board or Committee, as the case may be, either at or after the date of grant of the Option, no Option which is granted to a person who is at the time of grant an employee of the Company or of a Subsidiary or Parent of the Company may be exercised at any time unless the holder thereof is then an employee of the Company or of a Parent or a Subsidiary. The holder of an Option shall have none of the rights of a shareholder with respect to the shares subject to the Option until the optionee has given written notice of exercise, has paid in full for those Shares, has been registered in the Register of Members and, if requested by the Board or Committee, as the case may be, has given the representation described in Section 13(a) below.

(v)	Transferability; Exercisability. No Share Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, except as may be otherwise provided with respect to a Non-Qualified Option pursuant to the specific provisions of the Share Option agreement pursuant to which it was issued as referred to in Section 5(b)(xii) below (which agreement may be amended, from time to time). Except as otherwise provided in the Share Option agreement relating to a Non-Qualified Share Option, all Share Options shall be exercisable, during the optionee’s lifetime, only by the optionee or his or her guardian or legal representative.

(vi)	Termination by Reason of Death. Subject to Section 5(b)(x) below, if an optionee’s employment by the Company or any Parent or Parent or Subsidiary terminates by reason of death, any Share Option held by such optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board or Committee, as the case may be, may determine at or after the time of grant, for a period of one year (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of death or until the expiration of the stated term of such Share Option, whichever period is the shorter.

(vii)

Termination by Reason of Disability. Subject to Section 5(b)(x) below, if an optionee’s employment by the Company or any Parent or Subsidiary terminates by reason of Disability, any Share Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or the Committee, as the case may be, may determine at or after the time of grant, for a period of one year (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of such termination of employment or until the expiration of the stated term of such Share Option, whichever period is the shorter; provided, however, that if the optionee dies within such one year period (or such other period as the Board or the Committee, as the case may be, shall specify at or after the time of grant), any unexercised Share Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of such Share Option, whichever period is the shorter.

(viii)	Termination by Reason of Retirement. Subject to Section 5(b)(x) below, if an optionee’s employment by the Company or any Parent or Subsidiary terminates by reason of Normal Retirement, any Share Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or the Committee, as the case may be, may determine at or after the time of grant, for a period of one year (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of such termination of employment or the expiration of the stated term of such Share Option, whichever period is the shorter; provided, however, that if the optionee dies within such one year period (or such other period as the Board or the Committee, as the case may be, shall specify at or after the date of grant), any unexercised Share Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of such Share Option, whichever period is the shorter. If an optionee’s employment with the Company or any Parent or Subsidiary terminates by reason of Early Retirement, the Share Option shall thereupon terminate; provided, however, that if the Board or the Committee, as the case may be, so approves at the time of Early Retirement, any Share Option held by the optionee may thereafter be exercised by the optionee as provided above in connection with termination of employment by reason of Normal Retirement.

(ix)	Other Termination. Subject to the provisions of Section 13(g) below and unless otherwise determined by the Board or Committee, as the case may be, at or after the time of grant, if an optionee’s employment by the Company or any Parent or Subsidiary terminates for any reason other than death, Disability or Retirement, the Share Option shall thereupon automatically terminate, except that if the optionee is involuntarily terminated by the Company or any Parent or a Subsidiary without Cause (as hereinafter defined), such Share Option may be exercised for a period of three months (or such other period as the Board or the Committee, as the case may be, shall specify at or after the time of grant) from the date of such termination or until the expiration of the stated term of such Share Option, whichever period is shorter. For purposes of the Plan and unless otherwise determined by the Board or the Committee, as the case may be, at the grant of the award, “Cause” shall mean (1) the conviction of the optionee of a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty by the optionee in the course of fulfilling his or her employment duties, or (3) the failure on the part of the optionee to perform his or her employment duties in any material respect. In addition, with respect to an option granted to an employee of the Company, a Parent or a Subsidiary, for purposes of the Plan, “Cause” shall instead include any definition of “Cause” contained in any employment agreement between the optionee and the Company, Parent or Subsidiary, as the case may be.

(x)	Additional Incentive Share Option Limitation. In the case of an Incentive Share Option, the aggregate Fair Market Value of Shares (determined at the time of grant of the Option) with respect to which Incentive Share Options are exercisable for the first time by an optionee during any calendar year (under all such plans of optionee’s employer corporation and its Parent and Subsidiaries) shall not exceed $100,000.

(xi)

Alternative Settlement of Option. If provided for, upon the receipt of written notice of exercise or otherwise provided for by the Board or Committee, as the case may be, either at or after the time of grant of the Share Option, the Board or the Committee, as the case may be, may elect to settle all or part of any Share Option by paying to the optionee an amount, in cash or Shares (valued at Fair Market Value on the date of exercise), equal to the product of the excess of the Fair Market Value of one Share, on the date of exercise over the Option exercise price, multiplied by the number of Shares with respect to which the optionee proposes to exercise the Option. Any such settlements which relate to Options which are held by optionees who are subject to Section 16(b) of the Exchange Act shall comply with any “window period” provisions of Rule 16b-3, to the extent applicable, and with such other conditions as the Board or Committee, as the case may be, may impose.

(xii)	Share Option Agreement. Each grant of a Share Option shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the Participant.

Section 6. Restricted Shares.

(a)	Grant and Exercise. Shares of Restricted Shares may be issued either alone or in addition to or in tandem with other awards granted under the Plan. The Board or the Committee, as the case may be, shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Shares will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture (the “Restriction Period”), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards. The Board or the Committee, as the case may be, may condition the grant of Restricted Shares upon the attainment of such factors as the Board or the Committee, as the case may be, may determine.

(b)	Terms and Conditions. Each Restricted Share award shall be subject to the following terms and conditions:

(i)	Restricted Shares, when issued, shall be issued by registration in the Register of Members and may be represented by a share certificate or certificates registered in the name of the holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, any certificates representing the Restricted Shares and any securities constituting Retained Distributions (as defined below) shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights related thereto, are subject to the restrictions, terms and conditions provided in the Plan and the Restricted Shares agreement referred to in Section 6(b)(iv) below. Any such certificates shall be deposited by the holder with the Company, together with share transfer forms, endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the applicable Restricted Shares agreement. Such a transfer to the Company would take effect as a repurchase as a matter of Cayman Islands law.

(ii)

Restricted Shares shall constitute issued and outstanding Shares for all corporate purposes, and the issuance thereof shall be made for at least the minimum consideration (if any) necessary to permit the shares of Restricted Shares to be deemed to be fully paid and nonassessable. Unless the Board or Committee determines otherwise, the holder will have the right to vote such Restricted Shares, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Shares and to exercise all other rights, powers and privileges of a shareholder with respect to such Restricted Shares, with the exceptions that (A) the holder will not be entitled to delivery of the share certificate or certificates, if any, representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (B) the Company will retain custody of the share certificate or certificates, if any, representing the Restricted Shares during the Restriction Period; (C) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (D) the holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions during the Restriction Period; and (E) a breach of any of the restrictions, terms or conditions contained in the Plan or the Restricted Shares agreement referred to in Section 6(b)(iv) below, or otherwise established by the Board or Committee, as the case may be, with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

(iii)	Upon the expiration of the Restriction Period with respect to each award of Restricted Shares and the satisfaction of any other applicable restrictions, terms and conditions (A) all or part of such Restricted Shares shall become vested in accordance with the terms of the Restricted Shares agreement referred to in Section 6(b)(iv) below, and (B) any Retained Distributions with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested. Any such Restricted Shares and Retained Distributions that do not vest shall be forfeited to the Company and the holder shall not thereafter have any rights with respect to such Restricted Shares and Retained Distributions that shall have been so forfeited. All references to “forfeiture” under this Plan shall take effect as surrenders for no consideration as a matter of Cayman Islands law.

(iv)	Each Restricted Share award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the Participant.

Section 7. Deferred Shares.

(a)	Grant and Exercise. Deferred Shares may be awarded either alone or in addition to or in tandem with other awards granted under the Plan. The Board or the Committee, as the case may be, shall determine the eligible persons to whom and the time or times at which Deferred Shares shall be awarded, the number of shares of Deferred Shares to be awarded to any person, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Deferred Shares will be deferred, and all the other terms and conditions of the awards. The Board or the Committee, as the case may be, may condition the grant of the Deferred Shares upon the attainment of such factors or criteria as the Board or the Committee, as the case may be, shall determine.

(b)	Terms and Conditions. Each Deferred Share Award shall be subject to the following terms and conditions:

(i)	Subject to the provisions of the Plan and Deferred Shares agreement referred to in Section 7(b)(viii) below, Deferred Share Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 7(b)(vii) below, where applicable), the Shares covered by the Deferred Share Award shall be issued to the Participant on the Register of Members.

(ii)

As determined by the Board or the Committee, as the case may be, at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 7(b)(vi) below, where applicable) with respect to the number of shares covered by a Deferred Share Award may be paid to the Participant currently or deferred and deemed to be reinvested in additional Deferred Shares.

(iii)	Subject to the provisions of the Deferred Shares agreement referred to in Section 7(b)(viii) below and this Section 7 and Section 13(g) below, upon termination of a Participant’s employment with the Company or any Parent or Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 7(b)(vii) below, where applicable) for a given award, the Deferred Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Board or the Committee, as the case may be, at the time of grant.

(iv)	The Board or the Committee, as the case may be, may, after grant, accelerate the vesting of all or any part of any Deferred Share Award.

(v)	In the event of an Unforeseen Emergency of a Participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for Cause), the Board or the Committee, as the case may be, may, at the request of the Participant, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to the Deferred Shares agreement referred to in Section 7(b)(viii) below with respect to any or all of the Participant’s Deferred Shares.

(vi)	In the event of the Participant’s Retirement, Disability or death, or in cases of an Unforeseen Emergency, the Board or the Committee, as the case may be, may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of a Deferred Share Award.

(vii)	In the event of the Participant’s Retirement, Disability, death, or a 409A Change, or in cases of an Unforeseen Emergency, the Board or the Committee, as the case may be, may waive the limitations imposed hereunder (if any) with respect to a 409A Deferred Share Award.

(viii)	A Participant may elect to defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified period or until a specified event (the “Additional Deferral Period”); provided however, that (i) such subsequent election may not take effect until at least twelve (12) months after the date on which it is made, (ii) if such subsequent election relates to a payment not made on account of the Participant’s death, disability or Unforeseen Emergency, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, and (iii) any subsequent election related to a payment described in Code Section 409A(2)(A)(iv) may not be made less than twelve (12) months prior to the date of the first scheduled payment.

(ix)	Each Deferred Share Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the Participant.

Section 8. Other Share-Based Awards.

(a)	Grant and Exercise. Other Share-Based Awards, which may include performance shares and shares valued by reference to the performance of the Company or any Parent or Subsidiary, may be granted either alone or in addition to or in tandem with Share Options, Restricted Shares or Deferred Shares. The Board or the Committee, as the case may be, shall determine the eligible persons to whom, and the time or times at which, such awards shall be made, the number of Shares to be awarded pursuant to such awards, and all other terms and conditions of the awards. The Board or the Committee, as the case may be, may also provide for the grant of Shares under such awards upon the completion of a specified performance period.

(b)	Terms and Conditions. Each Other Share-Based Award shall be subject to the following terms and conditions:

(i)	Shares subject to an Other Share-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction or period of deferral lapses.

(ii)	The recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award, as determined by the Board or the Committee, as the case may be, at the time of the award. The Board or the Committee, as the case may be, may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares.

(iii)	Any Other Share-Based Award and any Shares covered by any Other Share-Based Award shall vest or be forfeited to the extent so provided in the award agreement referred to in Section 8(b)(v) below, as determined by the Board or the Committee, as the case may be.

(iv)	In the event of the Participant’s Retirement, Disability or death, or in cases of an Unforeseen Emergency, the Board or the Committee, as the case may be, may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Other Share-Based Award.

(v)	Each Other Share-Based Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and by the Participant.

Section 9. Performance-Based Awards

(a)	In General. All Options and certain Restricted Share Awards, Deferred Share Awards, and Other Share-Based Awards granted under the Plan, and the compensation attributable to such awards, are intended to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Awards may only qualify as Performance-Based Awards if they are granted by the Committee at a time when the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder) (“Qualifying Committee”).

(b)	Options. Share Options granted under the Plan with an exercise price at or above the Fair Market Value of Shares on the date of grant should qualify as Performance-Based Awards.

(c)	Other Performance-Based Awards. Restricted Share Awards, Deferred Share Awards, and Other Share-Based Awards granted under the Plan should qualify as Performance-Based Awards if, as determined by a Qualifying Committee, in its discretion, either the granting of such award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 9(d) below. With respect to such awards intended to qualify as Performance-Based Awards:

(1)	the Qualifying Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(2)	no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Qualifying Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(3)	after the establishment of a performance goal, the Qualifying Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

(d)	Performance Measures. The Qualifying Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; pre-tax income before FAS 123R expense, budget; earnings per share; net income; division, group or corporate financial goals; return on shareholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; payroll as a percentage of sales; inventory shrink; employee turnover; sales, general and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Shares or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Qualifying Committee may specify, which may include or exclude any or all of the following items as the Qualifying Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Qualifying Committee may specify.

Section 10. Change of Control Provisions.

(a)	A “Change of Control” shall be deemed to have occurred on the tenth day after:

(i)	any individual, corporation or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than 50% of the then outstanding shares of the Company’s authorized share capital entitled to vote generally in the election of directors of the Company; or

(ii)	the commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Company’s share capital; or

(iii)

the shareholders of the Company approve (A) a definitive agreement for the merger or other business combination of the Company with or into another corporation pursuant to which the shareholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives, or (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a “Change of Control” shall not be deemed to have taken place if beneficial ownership is acquired (A) directly from the Company, other than an acquisition by virtue of the exercise or conversion of another security unless the security so converted or exercised was itself acquired directly from the Company, or (B) by, or a tender or exchange offer is commenced or announced by, the Company, any profit-sharing, employee ownership or other employee benefit plan of the Company; or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

(b)	In the event of a “Change of Control” as defined in Section 10(a) above, awards granted under the Plan will be subject to the following provisions, unless otherwise determined by the Board or the Committee, as the case may be, at the grant of the award, or unless the provisions of this Section 10 are suspended or terminated by an affirmative vote of a majority of the Board prior to the occurrence of such a “Change of Control”:

(i)	all outstanding Share Options shall become exercisable in full, whether or not otherwise exercisable at such time, and any such Share Option shall remain exercisable in full thereafter until it expires pursuant to its terms; and

(ii)	all restrictions and deferral limitations contained in Restricted Share Awards, Deferred Share Awards and Other Share-Based Awards granted under the Plan shall lapse and the Shares subject to such awards shall be distributed to the Participant. Notwithstanding the foregoing to the contrary, all restrictions and deferral limitations with respect to a 409A Deferred Share Award or with respect to a Participant’s Deferred Restricted Shares Account shall not lapse under this Section 10(b) unless the “Change of Control” qualifies as a 409A Change.

Section 11. Amendments and Termination.

The Board may at any time, and from time to time, amend any of the provisions of the Plan, and may at any time suspend or terminate the Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding Shares if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of Rule 16b-3 or any other applicable law, rule or regulation. The Board or the Committee, as the case may be, may amend the terms of any Share Option or other award theretofore granted under the Plan; provided, however, that subject to Section 3 above, no such amendment may be made by the Board or the Committee, as the case may be, which in any material respect impairs the rights of the optionee or Participant without the optionee’s or Participant’s consent, except for such amendments which are made to cause the Plan to qualify for the exemption provided by Rule 16b-3. Moreover, no Share Option previously granted under the Plan may be amended to reduce the exercise price of the Share Option.

Section 12. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a creditor of the Company.

Section 13. General Provisions.

(a)	The Board or the Committee, as the case may be, may require each person acquiring Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing, among other things, that the optionee or Participant is acquiring the shares for investment without a view to distribution thereof.

Certificates for Shares, if any, delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Board or the Committee, as the case may be, may deem to be advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Shares are then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Board or the Committee, as the case may be, may cause a legend or legends to be put on any any such certificates to make appropriate reference to such restrictions.

(b)	Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Share Options and the awarding of shares and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)	Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any employee of the Company or any Parent or Subsidiary any right to continued employment with the Company or any Parent or Subsidiary, nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment of any of its employees at any time.

(d)	No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any Option or other award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board or the Committee, as the case may be, regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Board or the Committee, as the case may be, tax withholding or payment obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company or the Participant’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant from the Company or any Parent or Subsidiary.

(e)	The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

(f)	Any Share Option granted or other award made under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Parent or Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under the Plan).

(g)	A leave of absence, unless otherwise determined by the Board or Committee prior to the commencement thereof, shall not be considered a termination of employment. Any Share Option granted or awards made under the Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Company or any Parent or Subsidiary.

(h)	Except as otherwise expressly provided in the Plan or in any Share Option agreement, Restricted Shares agreement, Deferred Shares agreement or any Other Share-Based Award agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts or liabilities of the person entitled to such benefit.

(i)	The obligations of the Company with respect to all Share Options and awards under the Plan shall be subject to (A) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act, and (B) the rules and regulations of any securities exchange or association on which the Shares may be listed or traded.

(j)	If any of the terms or provisions of the Plan conflicts with the requirements of Rule 16b-3 as in effect from time to time, or with the requirements of any other applicable law, rule or regulation, and with respect to Incentive Share Options, Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3, and with respect to Incentive Share Options, Section 422 of the Code. With respect to Incentive Share Options, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

(k)	The Board or the Committee, as the case may be, may terminate any Share Option or other award made under the Plan if a written agreement relating thereto is not executed and returned to the Company within 30 days after such agreement has been delivered to the optionee or Participant for his or her execution.

(l)	The grant of awards pursuant to the Plan shall not in any way effect the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

(m)	Notwithstanding anything in this Plan to the contrary, if the Participant is a Specified Employee and payment of his/her Deferred Restricted Shares Account or Deferred Shares is being made on account of his/her separation from service, such payment shall be made no earlier than the sixth month anniversary of such Specified Employee’s separation from service.

Section 14. Effective Date of Plan.

The Plan shall be effective as of the approval and adoption by the shareholders of the Company.

Section 15. Term of Plan.

No Share Option, Restricted Share Award, Deferred Share Award or Other Share-Based Award shall be granted pursuant to the Plan after the tenth anniversary of the effective date of the Plan, but awards granted on or prior to such tenth anniversary may extend beyond that date.

Section 16. Governing Law.

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

November 16, 2015

Cambridge Capital Acquisition Corporation

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

Re:	Merger into Cambridge Holdco Corp.

Dear Sirs:

We have acted as counsel to Cambridge Capital Acquisition Corporation (“Cambridge”), a corporation organized under the laws of the state of Delaware, in connection with its proposed merger into Cambridge Holdco Corp. (“Holdco”), a Cayman Islands exempted company. You have requested our opinion in connection with the federal income tax consequences of the proposed merger into Holdco on the securityholders of Cambridge.

In rendering this opinion, we have examined the Registration Statement initially filed with the Securities and Exchange Commission on September 17, 2015, File No. 333-206989, as amended (the “Registration Statement”), and the Agreement and Plan of Reorganization, dated as of September 6, 2015, by and among Cambridge, Holdco, Ability Computer & Software Industries Ltd. (“Ability”) and the shareholders of Ability (the “Ability shareholders”). For purposes of this opinion we have assumed and relied upon the truth and accuracy of the facts as set forth in the aforesaid documents.

The opinions set forth in the Registration Statement pertaining to the federal income tax consequences of the proposed merger of Cambridge into Holdco on the securityholders of Cambridge in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Business Combination to Cambridge and Its Securityholders,” to the extent they contain statements of federal income tax law or legal conclusions with respect thereto, constitute our opinions regarding the material federal income tax consequences of the transactions described in the Registration Statement to the securityholders of Cambridge.

The opinions set forth above are limited in all respects to the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and related administrative pronouncements and judicial precedents, and we note that such opinions are not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

The opinions expressed herein are based upon facts covered by our opinion and the above-referenced laws and authorities, each as in existence on this date. Such laws and authorities may be repealed, revoked, or modified at any time, and any such change may have retroactive effect. We assume no obligation to update or supplement such opinions to reflect any change or developments in the application or interpretation of any such laws or authorities that may occur, or any fact or circumstance that may come to our attention, after the date of this letter.

We consent to the references to our firm under the captions set forth above in the Registration Statement and to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Graubard Miller

Annex D-1

D-1

Annex E

INDEMNITY ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated [            ], 2015 by and among Cambridge Holdco Corp., a Cayman Islands company (“Holdco”), Benjamin Gordon (the “Representative”), as the representative of Surviving Pubco (as defined below) immediately prior to the Effective Time (as defined in the Merger Agreement), each of the undersigned former holders (the “Stockholders”) of the outstanding capital stock of Ability Company & Software Industries Ltd., an Israeli company (“Company”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).

Holdco, Cambridge Capital Acquisition Corporation, a Delaware corporation (“Cambridge”), the Company and the Stockholders are the parties to an Agreement and Plan of Reorganization dated as of September 6, 2015 (the “Merger Agreement”) pursuant to which (i) Cambridge has merged with and into Holdco, with Holdco being the surviving entity of such merger (the “Merger,” and the surviving entity of the Merger is referred to herein as the “Surviving Pubco”), and (ii) the Stockholders have exchanged 100% of the shares of the Company for ordinary shares of Surviving Pubco (the “Surviving Pubco Stock”), including the right to receive certain contingent shares as provided for in Section 1.13 of the Merger Agreement, and cash as provided therein (the “Share Exchange”). The parties desire to establish an escrow fund as the sole remedy for the indemnification obligations set forth in Article VII of the Merger Agreement. The Stockholders, together with their permitted transferees, are referred to herein as the “Owners.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, each of the Stockholders (or Holdco, on their behalf) is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates in the amounts set forth in Schedule A hereto issued in the name of such Stockholder representing a portion of the shares of Surviving Pubco Stock issued to such Stockholder in the Share Exchange. The shares of Surviving Pubco Stock represented by the stock certificates so delivered by the Stockholders to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.” The Escrow Agent shall maintain a separate account for each Stockholder’s, and, subsequent to any transfer permitted pursuant to Paragraph 1(d) hereof, each Owner’s, portion of the Escrow Fund.

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Surviving Pubco. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c) Except as herein provided, the Owners shall retain all of their rights as shareholders of Surviving Pubco with respect to shares of Surviving Pubco Stock constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent in accordance with Section 1.10 of the Merger Agreement (the “Escrow Period”), including, without limitation, the right to vote their shares of Surviving Pubco Stock included in the Escrow Fund.

(d) During the Escrow Period, all dividends payable in cash with respect to the shares of Surviving Pubco Stock included in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e) During the Escrow Period and except as otherwise set forth in the Two Year Lock-Up Agreement applicable to each Stockholder, no sale, transfer or other disposition may be made of any or all of the shares of Surviving Pubco Stock in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (1) members of a Stockholder’s “Immediate Family” (as hereinafter defined); (2) an entity in which (A) a Stockholder and/or members of a Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder’s Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; (3) a revocable trust established by a Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder’s Immediate Family; and (4) any Affiliate. As used in this Agreement, the term “Immediate Family” means, with respect to any Stockholder, a spouse, parent, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement. Upon receipt of such agreement, the Escrow Agent shall deliver to Surviving Pubco’s transfer agent the original stock certificate out of which the assigned shares are to be transferred, and shall request that Surviving Pubco issue new certificates representing (x) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (y) the number of shares owned by the Permitted Transferee as the result of such transfer. Surviving Pubco, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of Surviving Pubco Stock included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

(f) The parties hereto have entered into that certain Escrow Agreement dated as of the date hereof (the “Put/Call Escrow Agreement”), which is attached hereto as Exhibit A. For purposes of clarification, to the extent that there is an amount constituting the Remaining Escrow Fund (as defined in the Put/Call Escrow Agreement) remaining in escrow under the Put/Call Escrow Agreement, then (i) such Remaining Escrow Fund shall be added to the Escrow Fund hereunder and (ii) the Escrow Period shall be extended for the escrow of such Remaining Escrow Fund in accordance with the Put/Call Escrow Agreement.

2. (a) Surviving Pubco, acting through the Representative, may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Stockholder Nominee (defined below), with a copy to the Escrow Agent, specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Surviving Pubco to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim, and (iii) whether the Indemnification Claim results from a Third Party Claim against Surviving Pubco or the Company. The Representative also shall deliver to the Escrow Agent (with a copy to the Stockholder Nominee), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Stockholders in accordance with the requirements set forth in the Merger Agreement.

(b) If the Stockholder Nominee shall give a notice to the Representative (with a copy to the Escrow Agent and Surviving Pubco) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Representative’s certification) by the Stockholder Nominee of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Merger Agreement, the Representative and Stockholder Nominee shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Stockholder Nominee within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Stockholder Nominee delivers a Counter Notice to the Representative and the Escrow Agent, the Representative and Stockholder Nominee shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute in good faith with respect to which the Counter Notice was given. If the Representative and Stockholder Nominee shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof.

(d) If the Representative and Stockholder Nominee cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration in accordance with Section 8.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Surviving Pubco by settlement pursuant to paragraph 2(c) above, resulting in an award to Surviving Pubco, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above and in accordance with Section 8, resulting in an award to Surviving Pubco, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Representative and Stockholder Nominee have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement; provided that, subject to the terms of the Merger Agreement, notwithstanding anything herein, no Indemnification Claim by Surviving Pubco shall become an Established Claim unless and until the aggregate amount of indemnification Losses exceeds (i) the Deductible, in which event all Indemnifiable Losses so due in excess of the Deductible shall be paid out of the Escrow Shares. The aggregate liability for Losses shall not in any event exceed the Escrow Shares, and Surviving Pubco shall have no claim against the Stockholders other than for any of such Escrow Shares (and any dividends declared and actually paid with respect to the Escrow Shares).

(f) (i) Promptly after an Indemnification Claim becomes an Established Claim, the Representative and Stockholder Nominee shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Surviving Pubco, and the Escrow Agent promptly shall deliver Escrow Shares to Surviving Pubco, the dollar amount of which, valued at the “Fair Market Value” (as defined below), shall equal the Indemnifiable Loss resulting from the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made from Escrow Shares pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Surviving Pubco in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to Surviving Pubco out of the Escrow Fund that number of shares of Surviving Pubco Stock necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Representative and Stockholder Nominee concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Representative and Stockholder Nominee in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Surviving Pubco one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the stock certificates and assignments, Surviving Pubco shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Surviving Pubco Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Surviving Pubco stock or otherwise. The Representative and Stockholder Nominee shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used herein, “Fair Market Value” means the average reported closing price for the Surviving Pubco Stock for the twenty trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the Basic Indemnity Escrow Termination Date, (y) the Basic Indemnity Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Basic Indemnity Escrow Termination Date, and (z) with respect to shares placed in the Pending Claims

Reserve for an Additional Indemnification Claim asserted after the Basic Indemnity Escrow Termination Date, the day such Additional Indemnification Claim is asserted. If Surviving Pubco Stock is not then listed or admitted to trading on any national securities exchange, the “Fair Market Value” means the average of the reported closing bid and asked prices of Surviving Pubco Stock on such date on the principal over the counter market on which Surviving Pubco Stock is traded, and if Surviving Pubco Stock is not so traded, a market price per share determined in good faith by the Surviving Pubco Board of Directors.

(iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Stockholders shall have the right, in their sole discretion, to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”) cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Stockholders shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Surviving Pubco in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Owners.

3. (a) On the first Business Day after the Basic Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing shares of Surviving Pubco Stock then in such Owner’s account in the Escrow Fund equal to fifty percent (50%) of the original number of shares placed in such Owner’s account less that number of shares in such Owner’s account equal to the sum of (i) the number of shares applied in satisfaction of Indemnification Claims made prior to that date and (ii) the number of shares in the Pending Claims Reserve allocated to such Owner’s account, as provided in the following sentence, and shall continue to hold the remaining shares in such Owner’s account as Additional Indemnity Shares. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Surviving Pubco, would result in a payment to Surviving Pubco, the Escrow Agent shall retain in the Pending Claims Reserve that number of shares of Surviving Pubco Stock having a Fair Market Value equal to the dollar amount equal to the Indemnifiable Losses for which indemnification is sought in such Indemnification Claim, allocated pro rata from the account maintained on behalf of each Owner. The Representative and Stockholder Nominee shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Surviving Pubco Stock to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Representative and Stockholder Nominee shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Surviving Pubco the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with paragraph 2(f) above and to deliver to each Owner the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against

Surviving Pubco, the Representative and Stockholder Nominee shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner his pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve.

(b) On the first Business Day after the Additional Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing the remaining shares of Surviving Pubco Stock then in such Owner’s account in the Escrow Fund other than Additional Indemnity Shares in the Pending Claims Reserve. Upon the subsequent resolution of a Claim for which shares remain in the Pending Claims Reserve, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver such shares to Surviving Pubco, if the Claim is resolved in favor of Surviving Pubco, or to the Owners pro rata to the accounts maintained for them, if the Claim is resolved against Surviving Pubco. Upon resolution of all Pending Claims, the Representative and Stockholder Nominee shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner the remaining portion of his or her account in the Escrow Fund.

(c) As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of Surviving Pubco Stock in the Escrow Fund having a Fair Market Value equal to the Indemnifiable Losses claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4. The Escrow Agent, the Representative and Stockholder Nominee shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Surviving Pubco and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Surviving Pubco pursuant to the terms of this Agreement or, if such notice is disputed by the Representative or Stockholder Nominee, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Surviving Pubco the amount specified in such notice, and the

Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Representative and Stockholder Nominee. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in this Section 5(e).

(f) The Escrow Agent shall be indemnified and held harmless by Surviving Pubco from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(g) The Escrow Agent shall be entitled to reasonable compensation from Surviving Pubco for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Surviving Pubco for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h) From time to time on and after the date hereof, the Representative and Stockholder Nominee shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and the Put/Call Escrow Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Representative, the Escrow Agent and a majority of the Stockholders.

8. All disputes arising under this Agreement between the Representative and Stockholder Nominee, including a dispute arising from a party’s failure or refusal to sign a Joint Notice, shall be submitted to arbitration to the American Arbitration Association in New York City. The Representative and Stockholders each hereby consents to the exclusive jurisdictions of the federal and state courts sitting in New York County, State of New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Representative or Stockholders in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 10, with copies delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174, Attention: David Alan Miller, Esq., and to Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174, Attention: Robert J. Mittman.

9. The Stockholders hereby appoint [Anatoly Hurgin] to act on their behalf (the “Stockholder Nominee”) to take any and all actions and make any decisions required or permitted to be taken by such Stockholders under this Agreement. Should the Stockholder Nominee resign or be unable to serve, a new Stockholder Nominee will be selected by a majority of the Stockholders, whose appointment shall be effective upon execution by such successor of a joinder agreement providing for such successor to become a party to the Escrow Agreement as the Stockholder Nominee, in which case such successor shall for all purposes of this Agreement be the Stockholder Nominee (and the prior acts taken by the succeeded Stockholder Nominee shall remain valid for purposes of this Agreement). The Stockholder Nominee shall not be liable to the Stockholders for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence or willful misconduct by the Stockholder Nominee while acting in good faith and arising out of or in connection with the acceptance or administration of its duties hereunder.

10. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Representative, to it at:

Benjamin Gordon

525 South Flagler Drive, Suite 201

West Palm Beach, Florida 33401

Telecopy: (561) 655-6232

E-mail: ben@cambridgecapital.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq.

Telecopy: 212-818-8881

Email: dmiller@graubard.com

B.	If to the Stockholders, to each at the address listed on Schedule A hereto with a copy to:

[Anatoly Hurgin

c/o Ability Computer & Software Industries Ltd.

Yad Harutzim 14

Tel Aviv, Israel, 6770007

Attention: Anatoly Hurgin

Telecopy: 972-3-5376483

E-mail: ability@ability.co.il]

with a copy to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Attention: Robert J. Mittman, Esq.

Telecopy: 212-885-5001

E-mail: rmittman@blankrome.com

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mark Zimkind

Telecopy: 212-509-5150

E-mail: [                    ]

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

11. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 2(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Surviving Pubco.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

CAMBRIDGE HOLDCO CORP.

By:
Name:
Title:

THE REPRESENTATIVE:

Benjamin Gordon

STOCKHOLDERS:

Anatoly Hurgin

Alexander Aurovsky

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Annex F

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ABILITY INC.

(adopted by special resolution dated [             ] 2015)

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ABILITY INC.

(adopted by special resolution dated [             ] 2015)

1	The name of the Company is Ability Inc.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$20,500 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ABILITY INC.

(adopted by special resolution dated [             ] 2015)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Designated Stock Exchange”	means the Nasdaq Global Market or any other stock exchange or automated quotation system on which the Company’s securities are then traded.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

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“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2013 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

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(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum and Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including preference shares and fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the

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ordinary Shares, and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. The authority of the Directors with respect to each class or series of Shares shall include, but not be limited to, determination of the following:

(a)	The number of Shares constituting that series or class and the distinctive designation of that series or class;

(b)	The dividend rate on the Shares of that series or class, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c)	whether that series or class shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether that series or class shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Directors shall determine;

(e)	whether or not the Shares of that series or class shall be issued as redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and

(f)	the rights of the Shares of that series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the rights of priority, if any, of payment of shares of that series relative to other series of Shares.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the

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Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to Article 3.1, Shares and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to U.S. securities law provisions related to

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insider trading), any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or it nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

7.2	The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Board may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee in entered into the Register of Members in respect thereof.

7.3	The Directors may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the Commission and the Designated Stock Exchange.

7.4	Without limiting the generality of the foregoing, the Directors may decline to recognise any instrument of transfer unless:

(a)	a fee of such maximum sum as the Directors may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of share;

(c)	the instrument of transfer is lodged at the registered office or such other place as the Register of Members is kept in accordance with the Statute accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d)	the instrument of transfer is duly and properly signed.

7.5	If the Directors refuse to register a transfer of any Share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of the refusal.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

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8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

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11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify

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where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person

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nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

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19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	A resolution put to the vote of the meeting shall be decided on poll.

21.10	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.11	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is

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present by its duly authorised representative or by proxy, shall have one vote for every Share of which he is the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

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23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

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(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

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30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

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32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers,

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authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

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35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

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38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors,

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be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the

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receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day

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(not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a

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deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

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Annex G

Adopted:                     , 2015

AUDIT COMMITTEE CHARTER

OF

ABILITY INC.

Purpose

The purposes of the Audit Committee (the “Audit Committee”) of the Board of Directors (“Board”) of Ability Inc. (“Company”) are to assist the Board in monitoring (1) the integrity of the annual, quarterly and other financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditor and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The Audit Committee shall meet the “Audit Committee Requirements” of The NASDAQ Stock Market, LLC and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board. There shall be a Chairman of the Audit Committee which shall also be appointed by the Board. The Chairman of the Audit Committee shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. He shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him by the Audit Committee or the Board of Directors.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit.

2.	Review and discuss with management and the independent auditor the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K).

3.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

4.	Discuss with management and the independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

(a)	any significant changes in the Company’s selection or application of accounting principles;

(b)	the Company’s critical accounting policies and practices;

(c)	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;

(d)	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and

(e)	any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

6.	Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Form 10-K and Form 10-Qs about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

10.	At least annually, obtain and review a report from the independent auditor, consistent with the rules of the Public Company Accounting Oversight Board, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

11.	Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Oversee the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

13.	Be available to the independent auditor during the year for consultation purposes.

Compliance Oversight Responsibilities

14.	Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

15.	Review and approve all related-party transactions.

16.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

17.	Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

18.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

20.	Review and approve all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Annex H

Adopted:                     , 2015

NOMINATING COMMITTEE CHARTER

OF

ABILITY INC.

The responsibilities and powers of the Nominating Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Ability Inc. (the “Company”), as delegated by the Board, are set forth in this charter. Whenever the Nominating Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I.	PURPOSE

As set forth herein, the Nominating Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and committee composition and structure.

II.	MEMBERSHIP

The Nominating Committee shall consist of at least two members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of The NASDAQ Stock Market, LLC, as amended from time to time.

The Board shall elect the members of this Nominating Committee at the first Board meeting practicable following the annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board, the members of the Nominating Committee shall designate a chair by majority vote of the full Nominating Committee membership.

A Nominating Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III.	MEETINGS AND COMMITTEE ACTION

The Nominating Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Nominating Committee shall be called by the chairman of the Nominating Committee upon such notice as is provided for in the by-laws of the company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Nominating Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Nominating Committee. The Nominating Committee shall report its minutes from each meeting to the Board.

The chairman of the Nominating Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Nominating Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Nominating Committee. A certificate of the secretary of the Nominating Committee or minutes of a meeting of the Nominating Committee executed by the secretary setting forth the names of the members of the Nominating Committee present at the meeting or actions taken by the Nominating Committee at the meeting shall be sufficient evidence at all times as to the members of the Nominating Committee who were present, or such actions taken.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

•	Developing the criteria and qualifications for membership on the Board.

•	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

•	Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

•	Establishing subcommittees for the purpose of evaluating special or unique matters.

•	Monitoring and making recommendations regarding committee functions, contributions and composition.

•	Evaluating, on an annual basis, the Nominating Committee’s performance.

V.	REPORTING

The Nominating Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

ABILITY INC.

Board of Director Candidate Guidelines

The Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Ability Inc. (the “Company”) will identify, evaluate and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board (including the diversity in background, experience and viewpoints of the Board), the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the NASDAQ Stock Market.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

•	Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate has knowledge of the Company and issues affecting the Company.

•	Whether the candidate is committed to enhancing stockholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

•	Whether the candidate is able to suggest business opportunities to the Company.

ABILITY INC.

Stockholder Recommendations for Directors

Stockholders who wish to recommend to the Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Ability Inc. (the “Company”), a candidate for election to the Board should send their letters to Ability Inc., Yad Harutzim 14, Tel Aviv, Israel, 6770007, Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;

•	Age;

•	Business and current residence addresses, as well as residence addresses for the past 20 years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

•	The number of shares of common stock of the Company beneficially owned by the candidate;

•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of the Company, if elected.

Annex I

CHARTER OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

ABILITY INC.

I.	PURPOSES

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Ability Inc. (the “Company”) for the purposes of, among other things, (a) discharging the Board’s responsibilities relating to the compensation of the Company’s chief executive officer (the “CEO”) and other executive officers of the Company, (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans and (c) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company’s annual report on Form 10-K or proxy statement, as applicable.

II.	RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

•	Establish, review and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests.

•	Review and approve the Company’s goals and objectives relevant to the compensation of the CEO, annually evaluate the CEO’s performance in light of those goals and objectives and, based on this evaluation, determine the CEO’s compensation level, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Committee deems appropriate. In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to the Company’s CEO in past years. The CEO shall not be present during voting and deliberations relating to CEO compensation.

•	Determine the compensation of all other executive officers, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans, as the Committee deems appropriate. Members of senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Committee, which will review and, as appropriate, approve the compensation recommendations.

•	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the CEO as to the performance and compensation of such senior officers and employees.

•	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock and other equity awards under such plans.

•	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the stockholders all new equity compensation plans that must be approved by stockholders pursuant to applicable law.

•	Review and approve any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.

•	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

•	Review and approve for the CEO and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions.

•	Review and recommend to the Board the adoption of or changes to the compensation of the Company’s independent directors.

•	Review and discuss with the Company’s management the Compensation Discussion and Analysis set forth in Securities and Exchange Commission Regulation S-K, Item 402, if required, and, based on such review and discussion, determine whether to recommend to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of stockholders.

•	Provide, over the names of the members of the Committee, the Compensation Committee Report for the Company’s annual report or proxy statement for the annual meeting of stockholders, if required.

•

Conduct an annual performance evaluation of the Committee. In conducting such review, the Committee shall evaluate and address all matters that the Committee considers relevant to its performance, including at least the following: (a) the adequacy, appropriateness and quality of the information received from management or others; (b) the manner in which the Committees recommendations were discussed or debated; (c) whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner; and (d) whether this Charter appropriately addresses the matters that are or should be within its scope.

III.	COMPOSITION

The Committee shall be comprised of two or more members (including a chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the Nasdaq Stock Market, except that the Committee may have as one of its members a “non-independent director” under exceptional and limited circumstances pursuant to the exemption under Rule 5605(d)(2)(B) of the Nasdaq Stock Market. At least two of the Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The members of the Committee and the chairperson shall be selected not less frequently than annually by the Board and serve at the pleasure of the Board. A Committee member (including the chairperson) may be removed at any time, with or without cause, by the Board.

The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. If at any time the Committee includes a member who is not a “non employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended; provided that any such grants shall not be contingent on such ratification.

IV.	MEETINGS AND OPERATIONS

The Committee shall meet as often as necessary, but at least two times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its chairperson or a majority of its members. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Secretary of the Company shall be the Secretary of the Compensation Committee unless the Committee designates otherwise. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

The chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board. Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

V.	AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of CEO or executive compensation or other matters. The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors. In retaining compensation consultants, outside counsel and other advisors, the Committee must take into consideration factors specified in the NASDAQ listing rules. The Company will provide for appropriate funding, as determined by the Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the Committee.

Effective as of [                    ], 2015.

PROSPECTUS FOR UP TO 12,186,625 ORDINARY SHARES, 8,557,125 WARRANTS AND

8,557,125 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

CAMBRIDGE HOLDCO CORP.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [insert date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Holdco’s memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1	Agreement and Plan of Reorganization, dated as of September 6, 2015, by and among Cambridge Capital Acquisition Corporation, Cambridge Holdco Corp, Ability Computer & Software Industries Ltd., and the shareholders of Ability Computer & Software Industries Ltd. (included as Annex A to the proxy statement/prospectus).

3.1	Form of Amended and Restated Memorandum and Articles of Association of Holdco (included as Annex F to the proxy statement/prospectus).**

3.2	Amended and Restated Certificate of Incorporation of Cambridge (incorporated by reference to Exhibit 3.1 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

3.3	Bylaws of Cambridge (incorporated by reference to Exhibit 3.3 of Cambridge’s Form S-1 filed on October 23, 2013).

4.1	Specimen Unit Certificate of Cambridge (incorporated by reference to Exhibit 4.1 of Cambridge’s Form S-1/A filed on October 23, 2013).

4.2	Specimen Common Stock Certificate of Cambridge (incorporated by reference to Exhibit 4.2 of Cambridge’s Form S-1/A filed on November 27, 2013).

4.3	Specimen Warrant Certificate of Cambridge (incorporated by reference to Exhibit 4.3 of Cambridge’s Form S-1/A filed on November 27, 2013).

4.4	Specimen Ordinary Share Certificate of Holdco.**

4.5	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.4 of Cambridge’s Form S-1/A filed on December 4, 2013).

Exhibit no	Description
4.6	Warrant Agreement between Continental Stock Transfer & Trust Company and Cambridge (incorporated by reference to Exhibit 4.1 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

5.1	Opinion of Maples and Calder.

8.1	Tax Opinion of Graubard Miller (included as Annex D to the proxy statement/prospectus).

10.1	Form of Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and each of the Registrant’s Officers, Directors and Sponsors (incorporated by reference to Exhibit 10.1 of Cambridge’s Form S-1/A filed on November 27, 2013).

10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Cambridge (incorporated by reference to Exhibit 10.1 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.3	Escrow Agreement between Cambridge, Continental Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference to Exhibit 10.2 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.4	Letter Agreement between Cambridge Capital LLC and Cambridge regarding administrative support (incorporated by reference to Exhibit 10.3 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.5	Registration Rights Agreement between Cambridge and certain security holders of Cambridge (incorporated by reference to Exhibit 10.4 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.6	Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and Benjamin Gordon (incorporated by reference to Exhibit 10.5 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.7	Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and Mitchell Gordon (incorporated by reference to Exhibit 10.6 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.8	Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and Michael Durham (incorporated by reference to Exhibit 10.7 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.9	Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and Nathan Gantcher (incorporated by reference to Exhibit 10.8 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.10	Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and Scott Laurans (incorporated by reference to Exhibit 10.9 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

Exhibit no	Description
10.11	Form of Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and each of Sidney Brown, David Brodsky, Herb Shear and Bob Hammel (incorporated by reference to Exhibit 10.10 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.12	Form of Letter Agreement among Cambridge, EarlyBirdCapital, Inc. and each of Jonathan Morris, Elliott Brodsky, Alex 2010 Trust, Ramon Suazo, Raymond Avon Ventures, LLC and Jonathan Meeks (incorporated by reference to Exhibit 10.11 of Cambridge’s Current Report on Form 8-K filed on December 23, 2013).

10.13	Form of Escrow Agreement among Cambridge Holdco Corp., the Representative (as described in the Agreement and Plan of Reorganization), the shareholders of Ability Logistics Solutions, Ltd., and Continental Stock Transfer & Trust Company, as Escrow Agent (included as Annex E to the proxy statement/prospectus).

10.14	Form of Lock-Up Agreement between Cambridge Capital Acquisition Corp., Cambridge Holdco Corp., Ability Computer & Software Industries Ltd. and each of the Ability stockholders.**

10.15	Lock-Up Agreement among Cambridge Capital Acquisition Corp., Cambridge Holdco Corp., Ability Computer & Software Industries Ltd. and The Gordon Family 2007 Trust.**

10.16	Employment Agreement between Ability Computer & Software Industries Ltd. and Anatoly Hurgin, dated as of September 6, 2015.**

10.17	Employment Agreement between Ability Computer & Software Industries Ltd. and Alexander Aurovsky, dated as of September 6, 2015.**

10.18	2015 Long-Term Incentive Plan (included as Annex C to the proxy statement/prospectus)

10.19	Share Purchase Agreement, dated as of September 6, 2015 by and among Ability Security Systems Ltd., Eyal Tzur, Ability Computer & Software Industries Ltd., Anatoly Hurgin, Alexander Aurovsky, Cambridge Capital Acquisition Corporation and Cambridge Holdco Corp.**

10.20	Rental Contract, effective December 1, 2013, between Yedidim Holdings Properties and Development Ltd., as Lessor, and Ability Computer and Software Industries Ltd., as Lessee, relating to space at 14 Yad Harutzim St., Tel Aviv, Israel, and attached Guaranty by Alexander Aurovsky of Ability’s obligations thereunder.**

10.21	Rental Contract, effective May 1, 2015, between Yedidim Holdings Properties and Development Ltd., as Lessor, and Ability Computer and Software Industries Ltd., as Lessee, relating to space at 14 Yad Harutzim St., Tel Aviv, Israel, and attached Guaranty by Alexander Aurovsky of Ability’s obligations thereunder.**

Exhibit no	Description
23.1	Consent of BDO Ziv Haft, Certified Public Accountants (Isr.).

23.2	Consent of Marcum LLP.

23.3	Consent of Graubard Miller (included in exhibit 8.1 and in Annex D to the proxy statement/prospectus).

23.4	Consent of Renaissance Strategic Advisors

99.1	Form of Audit Committee Charter (included as Annex G to the proxy statement/prospectus)

99.2	Form of Nominating Committee Charter (included as Annex H to the proxy statement/prospectus)

99.3	Form of Compensation Committee Charter (included as Annex I to the proxy statement/prospectus)

99.4	Consent of Anatoly Hurgin (Director nominee).**

99.5	Consent of Alexander Aurovsky (Director nominee).**

99.6	Consent of Efraim Halevy (Director nominee).**

99.7	Consent of Derek Zissman (Director nominee).**

99.8	Consent of Mitchell Gordon (Director nominee).**

99.9	Consent of Prometheus Financial Advisory Ltd.

**	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25 day of November, 2015.

CAMBRIDGE HOLDCO CORP.

By:	/s/ Benjamin Gordon
Benjamin Gordon
Interim Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Gordon and Mitchell Gordon acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
By: /s/ Benjamin Gordon	Interim Chief Executive Officer, Secretary, Treasurer and Director	November 25, 2015
Benjamin Gordon	(Principal Executive Officer and Principal Accounting and Financial Officer)